As filed with the Securities and Exchange Commission on February 16, 2021

Registration No. 333-[●]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

HUDSON CAPITAL MERGER SUB I* INC.

(Exact name of registrant as specified in its charter)

Delaware	8742	85-3718801
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

19 West 44th Street, Suite 1001

New York, New York 10036

(970) 528-9999

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mr. Warren Wang

Chief Executive Officer

19 West 44th Street

New York, New York 10036

(970) 528-9999

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Loeb & Loeb, LLC 345 Park Avenue New York, NY 10154 Mitchell S. Nussbaum, Esq. Tahra T. Wright (212) 407-4000	Sichenzia Ross Ference LLP 1185 Avenue of America, 37th Floor, New York, NY 10036 Benjamin Tan, Esq. (212) 930-9700

* Hudson Capital, Inc., a BVI business company, is to be merged with and into its newly-formed Delaware wholly-owned subsidiary, Hudson Capital Merger Sub I Inc., under the BVI Business Companies Act and the Delaware General Corporation Law, and therefore be redomesticated in Delaware immediately before the issuance of the securities registered pursuant to this registration statement on Form S-4. In accordance with Rule 12g-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the shares of common stock of the registrant, Hudson Capital Merger Sub I Inc. a Delaware company (the “Registrant”) will be deemed to be registered under Section 12(b) of the Exchange Act as the successor to Hudson Capital, Inc.

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer	[X]	Smaller reporting company	[X]
		Emerging growth company	[X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [  ]

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
Title of Securities to be Registered(1)	Amount to be Registered(2)	Offering Price per Share(3)	Aggregate Offering Price	Amount of Registration Fee
Common Stock	50,446,089	$4.16	$209,855,730	$22,895	(3)

(1)	These securities are being registered solely in connection with the resale of (i) 47,057,928 shares of common stock underlying the Series A3 Preferred Stock (the “A3 Conversion Shares”), (ii) 880,161 shares of common stock underlying the A4 Preferred Stock (the “A4 Conversion Shares,” together with the A3 Conversion Shares, the “Conversion Shares”) to be issued to certain affiliates of the Registrant upon the consummation of the transactions contemplated by the Merger Agreement, dated as of October 10, 2020 (the “Merger Agreement”), as described in this registration statement; and (iii) 2,508,000 shares of common stock held by PX Global Advisors LLC, an affiliate of the registrant (the “PX Global Shares”).

(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the securities being registered hereunder include such indeterminate number of additional securities as may be issuable to prevent dilution resulting of any stock dividend, stock split, recapitalization or other similar transaction.

(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act, based on February 10, 2021, which was approximately $4.60 per share.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Hudson Capital, Inc. (formerly known as “China Internet Nationwide Financial Services Inc.”), a BVI business company, which we refer to as “Hudson,” “we,” or the “Company,” and FreightHub, Inc., a Delaware company, which we refer to as “Fr8Hub,” have entered into a merger agreement, dated as of October 10, 2020, as it may be amended from time to time, which we refer to as the “Merger Agreement,” with Hudson Capital Merger Sub I Inc., a wholly-owned subsidiary of Hudson, referred to herein as “Purchaser,” and from time to time when referring to Purchaser post-closing as “the Combined Company,” Hudson Capital Merger Sub II Inc., a wholly-owned subsidiary of Purchaser, referred to herein as “Merger Sub” and ATW Master Fund II, L.P., referred to herein as “ATW” as the representative of stockholders of Fr8Hub.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 16, 2021

This prospectus relates to the resale of (i) 47,057,928 shares of common stock, par value of $0.0001 per share (the “Common Stock”) of Hudson Merger Sub I, a Delaware corporation (the “Purchaser”) underlying the Series A3 Preferred Stock (the “A3 Conversion Shares”) (ii) 880,161 shares of common stock underlying the A4 Preferred Stock (the “A4 Conversion Shares,” together with the A3 Conversion Shares, the “Conversion Shares”) to be issued to certain affiliates of the Purchaser upon the consummation of the transactions contemplated by the Merger Agreement, dated as of October 10, 2020 (the “Merger Agreement”), as described in this registration statement; and (iii) 2,508,000 shares of common stock held by PX Global Advisors LLC, an affiliate of the Purchaser (the “PX Global Shares”). On February 9, 2021, FreightHub, Inc., a Delaware company (“Fr8Hub”) entered into a Securities Purchase Agreement (“SPA”) with certain investors pursuant to which Fr8Hub preferred stock shall be issued immediately prior to closing the Merger (as defined below). Each share of the preferred stock issued under the SPA will be cancelled and automatically converted into the right to receive, without interest, the Exchange Ratio in shares of Purchaser Preferred Stock. The Conversion Shares represent Purchaser Preferred Stock issued in connection with the Merger.

In the event that the Merger is not approved by the Company’s stockholders or the other conditions precedent to the consummation of the Merger are not met, then the Common Stock registered pursuant to this registration statement will not be issued and the Company will seek to withdraw this registration statement prior to its effectiveness.

Hudson Capital, Inc. (formerly known as “China Internet Nationwide Financial Services Inc.”), a BVI business company, which we refer to as “Hudson,” “we,” or the “Company,” and FreightHub, Inc., a Delaware company, which we refer to as “Fr8Hub,” have entered into a merger agreement, dated as of October 10, 2020, as it may be amended from time to time, which we refer to as the “Merger Agreement,” with Hudson Capital Merger Sub I Inc., a wholly-owned subsidiary of Hudson, referred to herein as “Purchaser,” and from time to time when referring to Purchaser post-closing as “the Combined Company,” Hudson Capital Merger Sub II Inc., a wholly-owned subsidiary of Purchaser, referred to herein as “Merger Sub” and ATW Master Fund II, L.P., referred to herein as “ATW” as the representative of stockholders of Fr8Hub.

Upon the terms and subject to the conditions of the Merger Agreement, and as promptly as practicable following the Redomestication Merger (as defined below), Merger Sub shall be merged with and into Fr8Hub in accordance with the Delaware General Corporation Laws. Upon this merger, which we refer to as the “Merger,” the separate corporate existence of Merger Sub shall cease and Fr8Hub shall continue as the surviving corporation under the DGCL and as a wholly owned subsidiary of Purchaser.

At the effective time of the Merger which we refer to as the “Effective Time”, by virtue of the Merger without any further action on the part of the parties, the following shall occur:

●	each share of Fr8Hub common stock issued and outstanding immediately prior to the Effective Time shall be canceled and automatically converted into the right to receive, without interest, 1.408617453 (the “Exchange Ratio”) shares of Purchaser Common Stock; except that each share of the Fr8Hub common stock currently held by ATW Master Fund II, L.P. (“ATW”) and its affiliates will be converted into the right to receive the Exchange Ratio in shares of Purchaser Series A4 preferred stock;

●	each share of each series of Fr8Hub preferred stock issued and outstanding immediately prior to the Effective Time shall be canceled and automatically converted into the right to receive, without interest, the Exchange Ratio in shares of Purchaser Preferred Stock;

●	each warrant of Fr8Hub issued and outstanding immediately prior to the Effective Time (to the extent not exercised) shall be canceled and automatically converted into the right to receive, without interest, a Purchaser warrant exercisable for the Exchange Ratio in shares of Purchaser Common Stock or Purchaser Preferred Stock, as the case may be; and

●	each option of Fr8Hub issued and outstanding immediately prior to the Effective Time (to the extent not exercised) shall be canceled and automatically converted into the right to receive, without interest, a Purchaser option exercisable for the Exchange Ratio in shares of Purchaser Common Stock.

All Conversion Shares reflect the number of shares of common stock underlying the Purchaser preferred stock and after application of the Exchange Ratio.

The Selling Stockholders may offer, sell or distribute all or a portion of the shares of Common Stock registered hereby publicly or through private transactions at prevailing market prices or at negotiated prices. We will pay certain offering fees and expenses and fees in connection with the registration of the Common Stock and will not receive proceeds from the sale of the securities by the Selling Stockholders. Our Common Stock is currently listed on the Nasdaq Capital Market and trades under the symbol “HUSN.” Upon the consummation of the Merger, the common stock is expected trade on the Nasdaq Stock Market under the symbol “FRGT.”

We are an “emerging growth company” under applicable federal securities laws and will be subject to reduced public company reporting requirements.

INVESTING IN OUR SECURITIES INVOLVES RISKS THAT ARE DESCRIBED IN THE “RISK FACTORS” SECTION BEGINNING ON PAGE [•] OF THIS PROSPECTUS.

Neither the Securities and Exchange Commission, which we refer to as the “SEC,” nor any state securities commission has approved or disapproved of the redomestication, the merger or the securities to be issued under this prospectus or has passed upon the adequacy or accuracy of the disclosures in this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is [•], 2021.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus incorporates important business and financial information about Hudson that is filed with the SEC but not included or delivered herewith. Such information can be obtained from Hudson at no charge to Hudson shareholders upon written or oral request.

The registration statement to which this prospectus relates and the exhibits thereto, the information incorporated by reference herein and the other information filed by Hudson with the SEC are available. The SEC maintains a website that contains the documents that Hudson files electronically with the SEC. The address of the SEC’s website is http://www.sec.gov. In addition, Hudson will provide to each person to whom a prospectus is delivered, without charge upon written or oral request, a copy of any or all of the documents that Hudson files with the SEC. Requests should be directed to:

Hudson Capital, Inc.
19 West 44th Street, Suite 1001
New York, New York 10036
(970) 528-9999
Attention: Warren Wang, Chief Executive Officer

ABOUT THIS PROSPECTUS

This prospectus which forms part of a registration statement on Form S-1 filed with the SEC by Purchaser (File No. 333-         ), constitutes a prospectus of Purchaser under Section 5 of the Securities Act of 1933, as amended, or the Securities Act, with respect to the shares of common stock, par value $0.0001, of Hudson Capital Merger Sub I, Inc., to be issued pursuant to the Merger Agreement and the Securities Purchase Agreements among Fr8Hub and certain selling stockholders in connection with the Pre-Merger Financing.

No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this prospectus. This prospectus is dated [●], 2021. The information contained in this prospectus is accurate only as of that date or, in the case of information in a document incorporated by reference, as of the date of such document, unless the information specifically indicates that another date applies.

This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

The information concerning Hudson contained in this prospectus or incorporated by reference has been provided by Hudson and the information concerning Fr8Hub contained in this prospectus has been provided by Fr8Hub.

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FREQUENTLY USED TERMS

In this prospectus, except where the context otherwise requires and for purposes of this prospectus only:

●	“we,” “us,” “our Company,” “our,” or “HUSN” refers to Hudson Capital Inc. (formerly known as China Internet Nationwide Financial Services, Inc.), its subsidiaries, and, in the context of describing our operations and consolidated financial information, our consolidated affiliated entities in China, including but not limited to Sheng Ying Xin (Beijing) Management Consulting Co., Ltd, Kashgar Sheng Yingxin Enterprise Consulting Co., Ltd., Fu Hui (Shenzhen) Commercial Factoring Co., Ltd., Ltd., CIFS (Xiamen) Financial Leasing Co., Ltd., Fuhui (Xiamen) Commercial Factoring Co., Ltd., Zhizhen Investment & Research (Beijing) Information Consulting Co., Ltd., Hangzhou Yuchuang Investment Partnership and our newly-incorporated U.S. subsidiary, Hudson Capital USA Inc.

●

“Applicable Per Share Merger Consideration” refers to the amount per share to be received by Fr8Hub stockholders using a formula allocating to the existing Fr8Hub stockholders (on a fully diluted basis) a percentage of Hudson based on the valuations of Hudson and Fr8Hub, which were agreed in the Merger Agreement to be $10 million and $60 million, respectively.

●	“ATW” refers to ATW Master Fund II, L.P.

●	“ATW Partners” refers to ATW Partners, LLC.

●	“ATW Opportunities” refers to ATW Opportunities Master Fund, L.P.

●	“ATW Opportunities Manager” refers to ATW Partners Opportunities Management, LLC which is the investment manager of ATW Opportunities.

●	“Amended and Restated Certificate of Incorporation” refers to the proposed certificate of incorporation of the Combined Company after the Merger.

●	“BVI Act” refers to BVI Business Companies Act (as amended).

●	“Chardan” refers to Chardan Capital Markets, LLC.

●	“China” or “PRC” refers to the People’s Republic of China, and solely for the purpose of this prospectus, excluding Taiwan, Hong Kong and Macau.

●	“Closing Date” refers to the date on which the closing of the Merger actually occurs.

●	“Combined Company” refers to Freight Technologies, Inc.

●	“Conversion Price” refers to the $3.00 conversion price for the Series A3 Preferred Stock of the Combined Company, subject to adjustment.

●	“DGCL” refers to Delaware General Corporation Law.

●	“Effective Time” refers to the time at which the Merger becomes effective.

●	“Exchange Ratio” refers to 1.408617453.

●	“Initial Trigger Date “ refers to the fourth Trading Day following the date of the first issuance of any shares of the Series A3 Preferred Stock of the Combined Company, regardless of the number of transfers of any particular shares of Series A3 Preferred Stock thereafter, and regardless of the number of certificates which may be issued to evidence such Series A3 Preferred Stock.

●	“Initial Trigger Date Conversion Price” refers to the average of the three VWAPs (as defined below) immediately prior to the Initial Trigger Date, which is less than the Conversion Price.

●	“January Bridge Financing” refers to the sale of Fr8Hub’s January Bridge Note in connection with the January Note Purchase Agreement, raising gross proceeds of $1,000,000.

●	“January Bridge Note” refers to the Convertible Promissory Note in the aggregate principal amount of $1,000,000 issued by Fr8Hub in connection with the January Note Purchase Agreement.

●	“Merger Agreement” refers to the merger agreement, dated as of October 10, 2020, as it may be amended from time to time, by and among Hudson, Fr8Hub, Hudson Capital Merger Sub I Inc., Hudson Capital Merger Sub II Inc., and ATW as the representative of stockholders of Fr8Hub.

●	“Note Purchase Agreement” refers to the Convertible Note Purchase Agreement, dated October 7, 2020 pursuant to which the October Bridge Notes were issued to certain of Fr8Hub’s existing shareholders and investors.

●	“October Bridge Financing” refers to the sale of Fr8Hub’s October Bridge Notes in connection with the Note Purchase Agreement, raising gross proceeds of $4,004,421.

●	“October Bridge Notes” refers to the Convertible Promissory Notes in the aggregate principal amount of $4,004,421 issued by Fr8Hub in connection with the Note Purchase Agreement.

●	“ordinary shares” refers to our ordinary shares, par value $0.001 per share.

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●

“Pre-Merger Financing” refers to the financing which shall have raised gross proceeds totaling $13,013,262 concurrently with or prior to the Merger, and after cancellation of the October Bridge Notes and the January Bridge Note, the cash portion of such proceeds shall be used by the Combined Company for working capital purposes following the Merger.

●	“PX Global” refers to PX Global Advisors LLC, which is a Delaware limited liability corporation, currently holding approximately 39.16% of Hudson’s issued and outstanding shares.

●	“Trading Day” refers to a day on which any of the following markets or exchanges on which the Combined Company Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange (or any successors to any of the foregoing).

●	“Trigger Date” refers to each of the 10th, 20th, 30th, 40th, 50th, 60th, 70th, 80th, 90th, 100th, 110th, and 120th Trading Day immediately following the date of the first issuance of any shares of Series A3 Preferred Stock regardless of the number of transfers of any particular shares of Series A3 Preferred Stock thereafter, and regardless of the number of certificates which may be issued to evidence such Series A3 Preferred Stock.

●	“Trigger Date Conversion Price” refers to the average of the three lowest VWAPs during the ten Trading Days immediately prior to each Trigger Date, which is less than the Conversion Price.

●	“U.S. GAAP” refers to generally accepted accounting principles in the United States.

●	“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Combined Company Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Combined Company Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if the Combined Company Common Stock is then quoted on OTCQB or OTCQX and neither are a Trading Market at such time, the volume weighted average price of the Combined Company Common Stock for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Combined Company Common Stock is not then quoted for trading on OTCQB or OTCQX and if prices for the Combined Company Common Stock are then reported in the “Pink Sheets” published by OTC Markets, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Combined Company Common Stock so reported, or (d) in all other cases, the fair market value of a share of Combined Company Common Stock as determined by an independent appraiser selected in good faith by the holders of a majority in interest of the Series A3 Preferred Stock then outstanding and reasonably acceptable to the Combined Company, the fees and expenses of which shall be paid by Combined Company.

●	“RMB” or “Renminbi” refers to the legal currency of China.

●	“$,” “dollars,” “US$” or “U.S. dollars” refers to the legal currency of the United States.

●	all discrepancies in any table between the amounts identified as total amounts and the sum of the amounts listed therein are due to rounding.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, including with respect to the anticipated timing, completion and effects of the Merger. All statements, other than statements of historical facts, may be forward-looking statements. These statements are based on the expectations and beliefs of management of Purchaser and Fr8Hub in light of historical results and trends, current conditions and potential future developments, and are subject to a number of factors and uncertainties that could cause actual results to differ materially from forward-looking statements. These forward-looking statements include statements about the future performance and opportunities of Fr8Hub; benefits of the Merger; statements of the plans, strategies and objectives of management for future operations of Fr8Hub; statements regarding future economic conditions or performance; and other statements regarding the Merger. Forward-looking statements may contain words such as “will be,” “will,” “expect,” “anticipate,” “continue,” “project,” “believe,” “plan,” “could,” “estimate,” “forecast,” “guidance,” “intend,” “may,” “plan,” “possible,” “potential,” “predict,” “pursue,” “should,” “target” or similar expressions, and include the assumptions that underlie such statements.

The forward-looking statements are based on the current expectations of the management of Purchaser and Fr8Hub as applicable and are inherently subject to uncertainties and changes in circumstances and their potential effects and speak only as of the date of such statement. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in “Risk Factors,” those discussed and identified in public filings made with the SEC by Purchaser and the following:

●	expectations regarding Fr8Hub’s strategies and future financial performance, including its future business plans or objectives, prospective performance and opportunities and competitors, revenues, products, pricing, operating expenses, market trends, liquidity, cash flows and uses of cash, capital expenditures, and Fr8Hub’s ability to invest in growth initiatives and pursue acquisition opportunities;

●	the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement;

●	the outcome of any legal proceedings that may be instituted against Purchaser or Fr8Hub following announcement of the Merger Agreement and the transactions contemplated therein;

●	the inability to complete the Merger due to, among other things, the failure to obtain Purchaser stockholder approval, certain regulatory approvals, or satisfy other conditions to closing in the Merger Agreement;

●	the inability to obtain or maintain the listing of Purchaser’s shares of Common Stock on Nasdaq following the proposed Merger;

●	the risk that the announcement and consummation of the proposed Merger disrupts Fr8Hub’s current plans and operations;

●	the ability to recognize the anticipated benefits of the Merger, which may be affected by, among other things, competition, the ability of Fr8Hub to grow and manage growth profitably, and retain its key employees;

●	costs related to the proposed Merger;

●	limited liquidity and trading of Purchaser’s securities;

●	geopolitical risk and changes in applicable laws or regulations;

●	the possibility that Purchaser and/or Fr8Hub may be adversely affected by other economic, business, and/or competitive factors;

●	risks relating to the uncertainty of the projected financial information with respect to Fr8Hub;

●	risks related to the organic and inorganic growth of Fr8Hub’s business and the timing of expected business milestones;

●	risk that the COVID-19 pandemic, and local, state, and federal responses to addressing the pandemic may have an adverse effect on our and Fr8Hub’s business operations, as well as our and their financial condition and results of operations;

●	litigation and regulatory enforcement risks, including the diversion of management time and attention and the additional costs and demands on Fr8Hub’s resources; and

●	other risks that the consummation of the Merger is substantially delayed or does not occur.

Should one or more of these risks or uncertainties materialize or should any of the assumptions made by the management of Purchaser and Fr8Hub prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.

All subsequent written and oral forward-looking statements concerning the Merger or other matters addressed in this prospectus and attributable to Purchaser, Fr8Hub or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this prospectus. Except to the extent required by applicable law or regulation, Purchaser and Fr8Hub undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

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SUMMARY OF THE PROSPECTUS

This summary highlights selected information from this prospectus and does not contain all of the information that is important to you in making an investment decision. This summary is qualified in its entirety by the more detailed information included in this prospectus. Before making your investment decision with respect to our securities, you should carefully read this entire prospectus, including the information under “Risk Factors,” “Hudson’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Fr8Hub’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements included elsewhere in this prospectus.

Unless otherwise indicated or the context otherwise requires, references in this prospectus to “we,” “our,” “us” and other similar terms refer to, Hudson, Purchaser or Fr8Hub, as the context suggests.

The Parties

Hudson Capital

Hudson is in the business of providing financial advisory services to meet the financial and capital needs of our clients, which comprise largely of small-to-medium sized enterprises (“SMEs”). Through our wholly-owned subsidiaries, Hongkong Internet Financial Services Limited (“HKIFS”) and Beijing Yingxin Yijia Network Technology Co., Ltd (“WFOE”) and our contractually controlled and managed company, Sheng Ying Xin (Beijing) Management Consulting Co., Ltd (“Sheng Ying Xin” or “SYX”) and its wholly owned subsidiary, Kashgar Sheng Yingxin Enterprise Consulting Co., Ltd. (“Kashgar SYX”), we offer commercial payment advisory services, international corporate financing advisory services and intermediary bank loan advisory services. Historically, we have also made direct loans to certain qualified borrowers. We do not anticipate making any more direct loans but instead, we will be depositing our funds in trust accounts with certain bank lenders, who will, in turn, make loans to borrowers. Be that as it may, we had made the “direct loans” to better utilize our excess cash on hand at that time. In view of the slowing economy, we anticipate that future “entrusted loans” will be infrequent, if at all.

Fr8Hub

FreightHub, Inc. was incorporated in 2015 as a Delaware corporation. It was founded with a view to developing and bringing solutions to the relatively unorganized cross-border commercial freight market on the U.S.-Mexico border, and by extension, the U.S.-Canada border. In January 2019, Freight Hub Mexico S.A De C.V. (“FreightHub Mexico), a wholly-owned subsidiary of FreightHub, Inc., was formed. FreightHub, Inc. along with its wholly-owned subsidiary, FreightHub Mexico, are hereinafter referred to as “Fr8Hub”.

Fr8Hub is a transportation logistics platform company whose digital freight matching technology not only streamlines and simplifies domestic and cross-border shipping by connecting shippers with a broad network of reliable carriers and drivers in Mexico, Canada and the United States, but also provides transparency on shipment characteristics to identify available freight capacity on both sides of any border.

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Overview of the Merger Agreement

The Transactions

Subject to approval of the Nasdaq Stock Market LLC (“NASDAQ”), the following transactions will result in a publicly-traded company operating under the name “Freight Technologies, Inc.” and the proposed NASDAQ ticker symbol “FRGT” that will engage in the business of operating a cloud-based transportation logistics platform focused on U.S.-Mexico cross-border shipping, and offering a digital freight matching technology that connects shippers with a broad network of reliable carriers and drivers in Mexico, Canada and the U.S.

Under the Merger Agreement, the following will occur:

The Disposition

Immediately prior to the Redomestication Merger, Hudson will dispose of its existing financial advisory services, commercial payment advisory services, international corporate financing advisory services and intermediary bank loan advisory services, by means of a spinoff of [●], a newly formed wholly-owned subsidiary, located in the British Virgin Islands (the “Spin-Off Entity”), which will contain Hudson’s current business (the “Disposition”).

Hudson’s current wholly-owned subsidiary, Hongkong Internet Financial Services Limited (“HKIFS”), through various contractual arrangements, is the primary beneficiary of, and has the right to control and manage Hudson’s current business operations in the P.R.C. To implement the Disposition, Hudson will contribute 100% of its shares of HKIFS and of Hudson Capital USA, Inc., a Delaware corporation (“Hudson-US”), to the Spin-Off Entity, and in consideration of such contribution, the Spin-Off Entity will issue to Hudson 6,406,537 ordinary shares, equal to the total number of Hudson ordinary shares that are currently issued and outstanding (the “Spin-Off Entity Shares”). The Spin-Off Entity Shares will be distributed to eligible Hudson shareholders on a pro rata basis on the date that is immediately prior to the Closing Date. Application will be made for the Spin-Off Entity Shares to be quoted on [●], under the symbol [●]. Hudson shareholders will not need to take any action to receive their Spin-Off Entity Shares or pay any consideration or surrender or exchange their Hudson shares. Hudson shareholders will receive a Form 20-F that describes the Disposition in more detail and contains important business and financial information about the Spin-Off Entity. For a discussion of Hudson’s current ownership structure please see “Business of Hudson – Our Corporate Structure.”

The Redomestication

Upon the terms and subject to the conditions set forth in the Merger Agreement, Hudson will be merged with and into Purchaser, its wholly-owned subsidiary, in accordance with the BVI Act and the DGCL. As a result of the Redomestication Merger, the separate existence of Hudson shall cease, and Purchaser will continue as the surviving corporation incorporated in the State of Delaware.

Following the Redomestication Merger, Purchaser (i) shall possess all of Hudson’s and Purchaser’s assets, rights, powers and property as constituted immediately prior to the Redomestication Merger; (ii) shall continue to be subject to all of Hudson’s and Purchaser’s debts, liabilities and obligations as constituted immediately prior to the Redomestication Merger, and that shall include the assumption of all of Hudson’s obligations under the Merger Agreement; (iii) shall be subject to all actions previously taken by the Board of Directors of Hudson and Purchaser prior to the Redomestication Merger; and (iv) each issued and outstanding ordinary share of Hudson shall be deemed converted into one share of fully paid and non-assessable share of Purchaser Common Stock. Hudson’s Amended and Restated Memorandum and Articles of Association shall cease and Purchaser’s Amended and Restated Certificate of Incorporation and By-Laws, as in effect immediately prior to the Redomestication Merger, shall continue as the Purchaser’s organizational documents after the Redomestication Merger. Purchaser’s Amended and Restated Certificate of Incorporation will authorize for issuance certain shares of common stock, as well as the Purchaser Preferred Stock. Hudson’s shareholders shall have dissenters’ rights under the BVI Act.

The Merger

Upon the terms and subject to the conditions of the Merger Agreement, and as promptly as practicable following the Redomestication Merger, Merger Sub shall be merged with and into Fr8Hub in accordance with the DGCL. Upon the Merger the separate corporate existence of Merger Sub shall cease and Fr8Hub shall continue as the surviving corporation under the DGCL and as a wholly owned subsidiary of Purchaser.

Merger Consideration

At the Effective Time, by virtue of the Merger without any further action on the part of the parties to the Merger Agreement, the following shall occur:

●

each share of Fr8Hub common stock issued and outstanding immediately prior to the Effective Time shall be canceled and automatically converted into the right to receive, without interest, the Exchange Ratio in shares of Purchaser Common Stock; except that each share of the Fr8Hub common stock currently held by ATW and its affiliates will be converted into the right to receive the Exchange Ratio in shares of Purchaser Series A4 preferred stock;

●	each share of each series of Fr8Hub preferred stock issued and outstanding immediately prior to the Effective Time shall be canceled and automatically converted into the right to receive, without interest, the Exchange Ratio in shares of Purchaser Preferred Stock;

●	each warrant of Fr8Hub issued and outstanding immediately prior to the Effective Time (to the extent not exercised) shall be canceled and automatically converted into the right to receive, without interest, a Purchaser warrant exercisable for the Exchange Ratio in shares of Purchaser Common Stock, or Purchaser Preferred Stock as the case may be; and

●	each option of Fr8Hub issued and outstanding immediately prior to the Effective Time (to the extent not exercised) shall be canceled and automatically converted into the right to receive, without interest, a Purchaser option exercisable for the Exchange Ratio in shares of Purchaser Common Stock.

All Conversion Shares reflect the number of shares of common stock underlying the Purchaser preferred stock and after application of the Exchange Ratio.

Fr8Hub stockholders who would be entitled to a fractional share after applying the Exchange Ratio will automatically be entitled to receive an additional fractional share of the corresponding class of Purchaser shares to round up to the next whole share.

After the Closing, the Fr8Hub stockholders shall be entitled to receive additional shares of Purchaser based upon the achievement of certain revenue thresholds in the amount of at least $25 million, $50 million and $100 million commencing with each of the calendar years ending on December 31, 2021, December 31, 2022 and December 31, 2023, respectively. For each period if the revenue threshold is achieved, the Fr8Hub stockholders shall receive (on a pro rata basis) 3.33% of the shares of Purchaser Common Stock on a fully-diluted basis as of the last day of the applicable calendar year-end (the “Contingent Merger Consideration Shares”). If, after the Closing and prior to December 31, 2023, a change of control occurs, then Purchaser shall issue on or promptly after the date of such change of control, to the Fr8Hub stockholders an amount equal to 10% of the shares of Purchaser Common Stock on a fully diluted basis less the Contingent Merger Consideration Shares previously issued.

8

Effect of the Transactions

After giving effect to the Disposition, the Redomestication Merger and the Merger (collectively, the “Transactions”), the former Fr8Hub shareholders will hold approximately 85.7% of the outstanding shares of Purchaser Common Stock (on a non-diluted basis), and the shareholders of Hudson will retain ownership of approximately 14.3% of the outstanding shares of Purchaser Common Stock (on a non-diluted basis). All outstanding Fr8Hub stock options and warrants, if any, whether vested or unvested, that have not been exercised prior to the Effective Time will be converted into a stock option or warrant, as applicable, to purchase shares of Purchaser Common Stock or Purchaser Preferred Stock, as the case may be, proportionately adjusted based on the Applicable Per Share Merger Consideration. For a more complete description of the Common Stock Applicable Per Share Merger Consideration, see the section titled “The Merger Agreement — Applicable Per Share Merger Consideration.”

Merger-Related Transactions and Agreements

October Bridge Financing

On October 7, 2020, Fr8Hub entered into a Note Purchase Agreement with certain existing shareholders and investors pursuant to which Fr8Hub issued October Bridge Notes in the aggregate principal amount of $4,004,421 in a October Bridge Financing. All October Bridge Notes will mature on the date that is two years from the closing date of the October Bridge Financing. Interest on the October Bridge Notes will accrue at an annual rate of 5% over two-year term of the October Bridge Notes and is payable by Fr8Hub (i) at maturity, (ii) upon acceleration of the indebtedness in the case of an event of default, (iii) in connection with any prepayment of the October Bridge Notes by Fr8Hub or, (iv) in connection with any conversion of the October Bridge Notes through the issuance of shares of the capital stock of Fr8Hub in exchange for accrued and unpaid interest owing at the time of conversion. Upon closing of the Pre-Merger Financing, the principal balance and unpaid accrued interest on the October Bridge Notes will automatically convert into the Series A-3 Preferred Stock and Series A-3-1 Warrants issued in the Pre-Merger Financing, but at a conversion price equivalent to approximately 50% of the corresponding purchase price in the Pre-Merger Financing. As the lead investor in the October Bridge Financing, ATW Opportunities was granted the right of first refusal to participate in up to 50% of the aggregate principal amount to be raised by Fr8Hub in any equity or equity-linked financing (except for the Pre-Merger Financing) occurring in the five years following the initial closing of the October Bridge Financing pursuant to the Note Purchase Agreement.

January Bridge Financing

On January 29, 2021, Fr8Hub entered into the January Bridge Note Purchase Agreement with ATW Opportunities pursuant to which Fr8Hub issued the January Bridge Note. The January Bridge Note matures on October 7, 2022. Interest on the January Bridge Note accrues at an annual rate of 5% over the term and is payable by Fr8Hub (i) at maturity, (ii) upon acceleration of the indebtedness in the case of an event of default, (iii) in connection with any prepayment of the January Bridge Note by Fr8Hub, or, (iv) in connection with any conversion of the January Bridge Note through the issuance of shares of the capital stock of Fr8Hub in exchange for accrued and unpaid interest owing at the time of conversion.

The January Bridge Note is convertible into, at the option of ATW Opportunities, Conversion Shares pursuant to one of the following: (i) an automatic PIPE financing conversion, (i) next equity financing conversion; (iii) corporate transaction conversion; and (iv) at maturity.

Upon closing of the Pre-Merger Financing, the principal balance and unpaid accrued interest on the January Bridge Note will automatically convert into Series A-3 Preferred Stock and Series A-3-2 Warrants to be issued in the Pre-Merger Financing, at a conversion price equivalent to approximately 20% of the corresponding purchase price in the Pre-Merger Financing.

Pre-Merger Financing

On February 9, 2021, Fr8Hub entered into a Securities Purchase Agreement (the “SPA”) with ATW Opportunities, together with certain existing stockholders of Fr8Hub, pursuant to which Fr8Hub shall sell to the investors (the “Investors”) a newly designated series of preferred stock, the Series A3 preferred stock (the “Series A3 Preferred Stock”), in a private placement for $8,008,841 in aggregate gross proceeds. Fr8Hub shall issue 9,544,906 shares of Series A3 Preferred Stock and, has a post-closing obligation to cause the Combined Company to issue three series of warrants to purchase an aggregate of 13,445,122 shares of the Combined Company common stock. The SPA contemplates the conversion and cancellation of the October Bridge Notes and the January Bridge Note into Series A3 Preferred Stock (the “Pre-Merger Financing”).The shares of Fr8Hub common stock underlying the Series A3 Preferred Stock are referred to as the “Conversion Shares.” Each share of Series A3 Preferred Stock is convertible into a number of shares of Fr8Hub common stock equal to the quotient determined by dividing (x) the stated value of $3.00 per share, by (y) a conversion price of $3.00, which price is subject to adjustment as described elsewhere in this prospectus. Three series of Warrants (Series A3, Series A-3-1 and Series A-3-2) will be issued after the closing of the Merger, the terms and conditions of each series depends upon which of the foregoing financings is the basis for the issuance of the warrant. For further details about the Pre-Merger Financing, please see “Agreements Related to the Merger—Pre-Merger Financing.”

In addition, in the event the Initial Trigger Date Conversion Price is less than the Conversion Price, on the Initial Trigger Date and/or the Trigger Date Conversion Price is less than the Conversion Price, on each Trigger Date thereafter (each such date, an “Adjustment Date”), then the Conversion Price shall be reduced, and only reduced, on each Adjustment Date to the lesser of (a) the then Exercise Price, as adjusted, and (b) the Initial Trigger Date Conversion Price, which respect to the Initial Trigger Date, or the applicable Trigger Date Conversion Price , with respect to each applicable Trigger Date.

Pursuant to the terms of the SPA, the Investors have a right, commencing on the date of the SPA until five years thereafter, to participate in any Subsequent Financing in an amount equal to 50% of the Subsequent Financing on the same terms, conditions and price provided for in the Subsequent Financing.

9

The Warrants

Three series of Warrants (Series A3, Series A3-1 and Series A3-2) will be issued after the closing of the Merger, the terms and conditions of each series depends upon which of the foregoing financings is the basis for the issuance of the warrant.

The Series A3 Warrants will be delivered in connection with the purchase of securities for cash under the SPA. The Series A3 Warrants are exercisable for 7,272,561 shares of Combined Company Common Stock for a period of seven years after issuance, at an exercise price equal to $1.50 per share, and are subject to customary adjustments for stock splits, dividends, rights offerings, pro rata distributions and fundamental transactions. In addition, in the event the Combined Company undertakes a Subsequent Financing at an effective price per share that is less than $1.50, the exercise price of the Series A3 Warrants shall be reduced to the lower price.

The Series A3-1 Warrants will be delivered in connection with the conversion and cancellation of the October Bridge Notes in the Pre-Merger Financing. The Series A3-1 Warrants are exercisable for 5,339,228 shares of Combined Company Common Stock for a period of seven years after issuance, at an exercise price equal to $0.75 per share, and are subject to customary adjustments for stock splits, dividends, rights offerings, pro rata distributions and fundamental transactions. In addition, in the event the Combined Company undertakes a Subsequent Financing at an effective price per share that is less than $0.75, the exercise price of the Series A3-1 Warrants shall be reduced to the lower price.

The Series A3-2 Warrants will be delivered in connection with the conversion and cancellation of the January Bridge Note in the Pre-Merger Financing. The Series A3-2 Warrants are initially exercisable for 833,333 shares of Combined Company Common Stock for a period of seven years after issuance, at an exercise price equal to $1.20 per share, and are subject to customary adjustments for stock splits, dividends, rights offerings, pro rata distributions and fundamental transactions. In addition, in the event the Combined Company undertakes a Subsequent Financing at an effective price per share that is less than $1.20, the exercise price of the Series A3-2 Warrants shall be reduced to the lower price.

In the event of an Adjustment Date, the Exercise Price shall be reduced, and only reduced, on each Adjustment Date to the lesser of (a) the then Exercise Price, as adjusted, and (b) the Initial Trigger Date Conversion Price, which respect to the Initial Trigger Date, or the applicable Trigger Date Conversion Price , with respect to each applicable Trigger Date.

Each series of Warrants:

●	has a “Beneficial Ownership Limitation” equal to 4.99% of the number of shares of the Combined Company Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon exercise of the applicable Warrant. An Investor, upon notice to the Combined Company, may increase or decrease the Beneficial Ownership Limitation, as provided for in the Warrants; and
●	will be exercisable on a “cashless” basis only in the event there is no effective registration statement registering, or the prospectus contained therein is not available for the sale of, the shares underlying the Warrants.

Registration Rights

On February 9, 2021, the Purchaser and the Investors entered into a registration rights agreement, whereby Purchaser agreed to file the Pre-Merger Form S-1 to register for resale the Conversion Shares and shares held by Hudson’s affiliate, PX Global, that shall be declared on the Closing Date. Purchaser and Fr8Hub have agreed to prepare and file the Pre-Merger Form S-1 as soon as practicable after the execution of the SPA. The Pre-Merger Form S-1 must be declared effective by the 60th day following filing or, in the event the SEC notifies Purchaser that it will “review” the Pre-Merger Form S-1, the 90th calendar day following the filing date) and with respect to any additional registration statements which may be required pursuant to the Registration Rights Agreement, the 60th calendar day following the date on which an additional registration statement is required to be filed thereunder.

A Post-Closing Form S-1 shall be filed by the Combined Company to register for resale the Warrant Shares, and up to 7,021,864 shares of Merger Consideration that have not been registered on the Pre-Merger Form S-1, or on the registration statement for which this prospectus forms a part, consisting of (i) 1,078,807 shares of Combined Company Common Stock underlying the A2 Warrant, (ii) 1,173,847 shares of Combined Company Common Stock underlying the A2 Preferred Stock, (iii) 5,338,326 shares of Combined Company Common Stock underlying the A1-A Preferred Stock, (iv) 509,690 shares of Combined Company Common Stock underlying the A1-B Preferred Stock, (v) 13,445,122 shares of Combined Company Common Stock underlying the warrants to be issued in Pre-Merger Financing and (vi) shares of Combined Company Common Stock issuable upon conversion of accrued interests on the October Bridge Notes and January Bridge Note as of the Closing.

The Post-Closing Form S-1 must be filed no later than the 15th calendar day following the Closing Date and, with respect to any additional registration statements which may be required pursuant the Registration Rights Agreement, the earliest practical date on which the Combined Company is permitted by SEC guidance to file such additional registration statements related to the securities to be registered on the Post-Closing Form S-1. The Post-Closing Form S-1 must be declared effective by the 60th day following filing or, in the event the SEC notifies Purchaser that it will “review” the Post-Closing Form S-1, the 75th calendar day following the filing date) and with respect to any additional registration statements which may be required pursuant to the Registration Rights Agreement, the 60th calendar day following the date on which an additional registration statement is required to be filed thereunder.

Failure to timely file or have the Pre-Closing Form S-1 or the Post-Closing Form S-1, be declared effective by the dates set forth above, including, without limitation failure to keep the Pre-Closing Form S-1 or the Post-Closing Form S-1 effective or, after the dates of effectiveness, such registration statements cease for any reason to remain continuously effective as to all securities included in such registration statements, or the Investors are otherwise not permitted to utilize the prospectus therein to resell, for more than ten (10) consecutive calendar days or more than an aggregate of fifteen (15) calendar days (which need not be consecutive calendar days) during any 12-month period, then, in addition to any other rights the Holder (as defined under the registration statement) may have under such registration statements or applicable law, on each such date and on each monthly anniversary of each such date (if not been cured by such date) until such event is cured, the Combined Company shall pay to each Holder an amount in cash, as partial liquidated damages and not as a penalty, equal to the product of 2.0% multiplied by the aggregate purchase price paid by such Holder pursuant to the SPA. If the Combined Company fails to pay any partial liquidated damages pursuant to the applicable Registration Rights Agreement in full within seven days after the date payable, the Combined Company will pay interest thereon at a rate of 18% per annum (or such lesser maximum amount that is permitted to be paid by applicable law) to the Holder, accruing daily from the date such partial liquidated damages are due until such amounts, plus all such interest thereon, are paid in full. The partial liquidated damages pursuant to the terms thereof shall apply on a daily pro rata basis for any portion of a month prior to the cure of an event.

10

Lock-up and Leak-Out Agreements

In connection with the Transactions, Hudson is expected to enter into Lock-Up and Leak-Out Agreements with all Fr8Hub stockholders, pursuant to which Fr8Hub stockholders, for up to 180 days after the closing of the Transactions and, subject to certain exceptions, will agree not to offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any of the Purchaser Common Stock issued in connection with the Merger, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of such shares, whether any of these transactions are to be settled by delivery of any such shares, in cash, or otherwise. However, notwithstanding the foregoing, Fr8Hub stockholders will be able to sell any Purchaser Common Stock issued in exchange for the shares obtained from the Pre-Merger Financing for up to 22% of the average daily trading volume of Purchaser Common Stock on the NASDAQ stock exchange.

Risks Related to Our Business

Investing in our securities involves risks. You should carefully consider the risks described in “Risk Factors” beginning on page 22 before making a decision to invest in our common stock. If any of these risks actually occurs, our business, financial condition and results of operations would likely be materially adversely affected. In such case, the trading price of our securities would likely decline, and you may lose all or part of your investment. Set forth below is a summary of some of the principal risks we face:

●	Fr8Hub’s business could be materially and adversely affected by the current global COVID-19 pandemic;

●	Fr8Hub may not be able to sufficiently handle data breach or IT system disruption, which could materially adversely affect Fr8Hub, including requiring Fr8Hub to increase spending on data and system security;

●	Since the logistics industry in which Fr8Hub competes is rapidly evolving, it is difficult to forecast long-term competitiveness of Fr8Hub and its ability to maintain market shares;

●	Fr8Hub’s industry is sensitive towards trade wars or adverse political changes, which could materially and adversely affect the demand for its services, its operations and financial conditions;

●	Fr8Hub may not be able to identify, fund investment in and commercially exploit new technology, which could have a material adverse impact on our business, financial condition or results of operations;

●	Fr8Hub is directly affected by the cyclicality of the trucking industry and general economic conditions;

●	Fr8Hub may be exposed to the effects of changing fuel and energy prices, including gasoline, jet fuel and diesel, and what interruptions in supplies of these commodities can bring to the demand for the shipping and commercial freight industry.

11

THE OFFERING

Issuer	Hudson Capital Merger Sub I, Inc. (the “Purchaser”)

In connection with the Closing, the Purchaser will change its name to Freight Technologies, Inc. If the Merger is not consummated, the shares of common stock registered pursuant to this prospectus will not be issued.

Common stock offered by the Selling Stockholders	(i) 47,057,928 shares of common stock underlying the Series A3 Preferred Stock (the “A3 Conversion Shares”), (ii) 880,161 shares of common stock underlying the A4 Preferred Stock (the “A4 Conversion Shares,” together with the A3 Conversion Shares, the “Conversion Shares”) to be issued to certain affiliates of the Purchaser upon the consummation of the transactions contemplated by the Merger Agreement, dated as of October 10, 2020 (the “Merger Agreement”), as described in this registration statement, and (iii) 2,508,000 shares of common stock held by PX Global Advisors LLC, an affiliate of Purchaser (the “PX Global Shares”). On February 9, 2021, FreightHub, Inc., a Delaware company (“Fr8Hub”) entered into a Securities Purchase Agreement (“SPA”) with certain investors pursuant to which Fr8Hub preferred stock shall be issued immediately prior to closing the Merger (as defined below). Each share of the preferred stock issued under the SPA will be cancelled and automatically converted into the right to receive, without interest, the Exchange Ratio in shares of Purchaser Preferred Stock. The Conversion Shares represent Purchaser Preferred Stock issued in connection with the Merger.

Common stock to be issued and outstanding after the consummation of this offering and the Merger	38,811,130(1)

Use of proceeds	We will not receive any of the proceeds from the sale of the shares of common stock by the selling stockholders.

Market for our shares of common stock	Prior to the Merger, our common stock is currently listed on Nasdaq under the symbol “HUSN.” Following the closing of the Merger, we expect that our common stock will be listed on Nasdaq under the symbol “FRGT.”

Risk factors	Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” and elsewhere in this prospectus.

(1) This represents total number of outstanding shares of common stock, (assuming conversion of all Purchaser Preferred Stock, but not including those shares underlying options or warrants), on the date of this prospectus.

12

SUMMARY SELECTED FINANCIAL DATA of Hudson

The following table summarizes Hudson’s financial data. Hudson has derived the following statements of operations data and balance sheets data for the years ended December 31, 2019 and 2018 from its audited financial statements, and six months period ended June 30, 2020 and 2019 from its unaudited consolidated financial statements included elsewhere in this prospectus. Hudson’s historical results are not necessarily indicative of the results that may be expected in the future. The following summary financial data should be read in conjunction with “Hudson’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and its audited and unaudited financial statements and related notes included elsewhere in this prospectus. Numbers in the following tables are in U.S. dollars.

STATEMENTS OF OPERATIONS DATA:

	Year Ended December 31,		For the Six Months Ended June 30,
	2019	2018	2020	2019
	(Audited)	(Audited)	(Unaudited)	(Unaudited)
Net revenue	$1,366,417	$14,402,329	605	1,229,981
Cost of revenue	(123)	(654,979)	-	(126)
Selling and marketing expenses	(100,460)	(576,526)	(10,534)	(43,290)
General and administrative expenses	(1,893,499)	(11,664,394)	(862,015)	(1,159,696)
Research and development expenses	-	(3,512,512)	-	-
Other income (expenses)	(61,360,850)	(3,514,782)	231,701	(54,073,250)
Income (loss) from operations	(61,988,515)	(5,520,864)	(640,243)	(54,046,381)
Income tax provision	(7,243)	1,702,127	-	(1,834,911)
Other comprehensive loss	(365,258)	(2,415,919)	25,125	490,485
Net income (loss)	$(62,361,016)	$(6,234,656)	(615,118)	(55,390,807)

Income (loss) per ordinary share attributable to the Company
Basic and diluted	$(14.02)*	$(0.85)*	$(0.137)*	$(12.634)*
Weighted average ordinary share outstanding
Basic and diluted	4,422,837 *	4,422,837 *	4,662,656 *	4,422,837 *

* - The computation of basic and diluted share and EPS data was adjusted retroactively for all period presented to reflect the 5 to 1 reverse stock split change which was effective on October 29, 2020.

BALANCE SHEET DATA:

	As of December 31,		As of June 30,
	2019	2018	2020
	(Audited)	(Audited)	(Unaudited)
Current assets	$5,561,034	$64,784,005	9,460,109
Total assets	5,569,057	66,845,092	9,464,905
Current liabilities	2,089,072	1,963,972	2,114,046
Long term liabilities	959,881	-	945,873
Ordinary shares	22,114	22,114	28,467
Total equity (deficit)	$2,520,104	$64,881,120	6,404,986

13

SUMMARY SELECTED FINANCIAL DATA of fr8hub

The following table summarizes Fr8Hub’s financial data. Fr8Hub has derived the following statements of operations data and balance sheets data for the years ended December 31, 2019 and 2018 from its audited financial statements, and nine months period ended September 30, 2020 and 2019 from its unaudited condensed consolidated financial statements included elsewhere in this prospectus. Fr8Hub’s historical results are not necessarily indicative of the results that may be expected in the future. The following summary financial data should be read in conjunction with “Fr8Hub’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and its audited and unaudited financial statements and related notes included elsewhere in this prospectus. Numbers in the following tables are in U.S. dollars.

STATEMENTS OF OPERATIONS DATA:

	Year Ended December 31,		For the Nine Months Ended September 30,
	2019	2018	2020	2019
	(Audited)	(Audited)	(Unaudited)	(Unaudited)
Net revenue	$4,179,845	$3,245,517	$5,415,877	$2,945,194
Cost of revenue	3,848,776	2,927,536	4,921,266	2,691,934
Compensation and employee benefits	1,559,278	1,002,902	1,387,980	1,060,939
Sales and marketing	130,641	20,234	18,940	87,355
General and administrative	1,047,551	827,784	2,052,936	836,208
Depreciation and amortization	659,961	534,543	440,470	482,082
Other income (expenses)	(428,683)	(340,481)	(1,009,776)	(309,226)
Income (loss) from operations	(3,495,045)	(2,407,963)	(4,415,491)	(2,522,550)
Income tax provision	9,981	-	13,451	5,700
Change in redemption value of preferred stock	-	-	(912,687)	-
Net loss attributable to common stockholders	(3,505,026)	(2,407,963)	(5,341,629)	(2,528,250)
Other comprehensive loss	(1,529)	-	1,357	(2,206)
Comprehensive loss	$(3,506,555)	$(2,407,963)	$(4,427,585)	$(2,530,456)

Income (loss) per ordinary share attributable to the Company
Basic and diluted	$(37.28)	$(29.00)	$(0.87)	$(27.00)
Weighted average ordinary share outstanding
Basic and diluted	94,055	83,025	6,127,358	93,632

BALANCE SHEET DATA:

	As of December 31,		As of September 30,
	2019	2018	2020
	(Audited)	(Audited)	(Unaudited)
Current assets	$1,438,918	$1,488,509	$3,109,256
Total assets	2,239,071	2,530,280	3,619,305
Current liabilities	1,452,720	679,969	3,599,650
Long term liabilities	8,119,704	5,736,269	114,700
Ordinary shares	11	10	12
Total equity (deficit)	$(7,333,353)	$(3,885,958)	$(95,045)

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Unaudited Pro Forma Condensed Combined Statements of Operations Data

	For the Nine Months Ended September 30, 2020	For the Year Ended December 31, 2019
Revenue	$5,415,877	$4,179,845
Compensation and employee benefits	1,387,980	1,559,278
Sales and Marketing	18,940	130,641
General and administrative	2,052,936	1,047,551
Depreciation and amortization	440,470	659,961
Loss from operations	(3,405,715)	(3,066,362)
Net loss attributable to common stockholders	(5,341,629)	(3,505,026)
Net loss per share, basic and diluted	(0.11)	(0.09)

Unaudited Pro Forma Condensed Combined Balance Sheet Data

As of September 30, 2020
Cash and cash equivalents	$10,255,861
Working capital, net	8,897,868
Total assets	12,707,567
Accumulated deficit	(12,176,924)
Total stockholders’ equity	9,293,217

Comparative Historical and Unaudited Pro Forma Per Share Data

The information below reflects the historical net loss and book value per share of Fr8Hub common stock and the historical net loss and book value per share of Hudson common stock in comparison with the unaudited pro forma net loss and book value per share after giving effect to the Pro Forma Events.

You should read the tables below in conjunction with the audited and unaudited consolidated financial statements of Fr8Hub included in this prospectus and the audited and unaudited financial statements of Hudson included in this prospectus and the related notes and the unaudited pro forma condensed combined financial information and notes related to such financial statements included elsewhere in this prospectus.

Fr8Hub

	Nine Months Ended September 30, 2020	Year Ended December 31, 2019
Historical Per Common Share Data:
Basic and diluted net loss per share	$(0.87)	$(37.28)
Book value per share (1)	$(0.01)	$(41.95)

Hudson

	Six Months Ended June 30, 2020		Year Ended December 31, 2019
Historical Per Common Share Data:
Basic and diluted net loss per share	$(0.14	)*	$(14.02	)*
Book value per share (1)	$1.12	*	$0.57	*

* - The computation of basic and diluted share and EPS data was adjusted retroactively for all period presented to reflect the 5 to 1 reverse stock split change which was effective on October 29, 2020.

Combined company

	Nine Months Ended September 30, 2020	Year Ended December 31, 2019
Pro Forma Per Common Share Data:
Basic and diluted net loss per share	$(0.11)	$(0.09)
Book value per share (2)	$0.22	N/A

Fr8Hub

	Nine Months Ended September 30, 2020	Year Ended December 31, 2019
Equivalent Pro Forma per Share Data (3):
Basic and diluted net loss per share	$(0.16)	$(0.13)
Book value per share	$0.31	N/A

(1)	Historical book value per share is calculated by dividing total shareholders’ equity by total outstanding shares.
(2)	Combined pro forma book value per share is calculated by dividing pro forma combined total shareholders’ equity by pro forma combined total outstanding shares.
(3)	Fr8Hub pro forma equivalent data per share is calculated by applying the Exchange Ratio of 1.408617453 to the unaudited pro forma combined per share data.

15

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On October 10, 2020, FreightHub Inc. (“Fr8Hub”) entered into an agreement and plan of merger with Hudson Capital, Inc., a BVI company (“Hudson”), Hudson Capital Merger Sub I Inc., a Delaware corporation and wholly-owned subsidiary of Hudson (“Merger Sub I”) and Hudson Capital Merger Sub II Inc. (“Merger Sub II”), a wholly-owned subsidiary of Merger Sub I (“Merger”). Pursuant to the terms of the merger agreement, Hudson will merge with Merger Sub I to redomesticate to Delaware and Merger Sub I shall be the surviving corporation in the redomestication merger. Immediately thereafter, Merger Sub I shall spin-off its existing business which it acquired from Hudson in the redomestication merger. After the spin-off, Merger Sub II will merge with Fr8Hub and Fr8Hub will be the surviving entity and wholly-owned subsidiary of Merger Sub I. All shares of common stock, preferred stock, series seed, warrants and options of Fr8Hub issued and outstanding immediately prior to the merger shall be cancelled and converted into the right to receive equivalent securities in Merger Sub I at an exchange ratio of 1 to 1.408617453. The closing is subject to customary closing conditions and pre-closing covenants, including the approval by the Hudson shareholders of the transactions and other proposals to be voted upon at a special meeting of the Hudson shareholders. Upon the closing of the transaction, the Fr8Hub stockholders will own 85.7% of Merger Sub I (“Combined Company”) on a non-diluted basis.

The following unaudited pro forma condensed combined balance sheet of the Combined Company as of September 30, 2020 and the unaudited pro forma condensed combined statements of operations of the Combined Company for the year ended December 31, 2019 and for the nine months ended September 30, 2020 present the combination of the financial information of Fr8Hub and Hudson after giving effect to the Merger. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2020 and the year ended December 31, 2019 gives effect to the Merger as if it occurred on January 1, 2019. The unaudited pro forma condensed combined balance sheet as of September 30, 2020 gives effect to the Merger as if it had occurred on September 30, 2020.

Hudson’s unaudited pro forma condensed combined balance sheet as of September 30, 2020 and unaudited pro forma condensed statements of operations for the nine months ended September 30, 2020 are not available and as such the unaudited pro forma condensed combined financial information of the Combined Company includes Hudson’s unaudited pro forma condensed combined balance sheet as of June 30, 2020 and the unaudited pro forma condensed statements of operations for the six months ended June 30, 2020.

The assumptions and estimates underlying the unaudited adjustments to the pro forma condensed combined financial statements (“Pro Forma Statements”) are described in the accompanying notes, which should be read together with the pro forma condensed combined financial statements.

The Pro Forma Statements should be read together with the Fr8Hub historical consolidated financial statements, which are included in this prospectus, and Hudson’s latest annual report on Form 20-F filed with SEC on June 15, 2020 and quarterly report on Form 6-K filed with SEC on September 29, 2020.

The Pro Forma Statements and accompanied notes contained herein assumes that Hudson’s shareholders approve the Merger. The unaudited pro forma condensed combined financial information is based on the assumptions and adjustments that are described in the accompanying notes. The pro forma adjustments reflected in the unaudited pro forma condensed combined financial information are preliminary and based on estimates, subject to further revision as additional information becomes available and additional analyses are performed and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. Differences between these preliminary adjustments reflected in the Pro Forma Statements and the final application of the accounting for the Merger, which is expected to be completed as soon as practicable after the closing of the Merger, may occur and those differences could have a material impact on the accompanying Pro Forma Statements and supplementary financial information and the combined company’s future results of operations and financial position. In addition, differences between the preliminary and final adjustments will likely occur as a result of the amount of cash used in operations from the date of the unaudited pro forma condensed combined balance sheet through the consummation of the Merger, as well as other changes in assets and liabilities between September 30, 2020 and the closing of the Merger. In addition, differences between the preliminary and final estimated purchase price may occur prior to the closing of the Merger due to changes in Hudson’s stock price or other unforeseen considerations. Finally, differences between the preliminary and final exchange ratio will likely occur between the filing date and the closing of the Merger as result of changes to Fr8Hub’s and Hudson’s capitalization during such period.

The Pro Forma Statements and accompanied notes have been prepared for illustrative purposes only and are not necessarily indicative of the financial position or results of operations in future periods or the results that actually would have been realized had Fr8Hub and Hudson been a combined company during the specified periods.

16

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF SEPTEMBER 30, 2020

	Hudson (1) (Historical)	Fr8Hub (2) (Historical)	Elimination (3)	Pro Forma Adjustments	Notes	Pro Forma Combined
ASSETS:
Current assets:
Cash and cash equivalents	$3,779,082	$890,449	$(3,779,082)	$12,713,262	(a)	$11,255,861
				(2,347,850)	(b)
Accounts receivable	-	1,558,858	-	-		1,558,858
Accounts receivable – related party	-	15,900	-	-		15,900
Unbilled receivables	-	274,071	-	-		274,071
Restricted cash in escrow		175,000		(175,000)	(c)	-
Other receivables	796,948	-	(796,948)	-		-
Loan to third parties	4,800,000	-	(4,800,000)	-		-
Due from related parties	75,351	-	(75,351)	-		-
Prepaid expenses and other current assets	8,728	194,978	(8,728)	(102,150)	(d)	92,828
Total current assets	9,460,109	3,109,256	(9,460,109)	10,088,262		13,197,518

Intangible assets, net	1,206	9,000	(1,206)	-		9,000
Capitalized software, net	-	455,862	-	-		455,862
Property and equipment, net	797	37,369	(797)	-		37,369
Security deposits	-	7,818	-	-		7,818
Long-term prepayment	2,793	-	(2,793)	-		-
Total assets	$9,464,905	$3,619,305	$(9,464,905)	$10,088,262		$13,707,567

LIABILITIES AND STOCKHOLDERS’ DEFICIT:
Current liabilities:
Accounts payable	$-	$1,451,035	$-	$-		$1,451,035
Accrued expenses	832,466	528,485	(832,466)	-		528,485
Short-term borrowings	-	1,522,300	-	(300,000)	(e)	1,222,300
Due to related party	334,650	74,398	(334,650)	-		74,398
Income tax payable	946,930	23,432	(946,930)	-		23,432
Total current liabilities	2,114,046	3,599,650	(2,114,046)	(300,000)		3,299,650

Paycheck protection program – long term	-	114,700	-	-		114,700
Provision of other liabilities	945,873	-	(945,873)	-		-
Total liabilities	3,059,919	3,714,350	(3,059,919)	(300,000)		3,414,350

STOCKHOLDERS’ EQUITY
Preferred stock	-	122	-	3,024	(f)	3,146
Common stock	28,467	12	(28,467)	723	(f)	735
Additional paid-in capital	32,934,692	12,081,917	(32,934,692)	13,013,262	(a)(e)	22,466,432
				(2,625,000)	(b)
				(3,747)	(f)

Statutory reserve	2,949,930	-	(2,949,930)	-		-
Accumulated deficit	(26,019,942)	(12,176,924)	26,019,942	-		(12,176,924)
Accumulated other comprehensive loss	(3,488,161)	(172)	3,488,161	-		(172)
Total stockholders’ equity (deficit)	6,404,986	(95,045)	(6,404,986)	10,388,262		10,293,217

Total liabilities and stockholders’ deficit	$9,464,905	$3,619,305	$(9,464,905)	$10,088,262		$13,707,567

(1)	Derived from Hudson’s unaudited condensed consolidated balance sheet as of June 30, 2020.
(2)	Derived from Fr8Hub’s unaudited condensed consolidated balance sheet as of September 30, 2020.
(3)	To eliminate all of Hudson’s assets and liabilities resulting from the spin-off.

See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information

17

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

YEAR END DECEMBER 31, 2019

	Hudson (4) (Historical)		Fr8Hub (5) (Historical)	Elimination (6)	Pro Forma Adjustments	Notes	Pro Forma Combined

Net revenue	$1,366,417		$4,179,845	$(1,366,417)	$-		$4,179,845
Cost of revenue	(123)		(3,848,776)	123	-		(3,848,776)
Gross profit	1,366,294		331,069	(1,366,294)	-		331,069

Operating expenses
Compensation and employee benefits	-		1,559,278	-	-		1,559,278
Sales and marketing	100,460		130,641	(100,460)	-		130,641
General and administrative	1,893,499		1,047,551	(1,893,499)	-		1,047,551
Depreciation and amortization	-		659,961	-	-		659,961
Total operating expenses	1,993,959		3,397,431	(1,993,959)	-		3,397,431

Operating loss	(627,665)		(3,066,362)	627,665	-		(3,066,362)

Other expenses
Interest income (expense), net	2,192,297		(428,683)	(2,192,297)	-		(428,683)
Other expenses, net	(5,611,484)		-	5,611,484	-		-
Impairment loss on loans to third parties and property and equipment	(57,941,663)		-	57,941,663	-		-
Loss before provision for income taxes	(61,988,515)		(3,495,045)	61,988,515	-		(3,495,045)

Income tax expense	7,243		9,981	(7,243)	-		9,981

Net loss	(61,995,758)		(3,505,026)	61,995,758	-		(3,505,026)

Other comprehensive loss
Foreign currency translation	(365,258)		(1,529)	365,258	-		(1,529)

Comprehensive loss	$(62,361,016)		$(3,506,555)	$62,361,016	$-		$(3,506,555)

Earnings per share, basic & fully diluted	$(14.02	)(7)	$(37.28)				$(0.09)

Weighted average number of common shares	4,422,837	(7)	94,055			(g)	38,811,129

(4)	Derived from Hudson’s audited consolidated statement of operations for the year ended December 31, 2019.
(5)	Derived from Fr8Hub’s audited consolidated statement of operations for the year ended December 31, 2019.
(6)	To eliminate all of Hudson’s revenues and expenses resulting from the spin-off.
(7)	The computation of basic and diluted share and EPS data was adjusted retroactively for all periods presented to reflect the 5 to 1 reverse stock split change which was effective on October 29, 2020.

See accompanying notes to the Pro Forma Statements

18

PRO FORMA CONDENSED COMBINED STATEMENT FOR

NINE MONTHS ENDED SEPTEMBER 30, 2020

	Hudson (8) (Historical)		Fr8Hub (9) (Historical)	Elimination (10)	Pro Forma Adjustments	Notes	Pro Forma Combined

Net revenue	$605		$5,415,877	$(605)	$-		$5,415,877
Cost of revenue	-		(4,921,266)	-	-		(4,921,266)
Gross profit	605		494,611	(605)	-		494,611

Operating expenses
Compensation and employee benefits	-		1,387,980	-	-		1,387,980
Sales and marketing	10,534		18,940	(10,534)	-		18,940
General and administrative	862,015		2,052,936	(862,015)	-		2,052,936
Depreciation and amortization	-		440,470	-	-		440,470
Total operating expenses	872,549		3,900,326	(872,549)	-		3,900,326

Operating loss	(871,944)		(3,405,715)	871,944	-		(3,405,715)

Other expenses
Interest income (expense), net	181,014		(224,890)	(181,014)	-		(224,890)
Other expenses, net	50,000		-	(50,000)	-		-
Reversal of impairment (impairment loss) on loans to third parties	687		-	(687)	-		-
Loss from extinguishment of debt	-		(784,886)	-	-		(784,886)

Loss before provision for income taxes	(640,243)		(4,415,491)	640,243	-		(4,415,491)

Income tax expense	-		13,451	-	-		13,451

Net loss	(640,243)		(4,428,942)	640,243			(4,428,942)

Change in redemption value of redeemable preferred stock	-		(912,687)	-	-		(912,687)
Net loss attributable to common stockholders			(5,341,629)				(5,341,629)
Other comprehensive loss
Foreign currency translation	25,125		1,357	(25,125)	-		1,357

Comprehensive loss	$(615,118)		$(4,427,585)	$615,118			$(4,427,585)

Earnings per share, basic & fully diluted	$(0.137	)(11)	$(0.87)				$(0.11)

Weighted average number of common shares	4,662,656	(11)	6,127,358			(g)	38,811,129

(8)	Derived from Hudson’s unaudited condensed consolidated statement of operations for the six months ended June 30, 2020.
(9)	Derived from Fr8Hub’s unaudited condensed consolidated statement of operations for the nine months ended September 30, 2020.
(10)	To eliminate all of Hudson’s revenues and expenses resulting from the spin-off.
(11)	The computation of Hudson’s basic and diluted EPS data was adjusted retroactively for all periods presented to reflect the 5 to 1 reverse stock split change which was effective on October 29, 2020.

See accompanying notes to the Pro Forma Statements

19

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Basis of Presentation

The historical consolidated financial statements have been adjusted in the pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the Merger, (2) factually supportable and (3) with respect to the pro forma condensed combined statements of operations, expected to have a continuing impact on the combined results following the Merger.

The Merger is accounted for as a reverse recapitalization in accordance with Accounting Standards Codification (ASC) Topic 805, Business Combinations. Management evaluated the guidance contained in ASC 805 with respect to the identification of the acquirer in the Merger and determined that Fr8Hub will be the acquirer of Hudson for accounting purposes based on evaluation of the following facts and circumstances:

●	Fr8Hub’s existing stockholders will have the greatest ownership interest in the Combined Company with Fr8Hub Stockholders controlling 85.7% of the voting rights in the newly combined entity.
●	The Combined Company’s board of directors is expected to be composed of five directors, four of which will be current directors of Fr8Hub or designees of Fr8Hub, and one of which will be designated by Hudson
●	Fr8Hub senior management will be the senior management of the Combined Company.

Accordingly, for accounting purposes, the financial statements of the Combined Company will represent a continuation of the financial statements of Fr8Hub with the acquisition being treated as the equivalent of FR8Hub issuing stock for the net assets of Hudson, accompanied by a recapitalization. The net assets of Hudson will be stated at historical cost, with no goodwill or other intangible assets recorded. Due to the spin-off of Hudson’s previously existing business immediately prior to the Merger process, the Pro Forma Statements reflect an elimination of all of Hudson net assets.

The unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2020 and unaudited Pro Forma Condensed Statements of Operations for the nine months ended September 30, 2020 shall combine Hudson and Fr8Hub financial information as of and for the period ended September 30, 2020. However, the Hudson’s financial information is not available and as such the unaudited pro forma condensed combined financial information of the Combined Company includes Hudson’s unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2020 and the unaudited Pro Forma Condensed Statements of Operations for the six months ended June 30, 2020. Owing to the spin-off of Hudson’s previously existing business prior to the Merger process, Hudson’s assets, liabilities, revenues and expenses will be eliminated in the Elimination column and have no impact on such items in the Pro Forma Combined column.

Stockholders’ equity reflects the October Bridge financing and the additional shares issued to both Companies’ shareholders as described in Note 2(a). As described in Note 1. Basis of Presentation, Fr8hub was determined to be the accounting acquirer and since Hudson will spin-off all of its existing business, the equity of the Combined Company will represent a continuation of the equity of Fr8hub with the equivalent of Fr8hub issuing stock to the shareholders of Hudson, accompanied by a recapitalization.

One-time direct and incremental transaction costs anticipated to be incurred prior to, or concurrent with, the consummation of the Merger are reflected in the unaudited pro forma condensed combined balance sheet as a direct reduction to the Combined Company’s additional paid-in capital and are assumed to be cash settled, with the exception of certain fees paid in shares to Fr8Hub’s financial adviser in exchange for services provided in connection with the Merger, which are neutral to stockholders’ equity.

The Pro Forma Statements do not reflect the income tax effects of the pro forma adjustments. The Combined Company’s management believes this unaudited pro forma condensed combined financial information to not be meaningful given the Combined Company incurred significant losses during the historical periods presented.

The Pro Forma Statements do not necessarily reflect what the Combined Company’s financial condition or results of operations would have been had the Merger occurred on the dates indicated. They also may not be useful in predicting the future financial condition and results of operations of the Combined Company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

2. Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The Pro Forma Statements have been prepared to illustrate the effect of the Merger and the other transactions contemplated by the Merger agreement and have been prepared for informational purposes only. The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give pro forma effect to events that are (1) directly attributable to the Merger, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the results of the Combined Company. Fr8Hub and Hudson have not had any historical relationship prior to the Merger. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The stockholders’ equity reflects the October Bridge financing and the additional shares issued to both Companies’ shareholders as described in Note 2(a). As described in Note 1. Basis of Presentation, Fr8hub was determined to be the accounting acquirer and since Hudson will spin-off all of its existing business, the equity of the combined company will represent a continuation of the equity of Fr8hub with the acquisition being treated as the equivalent of Fr8hub issuing stock to the shareholders of Hudson at the exchange ratio, accompanied by issuing stock to the shareholders of Fr8hub at the exchange ratio.

20

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The adjustments included in the unaudited pro forma condensed combined balance sheet as of September 30, 2020 are as follows:

(a)

To record cash received from October Bridge financing convertible to equity prior to the closing, net of transaction costs. On October 7, 2020, Fr8Hub held an initial closing of the October Bridge financing in which it will issue up to $4,004,421 of Convertible Promissory Notes and on January 29, 2021 it closed an additional October Bridge financing in which it will issue up to $1,000,000 of Convertible Promissory Notes (the “October Bridge Notes”). All October Bridge Notes will mature on the date that is two years from the closing date of the October Bridge financing. Interest on the October Bridge Notes will accrue at an annual rate of 5% over the two-year term of the October Bridge Notes and is payable by Fr8Hub at maturity, upon acceleration of the indebtedness in the case of an event of default, in connection with any prepayment of the October Bridge Notes by Fr8Hub or, in connection with any conversion of the October Bridge Notes through the issuance of shares of the capital stock of Fr8Hub in exchange for accrued and unpaid interest owing at the time of conversion. The October Bridge Notes will automatically convert upon the closing of the Pre-Merger Financing in which the Company will raise approximately $8,008,841, concurrently with or prior to the closing of the Merger, into the same securities to be issued to investors in the Pre-Merger Financing (including warrants) but at a conversion price equivalent to approximately 50% of the corresponding purchase price in the Pre-Merger Financing. Fr8Hub has received commitments from investors for the $8,008,841 in Pre-Merger financing. The total proceeds from the October Bridge Notes and the Pre-Merger Financing are $13,013,262, out of which $300,000 were received as of September 30, 2020 on a pro forma basis (see (e) below). As such, the net adjustment to cash and cash equivalent is $12,713,262.

The following table provides the projected schedule of conversions and issuance:

	Amount	Class of shares to be issued	Number of shares to be issued
October 7, 2020 October Bridge Notes	$4,004,421	A3 Preferred	5,339,228
January 29, 2021 October Bridge Note	1,000,000	A3 Preferred	833,333
Pre-Merger Financing	8,008,821	A3 Preferred	7,272,561
Total pre-merger financing	$13,013,262		13,445,122
Less:
October Bridge Note received prior to Sep 30, 2020	$(300,000)
Total pre-merger financing post September 30, 2020	$12,713,262

(b)

Represents preliminary estimated direct transaction costs of $2,625,000 payable in cash incurred by Fr8Hub prior to, or concurrent with, the closing, including estimated Fr8Hub’s legal and accounting fees of $875,000 and $ Hudson’s investment banker fees of $1,750,000.

Transaction costs payments of $175,000 and $102,150 were made prior to September 30, 2020 (see notes (c) and (d) below), and $2,347,850 is estimated to be paid after September 30, 2020.

(c)	Represents an amount of $175,000 held in escrow to be used to pay transaction costs in connection with the transactions contemplated by the merger agreement.

(d)	Represents an amount of $102,150 of transaction costs paid prior to September 30, 2020.

(e)	Represents a promissory note to a shareholder in the principal amount of $300,000 which was replaced in October 2020 by a October Bridge note in connection with the shareholder’s participation in the October Bridge financing described in note (a).

(f)	Reflects par value of $0.0001 per share upon closing of the Merger.

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The adjustments included in the unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2020 and the year ended December 31, 2019 are as follows:

(g) The pro forma share calculations are presented as though the Merger occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Merger have been outstanding for the entire periods presented. The pro forma calculation of the weighted average shares outstanding as if the Merger was consummated on January 1, 2019, as follows:

Class	September 30, 2020	Issued post September 30, 2020	To be Issued Prior to Merger	Total Outstanding Prior to Merger	Exchange Ratio	Post-Merger Shares	Hudson Outstanding Ordinary Shares	Pro Forma Outstanding (*)
Common	251,989	1,753	406,109	659,851	1.408617453	929,477	6,406,146	7,335,623
A2 Preferred	1,426,876			1,426,876	1.408617453	2,009,922		2,009,922
A1A Preferred	7,758,329			7,758,329	1.408617453	10,928,517		10,928,517
A1B Preferred	2,977,544			2,977,544	1.408617453	4,194,220		4,194,220
Series Seed	12,175			12,175	1.408617453	17,150		17,150
A3 Preferred			9,544,907	9,544,907	1.408617453	13,445,122		13,445,122
A4 Preferred			625,134	625,134	1.408617453	880,575		880,575

Total	12,426,913	1,753	10,576,150	23,004,816		32,404,983	6,406,146	38,811,129

(*) The holders of the participating securities listed above would have a contractual obligation to share in the losses of the issuing entity. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company or any deemed liquidation event all distributions or proceeds available for the Combined Company’s stockholders would be distributed to all stockholders pari passu and pro rata based on the number of shares held by each stockholder (on an as-converted to common stock basis).

21

RISK FACTORS

The Combined Company will face a market environment that cannot be predicted and that involves significant risks, many of which will be beyond its control. You should carefully consider the risks described below regarding the Redomestication Merger and the Merger, the Hudson business and the Fr8Hub business, together with all of the other information included in this prospectus, before investing in the stock. Risks related to Fr8Hub, including risks related to Fr8Hub’s business, financial position and capital requirements, development, regulatory approval and commercialization, dependence on third parties, intellectual property and taxation, will continue to be applicable to the Combined Company after the closing of the Merger.

Risks Related to the Disposition

No market for Spin-Off Entity Shares currently exists and an active trading market may not develop or be sustained by the Spin-Off Entity after the Disposition. Following the Disposition, the Spin-Off Entity’s Shares may fluctuate significantly, and as such, the value of Hudson shareholders’ in the Spin-Off Entity, if any, is uncertain.

Currently, there is no public market for the Spin-Off Entity Shares. An active trading market may not develop following the Disposition and may not be sustained in the future. The lack of an active market may make it more difficult for our shareholders to sell the Spin-Off Entity’s Shares and could lead to its share price being depressed or volatile. We cannot predict the prices at which the Spin-Off Entity Shares may trade after the Disposition. The market price of its common stock may fluctuate widely, depending on many factors. Accordingly, it is uncertain as to when or at what price Hudson shareholders may be able to sell shares in Spin-Off Entity.

There can be no assurance that the Disposition will occur within our proposed time frame, or at all.

Although we intend to complete the Disposition prior to the Merger, there can be no assurance that the Disposition will occur within our proposed time frame, or at all. The Disposition is a condition precedent to the Closing of the Merger, and is subject to numerous conditions, some of which are outside of our control. These include (i) the preparation, filing and distribution of a prospectus included in a Registration Statement on Form 20-F under the Securities Exchange Act to be filed with the SEC, (ii) the application of the Spin-Off Entity’s Shares trading in the over-the-counter market, (iii) final approval from the Hudson board of directors, and other customary conditions. There can be no assurance that the Spin-Off Entity will be able to obtain any such consents and approvals on the expected timeline of the proposed Disposition. Until the Disposition occurs, the Hudson board will have the discretion to determine and change the terms of the Disposition or to determine not to proceed with the Disposition. If the Disposition does not occur as contemplated by the Merger Agreement, Fr8Hub may not waive such condition, and the Merger may not occur.

The Disposition will be a taxable event to the U.S. Holders of Hudson.

The distribution of the Hudson assets in the newly-created subsidiary (the “Spin-off Entity”), prior to the Redomestication Merger, to the Hudson shareholders will be treated as a dividend, and taxable as ordinary income, to a U.S. Holder to the extent paid out of the U.S. Holder’s share of Hudson’s current and accumulated earnings and profits as determined under U.S. federal income tax accounting principles. Unless Hudson can demonstrate that it calculates earnings and profits under U.S. federal income tax accounting principles, the entire distribution will be reported to U.S. Holders as a dividend. The amount of the dividend to a U.S. Holder will be the fair market value of the shares in the Spin-off Entity that the U.S. Holder receives. If Hudson can demonstrate that it determines earnings and profits under U.S. federal income tax accounting principles, then to the extent that the value of the Spin-off Entity exceeds the U.S. Holder’s share of the current and accumulated earnings and profits of Hudson, the U.S. Holder will first reduce his basis (but not below zero) in his Hudson shares by such excess; any amount of the distribution in excess of his adjusted basis will be taxed as a capital exchange. Any capital gain realized by a U.S. Holder in the Disposition will be long-term gain if the U.S. Holder held his Hudson shares for more than one year as of the date of the Disposition.

There could be adverse United States federal income tax consequences to U.S. Holders on the Disposition if we are or have been a passive foreign investment company.

While we do not believe we are or have been a passive foreign investment company (“PFIC”), there can be no assurance that we are not currently or have been a PFIC during a U.S. Holder’s holding period. If we have been a PFIC for any taxable year during the holding period of a U.S. Holder (and a U.S. Holder of Hudson shares has not made certain elections with respect to its Hudson shares) then the U.S. Holder of Hudson shares could be subject to adverse tax treatment under the PFIC rules. See “Material U.S. Federal Income Tax Consequences of the Redomestication Merger, the Disposition and the Merger—Tax Consequences to U.S. Holders—Effect of the PFIC Rules on the Disposition and the Redomestication Merger” for a more detailed discussion with respect to our potential PFIC status and certain tax implications thereof.

Risks Relating to the Redomestication

As a stockholder of a Delaware company, your rights after the Redomestication Merger will be different from, and may be less favorable than, your current rights as a shareholder of a BVI company.

Upon completion of the Redomestication Merger, the rights of Hudson shareholders will be governed by the Purchaser’s certificate of incorporation, as amended and restated, the Purchaser bylaws, as amended and restated, and applicable Delaware law. While there will be substantial similarities between their rights after the redomestication and their rights as Hudson shareholders prior to the redomestication.

The Redomestication Merger is subject to conditions, including certain conditions that may not be satisfied, or completed on a timely basis, if at all. If Hudson fails to complete the Redomestication Merger, Hudson cannot obtain the expected benefits of the Redomestication Merger and Hudson may suffer administrative losses and expenses based on its efforts to seek the redomestication.

The Redomestication Merger is subject to a number of conditions to completion. These include shareholder approval of the Redomestication Merger, the Merger Agreement, and the proposals related to the amended and restated certificate of incorporation of the Purchaser which will survive after the Redomestication Merger. Hudson cannot predict whether and when these other conditions will be satisfied. Any failure to complete or delay in completing the Redomestication Merger could cost Hudson additional time, expense, effort and attention, as well as cause Hudson not to realize some or all of the benefits expected as a result of completing the Redomestication Merger successfully within its expected time frame. See “The Merger Agreement – Conditions to Completion of the Merger” beginning on page 76.

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Risks Related to the Merger and the Combined Company

The Applicable Per Share Merger Consideration is not adjustable based on the market price of the Hudson ordinary shares so the Merger Consideration at the Closing may have a greater or lesser value than at the time the Merger Agreement was signed.

The Merger Agreement has set the Applicable Per Share Merger Consideration for the Fr8Hub Common Stock, and the Applicable Per Share Merger Consideration is only adjustable upward or downward based on increases or decreases in the number of shares of Fr8Hub’s issued and outstanding capital stock and the number of shares of Fr8Hub capital stock issuable upon the exercise or conversion of other Fr8Hub securities, increases or decreases in the number of shares of Hudson’s issued and outstanding capital stock and the number of shares of Hudson capital stock issuable upon the exercise or conversion of other Hudson securities, as described in the section titled “The Merger—Merger Consideration.” Any changes in the market price of Hudson ordinary shares before the Closing of the Merger will not affect the number of shares Fr8Hub stockholders will be entitled to receive pursuant to the Merger Agreement. Therefore, if before the Closing of the Merger the market price of Hudson ordinary shares declines from the market price on the date of the Merger Agreement, then Fr8Hub stockholders could receive Merger Consideration with substantially lower value. Similarly, if before the Closing of the Merger the market price of Hudson ordinary shares increases from the market price on the date of the Merger Agreement, then Fr8Hub shareholders could receive Merger Consideration with substantially more value for their shares of Fr8Hub capital stock than the parties had negotiated for in the establishment of the Applicable Per Share Merger Consideration. Because the Applicable Per Share Merger Consideration does not adjust as a result of changes in the value of Hudson ordinary shares, for each one percentage point that the market value of Hudson ordinary shares rises or declines, there is a corresponding one percentage point rise or decline, respectively, in the value of the total Merger Consideration issued to Fr8Hub stockholders.

Hudson shareholders will have a significantly reduced ownership and voting interest after the Merger and will exercise less influence over management.

Immediately after the completion of the Merger, it is expected that former holders of Hudson ordinary shares, who now collectively own 100% of Hudson, will own approximately 14.3% of Purchaser Common Stock based on the number of ordinary shares Hudson had outstanding as of February 5, 2021.

The Transactions are subject to approval by the shareholders of both Hudson and Fr8Hub.

In order for the Merger to be completed, both Hudson shareholders and Fr8Hub stockholders must approve all the proposals related to the Transactions; and that requires for Hudson, the affirmative vote of the holders of at least a majority of the ordinary shares present by proxy or in person and entitled to vote at the meeting of stockholders, and for Fr8Hub, shares represented by consent of holders of at least a majority of the outstanding shares entitled to vote, with holders of Fr8Hub shares of preferred stock voting together with Fr8Hub common stock, as a single class and on an as-converted to common stock basis.

Failure to complete the Transactions may result in Hudson or Fr8Hub paying a breakup fee to the other party and could harm the price of Hudson ordinary shares and its future business and operations of each company.

If the Merger is not completed, Hudson and Fr8Hub are subject to the following risks:

●	Hudson may experience negative reactions from the financial markets and Hudson’s customers and employees;

●	the Merger Agreement places certain restrictions on the conduct of Hudson’s business prior to the completion of the Merger or the termination of the Merger Agreement. Such restrictions, the waiver of which is subject to Fr8Hub’s consent, may prevent Hudson from taking certain other specified actions or otherwise pursuing business opportunities during the pendency of the Merger;

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●	if the Merger Agreement is terminated under certain circumstances and certain events occur, Hudson or Fr8Hub will be required to pay the other party a breakup fee of $500,000;

●	the price of Hudson ordinary shares may decline; and

●	costs related to the Merger, such as legal, accounting and investment banking fees must be paid even if the Merger is not completed.

In addition, if the Merger Agreement is terminated and the Hudson board of directors determines to seek another business combination, there can be no assurance that Hudson will be able to find a partner willing to provide equivalent or more attractive consideration than the consideration to be provided by each party in the Merger.

Hudson may be unable to identify and complete an alternative strategic transaction or continue to operate the business due to its limited cash availability, and it may be required to dissolve and liquidate its assets. In such case, Hudson would be required to pay all of its debts and contractual obligations, and to set aside certain reserves for potential future claims, and there can be no assurances as to the amount or timing of available cash, if any, left to distribute to shareholders after paying the debts and other obligations of Hudson and setting aside funds for reserves.

As of June 30, 2020, Hudson’s cash balance was $3,779,082, and its working capital was $7,346,063. Hudson has typically funded its operating costs, acquisition activities, working capital requirements and capital expenditures with proceeds from the issuances of its ordinary shares.

If the conditions to the Merger are not met, the Merger may not occur.

Even if the proposals related to the Transactions are approved by the shareholders of Hudson and the stockholders of Fr8Hub, specified other conditions must be satisfied or waived to complete the Merger. These conditions are set forth in the Merger Agreement and described in the section titled “The Merger Agreement—Conditions to the Closing of the Merger.” Hudson and Fr8Hub cannot assure you that all of the conditions will be satisfied or waived. If the conditions are not satisfied or waived, the Merger may not occur or will be delayed, and Hudson and Fr8Hub each may lose some or all of the intended benefits of the Merger.

The consummation of the Transactions contemplated by the Merger Agreement is dependent upon Hudson and Fr8Hub obtaining all relevant and necessary consents and approvals.

A condition to consummation of the Merger is that Hudson and Fr8Hub obtain certain consents or approvals from third parties, including approval from NASDAQ for the listing of the Purchaser Common Stock on the Nasdaq Capital Market following the Merger and to list the shares of Purchaser Common Stock being issued in the Merger. In addition, the Hudson shareholders must approve the issuance of Purchaser Common Stock pursuant to the Merger Agreement and all Transactions contemplated therein. The Fr8Hub shareholders must adopt the Merger Agreement and approve the Merger, and all Transactions contemplated by the Merger Agreement. There can be no assurance that Hudson or Fr8Hub will be able to obtain all such relevant consents and approvals on a timely basis or at all. Each of Hudson and Fr8Hub has incurred, and expects to continue to incur, significant costs and expenses in connection with the proposed Merger. Any failure to obtain, or delay in obtaining, the necessary consents or approvals would prevent Hudson and Fr8Hub from being able to consummate, or delay the consummation of, the transactions contemplated by the Merger Agreement, which could materially adversely affect the business, financial condition and results of operations of Hudson and Fr8Hub, and, correspondingly, the Combined Company if the Merger is consummated. There is no guarantee that such approvals will be obtained or that such conditions will be satisfied.

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The Transactions may be completed even though material adverse changes may result from the announcement of the Merger, industry-wide changes and other causes.

Hudson can refuse to complete the Merger if there is a material adverse change affecting Fr8Hub between October 10, 2020, the date of the Merger Agreement, and the Closing. However, certain types of changes do not permit Hudson to refuse to complete the Merger, even if such change could be said to have a material adverse effect on Fr8Hub, including:

●	general business or economic conditions affecting the industries in which Fr8Hub operates (except to the extent any changes in such conditions have a disproportionate effect on Fr8Hub relative to other participants in such industries);

●	natural disasters, war or outbreak of hostilities or terrorism;

●	general changes in financial or capital market, or political conditions; or

●	the taking of any action required to be taken by the Merger Agreement.

If adverse changes occur and Hudson still completes the Merger, the Combined Company stock price may suffer. This, in turn, may reduce the value of the Merger to the shareholders of Hudson and Fr8Hub.

The market price of the Combined Company’s common stock following the Merger may decline as a result of the Merger and the Disposition.

The market price of the Purchaser Common Stock may decline as a result of the Merger and the Disposition for a number of reasons including if:

●	investors react negatively to the prospects of Fr8Hub’s business and prospects from the Merger and the Disposition;

●	the effect of the Merger and Disposition on Fr8Hub’s business and prospects is not consistent with the expectations of financial or industry analysts; or

●	the Purchaser does not achieve the perceived benefits of the Merger and the Disposition as rapidly or to the extent anticipated by financial or industry analysts.

The lack of a public market for Fr8Hub shares makes it difficult to determine the fair market value of the Fr8Hub shares, and Fr8Hub stockholders may receive consideration in the Merger that is less than the fair market value of the Fr8Hub shares and/or Hudson may pay more than the fair market value of the Fr8Hub shares.

Fr8Hub is privately held and its capital stock is not traded in any public market. The lack of a public market makes it extremely difficult to determine Fr8Hub’s fair market value. Because the percentage of Purchaser Common Stock to be issued to Fr8Hub’s stockholders was determined based on negotiations between the parties, it is possible that the value of the Purchaser Common Stock to be received by Fr8Hub stockholders will be less than the fair market value of the Fr8Hub shares exchanged therefor, or Hudson may pay more than the aggregate fair market value for Fr8Hub. The formula for the Applicable Per Share Merger Consideration was determined assuming a valuation of $10.0 and $60.0 million of Hudson and Fr8Hub, respectively.

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Hudson and Fr8Hub do not anticipate that the Combined Company will pay any cash dividends in the foreseeable future.

The current expectation is that the Combined Company will retain its future earnings, if any, to fund the development and growth of the Combined Company’s business. As a result, capital appreciation, if any, of the Purchaser Common Stock will be your sole source of gain, if any, for the foreseeable future.

The Proposed Charter provides that derivative actions brought on behalf of the Purchaser, actions against our directors, officers or employees of the Purchaser for breach of fiduciary duty and certain other actions may be brought only in the Court of Chancery in the State of Delaware and the stockholders shall be deemed to have consented to this choice of forum provision, which may have the effect of discouraging lawsuits against our directors, officers, other employees or stockholders.

The Proposed Charter provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for any stockholder (including any beneficial owner) to bring (a) any derivative action or proceeding brought on behalf of the Purchaser, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Purchaser to the Purchaser or the Purchaser’s stockholders, (c) any action asserting a claim against the Purchaser, its directors, officers or employees arising pursuant to any provision of the DGCL or the charter or bylaws, or (d) any action asserting a claim against the Purchaser, its directors, officers or employees governed by the internal affairs doctrine. The federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint, claim or proceeding asserting a cause of action arising under the Exchange Act or the Securities Act. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Stockholders cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of our capital stock shall be deemed to have notice of and consented to the forum provisions in the Proposed Charter.

The choice-of-forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with the Purchaser or its directors, officers or other employees, and may result in increased costs to a stockholder who has to bring a claim in a forum that is not convenient to the stockholder, which may discourage such lawsuits. Although under Section 115 of the DGCL, exclusive forum provisions may be included in a company’s certificate of incorporation, the enforceability of similar forum provisions in other companies’ certificates or incorporation or bylaws has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable. If a court were to find the exclusive forum provision of our Proposed Charter inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and board of directors.

Anti-takeover provisions under Delaware law could make an acquisition of the Combined Company more difficult and may prevent attempts by the Combined Company stockholders to replace or remove the Combined Company management.

Because the Combined Company will be incorporated in Delaware, it is governed by the provisions of Section 203 of the DGCL, which prohibits stockholders owning in excess of 15% of the outstanding Combined Company voting stock from merging or combining with the Combined Company. Although Hudson and Fr8Hub believe these provisions collectively will provide for an opportunity to receive higher bids by requiring potential acquirers to negotiate with the Combined Company’s board of directors, they would apply even if the offer may be considered beneficial by some stockholders. In addition, these provisions may frustrate or prevent any attempts by the Combined Company’s stockholders to replace or remove then current management by making it more difficult for stockholders to replace members of the board of directors, which is responsible for appointing the members of management.

The historical audited and unaudited pro forma condensed combined financial information may not be representative of the Combined Company’s results after the Merger.

The historical audited and unaudited pro forma condensed combined financial information included elsewhere in this prospectus has been presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that actually would have occurred had the Merger been completed as of the date indicated, nor is it indicative of future operating results or financial position.

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Risks Related to Hudson’s Business and Industry

We have a limited operating history in a new and evolving market, which makes it difficult to evaluate our future prospects.

The market for China’s financial services is new and may not develop as expected. The regulatory framework for this market is also evolving and may remain uncertain for the foreseeable future. Potential borrowers may not be familiar with this market and may have difficulty distinguishing our services from those of our competitors. Convincing potential new borrowers of the value of our services is critical to the expansion of our operations.

We launched our services in October 2014 and have a limited operating history. As our business develops or in response to competition, we may continue to introduce new services or make adjustments to our existing services, or make adjustments to our business model. Any significant change to our business model, such as our offering of entrusted loan services, may not achieve expected results and may have a material and adverse impact on our financial conditions and results of operations. It is therefore difficult to effectively assess our future prospects. You should consider our business and prospects in light of the risks and challenges we encounter or may encounter in this developing and rapidly evolving market. These risks and challenges include our ability to, among other things:

●	navigate an evolving regulatory environment;

●	maintain and deepen the relationship our senior management have with the banks and working with a broader base of commercial banks and/or financial institutions;

●	expand the base of borrowers;

●	broaden our operation geographically;

●	enhance our risk management capabilities;

●	improve our operational efficiency;

●	attract, retain and motivate talented employees; and

●	defend ourselves against regulatory, litigation, privacy or other claims.

If we fail to educate potential borrowers and banks about the value of our services, if the market for our services does not develop as we expect, or if we fail to address the needs of our target market, or other risks and challenges, our business and results of operations will be harmed.

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Our historical financial results may not be indicative of our future performance.

Our business had achieved rapid growth since our inception although our business had underperformed for the financial year ended December 31, 2018 and continued to decline for the financial year ended December 31, 2019. Our net revenue increased from $0 for the period from September 16, 2014 (Inception) through December 31, 2014 to $7,781,686 for the year ended December 31, 2015, $15,821,980 for the year ended December 31, 2016, $25,116,139 for the year ended December 31, 2017, decreased to $14,402,329 for the year ended December 31, 2018 and to $1,366,417 for the year ended December 31, 2019. Our net loss was $164,250 for the period from September 16, 2014 (Inception) through December 31, 2014, and increased to a net income of $5,612,025 for the year ended December 31, 2015, $13,888,767 for the year ended December 31, 2016, $24,048,184 for the year ended December 31, 2017, a net loss of $3,818,737 for the year ended December 31, 2018, and a net loss of $61,995,758 for the year ended December 31, 2019. For the first six months of 2020, we posted a net loss of $640,243. Accordingly, our erratic growth rate and the limited history of financial leasing business make it difficult to evaluate our prospects. We may not and will most likely not be able to come back to our historically rapid growth or may not be able to grow our business at all.

If we are unable to maintain or increase the volume of loan transactions facilitated through us or if we are unable to retain existing clients or attract new clients, our business and results of operations will be adversely affected.

The volume of financing facilitated through us has grown rapidly since our inception although we underperformed during the financial years ended December 31, 2018 and December 31, 2019. The total amount of loans facilitated through us was RMB153 million (approximately $22 million) in 2019 compared to RMB659 million (approximately $996 million) in 2018, RMB 16.4 billion (approximately $2,429 million) in 2017, RMB9.8 billion (approximately $1,471 million) in 2016 and RMB 4.5 billion (approximately $728 million) in 2015, which increased substantially from zero in 2014 (we only began operations in October 2014). For the first six months of 2020, we did not facilitate any loans. To resume our high growth momentum of growth, we must increase the volume of loan transactions by retaining current customers and attracting more customers.

The overall transaction volume may be affected by several factors, including our brand recognition and reputation, the interest rates offered to borrowers relative to market rates, the effectiveness of our risk control, the repayment rate of our borrowers, the efficiency of our services, the macroeconomic environment and other factors. In connection with the introduction of new products or in response to general economic conditions, we may also impose more stringent borrower qualifications to ensure the quality of borrowers referred by us, which may negatively affect the growth of loan volume.

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If we are unable to attract qualified borrowers and sufficient bank commitments or if borrowers do not continue to use our services at the current rates, we might be unable to increase our transaction volume and revenues as we expect, and our business and results of operations may be adversely affected.

If we are unable to maintain low default rates for loans facilitated by us, our business and results of operations may be materially and adversely affected.

Investments in loans referred by us involve inherent risks as the return of the principal on a loan investment made through us is not guaranteed, although we aim to limit losses due to borrower defaults to within an industry acceptable range through various preventive measures we have taken or will take.

Our ability to attract borrowers and banks, and build trust in, our services is significantly dependent on our ability to effectively evaluate a borrower’s credit profile and maintain low default rates. To conduct this evaluation, we have employed a series of risk management procedures and developed a proprietary credit assessment and decisioning model. Our credit scoring model aggregates and analyzes the data submitted by a borrower as well as the data we collect from a number of internal and external sources, and then generates a score for the prospective borrower. The score will be used to determine the credit-worthiness of a borrower and whether we should sign a service contract with that borrower.

If we are unable to effectively and accurately assess the credit profiles of borrowers, we may either be unable to offer attractive fee rates or returns to borrowers, or unable to maintain low default rates of loans facilitated by us. If we expand to serve new borrower groups beyond prime borrowers in the future, we may find it difficult or unable to maintain low default rates of loans facilitated through us. If widespread borrower defaults were to occur, banks will incur losses and lose confidence in our services and our business and results of operations may be materially and adversely affected.

Our business depends on the continued efforts of our senior management. If one or more of our key executives were unable or unwilling to continue in their present positions, our business may be severely disrupted.

Our operations were heavily dependent on the relationship our executive management, particularly Jianxin Lin and Jinchi Xu, have with our bank partners. We do not have any formal agreement with our bank partners for the provision of commercial payment advisory services, intermediary bank loan advisory services or the international corporate financing advisory service. While Mr. Jianxin Lin was our largest shareholder and Mr. Xu was our Chief Operating Officer and Chief Financial Officer and although we have provided different incentives to them, we were unfortunately unable to retain their services. Mr. Lin and Mr. Xu have been replaced by Mr. Warren Wang and Mr. Hon Man Yun, respectively and we are now dependent on them to formulate a new strategy and lead us into the new phase of growth and direction. We cannot assure you that we can continue to retain their services. If we are unable to replace them easily or at all, our business may be severely disrupted and our financial condition and results of operations may be materially and adversely affected, and we may incur additional expenses to recruit, train and retain qualified personnel. In addition, although we have entered into confidentiality and non-competition agreements with our management, there is no assurance that any member of our management team will not join our competitors or form a competing business. If any dispute arises between our current or former officers and us, we may have to incur substantial costs and expenses in order to enforce such agreements in China or we may be unable to enforce them at all.

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Our business is dependent on the continued efforts of our senior management, some of whom have interests and responsibilities outside of our business. Apart from the possibility of a conflict of interest, if one or more of them is/are unable to devote sufficient time and effort to our business, our business may be adversely impacted.

Our business is still in its infancy and our growth is dependent on the availability and efforts of our senior management. However certain members of our management have commitments and responsibilities outside of our Company. Apart from the possibility of a conflict of interest, if any of our management is unable to provide sufficient time, and effort to our business, our business may be adversely impacted.

Successful strategic relationships with the banks are important for our future success.

Our operations are heavily dependent on the relationship our senior management has with our bank partners. We anticipate that we will continue to leverage our strategic relationships with the existing bank partners to grow our business while we will also pursue new relationships with other banks or financial institutions. Identifying, negotiating and documenting relationships with these partners require significant time and resources. We do not have any current agreements with our present banking partners and accordingly are not prohibited from working with their competitors or from offering competing services and vice versa. Our competitors may be effective in providing incentives to our partners to favor their products or services. Certain types of partners may devote more resources to support their own competing businesses. In addition, these partners may not perform as expected under our “agreements” with them and we may have disagreements or disputes with such partners, which could adversely affect our brand and reputation. If we cannot successfully maintain effective strategic relationships with these bank partners, our business will be harmed.

We may not be familiar with new regions or markets we enter and may not be successful in offering new products and services.

We may expand our business and enter other regional markets in the future. However, we may be unable to replicate our success in Fujian province in new markets. In expanding our business, we may enter markets in which we have limited, or no, experience. We may not be familiar with the local business and regulatory environment and we may fail to attract a sufficient number of customers due to our limited presence in that region. In addition, competitive conditions in new markets may be different from those in our existing market and may make it difficult or impossible for us to operate profitably in these new markets. If we are unable to manage these and other difficulties in our expansion into other regions in China, our prospects and results of operations may be adversely affected.

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As we continuously adjust our business strategies in response to the changing market and evolving customer needs, our new business initiatives will likely lead us to offer new products and services. However, we may not be able to successfully introduce new products or services to address our customers’ needs because we may not have adequate capital resources or lack the relevant experience or expertise or otherwise. In addition, we may be unable to obtain regulatory approvals for our new products and services. Furthermore, our new products and services may involve increased and unperceived risks and may not be accepted by the market and they may not be as profitable as we anticipated, or at all. If we are unable to achieve the intended results for our new products and services, our business, financial condition, results of operations and prospects may be adversely affected.

Our business model could be negatively affected by changes and fluctuation in the banking industry.

Our business model is premised on the fact that SMEs and microenterprises are generally underserved by the banking industry because commercial banks in China have been reluctant to lend to SMEs and microenterprises without credit support, such as third-party guarantees, or adequate collateral of tangible assets, and we believe that they will remain so in the foreseeable future. This has created opportunities for us to develop and expand our business. However, new trends in the banking industry or the applicable regulatory requirements may alleviate the high transaction costs or the lack of collateral and public information generally associated with bank financing to our target clients or otherwise make this business more attractive to banks. In the event that commercial banks begin to compete with us by making loans directly to our target clients without our facilitation, we may experience less demand for and greater competition with respect to our financial leasing business. Furthermore, any such direct competition with our cooperating banks will undermine our relationship with them and may adversely affect our business, results of operations and prospects.

In addition, our business may be subject to factors affecting the banking industry generally, such as the abrupt spike in China’s interbank rates and the subsequent fears of tightened liquidity as experienced by Chinese banks in the second and third quarters of 2013, as well as the increasing non-performing loan ratios as reported by the banking industry in 2014. Such factors adversely affecting China’s banking industry may result in constraints on the banking system’s liquidity and subsequent reductions in the amount of, or tightened approval requirements for, loans available to our clients. As a result, we may experience reduced demand for our services as the banks may have less available funding.

Fraudulent activity associated with borrowers referred by us could negatively impact our operating results, brand and reputation and cause the use of our financing products and services to decrease.

We are subject to the risk of fraudulent activity associated with borrowers and third parties handling borrower information. Our resources, technologies and fraud detection tools may be insufficient to accurately detect and prevent fraud. Significant increases in fraudulent activity could negatively impact our brand and reputation, reduce the volume of loan transactions facilitated through us and lead us to take additional steps to reduce fraud risk, which could increase our costs. High profile fraudulent activity could even lead to regulatory intervention, and may divert our management’s attention and cause us to incur additional expenses and costs. Although we have not experienced any material business or reputational harm as a result of fraudulent activities in the past, we cannot rule out the possibility that any of the foregoing may occur causing harm to our business or reputation in the future. If any of the foregoing were to occur, our results of operations and financial conditions could be materially and adversely affected.

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Misconduct, errors and failure to function by our management and employees could harm our business and reputation.

We are exposed to many types of operational risks, including the risk of misconduct and errors by our management and employees. Our business depends on our management and employees to interact with potential borrowers, conduct due diligence review and collect borrowers’ information, all of which involve the use and disclosure of personal information. We could be materially adversely affected if transactions were redirected, misappropriated or otherwise improperly executed, if personal information was disclosed to unintended recipients or if an operational breakdown or failure in the processing of transactions occurred, whether as a result of human error, purposeful sabotage or fraudulent manipulation of our operations or systems. In addition, the manner in which we store and use certain personal information and interact with borrowers and banks is governed by various PRC laws. It is not always possible to identify and deter misconduct or errors by management and employees, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses. If any of our management and employees take, convert or misuse funds, documents or data or fail to follow protocol when interacting with borrowers and investors, we could be liable for damages and subject to regulatory actions and penalties. We could also be perceived to have facilitated or participated in the illegal misappropriation of funds, documents or data, or the failure to follow protocol, and therefore we could be subject to civil liability and our relevant management and employees could be subject to criminal liability.

The laws and regulations governing the financial advisory service industry in China are developing and evolving and subject to changes. If our practice is deemed to violate any PRC laws or regulations, our business, financial conditions and results of operations would be materially and adversely affected.

Due to the relatively short history of the financial advisory service industry in China, the regulatory framework governing our industry is under development by the PRC government.

As of the date of this prospectus, we have not been subject to any material fines or other penalties under any PRC laws or regulations including those governing the financial advisory service industry in China. However, if our practice is deemed to violate any rules, laws or regulations, we may face injunctions, including orders to cease illegal activities, and may be exposed to other penalties as determined by the relevant government authorities as well. If such situations occur, our business, financial condition and prospects would be materially and adversely affected. In addition, given the evolving regulatory environment in which we operate, we cannot rule out the possibility that the PRC government will institute a licensing regime covering our industry. If such a licensing regime were introduced, we cannot assure you that we would be able to obtain any newly required license in a timely manner, or at all, which could materially and adversely affect our business and impede our ability to continue our operations.

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We had previously made several direct loans to selected corporate clients in contravention of the PRC Lending General Provisions and may be subject to fines by the People’s Bank of China (“PBOC”).

From the inception of the Company to the end of its fiscal year of 2019, we made a total of $45,514,815 in direct loans to 6 clients with interest rates from 8% to 16%. The terms of these loans were generally for six to twelve months. We earned $6,182,343 in interest for making these loans.

As advised by our PRC legal counsel, Sino-Integrity Law Firm, such direct lending activities with corporate clients are not in compliance with certain provisions of the Lending General Provisions, under which, the PBOC could impose fines on us and the amount of the potential fine would be no less than one time but no more than five times the gains that we obtained from such direct lending activities. The gains from said lending activities that were subject to PBOC’S regulation were approximately $6.1 million and accordingly, the potential fine would be no less than $6.1 million and no more than $30.5 million However, pursuant to Provisions of the Supreme People’s Court on Several Issues Concerning the Application of Law in the Trial of Private Lending Cases, private lending contracts relating to direct private lending activities between companies (such as ours) are effective if such lending activities are not part of the ordinary business of the lender. Therefore, according to our PRC legal counsel and based on past practices and recent interpretation of the Supreme People’s Court, it is unlikely PBOC will impose any fines or penalties on us. However, we cannot assure that no such fines or other punitive actions will be taken against us.

If our financial advisory services do not achieve sufficient market acceptance, our financial results and competitive position will be harmed.

We incur expenses and consume resources upfront to develop, acquire and market new financial advisory services. New services must achieve high levels of market acceptance in order for us to recoup our investment in developing, acquiring and bringing them to market.

Our existing or new loan or wealth management products that we refer our customers and changes to our services could fail to attain sufficient market acceptance for many reasons, including but not limited to:

●	our failure to predict market demand accurately and supply loan and wealth management products that meet this demand in a timely fashion;

●	borrowers and investors using our services may not like, find useful or agree with any changes;

●	our failure to properly price new loan and wealth management products;

●	defects, errors or failures in our services;

●	negative publicity about our services or our effectiveness;

●	views taken by regulatory authorities that the new products or our services do not comply with PRC laws, rules or regulations applicable to us; and

●	the introduction or anticipated introduction of competing products by our competitors.

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If our new loan products or service changes do not achieve adequate acceptance in the market, our competitive position, results of operations and financial condition could be harmed.

If we do not compete effectively, our results of operations could be harmed.

The financing service industry in China is intensely competitive and evolving. We compete with a large number of companies that provide financing services. We also compete with financial products and companies that attract borrowers, investors or both. With respect to borrowers, we primarily compete with traditional financial institutions, such as finance business units in commercial banks, and other finance companies. With respect to borrowers to purchase wealth management products, we primarily compete with other investment products and asset classes, such as equities, bonds, investment trust products, bank savings accounts, real estate and alternative asset classes.

Our competitors operate with different business models, have different cost structures or participate selectively in different market segments. They may ultimately prove more successful or more adaptable to new regulatory, technological and other developments. Some of our current and potential competitors have significantly more financial, technical, marketing and other resources than we do and may be able to devote greater resources to the development, promotion, sale and support of their platforms. Our competitors may also have longer operating histories, more extensive borrower or investor bases, greater brand recognition and brand loyalty and broader partner relationships than us. Additionally, a current or potential competitor may acquire one or more of our existing competitors or form a strategic alliance with one or more of our competitors. Our competitors may be better at developing new products, offering more attractive investment returns or lower fees, responding faster to new technologies and undertaking more extensive and effective marketing campaigns. In response to competition and in order to grow or maintain the volume of loan transactions facilitated through us, we may have to offer higher investment return to investors or charge lower transaction fees, which could materially and adversely affect our business and results of operations. If we are unable to compete with such companies and meet the need for innovation in our industry, the demand for our services could stagnate or substantially decline, we could experience reduced revenues or we could fail to achieve or maintain more widespread market acceptance, any of which could harm our business and results of operations.

Our direct lending/entrusted loan activities are subject to greater credit risks than larger lenders, which could adversely affect our results of operations.

There are inherent risks associated with our direct lending activities, including credit risk, which is the risk that borrowers may not repay the outstanding loans balances in our direct loan activities. So far, our direct lending clients have all been SMEs. These borrowers generally have fewer financial resources in terms of capital or borrowing capacity than larger entities and may have fewer financial resources to weather a downturn in the economy. Such borrowers may expose us to greater credit risks than lenders lending to larger, better-capitalized state-owned businesses with longer operating histories. Conditions such as inflation, economic downturn, local policy change, adjustment of industrial structure and other factors beyond our control may increase our credit risk more than such events would affect larger lenders.

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Our quarterly results may fluctuate significantly and may not fully reflect the underlying performance of our business.

Our quarterly results of operations, including the levels of our net revenues, expenses, net income and other key metrics, may vary significantly in the future due to a variety of factors, some of which are outside of our control, and period-to-period comparisons of our operating results may not be meaningful, especially given our limited operating history. Accordingly, the results for any one quarter are not necessarily an indication of future performance. Fluctuations in quarterly results may adversely affect the price of our ordinary shares.

In addition, we may experience seasonality in our business, reflecting seasonal fluctuations in SME’s bank financing patterns. For example, we may experience lower transaction value during national holidays in China, particularly during the Chinese New Year holiday season in the first quarter of each year.

We may be involved in legal proceedings arising from our operations.

We may become involved in disputes with borrowers, bank lenders and/or other parties in connection with provision of our financial advisory services. In particular, the bank lenders may name us as a defendant in its collection proceeding against the borrowers we introduced. These disputes may lead to legal proceedings, and may cause us to suffer costs. Such legal proceedings may also adversely affect our reputation which in turn could lead to a slowdown in our new business opportunities.

If we fail to promote and maintain our brand in an effective and cost-efficient way, our business and results of operations may be harmed.

We believe that developing and maintaining awareness of our brand effectively is critical to attracting new and retaining existing borrowers and investors to us. Successful promotion of our brand and our services depend largely on the effectiveness of our marketing efforts and the success of the channels we use to promote our services. Our efforts may not result in increased revenues in the immediate future or at all and, even if they do, any increases in revenues may not offset the expenses incurred. If we fail to successfully promote and maintain our brand while incurring substantial expenses, our results of operations and financial condition would be adversely affected, which may impair our ability to grow our business.

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A severe or prolonged downturn in the Chinese or global economy could materially and adversely affect our business and financial condition.

Any prolonged slowdown in the Chinese or global economy may have a negative impact on our business, results of operations and financial condition. In particular, general economic factors and conditions in China or worldwide, including the general interest rate environment and unemployment rates, may affect borrower willingness to seek loans and investor ability and desire to invest in loans. Economic conditions in China are sensitive to global economic conditions. The global financial markets have experienced significant disruptions since 2008 and the United States, Europe and other economies have experienced periods of recession. The recovery from the lows of 2008 and 2009 has been uneven and there are new challenges. There is considerable uncertainty over the long-term effects of the expansionary monetary and fiscal policies adopted by the central banks and financial authorities of some of the world’s leading economies, including the United States and China. There have also been concerns about the economic effect of the tensions in the relationship between China and surrounding Asian countries. Adverse economic conditions could also reduce the number of qualified borrowers seeking loans through us. Should any of these situations occur, the amount of loans facilitated through us and our net revenues will decline, and our business and financial conditions will be negatively impacted. Additionally, continued turbulence in the international markets may adversely affect our ability to access the capital markets to meet liquidity needs.

We may need additional capital, and financing may not be available on terms acceptable to us, or at all.

We have incurred tremendous losses the past two financial years. We may need additional cash resources in the future if we experience changes in business conditions or other developments. We may also need additional cash resources in the future if we find and wish to pursue opportunities for investment, acquisition, capital expenditure or similar actions. If we determine that our cash requirements exceed the amount of cash and cash equivalents we have on hand at the time, we may seek to issue equity or debt securities or obtain credit facilities. The issuance and sale of additional equity would result in further dilution to our shareholders. The incurrence of indebtedness would result in increased fixed obligations and could result in operating covenants that would restrict our operations. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all.

From time to time we may evaluate and potentially consummate strategic investments or acquisitions, which could require significant management attention, disrupt our business and adversely affect our financial results.

We may evaluate and consider strategic investments, combinations, acquisitions or alliances to further increase the value of our services and better serve borrowers and investors. These transactions could be material to our financial condition and results of operations if consummated. If we are able to identify an appropriate business opportunity, we may not be able to successfully consummate the transaction and, even if we do consummate such a transaction, we may be unable to obtain the benefits or avoid the difficulties and risks of such transaction.

Strategic investments or acquisitions will involve risks commonly encountered in business relationships, including:

●	difficulties in assimilating and integrating the operations, personnel, systems, data, technologies, products and services of the acquired business;

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●	inability of the acquired technologies, products or businesses to achieve expected levels of revenue, profitability, productivity or other benefits;

●	difficulties in retaining, training, motivating and integrating key personnel;

●	diversion of management’s time and resources from our normal daily operations;

●	difficulties in successfully incorporating licensed or acquired technology and rights into our platform and loan products;

●	difficulties in maintaining uniform standards, controls, procedures and policies within the combined organizations;

●	difficulties in retaining relationships with customers, employees and suppliers of the acquired business;

●	risks of entering markets in which we have limited or no prior experience;

●	regulatory risks, including remaining in good standing with existing regulatory bodies or receiving any necessary pre-closing or post-closing approvals, as well as being subject to new regulators with oversight over an acquired business;

●	assumption of contractual obligations that contain terms that are not beneficial to us, require us to license or waive intellectual property rights or increase our risk for liability;

●	failure to successfully further develop the acquired technology;

●	liability for activities of the acquired business before the acquisition, including intellectual property infringement claims, violations of laws, commercial disputes, tax liabilities and other known and unknown liabilities;

●	potential disruptions to our ongoing businesses; and

●	unexpected costs and unknown risks and liabilities associated with strategic investments or acquisitions.

We may not make any investments or acquisitions, or any future investments or acquisitions may not be successful, may not benefit our business strategy, may not generate sufficient revenues to offset the associated acquisition costs or may not otherwise result in the intended benefits. In addition, we cannot assure you that any future investment in or acquisition of new businesses or technology will lead to the successful development of new or enhanced loan products and services or that any new or enhanced loan products and services, if developed, will achieve market acceptance or prove to be profitable.

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The future development and implementation of anti-money laundering laws in China may increase our obligation to supervise and report transactions with our customers, thereby increasing our compliance efforts and costs and exposing us to criminal measures or administrative sanctions for non-compliance.

We believe that we are not currently subject to PRC anti-money laundering laws and regulations and are not required to establish specific identification and reporting procedures relating to anti-money laundering. PRC laws and regulations relating to anti-money laundering have evolved significantly in recent years and may continue to develop. In the future, we may be required to supervise and report transactions with our customers for anti-money laundering or other purposes, which may increase our compliance efforts and costs and may expose us to potential criminal measures or administrative sanctions if we fail to establish and implement the required procedures or otherwise fail to comply with the relevant laws and regulations.

Competition for employees is intense, and we may not be able to attract and retain the qualified and skilled employees needed to support our business.

We believe our success depends on the efforts and talent of our employees, including risk management, software engineering, financial and marketing personnel. Our future success depends on our continued ability to attract, develop, motivate and retain qualified and skilled employees. Competition for highly skilled technical, risk management and financial personnel is extremely intense. We may not be able to hire and retain these personnel at compensation levels consistent with our existing compensation and salary structure. Some of the companies with which we compete for experienced employees have greater resources than we have and may be able to offer more attractive terms of employment.

In addition, we invest significant time and expenses in training our employees, which increases their value to competitors who may seek to recruit them. If we fail to retain our employees, we could incur significant expenses in hiring and training their replacements, and the quality of our services and our ability to serve borrowers and investors could diminish, resulting in a material adverse effect to our business.

Increases in labor costs in the PRC may adversely affect our business and results of operations.

The economy in China has experienced increases in inflation and labor costs in recent years. As a result, average wages in the PRC are expected to continue to increase. In addition, we are required by PRC laws and regulations to pay various statutory employee benefits, including pension, housing fund, medical insurance, work-related injury insurance, unemployment insurance and maternity insurance to designated government agencies for the benefit of our employees. The relevant government agencies may examine whether an employer has made adequate payments to the statutory employee benefits, and those employers who fail to make adequate payments may be subject to late payment fees, fines and/or other penalties. We expect that our labor costs, including wages and employee benefits, will continue to increase. Unless we are able to control our labor costs or pass on these increased labor costs to our users by increasing the fees of our services, our financial condition and results of operations may be adversely affected.

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We do not have any business insurance coverage.

Insurance companies in China currently do not offer as extensive an array of insurance products as insurance companies in more developed economies. Currently, we do not have any business liability or disruption insurance to cover our operations. We have determined that the costs of insuring for these risks and the difficulties associated with acquiring such insurance on commercially reasonable terms make it impractical for us to have such insurance. Any uninsured business disruptions may result in our incurring substantial costs. Furthermore, we do not maintain key man life insurance on any of members of key management. In the event any key member were to be unable to continue their services for any reason including death or disability, our operations will be severely impacted which, in turn, will severely impact our revenue and profitability.

Our ability to protect the confidential information of our borrowers may be adversely affected by cyber-attacks, computer viruses, physical or electronic break-ins or similar disruptions.

We collect, store and process certain personal and other sensitive data from our borrowers, which makes our computer systems an attractive target and potentially vulnerable to cyber- attacks, computer viruses, physical or electronic break-ins or similar disruptions. While we have taken steps to protect the confidential information that we have access to, our security measures could be breached. Because techniques used to sabotage or obtain unauthorized access to systems change frequently and generally are not recognized until they are launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. Any accidental or willful security breaches or other unauthorized access to our computer systems could cause confidential borrower information to be stolen and used for criminal purposes. Security breaches or unauthorized access to confidential information could also expose us to liability related to the loss of the information, time-consuming and expensive litigation and negative publicity. If security measures are breached because of third-party action, employee error, malfeasance or otherwise, or if design flaws in our technology infrastructure are exposed and exploited, our relationships with borrowers and investors could be severely damaged, we could incur significant liability and our business and operations could be adversely affected.

Our operations depend on the performance of the internet infrastructure and fixed telecommunications networks in China.

Almost all access to the internet in China is maintained through state-owned telecommunication operators under the administrative control and regulatory supervision of the Ministry of Industry and Information Technology, or the MIIT. We primarily rely on a limited number of telecommunication service providers to provide us with data communications capacity through local telecommunications lines and internet data centers to host our servers. We have limited access to alternative networks or services in the event of disruptions, failures or other problems with China’s internet infrastructure or the fixed telecommunications networks provided by telecommunication service providers. After our platform is established and with the expansion of our business, we may be required to upgrade our technology and infrastructure to keep up with the increasing traffic on our platform. We cannot assure you that the internet infrastructure and the fixed telecommunications networks in China will be able to support the demands associated with the continued growth in internet usage.

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In addition, we have no control over the costs of the services provided by telecommunication service providers. If the prices we pay for telecommunications and internet services rise significantly, our results of operations may be adversely affected. Furthermore, if internet access fees or other charges to internet users increase, our user traffic may decline and our business may be harmed.

Any significant disruption in service on our computer systems, including events beyond our control, could prevent us from processing loans, reviewing borrowers’ applications and materials, reduce the attractiveness of our services and result in a loss of borrowers.

In the event of an outage and physical data loss, our ability to perform our servicing obligations, process applications or make loans available would be materially and adversely affected. The satisfactory performance, reliability and availability of our computer system and the material information save therein are critical to our operations, customer service, reputation and our ability to retain existing and attract new borrowers. Much of our system hardware is hosted in a leased facility located in Beijing that is operated by our IT Staff. We also maintain a real-time backup system at a separate facility also located in Beijing. Our operations depend on our ability to protect our systems against damage or interruption from natural disasters, power or telecommunications failures, air quality issues, environmental conditions, computer viruses or attempts to harm our systems, criminal acts and similar events. If there is a lapse in service or damage to our leased Beijing facilities, we could experience interruptions in our service as well as delays and additional expense in arranging new facilities.

Any interruptions or delays in our service, whether as a result of third-party error, our error, natural disasters or security breaches, whether accidental or willful, could harm our relationships with our borrowers and our reputation. Additionally, in the event of damage or interruption, our insurance policies may not adequately compensate us for any losses that we may incur. Our disaster recovery plan has not been tested under actual disaster conditions, and we may not have sufficient capacity to recover all data and services in the event of an outage. These factors could prevent us from processing or posting payments on loans, damage our brand and reputation, divert our employees’ attention, subject us to liability and cause borrowers to abandon our services, any of which could adversely affect our business, financial condition and results of operations.

We may not be able to prevent others from unauthorized use of our intellectual property, which could harm our business and competitive position.

We regard our trademarks, domain names, know-how, proprietary technologies and similar intellectual property as critical to our success, and we rely on a combination of intellectual property laws and contractual arrangements, including confidentiality, invention assignment and non-compete agreements with our employees and others to protect our proprietary rights. We have made application for thirteen trademarks, six of which have been approved and the remaining seven are pending with the Trademark Office under the State Administration for Industry and Commerce. Thus, we cannot assure you that any of our intellectual property rights would not be challenged, invalidated, circumvented or misappropriated, or such intellectual property will be sufficient to provide us with competitive advantages. In addition, because of the rapid pace of technological change in our industry, parts of our business rely on technologies developed or licensed by third parties, and we may not be able to obtain or continue to obtain licenses and technologies from these third parties on reasonable terms, or at all.

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It is often difficult to register, maintain and enforce intellectual property rights in China. Statutory laws and regulations are subject to judicial interpretation and enforcement and may not be applied consistently due to the lack of clear guidance on statutory interpretation. Confidentiality, invention assignment and non-compete agreements may be breached by counterparties, and there may not be adequate remedies available to us for any such breach. Accordingly, we may not be able to effectively protect our intellectual property rights or to enforce our contractual rights in China. Preventing any unauthorized use of our intellectual property is difficult and costly and the steps we take may be inadequate to prevent the misappropriation of our intellectual property. In the event that we resort to litigation to enforce our intellectual property rights, such litigation could result in substantial costs and a diversion of our managerial and financial resources. We can provide no assurance that we will prevail in such litigation. In addition, our trade secrets may be leaked or otherwise become available to, or be independently discovered by, our competitors. To the extent that our employees or consultants use intellectual property owned by others in their work for us, disputes may arise as to the rights in related know-how and inventions. Any failure in protecting or enforcing our intellectual property rights could have a material adverse effect on our business, financial condition and results of operations.

We may be subject to intellectual property infringement claims, which may be expensive to defend and may disrupt our business and operations.

We cannot be certain that our operations or any aspects of our business do not or will not infringe upon or otherwise violate trademarks, patents, copyrights, know-how or other intellectual property rights held by third parties. We may be from time to time in the future subject to legal proceedings and claims relating to the intellectual property rights of others. In addition, there may be third-party trademarks, patents, copyrights, know-how or other intellectual property rights that are infringed by our products, services or other aspects of our business without our awareness. Holders of such intellectual property rights may seek to enforce such intellectual property rights against us in China, the United States or other jurisdictions. If any third-party infringement claims are brought against us, we may be forced to divert management’s time and other resources from our business and operations to defend against these claims, regardless of their merits.

Additionally, the application and interpretation of China’s intellectual property right laws and the procedures and standards for granting trademarks, patents, copyrights, know-how or other intellectual property rights in China are still evolving and are uncertain, and we cannot assure you that PRC courts or regulatory authorities would agree with our analysis. If we were found to have violated the intellectual property rights of others, we may be subject to liability for our infringement activities or may be prohibited from using such intellectual property, and we may incur licensing fees or be forced to develop alternatives of our own. As a result, our business and results of operations may be materially and adversely affected.

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If we cannot maintain our corporate culture as we grow, we could lose the innovation, collaboration and focus that contribute to our business.

We believe that a critical component of our success is our corporate culture, which we believe fosters innovation, encourages teamwork and cultivates creativity. As we develop the infrastructure of a public company and continue to grow, we may find it difficult to maintain these valuable aspects of our corporate culture. Any failure to preserve our culture could negatively impact our future success, including our ability to attract and retain employees, encourage innovation and teamwork and effectively focus on and pursue our corporate objectives.

We face risks related to natural disasters, health epidemics and other outbreaks, which could significantly disrupt our operations.

We are vulnerable to natural disasters and other calamities. Fire, floods, typhoons, earthquakes, power loss, telecommunications failures, break-ins, war, riots, terrorist attacks or similar events may give rise to server interruptions, breakdowns, system failures, technology platform failures or internet failures, which could cause the loss or corruption of data or malfunctions of software or hardware as well as adversely affect our ability to provide products and services on our platform.

Our business could also be adversely affected by the effects of Zika virus, Ebola virus disease, H1N1 flu, H7N9 flu, avian flu, Severe Acute Respiratory Syndrome, or SARS, COVID-19 or other epidemics and pandemics. Our business operations could be disrupted if any of our employees is suspected of having Zika virus, Ebola virus disease, H1N1 flu, H7N9 flu, avian flu, SARS, COVID-19 or other epidemics or pandemics, since it could require our employees to be quarantined and/or our offices to be closed and disinfected. In addition, our results of operations could be adversely affected to the extent that any of these epidemics harms the Chinese economy in general.

War, terrorism, other acts of violence or natural or man-made disasters, including a global pandemic, may affect the markets in which the Company operates, the Company’s customers, the Company’s delivery of products and customer service, and could have a material adverse impact on our business, results of operations, or financial conditions.

The Company’s business may be adversely affected by instability, disruption or destruction in a geographic region in which it operates, regardless of cause, including war, terrorism, riot, civil insurrection or social unrest, and natural or man-made disasters, including famine, food, fire, earthquake, storm or pandemic events and spread of disease (including the recent outbreak of the coronavirus commonly referred to as “COVID-19”). Such events may cause customers to suspend their decisions on using the Company’s products and services. Also, the occurrence of an uncontrollable event such as the COVID-19 pandemic is likely to result in social distancing, travel bans and quarantine, and this may limit access to our facilities, customers, management, support staff and professional advisors. These, in turn, will not only impact our operations, financial condition and demand for our goods and services but our overall ability to react timely to mitigate the impact of this event. Also, it will substantially hamper our efforts to provide our investors with timely information and comply with our filing obligations with the Securities and Exchange Commission.

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Risks Related to Hudson’s Corporate Structure

If the PRC government deems that the contractual arrangements in relation to our variable interest entity do not comply with PRC governmental restrictions on foreign investment, or if these regulations or the interpretation of existing regulations changes in the future, we could be subject to penalties or be forced to relinquish our interests in those operations.

Foreign ownership of certain types of internet businesses, such as internet information services, is subject to restrictions under applicable PRC laws, rules and regulations. For example, foreign investors are generally not permitted to own more than 50% of the equity interests in a value-added telecommunication service provider. Any such foreign investor must also have experience and a good track record in providing value-added telecommunications services overseas. Accordingly, under current and applicable PRC laws, it is possible that we acquire up to 50% equity interests in Sheng Ying Xin. However, if we were to acquire more than 50% of the equity interests in Sheng Ying Xin, Sheng Ying Xin will lose its ICP License. Under current PRC laws, any foreign-invested entity providing value-added telecommunication services is required to demonstrate to the relevant branch of the Ministry of Industry and Information Technology (the “MIIT”), namely in our case, the Beijing Communication Administration, that its foreign investors have a positive track of, and operation experience in operating value-added telecommunication services outside the PRC. In practice, the Beijing Communication Administration makes a determination after sixty (60) days after receiving the complete set of application documents. We believe that we presently do not have the necessary experience and track record in providing value- added telecommunications services overseas and intend to take steps to build a track record and accumulate the requisite experience in anticipation that we may acquire the equity interests in Sheng Ying Xin when the restrictions on percentage of foreign ownership are eased or lifted. There is however no guarantee that we will be successful in this endeavor and if we are unsuccessful, we will not be able to acquire the equity interests in Sheng Ying Xin.

All our revenue is generated by contractually controlled and managed entity, Sheng Ying Xin and its wholly-owned subsidiaries, Kashgar SYX and Fu Hui (Shenzhen) Commercial Factoring Co., Ltd., and Fuhui (Xiamen) Commercial Factoring Co., Ltd. Sheng Ying Xin is 99% directly owned by our former Chief Executive Officer, Mr. Jianxin Lin and 1% indirectly owned by Mr. Lin through his nominee, Mr. Shaoyong Huang. On December 30, 2018, Sheng Ying Xin disposed one of its wholly-owned subsidiaries, Beijing Anytrust Science & Technology Co., Ltd to reduce operating losses.

The contractual arrangements give us effective control over Sheng Ying Xin and enable us to obtain substantially all of the economic benefits arising from it as well as consolidate the financial results of it in our results of operations. Although the structure we have adopted is consistent with longstanding industry practice, and is commonly adopted by comparable companies in China, the PRC government may not agree that these arrangements comply with PRC licensing, registration or other regulatory requirements, with existing policies or with requirements or policies that may be adopted in the future.

In the opinion of Sino-Integrity Law firm, our PRC counsel, the ownership structures of our wholly-foreign owned enterprise and our variable interest entity in China, both currently and immediately after giving effect to this offering, do not and will not violate any applicable PRC law, regulation or rule currently in effect based on the current interpretation of those law, regulation or rule; and the contractual arrangements between our wholly-foreign owned enterprise, our variable interest entity and their respective equity holders governed by PRC law are valid, binding and enforceable in accordance with their terms and applicable PRC laws and regulations currently in effect and will not violate any applicable PRC law, rule or regulation currently in effect based on the current interpretation of those law, regulation or rule. However, Sino-Integrity Law Firm has also advised us that there are substantial uncertainties regarding the interpretation and application of current PRC laws, rules and regulations. Accordingly, the PRC regulatory authorities and PRC courts may in the future take a view that is contrary to the opinion of our PRC legal counsel.

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It is uncertain whether any new PRC laws, rules or regulations relating to variable interest entity structures will be adopted or if adopted, what they would provide. If we or our variable interest entity are found to be in violation of any existing or future PRC laws, rules or regulations, or fail to obtain or maintain any of the required permits or approvals, the relevant PRC regulatory authorities would have broad discretion to take action in dealing with such violations or failures, including revoking the business and operating licenses of our PRC subsidiary or variable interest entity, requiring us to discontinue or restrict our operations, restricting our right to collect revenue, blocking one or more of our websites, requiring us to restructure our operations or taking other regulatory or enforcement actions against us. The imposition of any of these measures could result in a material adverse effect on our ability to conduct all or any portion of our business operations. In addition, it is unclear what impact the PRC government actions would have on us and on our ability to consolidate the financial results of our variable interest entity in our consolidated financial statements, if the PRC government authorities were to find our legal structure and contractual arrangements to be in violation of PRC laws, rules and regulations. If the imposition of any of these government actions causes us to lose our right to direct the activities of our variable interest entity or otherwise separate from it and if we are not able to restructure our ownership structure and operations in a satisfactory manner, we would no longer be able to consolidate the financial results of our variable interest entity in our consolidated financial statements. Any of these events would have a material adverse effect on our business, financial condition and results of operations.

Substantial uncertainties exist with respect to the interpretation of the PRC Foreign Investment Law (“FIL”) and how it may impact the viability of our current corporate structure, corporate governance and business operations.

The Ministry of Commerce published a discussion draft of the proposed Foreign Investment Law in January 2015, or the 2015 FIL Draft, which expands the definition of foreign investment and introduces the principle of “actual control” in determining whether a company is considered a foreign-invested enterprise, or an FIE. Under the 2015 FIL Draft, variable interest entities that are controlled via contractual arrangement would also be deemed as foreign invested enterprises, if they are ultimately “controlled” by foreign investors.

On March 15, 2019, the National People’s Congress approved the Foreign Investment Law of the PRC, or the FIL, which will come into effect on January 1, 2020, repealing simultaneously the Law of the PRC on Sino-foreign Equity Joint Ventures, the Law of the PRC on Wholly Foreign-owned Enterprises and the Law of the PRC on Sino-foreign Cooperative Joint Ventures, together with their implementation rules and ancillary regulations. Pursuant to the FIL, foreign investment refers to any investment activity directly or indirectly carried out by foreign natural persons, enterprises, or other organizations, including investment in new construction project, establishment of foreign funded enterprise or increase of investment, merger and acquisition, and investment in any other way stipulated under laws, administrative regulations, or provisions of the State Council. Although the FIL has deleted the particular reference to the concept of “actual control” and contractual arrangements compared to the 2015 FIL Draft, there is still uncertainty regarding whether our variable interest entity would be identified as a FIE in the future.

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Even if our VIE were to be identified as a FIE in the future, we believe that our current business would not be adversely affected. However, if we were to engage in any business conduct involving third parties identified as prohibited or restricted on the Negative List, our VIE as well as its subsidiary may be subject to laws and regulations on foreign investment. In addition, our shareholders would also be prohibited or restricted to invest in certain sectors on the Negative List. However, even if our VIE were to be identified as a FIE, the validity of our contractual arrangements with Sheng Ying Xin and its shareholders as well as our corporate structure would not be adversely affected. We would still be able to receive benefits from our variable interest entity in accordance with the contractual agreements. In addition, as the Chinese government has been updating the Negative List in recent years and reducing the sectors prohibited or restricted for foreign investment, it is probable in the future that, even if our variable interest entity is identified as a FIE, it is still allowed to acquire or hold equity of enterprises in sectors currently prohibited or restricted for foreign investment.

Our contractual arrangements may not be as effective in providing control over the variable interest entities as direct ownership.

We rely on contractual arrangements with our variable interest entity to operate our electronic platform in China and other businesses in which foreign investment is restricted or prohibited. These contractual arrangements may not be as effective as direct ownership in providing us with control over our variable interest entity.

If we had direct ownership of the variable interest entity, we would be able to exercise our rights as an equity holder directly to effect changes in the boards of directors of the entity, which could effect changes at the management and operational level. Under our contractual arrangements, we may not be able to directly change the members of the boards of directors of the entity and would have to rely on the variable interest entity and the variable interest entity equity holders to perform their obligations in order to exercise our control over the variable interest entity. The variable interest entity equity holders may have conflicts of interest with us or our shareholders, and they may not act in the best interests of our Company or may not perform their obligations under these contracts. For example, our variable interest entity and its equity holders could breach their contractual arrangements with us by, among other things, failing to conduct their operations, including maintaining our website and using our domain names and trademarks which the relevant variable interest entity has exclusive rights to use, in an acceptable manner or taking other actions that are detrimental to our interests. Pursuant to the call option, we may replace the equity holders of the variable interest entity at any time pursuant to the contractual arrangements. However, if any equity holder is uncooperative and any dispute relating to these contracts or the replacement of the equity holders remains unresolved, we will have to enforce our rights under the contractual arrangements through the operations of PRC law and arbitral or judicial agencies, which may be costly and time-consuming and will be subject to uncertainties in the PRC legal system. See “Any failure by our variable interest entity or its equity holders to perform their obligations under the contractual arrangements would have a material adverse effect on our business, financial condition and results of operations.” Consequently, the contractual arrangements may not be as effective in ensuring our control over the relevant portion of our business operations as direct ownership.

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Any failure by our variable interest entity or its equity holders to perform their obligations under the contractual arrangements would have a material adverse effect on our business, financial condition and results of operations.

If our variable interest entity or its equity holders fail to perform their respective obligations under the contractual arrangements, we may have to incur substantial costs and expend additional resources to enforce such arrangements. Although our wholly-owned PRC subsidiary, WFOE, has entered into an exclusive option agreement in relation to our variable interest entity, which provides that WFOE may exercise an option to acquire, or nominate a person to acquire, ownership of the equity in that entity or, in some cases, its assets, to the extent permitted by applicable PRC laws, rules and regulations, the exercise of the call option is subject to the review and approval of the relevant PRC governmental authorities. WFOE has also entered into a share pledge agreement with respect to the variable interest entity to secure certain obligations of such variable interest entity or its equity holders to WFOE under the contractual arrangements. However, the enforcement of such agreement through arbitral or judicial agencies may be costly and time-consuming and will be subject to uncertainties in the PRC legal system. Moreover, our remedies under the share pledge agreement are primarily intended to help WFOE collect debts owed to WFOE by the variable interest entity equity holders under the contractual arrangements and may not help us in acquiring the assets or equity of the variable interest entity.

In addition, although the terms of the contractual arrangements provide that they will be binding on the successors of the variable interest entity equity holders, as those successors are not a party to the agreements, it is uncertain whether the successors in case of the death, bankruptcy or divorce of a variable interest entity equity holder will be subject to or will be willing to honor the obligations of such variable interest entity equity holder under the contractual arrangements. If the relevant variable interest entity or its equity holder (or its successor), as applicable, fails to transfer the shares of the variable interest entity according to the relevant exclusive option agreement or share pledge agreement, we would need to enforce our rights under the exclusive option agreement or share pledge agreement, which may be costly and time-consuming and may not be successful.

The contractual arrangements are governed by PRC law and provide for the resolution of disputes through arbitration or court proceedings in China. Accordingly, these contracts would be interpreted in accordance with PRC law and any disputes would be resolved in accordance with PRC legal procedures. The legal system in the PRC is not as developed as in some other jurisdictions, such as the United States. Moreover, there are very few precedents and little formal guidance as to how contractual arrangements in the context of a variable interest entity should be interpreted or enforced under PRC law, and as a result it may be difficult to predict how an arbitration panel or court would view such contractual arrangements. As a result, uncertainties in the PRC legal system could limit our ability to enforce the contractual arrangements. Under PRC law, if the losing parties fail to carry out the arbitration awards or court judgments within a prescribed time limit, the prevailing parties may only enforce the arbitration awards or court judgments in PRC courts, which would require additional expense and delay. In the event we are unable to enforce the contractual arrangements, we may not be able to exert effective control over the variable interest entities, and our ability to conduct our business, as well as our financial condition and results of operations, may be materially and adversely affected.

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We may lose the ability to use, or otherwise benefit from, the licenses, approvals and assets held by our variable interest entity, which could severely disrupt our business, render us unable to conduct some or all of our business operations and constrain our growth.

Our variable interest entity holds licenses and approvals and assets that are necessary for our business operations, to which foreign investments are typically restricted under applicable PRC law. The contractual arrangements contain terms that specifically obligate variable interest entity equity holders to ensure the valid existence of the variable interest entities and restrict the disposal of material assets of the variable interest entities. However, in the event the variable interest entity equity holders breach the terms of these contractual arrangements and voluntarily liquidate our variable interest entity or our variable interest entity declares bankruptcy and all or part of its assets become subject to liens or rights of third-party creditors, or are otherwise disposed of without our consent, we may be unable to conduct some or all of our business operations or otherwise benefit from the assets held by the variable interest entity, which could have a material adverse effect on our business, financial condition and results of operations. Furthermore, if our variable interest entity undergoes a voluntary or involuntary liquidation proceeding, its equity holders or unrelated third-party creditors may claim rights to some or all of the assets of such variable interest entity, thereby hindering our ability to operate our business as well as constrain our growth.

The equity holders, directors and executive officers of our variable interest entity, as well as our employees who execute other strategic initiatives may have potential conflicts of interest with our Company.

PRC laws provide that a director and an executive officer owe a fiduciary duty to the company he or she directs or manages. The directors and executive officers of the variable interest entity must act in good faith and in the best interests of the variable interest entity and must not use their respective positions for personal gain. On the other hand, such officers and directors who may be directors/employees of our Company, also have a duty of care and loyalty to act in the best interests of our Company, which in the ordinary course will include acting in the best interests of our shareholders as a whole under British Virgin Islands law. We control our variable interest entity through contractual arrangements and the business and operations of our variable interest entity are closely integrated with the business and operations of our subsidiaries. Nonetheless, conflicts of interests for these individuals may arise due to dual roles both as directors and executive officers of the variable interest entity and as directors or employees of our Company, and may also arise due to dual roles both as variable interest entity equity holders and as directors or employees of our Company.

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We cannot assure you that these individuals will always act in the best interests of our Company should any conflicts of interest arise, or that any conflicts of interest will always be resolved in our favor. We also cannot assure you that these individuals will ensure that the variable interest entity will not breach the existing contractual arrangements. If we cannot resolve any such conflicts of interest or any related disputes, we would have to rely on legal proceedings to resolve these disputes and/or take enforcement action under the contractual arrangements. There is substantial uncertainty as to the outcome of any such legal proceedings. See “Any failure by our variable interest entity or its equity holders to perform their obligations under the contractual arrangements would have a material and adverse effect on our business, financial condition and results of operations.”

The contractual arrangements with our variable interest entity may be subject to scrutiny by the PRC tax authorities. Any adjustment of related party transaction pricing could lead to additional taxes, and therefore substantially reduce our consolidated net income and the value of your investment.

The tax regime in China is rapidly evolving and there is significant uncertainty for taxpayers in China as PRC tax laws may be interpreted in significantly different ways. The PRC tax authorities may assert that we or our subsidiaries or the variable interest entity or their equity holders owe and/or are required to pay additional taxes on previous or future revenue or income. In particular, under applicable PRC laws, rules and regulations, arrangements and transactions among related parties, such as the contractual arrangements with our variable interest entity, may be subject to audit or challenge by the PRC tax authorities. If the PRC tax authorities determine that any contractual arrangements were not entered into on an arm’s length basis and therefore constitute a favorable transfer pricing, the PRC tax liabilities of the relevant subsidiaries and/or variable interest entity and/or variable interest entity equity holders could be increased, which could increase our overall tax liabilities. In addition, the PRC tax authorities may impose late payment interest. Our net income may be materially reduced if our tax liabilities increase.

Risks Related to Doing Business in the People’s Republic of China

Changes in the political and economic policies of the PRC government may materially and adversely affect our business, financial condition and results of operations and may result in our inability to sustain our growth and expansion strategies.

All of our operations are conducted in the PRC and substantially all of our revenue is sourced from the PRC. Accordingly, our financial condition and results of operations are affected to a significant extent by economic, political and legal developments in the PRC.

The PRC economy differs from the economies of most developed countries in many respects, including the extent of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. Although the PRC government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets, and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the government. In addition, the PRC government continues to play a significant role in regulating industry development by imposing industrial policies. The PRC government also exercises significant control over China’s economic growth by allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policy, regulating financial services and institutions and providing preferential treatment to particular industries or companies.

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While the PRC economy has experienced significant growth in the past three decades, growth has been uneven, both geographically and among various sectors of the economy. The PRC government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall PRC economy, but may also have a negative effect on us. Our financial condition and results of operation could be materially and adversely affected by government control over capital investments or changes in tax regulations that are applicable to us. In addition, the PRC government has implemented in the past certain measures, including interest rate increases, to control the pace of economic growth. These measures may cause decreased economic activity, which in turn could lead to a reduction in demand for our services and consequently have a material adverse effect on our businesses, financial condition and results of operations.

There are uncertainties regarding the interpretation and enforcement of PRC laws, rules and regulations.

Most of our operations are conducted in the PRC, and are governed by PRC laws, rules and regulations. Our PRC subsidiaries are subject to laws, rules and regulations applicable to foreign investment in China. The PRC legal system is a civil law system based on written statutes. Unlike the common law system, prior court decisions may be cited for reference but have limited precedential value.

In 1979, the PRC government began to promulgate a comprehensive system of laws, rules and regulations governing economic matters in general. The overall effect of legislation over the past three decades has significantly enhanced the protections afforded to various forms of foreign investment in China. However, China has not developed a fully integrated legal system, and recently enacted laws, rules and regulations may not sufficiently cover all aspects of economic activities in China or may be subject to significant degree of interpretation by PRC regulatory agencies and courts. In particular, because these laws, rules and regulations are relatively new, and because of the limited number of published decisions and the non-precedential nature of such decisions, and because the laws, rules and regulations often give the relevant regulator significant discretion in how to enforce them, the interpretation and enforcement of these laws, rules and regulations involve uncertainties and can be inconsistent and unpredictable. In addition, the PRC legal system is based in part on government policies and internal rules, some of which are not published on a timely basis or at all, and which may have a retroactive effect. As a result, we may not be aware of our violation of these policies and rules until after the occurrence of the violation.

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Any administrative and court proceedings in China may be protracted, resulting in substantial costs and diversion of resources and management attention. Since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy than in more developed legal systems. These uncertainties may impede our ability to enforce the contracts we have entered into and could materially and adversely affect our business, financial condition and results of operations.

PRC regulations regarding acquisitions impose significant regulatory approval and review requirements, which could make it more difficult for us to pursue growth through acquisitions.

Under the PRC Anti-Monopoly Law, companies undertaking acquisitions relating to businesses in China must notify Ministry of Commerce (“MOFCOM”), in advance of any transaction where the parties’ revenues in the China market exceed certain thresholds and the buyer would obtain control of, or decisive influence over, the target. In addition, on August 8, 2006, six PRC regulatory agencies, including the MOFCOM, the State-Owned Assets Supervision and Administration Commission, the State Administration of Taxation, the SAIC, the China Securities Regulatory Commission, or the CSRC, and the State Administration of Foreign Exchange, or SAFE, jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, which came into effect on September 8, 2006 and was amended on June 22, 2009. Under the M&A Rules, the approval of MOFCOM must be obtained in circumstances where overseas companies established or controlled by PRC enterprises or residents acquire domestic companies affiliated with such PRC enterprises or residents. Applicable PRC laws, rules and regulations also require certain merger and acquisition transactions to be subject to security review. Our proposed acquisition of control of, or decisive influence over, at least any two participating companies (including us) with a turnover within the PRC of more than RMB400 million (approximately $60.15 million) in the fiscal year prior to any proposed acquisition and all of the participating companies (including us)with a turnover within the PRC of more than RMB2 billion (approximately $0.30 billion) or with a global turnover of RMB10 billion (approximately $1.50 billion) in the fiscal year prior to any proposed acquisition, would be subject to MOFCOM merger control review. Certain transactions we may undertake could be subject to MOFCOM merger review. Complying with the requirements of the relevant regulations to complete such transactions could be time-consuming, and any required approval processes, including approval from MOFCOM, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share. In addition, MOFCOM has not accepted antitrust filings for any transaction involving parties that adopt a variable interest entity structure. If MOFCOM’s practice remains unchanged, our ability to carry out our investment and acquisition strategy may be materially and adversely affected and there may be significant uncertainty as to whether transactions that we may undertake would subject us to fines or other administrative penalties and negative publicity and whether we will be able to complete large acquisitions in the future in a timely manner or at all.

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PRC regulations relating to investments in offshore companies by PRC residents may subject our PRC-resident beneficial owners or our PRC subsidiaries to liability or penalties, limit our ability to inject capital into our PRC subsidiaries or limit our PRC subsidiaries’ ability to increase their registered capital or distribute profits.

SAFE, promulgated the Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Offshore Investment and Financing and Roundtrip Investment through Special Purpose Vehicles, or SAFE Circular 37, on July 4, 2014, which replaced the former circular commonly known as “SAFE Circular 75” promulgated by SAFE on October 21, 2005. SAFE Circular 37 requires PRC residents to register with local branches of SAFE in connection with their direct establishment or indirect control of an offshore entity, for the purpose of overseas investment and financing, with such PRC residents’ legally owned assets or equity interests in domestic enterprises or offshore assets or interests, referred to in SAFE Circular 37 as a “special purpose vehicle.” SAFE Circular 37 further requires amendment to the registration in the event of any significant changes with respect to the special purpose vehicle, such as increase or decrease of capital contributed by PRC individuals, share transfer or exchange, merger, division or other material event. In the event that a PRC shareholder holding interests in a special purpose vehicle fails to fulfill the required SAFE registration, the PRC subsidiaries of that special purpose vehicle may be prohibited from making profit distributions to the offshore parent and from carrying out subsequent cross-border foreign exchange activities, and the special purpose vehicle may be restricted in its ability to contribute additional capital into its PRC subsidiary. Moreover, failure to comply with the various SAFE registration requirements described above could result in liability under PRC law for evasion of foreign exchange controls. For further discussion on SAFE Circular 37 and its impact on dividend distribution, please see below “Regulations Relating to Foreign Exchange and Dividend Distribution – SAFE Circular 37” on page 114.

We have notified substantial beneficial owners of ordinary shares who we know are PRC residents of their filing obligation. However, we may not be aware of the identities of all of our beneficial owners who are PRC residents. We do not have control over our beneficial owners and cannot assure you that all of our PRC-resident beneficial owners will comply with SAFE Circular 37 and subsequent implementation rules. The failure of our beneficial owners who are PRC residents to register or amend their SAFE registrations in a timely manner pursuant to SAFE Circular 37 and subsequent implementation rules, or the failure of future beneficial owners of our company who are PRC residents to comply with the registration procedures set forth in SAFE Circular 37 and subsequent implementation rules, may subject such beneficial owners or our PRC subsidiaries to fines and legal sanctions. On February 28, 2015, SAFE promulgated a Notice on Further Simplifying and Improving Foreign Exchange Administration Policy on Direct Investment, or SAFE Notice 13, which became effective on June 1, 2015. Pursuant to SAFE Notice 13, entities and individuals are required to apply for foreign exchange registration of foreign direct investment and overseas direct investment, including those required under the SAFE Circular 37, with qualified banks, instead of SAFE. The qualified banks, under the supervision of SAFE, will directly review the applications and conduct the registration. Furthermore, since it is unclear how those new SAFE regulations, and any future regulation concerning offshore or cross-border transactions, will be interpreted, amended and implemented by the relevant PRC government authorities, we cannot predict how these regulations will affect our business operations or future strategy. Failure to register or comply with relevant requirements may also limit our ability to contribute additional capital to our PRC subsidiaries and limit our PRC subsidiaries’ ability to distribute dividends to our company. These risks may have a material adverse effect on our business, financial condition and results of operations.

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Any failure to comply with PRC regulations regarding our employee equity incentive plans, should we have one, may subject the PRC plan participants or us to fines and other legal or administrative sanctions.

Pursuant to SAFE Circular 37, PRC residents who participate in share incentive plans in overseas non-publicly-listed companies may submit applications to SAFE or its local branches for the foreign exchange registration with respect to offshore special purpose companies. Our directors, executive officers and other employees who are PRC citizens or who are non-PRC residents residing in the PRC for a continuous period of not less than one year, subject to limited exceptions, and who have been granted restricted shares, RSUs or options may follow SAFE Circular 37 and the Notice on Issues Concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plan of Overseas Publicly Listed Company, issued by SAFE in February 2012, to apply for the foreign exchange registration. According to those regulations, employees, directors, supervisors and other management members participating in any stock incentive plan of an overseas publicly listed company who are PRC citizens or who are non-PRC citizens residing in China for a continuous period of not less than one year, subject to limited exceptions, are required to register with SAFE through a domestic qualified agent, which could be a PRC subsidiary of such overseas listed company, and complete certain other procedures. Failure to complete the SAFE registrations may subject them to fines and legal sanctions and may also limit the ability to make payment under our equity incentive plans (should we have one) or receive dividends or sales proceeds related thereto, or our ability to contribute additional capital into our wholly-foreign owned enterprises in China and limit our wholly-foreign owned enterprises’ ability to distribute dividends to us. We also face regulatory uncertainties that could restrict our ability to adopt additional equity incentive plans for our directors and employees under PRC law.

In addition, the State Administration for Taxation has issued circulars concerning employee share options, restricted shares or RSUs. Under these circulars, employees working in the PRC who exercise share options, or whose restricted shares or RSUs vest, will be subject to PRC individual income tax. The PRC subsidiaries of an overseas listed company have obligations to file documents related to employee share options or restricted shares with relevant tax authorities and to withhold individual income taxes of those employees related to their share options, restricted shares or RSUs. Although we currently withhold income tax from our PRC employees in connection with their exercise of options and the vesting of their restricted shares and RSUs, if the employees fail to pay, or the PRC subsidiaries fail to withhold, their income taxes according to relevant laws, rules and regulations, the PRC subsidiaries may face sanctions imposed by the tax authorities.

We rely to a significant extent on dividends and other distributions on equity paid by our principal operating subsidiary in China to fund offshore cash and financing requirements.

We are a holding company and rely to a significant extent on dividends and other distributions on equity paid by our principal operating subsidiary and on remittances from the variable interest entity, for our offshore cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders, fund inter-company loans, service any debt we may incur outside of China and pay our expenses. When our principal operating subsidiary or the variable interest entity incurs additional debt, the instruments governing the debt may restrict their ability to pay dividends or make other distributions or remittances to us. Furthermore, the laws, rules and regulations applicable to our PRC subsidiary and certain other subsidiaries permit payments of dividends only out of their retained earnings, if any, determined in accordance with applicable accounting standards and regulations.

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Under PRC laws, rules and regulations, each of our subsidiaries incorporated in China is required to set aside a portion of its net income each year to fund certain statutory reserves. These reserves, together with the registered equity, are not distributable as cash dividends. As a result of these laws, rules and regulations, our subsidiaries incorporated in China are restricted in their ability to transfer a portion of their respective net assets to their shareholders as dividends. In addition, registered share capital and capital reserve accounts are also restricted from withdrawal in the PRC, up to the amount of net assets held in each operating subsidiary. As of December 31, 2019, these restricted assets totaled RMB 70,438,226 (approximately $11,353,962).

Limitations on the ability of the variable interest entity to make remittance to WFOE to pay dividends to us could limit our ability to access cash generated by the operations of those the variable interest entity, including to make investments or acquisitions that could be beneficial to our businesses, pay dividends to our shareholders or otherwise fund and conduct our business.

PRC regulation of loans to, and direct investments in, PRC entities by offshore holding companies may delay or prevent us from using proceeds from any offering and/or future financing activities to make loans or additional capital contributions to our PRC operating subsidiaries.

Under PRC laws and regulations, we are permitted to utilize the proceeds from an offering to fund our PRC subsidiary by making loans to or additional capital contributions to our PRC subsidiary, subject to applicable government registration and filing requirements.

Any loans to our PRC subsidiary, which is treated as foreign-invested enterprises under PRC laws, are subject to PRC regulations and foreign exchange loan registrations. For example, loans by us to our PRC subsidiary to finance their activities cannot exceed statutory limits and must be registered with the local counterpart of the SAFE. The statutory limit for the total amount of foreign debts of a foreign-invested company is the difference between the amount of approved total investment and the amount of registered capital of such foreign-invested company. We may also decide to finance our PRC subsidiary by means of capital contributions. These capital contributions must be filed with the MOFCOM or its local counterpart.

In addition, on March 30, 2015, SAFE promulgated the Circular on Reforming the Administrative Approach Regarding the Settlement of the Foreign Exchange Capitals of Foreign-invested Enterprises, or SAFE Circular 19, prohibiting foreign-invested enterprise from using an RMB fund converted from its foreign exchange capital for expenditure beyond its business scope, providing entrusted loans or repaying loans between non-financial enterprises or purchasing real estate not for self-use.

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If we fail to comply with such regulations, our ability to use the proceeds we expect to receive from this offering and to capitalize or otherwise fund our PRC operations may be negatively affected, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

We may be treated as a resident enterprise for PRC tax purposes under the PRC Enterprise Income Tax Law, and we may therefore be subject to PRC income tax on our global income.

Under the PRC Enterprise Income Tax Law and its implementing rules, both of which came into effect on January 1, 2008, enterprises established under the laws of jurisdictions outside of China with “de facto management bodies” located in China may be considered PRC tax resident enterprises for tax purposes and may be subject to the PRC enterprise income tax at the rate of 25% on their global income. “De facto management body” refers to a managing body that exercises substantive and overall management and control over the production and business, personnel, accounting books and assets of an enterprise. The State Administration of Taxation issued the Notice Regarding the Determination of Chinese-Controlled Offshore-Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies, or Circular 82, on April 22, 2009. Circular 82 provides certain specific criteria for determining whether the “de facto management body” of a Chinese-controlled offshore-incorporated enterprise is located in China. Although Circular 82 only applies to offshore enterprises controlled by PRC enterprises, not those controlled by foreign enterprises or individuals, the determining criteria set forth in Circular 82 may reflect the State Administration of Taxation’s general position on how the “de facto management body” test should be applied in determining the tax resident status of offshore enterprises, regardless of whether they are controlled by PRC enterprises. Currently, we do not generate any revenue offshore. However, if this proportion were to increase and if we were to be considered a PRC resident enterprise, we would be subject to PRC enterprise income tax at the rate of 25% on our global income. In such case, our profitability and cash flow may be materially reduced as a result of our global income being taxed under the Enterprise Income Tax Law. We believe that none of our entities outside of China is a PRC resident enterprise for PRC tax purposes. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.”

We and our shareholders face uncertainties with respect to indirect transfers of equity interests in PRC resident enterprises or other assets attributed to a PRC establishment of a non-PRC company, or other assets attributable to a PRC establishment of a non-PRC company.

On February 3, 2015, the State Administration of Taxation issued the Bulletin on Issues of Enterprise Income Tax and Indirect Transfers of Assets by Non-PRC Resident Enterprises, or Bulletin 7, which replaced or supplemented certain previous rules under the Notice on Strengthening Administration of Enterprise Income Tax for Share Transfers by Non-PRC Resident Enterprises, or Circular 698, issued by the State Administration of Taxation, on December 10, 2009. Pursuant to this Bulletin 7, an “indirect transfer” of assets, including equity interests in a PRC resident enterprise, by non-PRC resident enterprises may be recharacterized and treated as a direct transfer of PRC taxable assets, if such arrangement does not have a reasonable commercial purpose and was established for the purpose of avoiding payment of PRC enterprise income tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax.

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According to Bulletin 7, “PRC taxable assets” include assets attributed to an establishment in China, immoveable properties located in China, and equity investments in PRC resident enterprises, in respect of which gains from their transfer by a direct holder, being a non-PRC resident enterprise, would be subject to PRC enterprise income taxes. When determining whether there is a “reasonable commercial purpose” of the transaction arrangement, factors to be taken into consideration include: whether the main value of the equity interest of the relevant offshore enterprise derives from PRC taxable assets; whether the assets of the relevant offshore enterprise mainly consists of direct or indirect investment in China or if its income mainly derives from China; whether the offshore enterprise and its subsidiaries directly or indirectly holding PRC taxable assets have real commercial nature which is evidenced by their actual function and risk exposure; the duration of existence of the business model and organizational structure; the replicability of the transaction by direct transfer of PRC taxable assets; and the tax situation of such indirect transfer and applicable tax treaties or similar arrangements. In respect of an indirect offshore transfer of assets of a PRC establishment, the resulting gain is to be included with the enterprise income tax filing of the PRC establishment or place of business being transferred, and would consequently be subject to PRC enterprise income tax at a rate of 25%. Where the underlying transfer relates to the immoveable properties located in China or to equity investments in a PRC resident enterprise, which is not related to a PRC establishment or place of business of a non-resident enterprise, a PRC enterprise income tax at 10% would apply, subject to available preferential tax treatment under applicable tax treaties or similar arrangements, and the party who is obligated to make the transfer payments has the withholding obligation. Where the payor fails to withhold any or sufficient tax, the transferor shall declare and pay such tax to the tax authority by itself within the statutory time limit. Late payment of applicable tax will subject the transferor to default interest. Bulletin 7 does not apply to transactions of sale of shares by investors through a public stock exchange where such shares were acquired from a transaction through a public stock exchange.

Bulletin 7 may be determined by the tax authorities to be applicable to some of our offshore restructuring transactions or sale of the shares of our offshore subsidiaries or investments where PRC taxable assets are involved. The transferors and transferees may be subject to the tax filing and withholding or tax payment obligation, while our PRC subsidiaries may be requested to assist in the filing. Furthermore, we, our non-resident enterprises and PRC subsidiaries may be required to spend valuable resources to comply with Bulletin 7 or to establish that we and our non-resident enterprises should not be taxed under Bulletin 7, for our previous and future restructuring or disposal of shares of our offshore subsidiaries, which may have a material adverse effect on our financial condition and results of operations.

The PRC tax authorities have the discretion under Bulletin 7 to make adjustments to the taxable capital gains based on the difference between the fair value of the taxable assets transferred and the cost of investment. If the PRC tax authorities make adjustments to the taxable income of the transactions under Bulletin 7, our income tax costs associated with such potential acquisitions or disposals will increase, which may have an adverse effect on our financial condition and results of operations.

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Restrictions on currency exchange may limit our ability to utilize our revenue effectively.

Presently all of our revenue is denominated in Renminbi. The Renminbi is currently convertible under the “current account,” which includes dividends, trade and service-related foreign exchange transactions, but not under the “capital account,” which includes foreign direct investment and loans. Currently, our PRC subsidiary, which is a wholly-foreign owned enterprise, may purchase foreign currency for settlement of “current account transactions,” including payment of dividends to us, without the approval of SAFE by complying with certain procedural requirements. However, the relevant PRC governmental authorities may limit or eliminate our ability to purchase foreign currencies in the future for current account transactions. Since a significant amount of our future revenue will be denominated in Renminbi, any existing and future restrictions on currency exchange may limit our ability to utilize revenue generated in Renminbi to fund our business activities outside of the PRC or pay dividends in foreign currencies to our shareholders, including holders of our ordinary shares, or pay principal and interest in foreign currencies to the holders of the notes. Foreign exchange transactions under the capital account remain subject to limitations and require approvals from, or registration with, SAFE and other relevant PRC governmental authorities. This could affect our ability to obtain foreign currency through debt or equity financing for our subsidiaries and the variable interest entities.

Fluctuations in exchange rates could result in foreign currency exchange losses and could materially reduce the value of your investment.

The value of the Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions and the foreign exchange policy adopted by the PRC government. On July 21, 2005, the PRC government changed its policy of pegging the value of the Renminbi to the U.S. dollar. Following the removal of the U.S. dollar peg, the Renminbi appreciated more than 20% against the U.S. dollar over the following three years. Between July 2008 and June 2010, this appreciation halted and the exchange rate between the RMB and the U.S. dollar remained within a narrow band. Since June 2010, the PRC government has allowed the RMB to appreciate slowly against the U.S. dollar again, and it has appreciated more than 10% since June 2010. In April 2012, the PRC government announced that it would allow more RMB exchange rate fluctuation. On August 11, 2015, the PRC government set the central parity rate for the RMB nearly 2% lower than that of the previous day and announced that it will begin taking into account previous day’s trading in setting the central parity rate. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between the Renminbi and the U.S. dollar in the future. There remains significant international pressure on the PRC government to adopt a more flexible currency policy, which could result in greater fluctuation of the Renminbi against the U.S. dollar. Substantially all of our revenues and costs are denominated in Renminbi, and a significant portion of our financial assets are also denominated in Renminbi while a significant portion of our debt is denominated in U.S. dollars. We are a holding company and we rely on dividends paid by our operating subsidiaries in China for our cash needs. Any significant revaluation of the Renminbi may materially and adversely affect our liquidity and cash flows. To the extent that we need to convert U.S. dollars into Renminbi for our operations, appreciation of the Renminbi against the U.S. dollar would have an adverse effect on the Renminbi amount we would receive. Conversely, if we decide to convert our Renminbi into U.S. dollars for other business purposes, appreciation of the U.S. dollar against the Renminbi would have a negative effect on the U.S. dollar amount we would receive.

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Risks Related to Hudson Ordinary Shares

The trading price of our ordinary shares and is likely to be volatile, which could result in substantial losses to our shareholders.

The trading price of our ordinary shares is likely to continue to be volatile and could fluctuate widely in response to a variety of factors, many of which are beyond our control. In addition, the performance and fluctuation of the market prices of other companies with business operations located mainly in China that have listed their securities in the United States may affect the volatility in the price of and trading volumes for our ordinary shares. Some of these companies have experienced significant volatility, including significant price declines after their initial public offerings. The trading performances of these PRC companies’ securities at the time of or after their offerings may affect the overall investor sentiment towards other PRC companies listed in the United States and consequently may impact the trading performance of our ordinary shares. In addition to market and industry factors, the price and trading volume for our ordinary shares may be highly volatile for specific business reasons, including:

●	variations in our results of operations;

●	announcements about our earnings that are not in line with analyst expectations;

●	publication of operating or industry metrics by third parties, including government statistical agencies, that differ from expectations of industry or financial analysts;

●	changes in financial estimates by securities research analysts;

●	announcements made by us or our competitors of new product and service offerings, acquisitions, strategic relationships, joint ventures or capital commitments;

●	press reports, whether or not true, about our business;

●	regulatory allegations or actions or negative reports or publicity against us, regardless of their veracity or materiality to our company;

●	changes in pricing made by us or our competitors;

●	conditions in the financial advisory market;

●	additions to or departures of our management;

●	fluctuations of exchange rates between the Renminbi and the U.S. dollar;

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●	release or expiry of transfer restrictions on our outstanding ordinary shares;

●	sales or perceived potential sales or other disposition of existing or additional ordinary shares or other equity or equity-linked securities, including by our principal shareholders, directors officers and other affiliates;

●	actual or perceived general economic and business conditions and trends in China and globally; and

●	changes or developments in the PRC or global regulatory environment.

Any of these factors may result in large and sudden changes in the volume and trading price of our ordinary shares. In addition, the stock market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies and industries. These fluctuations may include a so-called “bubble market” in which investors temporarily raise the price of the stocks of companies in certain industries, such as the e-commerce industry, to unsustainable levels. These market fluctuations may significantly affect the trading price of our ordinary shares. In the past, following periods of volatility in the market price of a company’s securities, shareholders have often instituted securities class named as a defendant in shareholder class action lawsuits. The litigation process may utilize a material portion of our cash resources and divert management’s attention from the day-to-day operations of our company, all of which could harm our business. If adversely determined, the class action suits may have a material adverse effect on our financial condition and results of operations.

We are vulnerable to predatory short selling practices.

We are vulnerable to predatory short sellers who publish false or negative reports on us alleging, among other things, market manipulation, false or misleading statements and misleading or deceptive conduct. While we will expend every reasonable effort to refute such negative reports, there is no guarantee that our efforts will be successful and in the event that our efforts are unsuccessful, this could result in a suspension on the trading of our shares, a decline in the trading price of our shares, investigations or inquiries by governmental and regulatory agencies, increased costs and expenses in responding to such investigations or inquiries and/or even a delisting of our shares from the national exchange. Any and all of the foregoing would have a negative impact on us and to our shareholders.

You must rely on the judgment of our management as to the use of its cash and assets, and such use may not produce income or increase our ordinary shares price.

Our management has considerable discretion in the application of the Company’s cash and assets. You will not have the opportunity, as part of your investment decision, to assess whether its cash and assets are being used appropriately, which may be used for corporate purposes that do not improve our efforts to achieve or maintain profitability or increase our ordinary shares price. The Company may place its cash in investments that do not produce income or that lose value.

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Substantial future sales or perceived potential sales of our ordinary shares, or other equity or equity-linked securities in the public market could cause the price of our ordinary shares to decline significantly.

Sales of our ordinary shares or other equity or equity-linked securities in the public market, or the perception that these sales could occur, could cause the market price of our ordinary shares to decline significantly. As of November [ ], 2020 we had 6,406,146 ordinary shares outstanding. All of our ordinary shares were freely transferable by persons other than our affiliates without restriction or additional registration under the Securities Act. However sale of ordinary shares or their perceived potential sale by any other substantial shareholder in the public market could cause the price of our ordinary shares to decline significantly.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, the market price for our ordinary shares and trading volume could decline.

The trading market for our ordinary shares will depend in part on the research and reports that securities or industry analysts publish about us or our business. If research analysts do not establish and maintain adequate research coverage or if one or more of the analysts who covers us downgrades our ordinary shares or publishes inaccurate or unfavorable research about our business, the market price for our ordinary shares would likely decline. If one or more of these analysts cease coverage of our Company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which, in turn, could cause the market price or trading volume for our ordinary shares to decline significantly.

As a foreign private issuer, we are permitted to, and we will, rely on exemptions from certain NASDAQ corporate governance standards applicable to domestic U.S. issuers. This may afford less protection to holders of our ordinary shares.

We are exempted from certain corporate governance requirements of the NASDAQ by virtue of being a foreign private issuer. We are required to provide a brief description of the significant differences between our corporate governance practices and the corporate governance practices required to be followed by domestic U.S. companies listed on the NASDAQ. The standards applicable to us are considerably different than the standards applied to domestic U.S. issuers. For instance, we are not required to:

●	have a majority of the board be independent (although all of the members of the audit committee must be independent under the U.S. Securities Exchange Act of 1934, as amended, or the Exchange Act);

●	have a compensation committee or a nominating or corporate governance committee consisting entirely of independent directors;

●	have regularly scheduled executive sessions for non-management directors; or

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We have relied on and intend to continue to rely on some of these exemptions. As a result, our shareholders may not be provided with the benefits of certain corporate governance requirements of the NASDAQ.

As a foreign private issuer, we are exempt from certain disclosure requirements under the Exchange Act, which may afford less protection to our shareholders than they would enjoy if we were a domestic U.S. company.

As a foreign private issuer, we are exempt from, among other things, the rules prescribing the furnishing and content of proxy statements under the Exchange Act and the rules relating to selective disclosure of material nonpublic information under Regulation FD. In addition, our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit and recovery provisions contained in Section 16 of the Exchange Act. We are also not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as domestic U.S. companies with securities registered under the Exchange Act. As a result, our shareholders may be afforded less protection than they would under the Exchange Act rules applicable to domestic U.S. companies.

If and when permitted by law, we may conduct a public offering and listing of our shares in China, which may result in increased regulatory scrutiny and compliance costs as well as increased fluctuations in the prices of our ordinary shares and ordinary shares listed in overseas markets.

Although not currently allowed under PRC law, if and when permitted by law, we may conduct a public offering and/or listing of our shares on a stock exchange in China in the future. We have not set a specific timetable or decided on any specific form for an offering in China. The precise timing of the offering and/or listing of our shares in China would depend on a number of factors, including relevant regulatory developments and market conditions. If we complete a public offering or listing in China, we would become subject to the applicable laws, rules and regulations governing public companies listed in China, in addition to the various laws, rules and regulations that we are subject to in the United States as a reporting company. The listing and trading of our securities in multiple jurisdictions and multiple markets may lead to increased compliance costs for us, and we may face the risk of significant intervention by regulatory authorities in these jurisdictions and markets.

In addition, under current PRC laws, rules and regulations, our ordinary shares will not be interchangeable or fungible with any shares we may decide to list on a PRC stock exchange, and there is no trading or settlement between these markets in the United States and mainland China. Furthermore, these two markets have different trading characteristics and investor bases, including different levels of retail and institutional participation. As a result of these differences, the trading prices of our ordinary shares may not be the same as the trading prices of any shares we may decide to list on a PRC stock exchange. The issuance of a separate class of shares and fluctuations in its trading price may also lead to increased volatility in, and may otherwise materially decrease, the prices of our ordinary shares.

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Our shareholders may face difficulties in protecting their interests, and their ability to protect their rights through the U.S. federal courts may be limited because we are incorporated under British Virgin Islands law, we conduct substantially all of our operations in China and most of our directors and substantially all of our executive officers reside outside the United States.

We are incorporated in the British Virgin Islands and conduct substantially all of our operations in China through our wholly-foreign owned enterprise and the variable interest entity. Some of our directors and our executive officers reside outside the United States and a substantial portion of their assets are located outside of the United States. As a result, it may be difficult or impossible for our shareholders to bring an action against us or against these individuals in the British Virgin Islands or in China in the event that they believe that their rights have been infringed under the securities laws of the United States or otherwise. Even if shareholders are successful in bringing an action of this kind, the laws of the British Virgin Islands and China may render them unable to enforce a judgment against our assets or the assets of our directors and officers. There is no statutory recognition in the British Virgin Islands of judgments obtained in the United States or China, although the courts of the British Virgin Islands will generally recognize and enforce a non-penal judgment of a foreign court of competent jurisdiction without retrial on the merits.

Our corporate affairs will be governed by our Memorandum and Articles of Association, the BVI Act and the common law of the British Virgin Islands. The rights of shareholders to take legal action against our directors, actions by minority shareholders and the fiduciary responsibilities of our directors under British Virgin Islands law are to a large extent governed by the common law of the British Virgin Islands and by the BVI Act. The common law of the British Virgin Islands is derived in part from comparatively limited judicial precedent in the British Virgin Islands as well as from English common law, which has persuasive, but not binding, authority on a court in the British Virgin Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under British Virgin Islands law are not as clearly established as they would be under statutes or judicial precedents in some jurisdictions in the United States. In particular, the British Virgin Islands has a less developed body of securities laws as compared to the United States, and some states (such as Delaware) have more fully developed and judicially interpreted bodies of corporate law. As a result of the foregoing, holders of our ordinary shares may have more difficulty in protecting their interests through actions against our management, directors or major shareholders than they would as shareholders of a U.S. company and whose management, directors and/or major shareholders were also incorporated, resident, or otherwise established in a United States jurisdiction.

As a result of the foregoing, our public shareholders may have more difficulty in protecting their interests through actions against us, our management, our directors or our major shareholders than would shareholders of a corporation incorporated in a jurisdiction in the United States.

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The laws of the British Virgin Islands provide limited protection for minority shareholders, so minority shareholders may have limited or no recourse if they are dissatisfied with the conduct of our affairs.

Under the laws of the British Virgin Islands, there is limited statutory law for the protection of minority shareholders other than the provisions of the BVI Act dealing with shareholder remedies. The principal protection under statutory law is that shareholders may bring an action to enforce the constituent documents of the company and are entitled to have the affairs of the company conducted in accordance with the BVI Act and the memorandum and articles of association of the company. As such, if those who control the company have disregarded the requirements of the BVI Act or the provisions of the company’s memorandum and articles of association, or oppose to do so, then the courts will likely grant relief. Generally, the areas in which the courts will intervene are the following: (i) an act complained of which is outside the scope of the authorized business or is illegal or not capable of ratification by the majority; (ii) acts that constitute fraud on the minority where the wrongdoers control the company; (iii) acts that infringe on the personal rights of the shareholders, such as the right to vote or breach of a duty owed to the shareholder by the Company; and (iv) acts where the company has not complied with provisions requiring approval of a special or extraordinary majority of shareholders, which are more limited than the rights afforded minority shareholders under the laws of many states in the United States.

British Virgin Islands companies may not be able to initiate shareholder derivative actions, thereby depriving shareholders of one avenue to protect their interests.

British Virgin Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States. The circumstances in which any such an action may be brought, and the procedures and defenses that may be available in respect of any such action, may result in the rights of shareholders of a British Virgin Islands company being more limited than those of shareholders of a company organized in the United States. Accordingly, shareholders may have fewer alternatives available to them if they believe that corporate wrongdoing has occurred. The British Virgin Islands courts are also unlikely to recognize or enforce judgments of courts in the United States based on certain liability provisions of United States securities law or to impose liabilities, in original actions brought in the British Virgin Islands, based on certain liability provisions of the United States securities laws that are penal in nature. There is no statutory recognition in the British Virgin Islands of judgments obtained in the United States, although the courts of the British Virgin Islands will generally recognize and enforce the non-penal judgment of a foreign court of competent jurisdiction without retrial on the merits. This means that even if shareholders were to sue us successfully, they may not be able to recover anything to make up for the losses suffered.

The requirements of being a public company may strain our resources and distract our management.

We are required to comply with various regulatory and reporting requirements, including those required by the SEC. Complying with these reporting and other regulatory requirements will be time-consuming and will result in increased costs to us, either or both of which could have a negative effect on our business, financial condition and results of operations.

As a public company, we will be subject to the reporting requirements of the Exchange Act and the requirements of the Sarbanes-Oxley Act. These requirements may place a strain on our systems and resources. The Exchange Act requires that we file annual and current reports with respect to our business and financial performance. The Sarbanes-Oxley Act requires that we maintain disclosure controls and procedures and internal control over financial reporting. To improve the effectiveness of our disclosure controls and procedures and our internal control over financing reporting, we will need to commit significant resources, hire additional staff and provide additional management oversight. We will be implementing additional procedures and processes for the purpose of addressing the standards and requirements applicable to public companies. These activities may divert management’s attention from other business concerns and we will incur significant legal, accounting and other expenses that we did not have as a private company prior to going public, which could have a material adverse effect on our business, financial condition and results of operations.

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There could be adverse United States federal income tax consequences to U.S. Holders if we are or have been a passive foreign investment company.

While we do not believe we are or have been a passive foreign investment company (“PFIC”), there can be no assurance that we are not currently or have been a PFIC during a U.S. Holder’s holding period. If (a) we have been a PFIC for any taxable year during the holding period of a U.S. Holder (and a U.S. Holder of Hudson shares has not made certain elections with respect to its Hudson shares) and (b) Purchaser is not a PFIC in the taxable year of the Redomestication Merger, such U.S. Holder would likely recognize gain (but not loss if the Redomestication Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code) upon the exchange of Hudson shares for Purchaser Common Stock pursuant to the Redomestication Merger.

Although we do not believe that we are or have been a PFIC during a U.S. Holder’s holding period, it is not entirely clear how the contractual arrangements between us and our variable interest entities will be treated for purposes of the PFIC rules. If it were determined that we do not own the stock of our variable interest entities for United States federal income tax purposes (for instance, because the relevant PRC authorities do not respect these arrangements), we may be treated as a PFIC. Please see “Material U.S. Federal Income Tax Consequences of the Redomestication Merger, the Disposition and the Merger—Tax Consequences to U.S. Holders—Effect of the PFIC Rules on the Disposition and the Redomestication Merger” for a more detailed discussion with respect to our potential PFIC status and certain tax implications thereof.

U.S. Holders could be subject to tax on the Redomestication Merger.

Our counsel has opined that the Redomestication Merger will qualify as a reorganization within the meaning of Code section 368(a)(1)(F) and that any gain realized by a U.S. Holder of our shares as a result of the Redomestication Merger will be nontaxable to the U.S. Holder, provided that even in a qualifying Section 368(a)(1)(F) reorganization a U.S. Holder may be subject to tax under Code section 367(b) and, if Hudson was or has been a PFIC during the U.S. Holder’s holding period of Hudson ordinary shares, under the PFIC rules of the Code, as described more fully in “Material U.S. Federal Income Tax Consequences of the Redomestication Merger, the Disposition and the Merger -- Tax Consequences of the Redomestication Merger to U.S. Holders of Hudson Shares,” below. However, our counsel states that its opinion on whether the Redomestication Merger will qualify as a Code section 368(a)(1)(F) reorganization is not entirely free from doubt. If the Redomestication Merger does not qualify as a Section 368(a)(1)(F) reorganization, the U.S. Holder would recognize gain or loss equal to the difference between the fair market value of the shares that he exchanges for Purchaser Common Stock and his adjusted basis in those shares and, if Hudson was or has been a PFIC during the U.S. Holder’s holding period of Hudson ordinary shares, he may also be subject to tax on any gain under the PFIC rules. However, a U.S. Holder would receive a cost basis in the Purchaser Common Stock that he receives in the Redomestication Merger equal to the fair market value of shares exchanged for the Purchaser Common Stock.

We have recently received several written notifications from The Nasdaq Stock Market LLC informing us that we no longer meet certain continued listing requirements of the Nasdaq Global Market.

On January 28, 2020, we received written notification from NASDAQ that we no longer meets Listing Rule 5450(v)(1)(A) which requires us to maintain a minimum $10,000,000 in stockholders’ equity for continued listing. The Company reported in its last Form 6-K for the period ended June 30, 2019 that its stockholders’ equity was $9,490,313. Under the Nasdaq Rules, the Company had 45 calendar days (no later than March 13, 2020) to submit a plan to regain compliance.

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On March 12, 2020, we received a letter from the Nasdaq indicating that, the closing bid price of the Company’s ordinary shares for the last 30 consecutive business days did not meet the minimum bid price of $1.00 per share required for continued listing on The Nasdaq Global Market pursuant to Nasdaq Listing Rule 5450(a)(1). The letter also indicated that the Company will be provided with a compliance period of 180 calendar days, or until August 31,2020, in which to regain compliance pursuant to Nasdaq Listing Rule 5810(c)(3)(A). The letter further provided that if, at any time during the 180-day period, the closing bid price of the Company’s ordinary shares is at least $1.00 for a minimum of ten consecutive business days, Nasdaq will provide the Company with written confirmation that it has achieved compliance with the minimum bid price requirement. If the Company does not regain compliance by August 31, 2020, an additional 180 days may be granted to regain compliance if the Company (i) meets the continued listing requirement for market value of publicly held shares and all other initial listing standards for The Nasdaq Global Market (except for the bid price requirement) and (ii) provides written notice of its intention to cure the deficiency during the second 180-day compliance period.

On April 16, 2020 we received a letter from the Nasdaq indicating the Company’s Market Value of Publicly Held Shares (MVPHS) did not meet the minimum value of $5,000,000 for the last 30 consecutive business days in contravention of the Nasdaq’s Listing Rules (“Rules”). However, the Rules also provide the Company a compliance period of 180 calendar days in which to regain compliance. We were informed that if at any time during this compliance period the Company’s MVPHS closes at $5,000,000 or more for a minimum of ten consecutive business days, the Nasdaq would provide the Company written confirmation of compliance and this matter would be closed. In the event the Company does not regain compliance with the Rules prior to the expiration of the compliance period, it will receive written notification that its securities are subject to delisting. Alternatively, the Company may consider applying to transfer the Company’s securities to The Nasdaq Capital Market (the “Capital Market”). In order to transfer, the Company must submit an on-line Transfer Application, pay the $5,000 application fee, and meet the Capital Market’s continued listing requirements.

On June 15, 2020, we received notification from the Nasdaq that our application to list our ordinary shares on The Nasdaq Capital Market had been approved. Our shares began trading on the Nasdaq Capital Market at the opening of business on July 16, 2020, thus resolving the need to maintain a minimum $10,000,000 in stockholders’ equity for continued listing and a minimum $5,000,000 in MVPHS.

On October 15, 2020, we announced that we would effect a 5:1 reverse split of our ordinary shares effective on October 29, 2020. We believe that the reverse split will resolve the minimum bid price of $1.00 per share required for continued listing on The Nasdaq Capital Market.

We intend to actively monitor the closing bid price for our ordinary shares and will take all reasonable actions to ensure compliance including without limitation applying to transfer the Company’s securities to the Nasdaq Capital Market. There can be no assurance that the Company will be able to regain compliance with the Rules or will otherwise be in compliance with other Nasdaq listing criteria. In the event we are unsuccessful, our ordinary shares will be delisted and you will likely experience a devaluation in the market price of your shares as well as face challenges in trading them forthwith.

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The audit reports included in this prospectus have been prepared by auditors whose work may not be inspected fully by the Public Company Accounting Oversight Board and, as such, you may be deprived of the benefits of such inspection.

Our current independent registered public accounting firm that issue the audit reports included in this prospectus filed with the SEC as auditors of companies that are traded publicly in the United States and firms registered with the Public Company Accounting Oversight Board (United States), or the PCAOB, are required by the laws of the United States to undergo regular inspections by the PCAOB to assess their respective compliance with the laws of the United States and professional standards.

Any other clients of our auditors have substantial operations within mainland China, and the PCAOB has been unable to complete inspections of the work of our auditors without the approval of the Chinese authorities. Thus, our auditors and their audit work are not currently inspected fully by the PCAOB. On December 7, 2018, the SEC and the PCAOB issued a joint statement highlighting continued challenges faced by the U.S. regulation in their oversight of financial statement audits of U.S.-listed companies with significant operation in China. However, it remains unclear what further actions the SEC and PCAOB will take to address the problem.

Inspections of other firms that the PCAOB has conducted outside mainland China have identified deficiencies in those firms’ audit procedures and quality control procedures, which can be addressed as part of the inspection process to improve future audit quality. The lack of PCAOB inspections in mainland China prevents the PCAOB from regularly evaluating our auditors’ audit procedures and quality control procedures as they relate to their work in mainland China. As a result, investors may be deprived of the benefits of such regular inspections.

The inability of the PCAOB to conduct full inspections of auditors in mainland China makes it more difficult to evaluate the effectiveness of our auditors’ audit procedures and quality control procedures as compared to auditors who primarily work in jurisdictions where the PCAOB has full inspection access. Investors may lose confidence in our reported financial information and the quality of our financial statements.

In addition, in June 2019, a bipartisan group of lawmakers introduced bills in both houses of the U.S. Congress which, if passed, would require the SEC to maintain a list of issuers for which the PCAOB is unable to inspect or investigate an auditor report issued by a foreign public accounting firm. The proposed Ensuring Quality Information and Transparency for Abroad-Based Listings on our Exchanges (“EQUITABLE”) Act prescribes increased disclosure requirements for these issuers and, beginning in 2025, the delisting from U.S. national securities exchanges of issuers included on the SEC’s list for three consecutive years. Enactment of this legislation or other efforts to increase U.S. regulatory access to audit information could cause investor uncertainty for affected issuers, including us, and the market price of our ordinary shares could be adversely affected. It is unclear if this proposed legislation will be enacted. Furthermore, various deliberations have been carried out within the U.S. government regarding potentially limiting or restricting China-based companies from accessing U.S. capital markets.

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On April 21, 2020, the SEC and the PCAOB issued a joint statement reiterating the greater risk that disclosures will be insufficient in many emerging markets, including the PRC, compared to those made by U.S. domestic companies. In discussing the specific issues related to the greater risk, the statement again highlights the PCAOB’s inability to inspect audit work paper and practices of accounting firms in the PRC, with respect to their audit work of U.S. reporting companies. However, it remains unclear what further actions, if any, the SEC and PCAOB will take to address the problem. There have been recent media reports on deliberations within the U.S. government regarding potentially limiting or restricting the PRC-based companies from accessing U.S. capital markets.

If any such policies or deliberations were to materialize, the resulting legislation, if it were to apply to us, would likely have a material adverse impact on our business and the price of our ordinary shares.

Risks Related to Fr8Hub’s Business

Fr8Hub’s limited operating history may make it difficult for you to evaluate the success of its business to date and to assess its future viability.

Fr8Hub was founded in 2015 with a view to developing and bringing solutions to the cross-border commercial freight market on the U.S.-Mexico border, and by extension, the U.S.-Canada border. The first commercial version of Fr8Hub’s products were launched in 2017. Fr8Hub continued its product development efforts throughout 2018, added initial business intelligence and analytics to supplement its basic products in 2019 and offered its revised products package with active freight brokerage support towards the end of 2019 and into early 2020. The latest generation of Fr8Hub products were brought to market during the second quarter of 2020 and a new management team was hired during the second and third quarters of 2020 to bring a renewed focus to promoting freight services to Shippers and Carriers (each as defined below). Accordingly, you should consider Fr8Hub’s prospects in light of the costs, uncertainties, delays and difficulties frequently encountered by companies in the early stages of development. Any predictions you make about its future success or viability may not be as accurate as they would be if Fr8Hub had a longer operating history or a history of successfully developing and marketing its product offerings. Fr8Hub’s relatively limited operating history may make it difficult for you to evaluate the success of its business and assess its future viability.

Fr8Hub may encounter unforeseen expenses, difficulties, complications, delays and other known or unknown factors in achieving its business objectives. Fr8Hub’s transition from a company with a development focus to a company successfully marketing and monetizing its product offerings may take longer than anticipated, or may not be successful at all.

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A significant data breach or IT system disruption could materially adversely affect Fr8Hub, including requiring Fr8Hub to increase spending on data and system security.

Fr8Hub relies heavily on information technology networks and systems, including the Internet and a number of internally-developed systems and applications, to manage or support a wide variety of important business processes and activities throughout its operations. For example, Fr8Hub relies on information technology to analyze its customer loads and input their information into its databases, identify different routes and their costs, track ongoing shipments, confirm receipts, transfer documents, and a number of other functions that are integral to the ongoing operation of Fr8Hub’s business.

In addition, the provision of service to Fr8Hub’s customers and the operation of its networks and systems involve the collection, storage and transmission of significant amounts of information and potentially sensitive or confidential data. Fr8Hub is subject to a variety of continuously evolving and developing laws and regulations in the United States and abroad regarding privacy, data protection and data security. The scope of the laws that may be applicable to us is often uncertain and may be conflicting, particularly with respect to foreign laws.

Fr8Hub’s information technology systems are susceptible to damage, disruptions or shutdowns due to programming errors, defects or other vulnerabilities, power outages, hardware failures, computer viruses, cyber-attacks, ransomware attacks, malware attacks, theft, misconduct by employees or other insiders, telecommunications failures, misuse, human errors or other catastrophic events. Hackers acting individually or in coordinated groups, may launch distributed denial of service attacks or other coordinated attacks that may cause service outages, gain inappropriate or block legitimate access to systems or information, or result in other interruptions in Fr8Hub’s business. In addition, the foregoing breaches in security could expose Fr8Hub and its customers to a risk of loss, disclosure or misuse of proprietary information and sensitive or confidential data.

Fr8Hub protects its software, web portal and platform solutions from third-party attacks and implement what it believes to be state-of-the art prophylactic controls around and throughout its software environment. However, there is no assurance that Fr8Hub’s web portal and platform solution will not sometimes malfunction or be subject to malicious attacks. Any unexpected malfunction of Fr8Hub’s system could cause major interruptions to its daily operations, including its ability to deliver its third-party logistics (“3PL”) services to customers, to collect payments from its customers or pay its key suppliers. Although to date Fr8Hub is unaware of a data breach or system disruption that has had a material adverse effect on it, Fr8Hub cannot provide any assurances that such events and impacts will not be material in the future, and its efforts to deter, identify, mitigate and/or eliminate future breaches may require significant additional effort and expense and may not be successful.

Trade wars or adverse political changes in any country in which Fr8Hub operates could materially and adversely affect the demand for its services, its operations and financial conditions.

Fr8Hub has business operations in the U.S., Mexico and Canada. These three countries currently have a free trade agreement which directly impacts the amount of international trade across the US-Mexico and the US-Canada borders. The first such trade agreement went into effect in 1994 and was followed by tremendous increase in trade amongst all three countries. Unanticipated changes in the trade agreements or sudden political changes in any of these three countries in which Fr8Hub operates could have a material adverse effect on customers’ demand for its services. Fr8Hub’s business can be greatly impacted by the laws, regulations and policies that affect trade among these three countries, including tariff and trade policies, export requirements and other restrictions. The factors that result in general economic changes are also beyond Fr8Hub’s control, and it may be difficult for Fr8Hub to adjust its business model to mitigate the impact of these factors. In particular, Fr8Hub’s business is affected by levels of industrial production, consumer spending and retail activity and Fr8Hub could be materially and adversely affected by adverse developments in these and other aspects of the economies in which Fr8Hub operates. If Fr8Hub is unable to implement its business strategies successfully or properly react to changes in market conditions as a result of trade wars or political changes in these countries, its financial condition, results of operations and cash flows could be materially and adversely affected.

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A global pandemic or spread of disease, real or perceived, as well as natural disasters in any country in which Fr8Hub operates could materially and adversely affect the demand for its services, its operations and financial conditions.

The novel coronavirus (COVID-19) pandemic and the concurrent economic slowdown may have an unexpected effect on Fr8Hub’s business, financial condition, and results of operations. In March 2020, the World Health Organization declared COVID-19 a global pandemic, and governmental authorities around the world have implemented measures to reduce the spread of COVID-19. These measures have adversely affected workforces, customers, supply chains, consumer sentiment, economies, and financial markets, and, along with decreased consumer spending, have led to an economic downturn across many global economies. COVID-19 has also caused widespread unemployment and border closings.

Due to COVID-19, Fr8Hub has experienced great volatility in global and domestic supply chains. The extent to which COVID-19 ultimately impacts the 3PL industry, Fr8Hub’s business, results of operations and financial condition will depend on future developments, which are highly uncertain and unpredictable, including new information which may emerge concerning the severity and duration of the COVID-19 outbreak and the effectiveness of actions taken to contain the COVID-19 outbreak, among others. Additionally, the extent to which COVID-19 ultimately impacts Fr8Hub’s operations will depend on a number of factors, many of which will be outside of its control. The COVID-19 outbreak is evolving, and new information emerges daily; accordingly, the ultimate consequences of the COVID-19 outbreak cannot be predicted with certainty.

Severe weather conditions and other natural or manmade disasters, including storms, floods, fires, earthquakes, epidemics, pandemics, conflicts, unrest, or terrorist attacks, may disrupt Fr8Hub’s business and result in decreased revenues. Customers may reduce shipments, or Fr8Hub’s costs to operate its business may increase, either of which could have a material adverse effect on Fr8Hub. Any such event affecting one of the countries in which Fr8Hub operates could result in a significant interruption in its business. Natural disasters such as major fires in Australia, Brazil and the Western United States and other major weather or geological events around the globe could adversely affect the demand for its services, its operations and financial condition.

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There is no assurance that any part of the loan Fr8Hub took under the Paycheck Protection Program of the Coronavirus Aid, Relief and Economic Security Act will be forgiven.

On May 6, 2020, Fr8Hub received the proceeds from a loan in the amount of $114,700 (the “PPP Loan”) from International Bank of Commerce, as lender, pursuant to the Paycheck Protection Program (“PPP”) of the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”). Fr8Hub’s PPP Loan matures on May 6, 2022 and bears interest at a fixed rate of 1.00% per annum, payable monthly commencing on December 6, 2020. Under the terms of the PPP, all or a portion of the principal may be forgiven if the PPP Loan proceeds are used for qualifying expenses as described in the CARES Act, such as payroll costs, benefits, rent, and utilities. However, there is no assurance that Fr8Hub will be able to obtain forgiveness of the PPP Loan in whole or in part. With respect to any portion of the PPP Loan that is not forgiven, the PPP Loan will be subject to customary provisions for a loan of this type, including customary events of default relating to, among other things, payment defaults and breaches of the provisions of the note.

Fr8Hub’s industry is rapidly evolving. It expects to continue to face significant competition, which could adversely affect Fr8Hub.

The 3PL industry is rapidly evolving, including demand for greater efficiency and increased visibility into the shipment lifecycle. Fr8Hub expects continued significant competition on a national and international level. Fr8Hub’s competitors include the postal services of the U.S. and other nations, various motor carriers, express companies, freight forwarders, air couriers, large transportation and e-commerce companies that are making significant investments in their capabilities, and start-ups and other companies that combine technologies with crowdsourcing to focus on local market needs, some of whom may currently be its customers.

Competition may also come from other sources in the future as new technologies are developed and new methods of transportations are made widely available. Innovations in transportation technology, including driverless trucks, artificial intelligence and logistics could adversely affect the demand for Fr8Hub’s 3PL services. If Fr8Hub is unable to adapt to these changes, its business could be adversely affected.

Fr8Hub is directly affected by the cyclicality of the trucking industry and general economic conditions.

The trucking industry has historically been highly cyclical and especially susceptible to trends in economic activity. The trucking industry has historically fluctuated in response to factors that are beyond Fr8Hub’s control, such as general economic conditions, interest rates, federal and state regulations, consumer spending and fuel costs. The industry is particularly sensitive to the consumer, industrial and manufacturing sectors of the economy, which generate a significant portion of the freight tonnage hauled by heavy-duty trucks. Since truck fleet owners and professional truck drivers are some of the key carriers Fr8Hub serves, Fr8Hub’s business activities are directly tied to the purchase and production of goods and other key macro-economic measurements. When individuals and companies purchase and produce fewer goods, Fr8Hub’s customers transport fewer goods. Downturns in consumer business cycles, such as the home construction, automobile, and manufactured goods sectors, can create excess capacity in the trucking industry and may have a material adverse effect on Fr8Hub’s business and operating results.

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Fr8Hub could be affected by strikes or labor unrest at any border crossing that is relied upon by its customer base.

The cross-border trucking industry relies on many government-provided services and agencies such as the U.S. Customs and Border Protection that may be unionized and is subject to strikes or labor unrest that could be disruptive to cross-border freight on a short-term basis. Lower or inefficient cross-border crossings due to labor unrest or strikes could adversely affect Fr8Hub’s customers and Fr8Hub’s operating results and financial condition.

Fr8Hub is exposed to the effects of changing fuel and energy prices, including gasoline, jet fuel and diesel, and what interruptions in supplies of these commodities can bring to the demand for the shipping and commercial freight industry.

Changing fuel and energy costs have a significant impact on the expenses incurred by the shipping and commercial freight industry. On April 20, 2020, the price for oil traded at negative prices for the first time in modern history. In the event that this short-term distortion in fuel prices were to last, air freight costs would continue to drop, making it an attractive alternative to trucking. If air freight or some other form of freight became increasingly attractive to shippers in general, there could be a switch from truck freight to air freight, or some other, more economic means of freight. Changes in fuel prices, disruption in energy supplies as a result of war, actions by producers or other factors beyond Fr8Hub’s control, could in turn have a material adverse effect on Fr8Hub’s business.

Fr8Hub currently does not hold any patents or own any registered trademarks.

Fr8Hub currently does not hold any patents or own any registered trademarks. Although Fr8Hub believes that the success of its business depends on the quality of its proprietary software solutions, technology, processes, and domain expertise, and has taken appropriate steps to protect its intellectual property, the measures taken may not be inadequate.

On September 6, 2018, Hub Group, Inc. (“Hub Group”) filed a Notice of Opposition against Fr8Hub’s U.S. Trademark Application Serial No. 87102800 (the “Trademark Application”) for its “Fr8HUB” unitary design mark (the “Mark”), seeking to have the Trademark Trial and Appeal Board (“TTAB”) reject the Trademark Application and refuse to register the Mark. On September 15, 2020, Fr8Hub filed a reply motion to extend the time to respond to Hub Group’s discovery requests and extend the TTAB trial schedule without consent. This and other similar litigation may be costly and may divert resources and management’s attention from Fr8Hub’s business. If Hub Group obtains the relief it requests Fr8Hub may be prevented from registering the Mark.

The impact of environmental laws and regulations and their enforcement could materially and adversely affect Fr8Hub’s business.

Motor carrier deregulation in the U.S. began in 1970-71 with initiatives in the Nixon Administration and continued into the 1980s through the Carter administration. They were part of a sweeping reduction in price controls, entry controls, and collective vendor price setting in U.S. transportation. While these deregulations by and large had a positive impact on the transportation volumes over the years, changes of regulations in the trucking industry could adversely affect Fr8Hub’s business. Routes and pricing for commercial freight could be regulated. Controlled margins or prices for certain goods could be put into effect. Fr8Hub cannot predict the impact of any new regulations on the 3PL and transportation industries. The effect these potential regulations could have on the commercial freight business, and in turn, its business and operating results may be long-lasting.

Risks Related to Fr8Hub’s Financial Position and Need for Additional Capital

Fr8Hub has a history of significant operating losses and expect to incur losses for the foreseeable future, and Fr8Hub may never achieve or maintain profitability.

Fr8Hub has a history of significant operating losses, and Fr8Hub has not been profitable since inception in 2015. Fr8Hub plans to continue to invest in improving Fr8Hub’s platform and services. Recurring losses from Fr8Hub’s operations could raise substantial doubt regarding its ability to continue as a going concern. If Fr8Hub fails to transition from a company with a development focus to fully commercializing its product offerings, it may not be able to fund its operations without raising additional capital. While Fr8Hub has been successful in raising capital in the past, there is no assurance that it can access additional capital in the future when needed, on favorable terms, or at all. If Fr8Hub fails to execute its business plan and strategies, it may incur losses for the foreseeable future, and be unable to fund its operations at some time in the future.

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Raising additional capital may cause dilution to Fr8Hub’s existing shareholders, restrict its operations or cause it to relinquish valuable rights.

While Fr8Hub has been successful in raising capital in the past, there is no assurance that Fr8Hub can access additional capital in the future when needed, on favorable terms, or at all. To the extent that Fr8Hub raises additional capital through the sale of equity, convertible debt securities or other equity-based derivative securities, your ownership interest may be diluted and the terms may include liquidation or other preferences that adversely affect your rights as a shareholder. Any indebtedness Fr8Hub incurs would result in increased fixed payment obligations and could involve restrictive covenants, such as limitations on its ability to incur additional debt, limitations on its ability to acquire or license intellectual property rights, limitations on the payment of dividends, and other operating restrictions that could adversely impact its ability to conduct its business. Furthermore, the issuance of additional securities, whether equity or debt, by Fr8Hub, or the possibility of such issuance, may cause the market price of its common stock to decline and existing shareholders may not agree with its financing plans or the terms of such financings. If Fr8Hub raises additional funds through strategic partnerships and alliances, licensing arrangements or monetization transactions with third parties, it may have to relinquish valuable rights to its technologies, or product candidates, or grant licenses on terms unfavorable to Fr8Hub. Adequate additional financing may not be available to Fr8Hub on acceptable terms, or at all. If Fr8Hub is unable to raise additional funds when needed, it may be required to delay, limit, reduce or terminate its product development or future commercialization efforts or grant rights to develop and market product candidates that it would otherwise prefer to develop and market itself.

Risks Related to Fr8Hub’s Operations

A number of Fr8Hub’s personnel are based outside of the United States and regularly conduct business outside of the United States. Fr8Hub is subject to economic, political, regulatory and other risks associated with international operations.

As a number of personnel that support Fr8Hub’s operations are based in Mexico, Fr8Hub’s business is subject to risks associated with conducting business outside of the United States. Accordingly, Fr8Hub’s future results could be harmed by a variety of factors, including:

●	economic weakness, including inflation, or political instability, particularly on the U.S./Mexico and U.S./Canada international borders;

●	differing and changing regulatory requirements for product approvals;

●	differing jurisdictions could present different issues for securing, maintaining or obtaining freedom to operate in such jurisdictions;

●	potentially reduced protection for intellectual property rights;

●	difficulties in compliance with different, complex and changing laws, regulations and court systems of multiple jurisdictions and compliance with a wide variety of foreign laws, tax requirements, treaties and regulations;

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●	changes in U.S. and non-U.S. regulations and customs, tariffs and trade barriers;

●	changes in non-U.S. currency exchange rates of the Mexican Peso or the Canadian dollar and the potential imposition of currency controls;

●	trade protection measures, import or export licensing requirements or other restrictive actions by governments;

●	differing reimbursement regimes and price controls in certain non-U.S. markets;

●	difficulties with compliance with transfer pricing regulations;

●	changing restrictions or conditions for the repatriation of profits;

●	negative consequences from changes in tax laws;

●	compliance with tax, employment, immigration and labor laws for employees living or traveling abroad, including, for example, the variable tax treatment in different jurisdictions of options granted under its share option schemes or equity incentive plans;

●	workforce uncertainty or labor unrest;

●	litigation or administrative actions resulting from claims against us by current or former employees or consultants individually or as part of class actions, including claims of wrongful terminations, discrimination, misclassification or other violations of labor law or other alleged conduct;

●	difficulties associated with staffing and managing international operations, including differing labor relations; and

●	business interruptions resulting from geo-political actions, including war and terrorism, or natural disasters including earthquakes, typhoons, floods and fires.

Exchange rate fluctuations may materially affect Fr8Hub’s results of operations and financial condition.

Though most of Fr8Hub’s revenues are denominated in U.S. dollars, Fr8Hub does effect contracts in Mexico whereby Fr8Hub invoices for its services in Mexican pesos. Fr8Hub may execute contracts in Canadian dollars or other currencies at some point in the future. Fr8Hub also has a number of its personnel operating in Mexico and it pays an ongoing payroll and key suppliers in Mexico. Unexpected exchange rate fluctuations between the U.S. dollar and the Mexican peso could adversely affect Fr8Hub’s results from operations.

Fr8Hub monitors and manages its exposures to changes in currency exchange rates and interest rates. It may use derivative instruments to mitigate the impact of changes in these rates on Fr8Hub’s financial position and results of operations; however, changes in exchange rates and interest rates cannot always be predicted or hedged and may have a material adverse effect on Fr8Hub.

Fr8Hub may be subject to claims by third parties asserting that its employees or Fr8Hub has misappropriated their intellectual property, or claiming ownership of what Fr8Hub regards as its own intellectual property.

Many of Fr8Hub’s employees have spent many years in the high technology, transportation and logistics industries. Some of these employees may be subject to proprietary rights, non-disclosure and non-competition agreements, or similar agreements, in connection with such previous employment. Although Fr8Hub tries to ensure that its employees do not use the proprietary information or know-how of others in their work for Fr8Hub, Fr8Hub may be subject to claims that it or these employees have used or disclosed intellectual property, including trade secrets or other proprietary information, of any such third party. Litigation may be necessary to defend against such claims. If Fr8Hub fails in defending any such claims, in addition to paying monetary damages, it may lose valuable intellectual property rights or personnel or sustain damages. Such intellectual property rights could be awarded to a third party, and Fr8Hub could be required to obtain a license from such third party to commercialize its technology or products. Such a license may not be available on commercially reasonable terms or at all. Even if Fr8Hub is successful in defending against such claims, litigation could result in substantial costs and be a distraction to management.

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Risks Related to Employee Matters and Managing Growth

Fr8Hub’s management team is relatively new and its future success will depend on its ability to retain key employees, consultants and advisors and to attract, retain and motivate qualified personnel.

Fr8Hub’s President, Chief Executive Officer and Chief Financial Officer all joined Fr8Hub only in September 2020 and have not worked together prior to joining Fr8Hub. Fr8Hub’s ability to execute its business strategies and manage its growth will largely depend on its executive team and key employees, the loss of whose services may adversely impact the achievement of its objectives. While Fr8Hub has entered into employment agreements with certain of its executive officers, any of them could leave Fr8Hub’s employment at any time. Fr8Hub does not maintain “key person” insurance policies on the lives of these individuals or the lives of any of its other employees. The loss of the services of one or more of its current employees might impede its objectives. Furthermore, replacing executive officers or other key employees may be difficult and may take an extended period of time because of the limited number of individuals in Fr8Hub’s industry with the breadth of skills and experience required to develop, gain marketing approval of and commercialize products successfully.

Recruiting and retaining other qualified employees, consultants and advisors for Fr8Hub’s business, including scientific and technical personnel, will also be critical to its success. There is currently a shortage of skilled executives in Fr8Hub’s industry, which is likely to continue. As a result, competition for skilled personnel is intense and the turnover rate can be high. Fr8Hub may have to incur additional recruiting and training expenses to adequately staff its company. Fr8Hub may not be able to attract and retain personnel on acceptable terms.

The trucking industry is highly fragmented and regulated.

The trucking industry, one of Fr8Hub’s target customers, is a disparate group comprised of truck fleet owners and independent truck drivers. Some truck fleet owners are small companies, and like independent truck drivers, may not be familiar with the industry trends or have exposure to new technologies or new methods of doing business. As a result, Fr8Hub may not be able to establish a consistently effective method for marketing its digital Marketplace and mobile application platform to such industry participants.

The trucking industry is also highly regulated. The jurisdiction of the Department of Transportation (“DOT”), the Environmental Protection Agency (“EPA”) and similar state agencies, extends to Fr8Hub’s customers in the trucking industry. DOT and EPA regulations are subject to varying interpretations which may evolve over time. If compliance with the current regulations is not actively enforced by these agencies, or enforcement continues to vary from region to region, that may affect some of Fr8Hub’s carriers’ businesses and in turn, its business could be materially and adversely affected. Fr8Hub cannot assure you that government agencies will not adopt new policies or regulations that could adversely affect its business, results of operations and financial condition.

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Increased security requirements impose substantial costs on Fr8Hub and it could be the target of an attack or have a security breach, which could materially adversely affect Fr8Hub.

Fr8Hub operates in a particularly complex legal and regulatory environment. The legal environment of a cloud-based software business is evolving in the U.S. and other jurisdictions and Fr8Hub is subject to a variety of laws and regulations in the United States and abroad that involve matters central to its business.

Fr8Hub’s business is subject to a variety of U.S. and Mexican laws, rules and regulations, including those affecting “Motor Carriers, Owner-Operators and Transportation Brokers” issued by the US Federal Motor Carrier Safety Administration (“FMCSA”) of the DOT. Fr8Hub is subject to many U.S., Canadian and Mexican federal, state and local laws and regulations including those related to internet activities, privacy, rights of publicity, data protection, intellectual property, health and safety, competition, consumer protection, payments, transportation services, insurance coverage and taxation. These laws and regulations are constantly evolving and may be interpreted, applied, created or amended in a manner that could harm Fr8Hub’s business.

Many of these laws and regulations are still evolving and being tested in courts and could be interpreted in ways that could harm Fr8Hub’s business. These may involve privacy, data protection and personal information, content, intellectual property, data security, retention and deletion. In particular Fr8Hub is subject to federal, state and foreign laws regarding privacy and protection of people’s data. Foreign data protection, privacy, content and other laws and regulations can impose different obligations or be more restrictive than those in the U.S. U.S. federal, state and foreign laws and regulations which in some cases can be enforced by private parties in addition to government entities, are constantly evolving and can be subject to significant change. As a result, the application, interpretation and enforcement of these laws and regulations are often uncertain, particularly in the new and evolving industry in which Fr8Hub operates and may be interpreted and applied inconsistently from country to country and inconsistently with its current policies and practices. Fr8Hub’s customers upload and store customer data in its cloud-based platform. This presents legal challenges to Fr8Hub’s business and operations, such as consumer privacy rights or intellectual property rights. Both in the U.S. and abroad, Fr8Hub must monitor and comply with a wide variety of laws and regulations regarding the data stored and processed on its cloud-based platform as well as in the operation of its business. Fr8Hub cannot determine the effect that any new requirements will have on its cost structure or its operating results, and new rules or other future security requirements may increase its costs of operations and reduce operating efficiencies. Regardless of its compliance with security requirements or the steps Fr8Hub takes to secure the data on its platform, it could also be the target of an attack or security breaches could occur, which could materially adversely affect Fr8Hub’s business.

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Fr8Hub’s growth plan may not succeed as quickly as anticipated, if at all.

Fr8Hub’s commercial freight Marketplace and mobile application platform matching the needs of carriers offering transportation services and shippers requiring commercial freight services is relatively new to the market. Success of its digital commercial freight matching brokerage service will depend on the adoption rate of this relatively new technology by Fr8Hub’s customers. Since many shippers are small companies slow to adapt to new technologies, Fr8Hub may not be able to establish a consistently effective method for marketing its platform and mobile application to such industry participants. Fr8Hub’s plan to commercialize and grow the usage of its platform and service offerings may not succeed as quickly as anticipated, if at all.

Fr8Hub expects to expand its organization, and as a result, it may encounter difficulties in managing its growth, which could disrupt its operations.

Fr8Hub expects to aggressively grow its sales and carrier personnel, specifically targeting at its key accounts and leveraging known customer preferences, to increase adoption of Fr8Hub’s solution platform for both its shippers and carriers with live 24/7 tracking on shipment. Fr8Hub is establishing creative marketing campaigns in Mexico’s domestic market and cross-border market. As it expands its cross-cultural workforce both in the U.S. and Mexico, Fr8Hub may encounter difficulties in managing its growth. Fr8Hub also plans to invest in its technology team so it can continue to build out internal tools on its platform. Failure to manage its growth could disrupt its operations and materially and adversely affect its results of operations and financial condition.

Fr8Hub is likely to have material weaknesses in its internal control systems and will need to hire additional personnel and develop and maintain proper and effective internal control over financial reporting, or the accuracy and timeliness of its financial reporting will be adversely affected.

If the Merger is completed, Fr8Hub’s financial statements will become those of the Combined Company and Fr8Hub’s management team as the executive officers of the Combined Company will be required, pursuant to Section 404 of the Sarbanes-Oxley Act, or Section 404, to furnish a report by management on, among other things, the effectiveness of the Combined Company’s internal control over financial reporting. In particular, Fr8Hub will be required to perform system and process evaluation and testing of its internal control over financial reporting to allow management to report on the effectiveness of its internal control over financial reporting. Fr8Hub has not yet been required to do such an analysis. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis.

To address these potential control weaknesses, Fr8Hub will likely need to add personnel as well as implement new financial processes. Fr8Hub intends to take steps to remediate the control weaknesses described above through hiring additional qualified accounting and financial reporting personnel, and further evolving its accounting processes and policies. Fr8Hub may not be able to fully remediate these weaknesses until these steps have been completed and have been operating effectively for a sufficient period of time.

The Combined Company’s independent registered public accounting firm will not be required to attest to the effectiveness of the Combined Company’s internal control over financial reporting for so long as the Combined Company remains a “smaller reporting company” as defined in applicable SEC regulations. The management team of the Combined Company will be required to disclose changes made in its internal controls and procedures on a quarterly basis. To comply with the requirements of its financial statements becoming those of the Combined Company following the Merger, Fr8Hub will need to undertake various actions, such as implementing new internal controls and procedures and hiring additional accounting or internal audit staff. The Combined Company’s audit committee must also be advised and regularly updated on management’s review of internal controls. Fr8Hub is only now beginning the costly and challenging process of compiling the system and processing documentation necessary to perform the evaluation of its internal control over financial reporting needed to comply with Section 404, and Fr8Hub may not be able to complete its evaluation, testing and any required remediation in a timely fashion. Moreover, if Fr8Hub is not able to comply with the requirements of Section 404 in a timely manner or if it identifies or its independent registered public accounting firm identifies deficiencies in Fr8Hub’s internal control over financial reporting that are deemed to be material weaknesses, the market price of the Combined Company’s common stock could decline and the Combined Company could be subject to sanctions or investigations by Nasdaq, the SEC or other regulatory authorities, which would require additional financial and management resources.

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USE OF PROCEEDS

All of the shares of Common Stock offered by the Selling Stockholders pursuant to this prospectus will be sold by the Selling Stockholders for their respective amounts. We will not receive any of the proceeds from these sales.

THE MERGER

Form of the Merger

Upon the terms and subject to the conditions of the Merger Agreement, and as promptly as practicable following the Redomestication Merger, Merger Sub shall be merged with and into Fr8Hub in accordance with the DGCL. At the Closing of this Merger, the separate corporate existence of Merger Sub shall cease and Fr8Hub shall continue as the surviving corporation under the DGCL and as a wholly owned subsidiary of Purchaser.

THE MERGER AGREEMENT

The following is a summary of the material terms of the Merger Agreement. A copy of the Merger Agreement has been filed as an exhibit to the registration statement of which this prospectus is a part. It is not intended to provide any other factual information about Hudson, Purchaser, Merger Sub or Fr8Hub. The following description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement. You should refer to the full text of the Merger Agreement for details of the Merger and the terms and conditions of the Merger Agreement.

The Merger Agreement contains representations and warranties that Hudson and Merger Sub, on the one hand, and Fr8Hub, on the other hand, have made to one another as of specific dates. These representations and warranties have been made for the benefit of the other parties to the Merger Agreement and may be intended not as statements of fact but rather as a way of allocating the risk to one of the parties if those statements prove to be incorrect. In addition, the assertions embodied in the representations and warranties are qualified by information in confidential disclosure schedules exchanged by the parties in connection with signing the Merger Agreement. While Hudson and Fr8Hub do not believe that these disclosure schedules contain information required to be publicly disclosed under the applicable securities laws, other than information that has already been so disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached Merger Agreement. Accordingly, you should not rely on the representations and warranties as current characterizations of factual information about Hudson or Fr8Hub, because they were made as of specific dates, may be intended merely as a risk allocation mechanism between Hudson and Merger Sub, and Fr8Hub and are modified by the disclosure schedules.

Merger; Merger Consideration

Upon the Closing of the Transactions contemplated in the Merger Agreement, Hudson will be merged with and into Purchaser, its wholly-owned subsidiary, in accordance with the BVI Act and the DGCL (the “Redomestication Merger”). As a result of the Redomestication Merger, the separate existence of Hudson shall cease, and Purchaser will continue as the surviving corporation incorporated in the State of Delaware. Immediately following the effective time of the Redomestication Merger, Merger Sub will merge with and into Fr8Hub, resulting in Fr8Hub becoming a wholly-owned subsidiary of Purchaser.

At the Effective Time, by virtue of the Merger without any further action on the part of the parties to the Merger Agreement, the following shall occur:

●	each share of Fr8Hub common stock issued and outstanding immediately prior to the Effective Time shall be canceled and automatically converted into the right to receive, without interest, the Exchange Ratio in shares of Purchaser Common Stock; except that each share of the Fr8Hub common stock currently held by ATW and its affiliates will be converted into the right to receive the Exchange Ratio in shares of Purchaser Series A4 preferred stock;

●	each share of each series of Fr8Hub preferred stock issued and outstanding immediately prior to the Effective Time shall be canceled and automatically converted into the right to receive, without interest, the Exchange Ratio in shares of Purchaser Preferred Stock;

●	each warrant of Fr8Hub issued and outstanding immediately prior to the Effective Time (to the extent not exercised) shall be canceled and automatically converted into the right to receive, without interest, a Purchaser warrant exercisable for the Exchange Ratio in shares of Purchaser Common Stock, or Purchaser Preferred Stock as the case may be; and

●	each option of Fr8Hub issued and outstanding immediately prior to the Effective Time (to the extent not exercised) shall be canceled and automatically converted into the right to receive, without interest, a Purchaser option exercisable for the Exchange Ratio in shares of Purchaser Common Stock.

No certificates or scrip representing fractional shares of Purchaser Common Stock will be issued pursuant to the Merger. Immediately after the Effective Time, the Fr8Hub stockholders will own approximately 85.7% of Purchaser (on a non-diluted basis) and the shareholders of Hudson will own approximately 14.3% of Purchaser (on a non-diluted basis).

All Conversion Shares reflect the number of shares of common stock underlying the Purchaser preferred stock and after application of the Exchange Ratio.

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Contingent Merger Consideration

After the Closing, the Fr8Hub stockholders shall be entitled to receive additional shares of Purchaser based upon the achievement of certain revenue thresholds in the amount of at least $25 million, $50 million and $100 million commencing with each of the calendar years ending on December 31, 2021, December 31, 2022 and December 31, 2023, respectively. For each period if the revenue threshold is achieved, the Fr8Hub stockholders shall receive (on a pro rata basis) 3.33% of the shares of Purchaser Common Stock on a fully-diluted basis as of the last day of the applicable calendar year-end (the “Contingent Merger Consideration Shares”). If, after the Closing and prior to December 31, 2023, a change of control occurs, then Purchaser shall issue on or promptly after the date of such change of control, to the Fr8Hub stockholders an amount equal to 10% of the shares of Purchaser Common Stock on a fully diluted basis less the Contingent Merger Consideration Shares previously issued.

Purchaser’s Post-Closing Board of Directors

In connection with the Merger, all directors of Purchaser shall resign, and the post-closing board of directors of Purchaser shall consist of five directors, of which one shall be designated by Purchaser and the remaining directors shall be designated by Fr8Hub.

Stockholder Approval

Prior to the consummation of the Transactions contemplated by the Merger Agreement, the holders of a majority of the voting power of Hudson ordinary shares present in person or by proxy and entitled to vote at a special meeting of the holders of its ordinary share must approve the Transactions, provided there are present in person or by proxy not less than 50% of the votes of the shares entitled to vote on at the meeting.

On November 6, 2020, PX Global, a Hudson shareholder owning approximately 40% of the voting power in Hudson entered into a Support Agreement with Fr8Hub and Hudson pursuant to which the shareholder agreed to vote in favor of the Transactions contemplated by the Merger Agreement at Hudson’s meeting of stockholders.

The Fr8Hub stockholders holding a majority of the shares of common stock entitled to vote shall be required to approve the Merger. The holders of Fr8Hub’s Preferred Stock shall vote together with the holders of Fr8Hub’s common stock as a single class and on an as-converted common stock basis.

Representations and Warranties

In the Merger Agreement, Fr8Hub makes certain representations and warranties (with certain exceptions set forth in the disclosure schedule to the Merger Agreement) relating to, among other things: (a) proper corporate organization of Fr8Hub and its subsidiaries and similar corporate matters; (b) authorization, execution, delivery and enforceability of the Merger Agreement and other transaction documents; (c) absence of conflicts; (d) capital structure; (e) accuracy of charter and governing documents; (f) affiliate transactions; (g) required consents and approvals; (h) financial information; (i) absence of certain changes or events; (j) title to assets and properties; (k) material contracts; (l) insurance; (m) licenses and permits; (n) compliance with laws, including those relating to foreign corrupt practices and money laundering; (o) ownership of intellectual property; (p) employment and labor matters; (q) taxes and audits; (r) environmental matters; (s) brokers and finders; and (t) other customary representations and warranties.

In the Merger Agreement, Hudson makes certain representations and warranties relating to, among other things: (a) proper corporate organization and similar corporate matters; (b) authorization, execution, delivery and enforceability of the Merger Agreement and other transaction documents; (c) brokers and finders; (d) capital structure; (e) validity of share issuance; (f) Nasdaq listing; and (g) SEC filing requirements.

Conduct Prior to Closing; Covenants

The Merger Agreement contains certain customary covenants of Fr8Hub and Hudson, including, among others, the following:

●	Fr8Hub has agreed to operate its business in the ordinary course prior to the closing of the Merger (with certain exceptions) and not to take certain specified actions without the prior written consent of Hudson.

●	Fr8Hub has agreed to raise at least $7,000,000 to be used for working capital purposes following Closing (the “Pre-Merger Financing”).

Conditions to Closing

General Conditions

The obligation of Hudson and Fr8Hub to consummate the Merger is conditioned on, among other things, (a) the absence of the provisions of any applicable law or order shall prohibiting or imposing any condition on the consummation of the Closing; (b) the absence of action by a third-party non-Affiliate seeking to enjoin or otherwise restrict the consummation of the Closing; (c) the consummation of Redomestication Merger and filing of the applicable certificates in the appropriate jurisdictions; (d) declaration by the SEC of the effectiveness of the registration statement; (e) no stop order suspending the effectiveness of the registration statement or any part thereof shall have been issued; (f) the appointment of the post-Closing board of directors and (f) the Merger and the other transaction contemplated by the Merger Agreement shall have been approved by NASDAQ and Hudson’s stockholders.

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Hudson’s Conditions to Closing

The obligations of Hudson to consummate the Transactions, in addition to the conditions described above, are conditioned upon, among other things, each of the following:

●	Fr8Hub shall have duly performed all of its obligations under the Merger Agreement required to be performed by it at or prior to Closing.

●	Fr8Hub shall have delivered a certificate signed by its Chief Executive Officer and Chief Financial Officer to the effect that (a) all of the representations and warranties of Fr8Hub contained in the Merger Agreement, and in any certificate delivered by Fr8Hub pursuant to the Merger Agreement, shall: (i) be true, correct and complete at and as of the date of the Merger Agreement (except as otherwise provided), or, (ii) if otherwise specified, when made or when deemed to have been made, and (iii) be true, correct and complete as of the Closing Date, in the case of (i) and (ii) with only such exceptions as could not in the aggregate reasonably be expected to have a material adverse effect on Fr8Hub and (b) there shall have been no event, change or occurrence which individually or together with any other event, change or occurrence, could reasonably be expected to have a material adverse effect on Fr8Hub.

●	No court, arbitrator or other authority shall have issued any judgment, injunction, decree or order, or have pending before it a proceeding for the issuance of any thereof, and there shall not be any provision of any applicable law restraining or prohibiting the consummation of the Closing, or the effective operation of Fr8Hub’s business after the Closing Date.

●	Fr8Hub shall have provided Hudson with copies of all required third party consents, and no such third-party consents shall have been revoked.

●	Fr8Hub shall have provided Hudson with copies of all governmental approvals and no such governmental approval shall have been revoked.

●	Fr8Hub shall have provided Hudson updated disclosure schedules as of the Closing Date.

●	The requisite shareholders of Hudson shall have approved the Transactions in accordance with the provisions of Hudson’s organizational documents and BVI Law.

●	Fr8Hub shall have completed the Pre-Merger Financing.

●	Fr8Hub shall have delivered a Lock-Up Agreement and Leak-Out Agreement duly executed by the Fr8Hub stockholders owning 3% or greater of Fr8Hub’s capital stock on a fully diluted basis, in form and substance reasonably acceptable to Hudson.

●	Fr8Hub shall be in compliance in all material respects with all of its obligations required to be performed pursuant to the covenants in the Merger Agreement.

Fr8Hub’s Conditions to Closing

The obligations of Fr8Hub to consummate the transactions contemplated by the Merger Agreement, in addition to the conditions described above in the first paragraph of this section, are conditioned upon, among other things, each of the following:

●	Fr8Hub shall have received a certificate signed by an authorized officer of Hudson and the Purchaser to the effect that (a) each of Hudson and Purchaser have performed in all material respects all of their respective obligations under the Merger Agreement required to be performed at or prior to the Closing Date and (b) the representations and warranties of Hudson contained in the Merger Agreement, and in any certificate or other writing delivered by Hudson or the Purchaser pursuant to the Merger Agreement, disregarding all qualifications and exceptions contained therein relating to materiality is true and correct in all material respects at and as of the Closing Date.

●	The Fr8Hub stockholders shall have approved the Transactions in accordance with the provisions of Fr8Hub’s organizational documents and the DGCL.

●	Fr8Hub shall have entered into an indemnification agreement with the Spin-off Entity and its shareholders (the “Legacy Parties”) pursuant to which the Legacy Parties shall jointly and severally agree to indemnify and hold harmless Fr8Hub, its stockholders, each of such stockholder’s affiliates and each of their respective members, managers, partners, directors, officers, employees, stockholders, attorneys and agents and permitted assignees (the “Fr8Hub Indemnitees”), against and in respect of any and all any and all out-of-pocket loss, cost, payment, demand, penalty, forfeiture, expense, liability, judgment, deficiency or damage, and diminution in value or claim (including actual costs of investigation and attorneys’ fees and other costs and expenses) (all of the foregoing collectively, “Losses”) incurred or sustained by any Fr8Hub stockholder as a result of or in connection with the Disposition.

●	Hudson shall be in compliance with all applicable rules of NASDAQ.

●	Purchaser shall have adopted an option plan in form and substance satisfactory to Fr8Hub.

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Indemnification

From and after the Closing, Purchaser has agreed to indemnify and hold harmless the Fr8Hub Indemnitees against and in respect of any and all Losses incurred by Fr8Hub as a result of or in connection with any breach, inaccuracy or nonfulfillment of any of the representations, warranties and covenants of Hudson, Purchaser and Merger Sub set forth in the Merger or any certificate or other document delivered pursuant to the terms of the Merger Agreement.

From and after the Closing, Fr8Hub has agreed to indemnify and hold harmless Hudson, Purchaser, Merger Sub, each of its Affiliates and each of its and their respective members, managers, partners, directors, officers, employees, stockholders, attorneys and agents and permitted assignees (the “Purchaser Indemnitees”), against and in respect of any and all Losses incurred or sustained by any Purchaser Indemnitee as a result of or in connection with any breach, inaccuracy or nonfulfillment or the alleged breach, inaccuracy or nonfulfillment of any of the representations, warranties and covenants of Fr8Hub contained in the Merger Agreement or any certificate or other document delivered pursuant to the terms of the Merger Agreement.

Twenty percent of Hudson shares of capital stock issued and outstanding immediately after the effective time of the Merger (“Reserved Shares”), will be reserved to serve as the Company Indemnitees’ and the Purchaser Indemnitees’ sole and exclusive remedies for such parties’ obligation to indemnify each other under the Merger Agreement.

Notwithstanding anything in the Merger Agreement to the contrary:

●	Fr8Hub Indemnitees’ and Purchaser Indemnitees’ sole and exclusive remedy for all indemnifiable losses under the Merger Agreement shall be the recovery of a number of Reserved Shares having a value equal to the Losses that have been finally determined to be owing to such party in accordance with the Merger Agreement. The number of Reserved Shares to be issued as payment for a Loss shall be calculated based on the volume weighted average price per share at which Hudson’s common stock traded on NASDAQ over the five trading day period preceding the date on which the claim for indemnification for which the Loss is to be paid was made by the party being indemnified.

●	Any liability incurred by the Fr8Hub Indemnitees or the Purchaser Indemnitees pursuant to the terms of the Merger Agreement shall be paid by issuance of Reserved Shares and shall be limited to the Reserved Shares.

●	Neither of (i) neither the Purchaser Indemnitees nor the Fr8Hub Indemnitees shall have any liability unless the aggregate amount of Losses incurred by an indemnified party exceeds $700,000 (the “Deductible”) and then only for such amounts in excess of the Deductible and (ii) no amounts of indemnity shall be payable by the Indemnifying Party which exceeds the Reserved Shares (the “Indemnity Cap”). The Indemnity Cap shall not apply to Losses based upon, attributable to or related to fraud or willful misconduct.

The indemnification to which each of the Company Indemnitees and Purchase Indemnitees is entitled pursuant to the Merger Agreement for Losses, expect for those related to a breach of Purchaser’s representations and warranties contained in Section 6.1 (Corporate Existence and Power), Section 6.2 (Corporate Authorization), and Section 6.5 (Finders’ Fees) of the Merger Agreement (“Purchaser Fundamental Representations”), shall be effective so long as a claim is asserted prior to the expiration of the twelve (12) month anniversary of the Closing Date (the “Survival Period”); provided, that in the event that any indemnification notice shall have been given by Fr8Hub in accordance with the provisions of the Merger Agreement (each, an “Indemnification Notice”) prior to the expiration of the Survival Period and such claim has not been finally resolved by the expiration of the Survival Period, the representations, warranties, covenants, agreements or obligations that are the subject of such Indemnification Notice shall survive solely for purposes of resolving such claim until such matters are finally resolved. The indemnification to which the Company Indemnitees is entitled pursuant to a breach of the Purchaser Fundamental Representations for Losses shall be effective so long as a claim is asserted prior to the expiration 90 days post the applicable statute of limitation.

Termination

The Merger Agreement may be terminated and/or abandoned at any time prior to the closing by:

●	either Hudson, if the closing does not occur on or prior to May 31, 2021 (the “Outside Closing Date” which was extended from the initial Outside Closing Date of February 1, 2021); provided, that Hudson is not in material breach of any of its obligations under the Merger Agreement; or

●	Fr8Hub, if the closing does not occur on or prior to the Outside Closing Date; provided, that the Company is not in material breach of any of its obligations under the Merger Agreement; or

●	by Fr8Hub if the preliminary Proxy Statement soliciting the vote of Hudson’s’ shareholders is not filed with the SEC by October 23, 2020; provided that Fr8Hub is not in material breach of the Merger Agreement.

●	Hudson, if Fr8Hub or its stockholders shall have breached any representation, warranty, agreement or covenant contained in the Merger Agreement to be performed on or within fifteen (15) days following receipt by Fr8Hub of a written notice from Hudson describing in reasonable detail the nature of such breach.

●	the Company, if Hudson shall have breached any representation, warranty, agreement or covenant contained in the Merger Agreement to be performed on or within fifteen (15) days following receipt by Fr8Hub of a written notice from Hudson describing in reasonable detail the nature of such breach.

In connection with the termination of the Merger Agreement, Hudson and Purchaser or Fr8Hub may be required to pay a $500,000 breakup fee (a “Breakup Fee”). under certain circumstances pursuant to which they terminated the agreement.

Fr8Hub would be required to pay a Breakup Fee to Hudson in the event that Hudson or Purchaser terminates the Merger Agreement as result of an uncured material breach by Fr8Hub or the Stockholders of any representation, warranty, agreement or covenant contained in the Merger Agreement or as a result of Fr8Hub’s refusal to consummate the transactions contemplated by the Merger Agreement.

Hudson would be required to pay a Breakup Fee to Fr8Hub in the event that Fr8Hub terminates the Merger Agreement as result of an uncured material breach by Hudson or Purchaser of any representation, warranty, agreement or covenant contained in the Merger Agreement.

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AGREEMENTS RELATED TO THE MERGER

October Bridge Financing

On October 7, 2020, Fr8Hub entered into a Note Purchase Agreement with certain existing shareholders and investors pursuant to which Fr8Hub issued October Bridge Notes in the aggregate principal amount of $4,004,421 in a October Bridge Financing. All October Bridge Notes will mature on the date that is two years from the closing date of the October Bridge Financing. Interest on the October Bridge Notes will accrue at an annual rate of 5% over two-year term of the October Bridge Notes and is payable by Fr8Hub (i) at maturity, (ii) upon acceleration of the indebtedness in the case of an event of default, (iii) in connection with any prepayment of the October Bridge Notes by Fr8Hub or, (iv) in connection with any conversion of the October Bridge Notes through the issuance of shares of the capital stock of Fr8Hub in exchange for accrued and unpaid interest owing at the time of conversion. Upon closing of the Pre-Merger Financing, the principal balance and unpaid accrued interest on the October Bridge Notes will automatically convert into the Series A-3 Preferred Stock and Series A-3-1 Warrants issued in the Pre-Merger Financing, but at a conversion price equivalent to approximately 50% of the corresponding purchase price in the Pre-Merger Financing. As the lead investor in the October Bridge Financing, ATW Opportunities was granted the right of first refusal to participate in up to 50% of the aggregate principal amount to be raised by Fr8Hub in any equity or equity-linked financing (except for the Pre-Merger Financing) occurring in the five years following the initial closing of the October Bridge Financing pursuant to the Note Purchase Agreement.

January Bridge Financing

On January 29, 2021, Fr8Hub entered into the January Bridge Note Purchase Agreement with ATW Opportunities pursuant to which Fr8Hub issued the January Bridge Note. The January Bridge Note matures on October 7, 2022. Interest on the January Bridge Note accrues at an annual rate of 5% over the term and is payable by Fr8Hub (i) at maturity, (ii) upon acceleration of the indebtedness in the case of an event of default, (iii) in connection with any prepayment of the January Bridge Note by Fr8Hub, or, (iv) in connection with any conversion of the January Bridge Note through the issuance of shares of the capital stock of Fr8Hub in exchange for accrued and unpaid interest owing at the time of conversion.

The January Bridge Note is convertible into, at the option of ATW Opportunities, Conversion Shares pursuant to one of the following: (i) an automatic PIPE financing conversion, (i) next equity financing conversion; (iii) corporate transaction conversion; and (iv) at maturity.

Upon closing of the Pre-Merger Financing, the principal balance and unpaid accrued interest on the January Bridge Note will automatically convert into Series A-3 Preferred Stock and Series A-3-2 Warrants to be issued in the Pre-Merger Financing, at a conversion price equivalent to approximately 20% of the corresponding purchase price in the Pre-Merger Financing.

Pre-Merger Financing

On February 9, 2021, Fr8hub entered into a Securities Purchase Agreement (the “SPA”) with ATW Opportunities, together with certain existing stockholders of Fr8Hub, pursuant to which Fr8Hub shall sell to the investors (the “Investors”) a newly designated series of preferred stock, the Series A3 preferred stock (the “Series A3 Preferred Stock”), in a private placement for $8,008,841 in aggregate gross proceeds. Fr8Hub shall issue 9,544,906 shares of Series A3 Preferred Stock and, has a post-closing obligation to cause the Combined Company to issue three series of warrants to purchase an aggregate of 13,445,122 shares of the Combined Company common stock. The SPA contemplates the conversion and cancellation of the October Bridge Notes and the January Bridge Note into Series A3 Preferred Stock (the “Pre-Merger Financing”).The shares of Fr8Hub common stock underlying the Series A3 Preferred Stock are referred to as the “Conversion Shares” Each share of Series A3 Preferred Stock is convertible into a number of shares of Fr8Hub common stock equal to the quotient determined by dividing (x) the stated value of $3.00 per share, by (y) a conversion price of $3.00, which price is subject to adjustment, as described elsewhere in this proxy statement/prospectus. Three series of Warrants (Series A3, Series A-3-1 and Series A-3-2) will be issued after the closing of the Merger, the terms and conditions of each series depends upon which of the foregoing financings is the basis for the issuance of the warrant. For further details about the Pre-Merger Financing, please see “Agreements Related to the Merger—Pre-Merger Financing.”

In addition, in the event the Initial Trigger Date Conversion Price is less than the Conversion Price, on the Initial Trigger Date and/or the Trigger Date Conversion Price is less than the Conversion Price, on each Trigger Date thereafter (each such date, an “Adjustment Date”), then the Conversion Price shall be reduced, and only reduced, on each Adjustment Date to the lesser of (a) the then Exercise Price, as adjusted, and (b) the Initial Trigger Date Conversion Price, which respect to the Initial Trigger Date, or the applicable Trigger Date Conversion Price , with respect to each applicable Trigger Date.

Pursuant to the terms of the SPA, the Investors have a right, commencing on the date of the SPA until five years thereafter, to participate in any Subsequent Financing in an amount equal to 50% of the Subsequent Financing on the same terms, conditions and price provided for in the Subsequent Financing.

The Warrants

Three series of Warrants (Series A3, Series A3-1 and Series A3-2) will be issued after the closing of the Merger, the terms and conditions of each series depends upon which of the foregoing financings is the basis for the issuance of the warrant.

The Series A3 Warrants will be delivered in connection with the purchase of securities for cash under the SPA. The Series A3 Warrants are exercisable for 7,272,561shares of Combined Company Common Stock for a period of seven years after issuance, at an exercise price equal to $1.50 per share, and are subject to customary adjustments for stock splits, dividends, rights offerings, pro rata distributions and fundamental transactions. In addition, in the event the Combined Company undertakes a Subsequent Financing at an effective price per share that is less than $1.50, the exercise price of the Series A3 Warrants shall be reduced to the lower price.

The Series A3-1 Warrants will be delivered in connection with the conversion and cancellation of the October Bridge Notes in the Pre-Merger Financing. The Series A3-1 Warrants are exercisable for 5,339,228 shares of Combined Company Common Stock for a period of seven years after issuance, at an exercise price equal to $0.75 per share, and are subject to customary adjustments for stock splits, dividends, rights offerings, pro rata distributions and fundamental transactions. In addition, in the event the Combined Company undertakes a Subsequent Financing at an effective price per share that is less than $0.75, the exercise price of the Series A3-1 Warrants shall be reduced to the lower price.

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The Series A3-2 Warrants will be delivered in connection with the conversion and cancellation of the January Bridge Note in the Pre-Merger Financing. The Series A3-2 Warrants are initially exercisable for 833,333 shares of Combined Company Common Stock for a period of seven years after issuance, at an exercise price equal to $1.20 per share, and are subject to customary adjustments for stock splits, dividends, rights offerings, pro rata distributions and fundamental transactions. In addition, in the event the Combined Company undertakes a Subsequent Financing at an effective price per share that is less than $1.20, the exercise price of the Series A3-2 Warrants shall be reduced to the lower price.

In the event of an Adjustment Date, the Exercise Price shall be reduced, and only reduced, on each Adjustment Date to the lesser of (a) the then Exercise Price, as adjusted, and (b) the Initial Trigger Date Conversion Price, which respect to the Initial Trigger Date, or the applicable Trigger Date Conversion Price , with respect to each applicable Trigger Date.

Each series of Warrants:

●	has a “Beneficial Ownership Limitation” equal to 4.99% of the number of shares of the Combined Company Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon exercise of the applicable Warrant. An Investor, upon notice to the Combined Company, may increase or decrease the Beneficial Ownership Limitation, as provided for in the Warrants; and

●	will be exercisable on a “cashless” basis only in the event there is no effective registration statement registering, or the prospectus contained therein is not available for the sale of, the shares underlying the Warrants.

Registration Rights

On February 9, 2021, the Purchaser and the Investors entered into a registration rights agreement, whereby Purchaser agreed to file the Pre-Merger Form S-1 to register for resale the Conversion Shares and shares held by Hudson’s affiliate, PX Global, that shall be declared on the Closing Date. Purchaser and Fr8Hub have agreed to prepare and file the Pre-Merger Form S-1 as soon as practicable after the execution of the SPA.The Pre-Merger Form S-1 must be declared effective by the 60th day following filing or, in the event the SEC notifies Purchaser that it will “review” the Pre-Merger Form S-1, the 90th calendar day following the filing date) and with respect to any additional registration statements which may be required pursuant to the Registration Rights Agreement, the 60th calendar day following the date on which an additional registration statement is required to be filed thereunder.

A Post-Closing Form S-1 shall be filed by the Combined Company to register for resale the Warrant Shares, and up to 7,021,864 shares of Merger Consideration that have not been registered on the Pre-Merger Form S-1, or on the registration statement for which this prospectus/proxy statement forms a part, consisting of (i) 1,078,807 shares of Combined Company Common Stock underlying the A2 Warrant, (ii) 1,173,847 shares of Combined Company Common Stock underlying the A2 Preferred Stock, (iii) 5,338,326 shares of Combined Company Common Stock underlying the A1-A Preferred Stock, (iv) 509,690 shares of Combined Company Common Stock underlying the A1-B Preferred Stock, (v) 13,445,122 shares of Combined Company Common Stock underlying the warrants to be issued in Pre-Merger Financing, and (vi) shares of Combined Company Common Stock issuable upon conversion of accrued interests on the October Bridge Notes and January Bridge Note as of the Closing.

The Post-Closing Form S-1 must be filed no later than the 15th calendar day following the Closing Date and, with respect to any additional registration statements which may be required pursuant the Registration Rights Agreement, the earliest practical date on which the Combined Company is permitted by SEC guidance to file such additional registration statements related to the securities to be registered on the Post-Closing Form S-1. The Post-Closing Form S-1 must be declared effective by the 60th day following filing or, in the event the SEC notifies Purchaser that it will “review” the Post-Closing Form S-1, the 75th calendar day following the filing date) and with respect to any additional registration statements which may be required pursuant to the Registration Rights Agreement, the 60th calendar day following the date on which an additional registration statement is required to be filed thereunder.

Failure to timely file or have the Pre-Closing Form S-1 or the Post-Closing Form S-1, be declared effective by the dates set forth above, including, without limitation failure to keep the Pre-Closing Form S-1 or the Post-Closing Form S-1 effective or, after the dates of effectiveness, such registration statements cease for any reason to remain continuously effective as to all securities included in such registration statements, or the Investors are otherwise not permitted to utilize the prospectus therein to resell, for more than ten (10) consecutive calendar days or more than an aggregate of fifteen (15) calendar days (which need not be consecutive calendar days) during any 12-month period, then, in addition to any other rights the Holder (as defined under the registration statement) may have under such registration statements or applicable law, on each such date and on each monthly anniversary of each such date (if not been cured by such date) until such event is cured, the Combined Company shall pay to each Holder an amount in cash, as partial liquidated damages and not as a penalty, equal to the product of 2.0% multiplied by the aggregate purchase price paid by such Holder pursuant to the SPA. If the Combined Company fails to pay any partial liquidated damages pursuant to the applicable Registration Rights Agreement in full within seven days after the date payable, the Combined Company will pay interest thereon at a rate of 18% per annum (or such lesser maximum amount that is permitted to be paid by applicable law) to the Holder, accruing daily from the date such partial liquidated damages are due until such amounts, plus all such interest thereon, are paid in full. The partial liquidated damages pursuant to the terms thereof shall apply on a daily pro rata basis for any portion of a month prior to the cure of an event.

Lock-Up and Leak-Out Agreements

In connection with the Transactions, Hudson is expected to enter into Lock-Up and Leak-Out Agreements with all Fr8Hub stockholders , pursuant to which Fr8Hub stockholders, for up to 180 days after the closing of the Transactions and subject to certain exceptions, will agree not to offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any of the Purchaser Common Stock issued in connection with the Merger, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of such shares, whether any of these transactions are to be settled by delivery of any such shares, in cash, or otherwise. However, notwithstanding the foregoing, Fr8Hub stockholders will be able to sell any Purchaser Common Stock issued in exchange for the shares obtained from the October Bridge Financing or the Pre-Merger Financing for up to 22% of the average daily trading volume of Purchaser Common Stock on the NASDAQ stock exchange.

Support Agreement

On November 6, 2020, PX Global, a Hudson shareholder owning approximately 40% of the voting power in Hudson entered into a Support Agreement with Fr8Hub and Hudson pursuant to which the shareholder agreed to vote in favor of the transactions contemplated by the Merger Agreement at Hudson’s meeting of stockholders.

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BUSINESS OF HUDSON

Our History and Development

Our Major Corporate Milestones

Our Corporate Structure

We were established as “China Internet Nationwide Financial Services Inc.”, a holding company incorporated under the laws of British Virgin Islands on September 28, 2015. On October 7, 2015, we incorporated Hongkong Internet Financial Services Limited (“HKIFS) in Hong Kong SAR. HKIFS, in turn, incorporated Beijing Yingxin Yijia Network Technology Co., Ltd (“WFOE”) in the People’s Republic of China with a registered capital of RMB1,000,000 (approximately $150,375.94) on December 31, 2015. WFOE has entered into a series of contractual agreements with Sheng Ying Xin (Beijing) Management Consulting Co., Ltd (“Sheng Ying Xin” or “SYX”), a company incorporated in the People’s Republic of China on September 16, 2014. Sheng Ying Xin was originally incorporated as Ding Zhi Tai Da Investment Management (Beijing) Co. Ltd and later changed its name to Sheng Ying Xin (Beijing) Management Consulting Co., Ltd on February 17, 2016. Ding Zhi Tai Da Investment Management (Beijing) Co. Ltd, as it was then known, was initially incorporated with a registered capital of RMB 45,000,000 (approximately $6,766,917.29). Its registered capital was later increased to RMB 150,000,000(approximately $22,556,390.98) on June 30, 2015 but later reduced to RMB 50,000,000 (approximately $7,518,796.99) on April 25, 2016. On December 29, 2016, Sheng Ying Xin incorporated Kashgar Sheng Yingxin Enterprise Consulting Co., Ltd. (“Kashgar SYX”) in the People’s Republic of China with a registered capital of RMB 5,000,000 (approximately, $726,665), which capital has to be contributed in full by December 31, 2026. The legal representative of Kashgar SYX is Mr. Shaoyong Huang, who is also a 1% nominee equity shareholder of Sheng Ying Xin on behalf of Mr. Jianxin Lin.

On September 2, 2019, Hongkong Shengqi Technology Limited (“HKSQ”) became a shareholder of WFOE. HKSQ was incorporated in Hong Kong on August 29, 2019. Mr. Jianxin Lin is the sole shareholder of HKSQ. On September 26, 2019, a series of agreements were entered into among HKIFS, HKSQ and its shareholder (the “HKSQ VIE Agreements”). As a result of the HKSQ VIE Agreements, HKIFS become the primary beneficiary of HKSQ.

The contractual agreements between WFOE and Sheng Ying Xin essentially confer control and management as well as the economic benefits of Sheng Ying Xin onto WFOE. In spite of the shareholder change in WFOE, we are able to retain full control and management over Sheng Ying Xin and are still entitled to substantially all of the economic benefits of WFOE through the HKSQ VIE Agreements.

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Accordingly, the results of operations, assets and liabilities of WFOE and Sheng Ying Xin have been included in the accompanying consolidated financial statements.

We presently provide almost all our financial advisory services through Sheng Ying Xin and Kashgar SYX.

Also in 2019, we generated $949,070 in revenue from providing factoring services by Fu Hui (Shenzhen) Commercial Factoring Co., Ltd. (“FuhuiSZ”), and our newly formed subsidiary, Fuhui (Xiamen) Commercial Factoring Co., Ltd. (“FuhuiXM”).

On July 28, 2017, we announced the pricing and closing of our initial public offering (“IPO”) of 2,023,146 of our ordinary shares at a price to the public of $10.00 per share for a total of $20,231,460 before underwriting discounts and commissions and offering expenses. Boustead Securities, LLC acted as the Lead Underwriter for the offering and Network 1 Financial Securities, Inc. participated as a Selected Dealer. Our shares began trading on NASDAQ Global Market on August 8, 2017 under the symbol “CIFS.”

On March 10, 2017, Sheng Ying Xin incorporated FuhuiSZ in the People’s Republic of China. FuhuiSZ mainly provides supply chain financing services to commercial enterprises. On September 19, 2017, Sheng Ying Xin incorporated Yingda Xincheng (Beijing) Insurance Broker Co., Ltd. (“Ying Da Xin Cheng”) in the People’s Republic of China with a registered capital of RMB 50,000,000 (approximately, $7,518,797). Ying Da Xin Cheng will mainly focus on providing insurance brokerage services.

On November 23, 2017, Sheng Ying Xin acquired Beijing Anytrust Science & Technology Co., Ltd. (“Anytrust”). Anytrust is a limited company incorporated on June 9, 2014 in the People’s Republic of China with a registered capital of RMB 7.5 million (approximately $1.19 million). Anytrust was a “big data” company providing data infrastructure design, big data access and analytics, and document automation for enterprises and government agencies with customers including Tianhong Asset Management, Yinhua Fund Management and BAIC Motor, etc.

Our acquisition of Anytrust was part of our overall strategy to focus on providing FinTech services and products in our next stage of growth. In early 2018, Anytrust launched the beta version of AnyInfo, a vertical search engine and big data platform covering a broad range of publicly available data of over 30 million enterprises in China. In September 2018, Anytrust launched the AnyInfo Enterprise Edition of its big data analysis and A.I. report services to promote its ability to generate customized segment/industry and company profiles to its users.

However, in spite of our efforts, revenue attributed to the provision of such products and services by Anytrust was approximately only $546,303 in 2018. By contrast, its overheads had ballooned to approximately $2.6 million and we were losing approximately $0.3 million per month in Anytrust. By December 2018, we determined that Anytrust was no longer a commercially viable entity as it was technically insolvent. We had tried to stem our losses through 2018 and by then, we had only 3 employees from an original 89 when we acquired Anytrust.

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We also determined it in our best interest to transfer our equity interest in Anytrust to our former Chief Executive Officer, Mr. Jianxin Lin, who had expressed interest in assuming Anytrust and rehabilitating it. In order to incentivize the transfer, we decided to write down all the debts owed by Anytrust to Sheng Ying Xin, totaling RMB 20,532,400 (approximately $3,059,970) and transferring the equity interest to Mr. Lin for no consideration because we had determined that this debt was uncollectible and irrecoverable. The equity transfer was completed on December 30, 2018.

On May 25, 2018, Hongkong Internet Financial Services Limited incorporated CIFS (Xiamen) Financial Leasing Company to provide financial leasing services and equipment purchase financing to commercial enterprises. CIFS (Xiamen) Financial Leasing Company did not have any revenue in 2018.

On May 25, 2018, Sheng Ying Xin incorporated FuhuiXM to factoring services to commercial enterprises in Xiamen. Its registered capital is RMB 28 million (approximately $4.14 million).

On July 11, 2018, Sheng Ying Xin incorporated Zhizhen Investment & Research (Beijing) Information Consulting Co., Ltd (“Zhizhen”), to provide investment research services. Zhizhen did not have any operations in 2018.

On July 25, 2018, Sheng Ying Xin formed Hangzhou Yuchuang Investment Partnership (“Hangzhou Yuchuang”), in which it owns 100% of the equity interest. Hangzhou Yuchuang is an investment vehicle for our strategic investing activities. Its registered capital is RMB 5.77 million (approximately $0.84 million).

On March 31, 2020, our former Chief Executive Officer, Mr. Jianxin Lin resigned as our Chief Executive Officer and Chairman and was replaced by Mr. Warren Wang. By April 18, 2020, all our independent directors had resigned and were replaced by new directors, namely, Mr. MingYi (Martin), Mr. Hong Chen and Ms. Xiaoyue Zhang.

In keeping with our plan to diversity our operations and rebrand ourselves, our corporate name was changed to “Hudson Capital Inc.” on April 23, 2020 and we began to trade under our new symbol, “HUSN” on May 8, 2020. On April 9, 2020, we incorporated a New York subsidiary, Hudson Capital USA Inc.

Below is a diagrammatic representation of our present corporate structure:

Overview

Our Mission

Our mission is to be the one-stop shop for providing financial solutions to small-to-medium sized enterprises.

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Our founders started our company to champion small-to-medium sized enterprises, in the belief that the growth of such enterprises will form the backbone of and spur China’s transformation from a middle-class country to a high income economy. Meeting the capital needs of the small-to-medium sized enterprises will be integral to their growth.

Our Business

We are in the business of providing financial advisory services to meet the financial and capital needs of our clients, which comprise largely of small-to-medium sized enterprises (“SMEs”). Through our wholly-owned subsidiaries, Hongkong Internet Financial Services Limited (“HKIFS”) and Beijing Yingxin Yijia Network Technology Co., Ltd (“WFOE”) and our contractually controlled and managed company, Sheng Ying Xin (Beijing) Management Consulting Co., Ltd (“Sheng Ying Xin” or “SYX”) and its wholly owned subsidiary, Kashgar Sheng Yingxin Enterprise Consulting Co., Ltd. (“Kashgar SYX”), we offer commercial payment advisory services, international corporate financing advisory services and intermediary bank loan advisory services. Historically, we have also made direct loans to certain qualified borrowers. We do not anticipate making any more direct loans but instead, we will be depositing our funds in trust accounts with certain bank lenders, who will, in turn, make loans to borrowers. Be that as it may, we had made the “direct loans” to better utilize our excess cash on hand at that time. In view of the slowing economy, we anticipate that future “entrusted loans” will be infrequent, if at all.

We generate revenues from service fees in connection with our (i) commercial payment advisory services, (ii) international corporate financing advisory services, (iii) intermediary bank loan advisory services and (iv) factoring services. Additionally, we earn interest income from our direct or entrusted lending activities. As returns from these (entrusted) loans are limited and infrequent, we do not regard such loan activities as a separate line of business. We do not expect the balance of such loans to increase significantly in the future and we may gradually cease the conduct of this form of investment when there are better investment options of our cash.

We used to provide technical services through Anytrust and generated approximately $546,303 in 2018 from the provision of technical services by Anytrust. On December 30, 2018, we disposed Anytrust to reduce our operating overheads and are no longer in the business of providing technical services.

On September 19, 2017, Sheng Ying Xin Incorporated Ying Da Xin Cheng, which will focus on providing insurance brokerage services. As of the date of this proxy statement/prospectus, no actual business has been conducted by this company.

On October 25, 2017, we expanded our service offerings with the launch of our supply chain financing services (the “SCF Services”). The SCF Services provide owners of SMEs with holistic supply chain financing solutions and value-added services in order to reduce financing costs and improve efficiency during a business transaction. With an initial focus on the medical supplies and medical equipment, airline catering and bulk commodity supply chains, the SCF Services will be operated through FuhuiSZ.

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We presently provide all our financial advisory services though Sheng Ying Xin and Kashgar SYX although we have historically generated all our revenue through Sheng Ying Xin. We have been advised that there are no PRC regulations limiting the transition of our financial advisory services to Beijing Yingxin Yijia Network Technology Co., Ltd.

On December 18, 2015, Sheng Ying Xin (Beijing) Management Consulting Co., Ltd received an Internet Content Provider (“ICP”) license to provide value-added Internet information services. We are now implementing our “Plus Internet” strategy by developing an online electronic platform in stages. It will at first, allow our clients to access information regarding available financial products and services and then later track their loan application status. The ICP license is a permit issued by the Chinese Ministry of Industry and Information Technology to permit China-based websites to operate in China.

Competitive Strengths

Although we operate in a highly-competitive industry, we believe that the following strengths contribute to our success and are differentiating factors that set us apart from our peers.

●	Experienced and committed management team. Key members of our management team have extensive experience in the financial advisory service industry with the skills and expertise that are essential in approaching and selecting appropriate banks, dealing with bank personnel, identifying and evaluating appropriate financial products and services, structuring tailored financial solutions and bargaining with banks on behalf of our clients.

●	Substantial potential client base. We have accumulated a substantial client base and forged strong relationships with these clients through a proven track record of successfully advising on their financing needs. We believe that these clients will continue to be a source of business as well as a good referral source to new clients.

●	Strong Relationships with Domestic and Overseas Banks. We have forged strong, on-going relationships with domestic and oversea banks over the years. As the primary goal of financial advisory services offered by us is to facilitate the successful execution of financial transactions by our clients with third-party banks, we have, through the course of our representation, come to familiarize ourselves with the financial products and services of these banks. We have also successful promoted these financial products and services to our clients as part of structuring their financing needs and as a result, enabled the banks and their personnel to meet their business goals such as monthly deposits, loan and wealth management products sales targets. We believe this incentivizes banks and their employees to continue their relationship with us, updating us on new products and services and even offering preferential terms to our clients. It is through leveraging this relationship with many banks that we believe we are able to provide a unique value-added service to our clients and will be able to grow our client base. These banks may also refer us clients that they are unable to serve either due to their internal client assessment requirements or availability of financial product and offerings.

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●	Innovative Financial Solutions. We believe that because of our various suite of advisory services, we are able to come up with creative business solutions for our clients. Our services largely involve combining already existing, available financial products and services offered by banks (including bank deposits, wealth management products, letters of guarantee, acceptance bills and loans) to form a customized financing solution for both our clients and the banks with whom we work with. This innovative business model, in turn, allows us to meet our clients’ different needs by accessing high quality and highly sought-after financial products which may be offered only to selective clients of the bank and not to general public.

Our Strategies

The key elements of our strategy to grow our business include:

●	Strengthen our service capabilities with a focus on higher margin commercial payment advisory service. We plan to focus on strengthening and developing factoring services as our core business which we believe is a fast growing segment and has great growth potential. In Financial Year 2019, our factoring service income increased to $949,070 from $499,187 in 2018. As a percentage of revenue, our revenue from factoring services is the largest and we believe that this segment will continue to be our main source of revenue. We plan to expand our factoring services to large state-owned enterprise

●	Expand geographical coverage. We aim to serve more clients from economically fast-developing areas such as Tianjin, Shandong, Hubei, Yangtze River Delta and the Pearl River Delta. When we first started operations, the bulk of our clients were from the Fujian province because of legacy relationships with their clients with management. In 2019, our client base expanded and less than 50% of them hailed from the Fujian province. We believe we have significant growth potential in these areas because (i) there are a large number of small-to-medium sized enterprises there that have greater demand for financing and alternative payment methods, and (ii) local banks based in these areas offer more diverse financial products and flexible services.

●	Enhance our ability to attract, incentivize and retain talented professionals. We believe our success greatly depends on our ability to attract, incentivize and retain talented professionals. With a view to maintaining and improving our competitive advantage in the market, we plan to implement a series of initiatives to attract additional and retain mid- to high-level personnel, including formulating a market-oriented employee compensation structure and implementing a standardized multi-level performance review mechanism. We implemented a key performance indicator, or KPI mechanism to assess the performance of departments and individuals and help determine compensation structures for each department and individual. We believe this KPI mechanism will enable us to monitor and keep track of the contributions and efforts of each employee and to help us efficiently identify and appropriately compensate our most valuable employees in the Company.

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●	Expand our service portfolio. We plan to further expand our service portfolio by merging with or acquiring entities already holding other such financial service licenses, such as factoring, microcredit, financial leasing, pawn mortgage and rural banking licenses so that we may expand into providing such services.

●	Enhance our IT infrastructure. We received an Internet Content Provider (“ICP”) license for value-added Internet information services on December 18, 2015. We are implementing our “Plus Internet” strategy by developing our electronic platform in stages to allow our clients to firstly access information regarding available financial products and services and then later track their loan application status. We believe this will allow us to expand client reach beyond the physical boundaries of our office(s), and to efficiently match our clients’ financing needs with financing products offered by various financial sources online

Our Services

We currently provide financial advisory services including (i) commercial payment advisory services, (ii) international corporate financing advisory services, (iii) intermediary bank loan advisory services and (iv) supply chain financing services, or factoring services. We used to provide technical services through Anytrust and generated approximately $546,303 in 2018 from the provision of technical services by Anytrust. On December 30, 2018, we disposed Anytrust to reduce our operating overheads and are no longer in the business of providing technical services. As a result, we no longer provide technical services.

Additionally, we earn interest income from our direct lending activities. Previously we made direct loans to our customers but we now make loans mainly by depositing (“entrusting”) these funds into accounts with banks, which in turn will make loans to our clients.

Such loan balance decreased in 2019, we do not expect the balance of such loans to increase significantly in the future and the interest income from such loans would not become a significant portion of our net income. We may gradually cease the conduct of this form of investment when there are better investment options of our cash. Therefore, we do not regard such loan activities as a separate line of business and instead we record the interest from these loans under “Other Income” in our financial statements.

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The following table set forth our major service lines in terms of transaction value through present date:

Service Line	Revenue
	(For the year ended December 31, 2019)
Commercial payment advisory services	$-
International corporate financing advisory service	$-
Intermediary bank loan advisory services	$417,347
Factoring Service	$949,070
Technical service	$-
Total	$1,366,417	ß

Commercial payment advisory services

We provide commercial payment advisory services to our clients so that they may to obtain acceptance bills from banks.

A banker’s acceptance bill or banker’s acceptance, is a promised future payment, or time draft, which is accepted and guaranteed by a bank and drawn on a deposit at the bank. The banker’s acceptance specifies the amount of money, the date, and the person to which the payment is due. After acceptance, the draft becomes an unconditional liability of the bank. But the holder of the draft can sell (exchange) it for cash at a discount to a buyer who is willing to wait until the maturity date for the funds in the deposit.

A banker’s acceptance starts as a time draft drawn on a bank deposit by a bank’s customer to pay money at a future date, typically within six months to one year, analogous to a post-dated check. Next, the bank accepts (guarantees) payment to the holder of the draft, analogous to a post-dated check drawn on a deposit with over-draft protection.

The party that holds the banker’s acceptance may keep the acceptance until it matures, and thereby allow the bank to make the promised payment, or it may sell the acceptance at a discount today to any party willing to wait for the face value payment of the deposit on the maturity date. The rates at which they trade, calculated from the discount prices relative to their face values, are called banker’s acceptance rates or simply discount rates. The banker’s acceptance rate with a financial institution’s commission added in is called the all-in rate.

Banker’s acceptances make a transaction between two parties who do not know each other safer, because they allow the parties to substitute the bank’s credit worthiness for that who owes the payment. They are used widely in international trade for payments that are due for a future shipment of goods and services. For example, an importer may draft a banker’s acceptance when it does not have a close relationship with and cannot obtain credit from an exporter. Once the importer and bank have completed an acceptance agreement, whereby the bank accepts liabilities of the importer and the importer deposits funds at the bank (enough for the future payment plus fees), the importer can issue a time draft to the exporter for a future payment with the bank’s guarantee.

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Acceptance bills are one of the most popular means of settlement used by SMEs in China as they allow SMEs to obtain working capital at a relatively low interest rate. In addition, such acceptance bills are generally acceptable to counter parties because such instrument can be further endorsed to meet such parties’ own payment needs or presented to banks to be cashed. During the course of providing commercial payment advisory services to our clients, we are also able to forge and maintain good relationships with banks because for banks, issuance of acceptance bills is not only a way to extend credit without using cash, but also a way to increase deposits by requesting the applicants to pay initial deposits as security for issuance of acceptance bills.

The following diagram illustrates the different parties and roles in the transaction process for our commercial payment advisory services.

For the period from October 1, 2014 through December 31, 2016, we had helped 27 SMEs obtain acceptance bills from banks in 28 transactions with a total transaction amount of RMB 8.3 billion (approximately $1.3 billion). For the period from January 1, 2017 through December 31, 2017, we helped 31 SMEs obtain acceptance bills from banks in 31 transactions with a total transaction amount of RMB 9,963 million (approximately $1,476 million). For the period from January 1, 2018 through December 31, 2019, we helped 22 SMEs obtain acceptance bills from banks in 22 transactions with a total transaction amount of RMB3,610 million (approximately $545 million).

Below are the steps in the provision of commercial payment advisory services:

Review of client application:

●	Members of our key management receive a client’s enquiry about our commercial payment advisory services. Based on initial discussions, they determine the client’s requirements for financing payments to suppliers/payees (including amount and timing for such payments) and determine, on a preliminary basis, whether there would be available financial products and services offered by banks;
●	The client’s contact information is given to a client manager for preliminary application review by our deputy general manager;
●	The client manager collects necessary materials and information from the potential borrower, as typically required by a bank for such transactions. The client manager then analyzes such materials to verify the client’s financing needs and whether the client’s credit and asset status would meet the relevant banks’ requirements for issuance of acceptance bills. Results of such analysis is given to members of our key management for their consideration; and
●	If members of our key management decide to accept such client and proceed to provide our commercial payment advisory services, we then enter into a financial advisory service contract with such client, specifying the subject amount of cash to be deposited with the banks or to be used for purchasing wealth management products from the banks, our service fees and other rights and obligations of such client and us, typically including scope of our services and confidentiality obligations;

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Structuring the transaction

●	Members of our key management narrow down the possible banks based on the client’s needs regarding amount and timing of payments to be made, interest rate for deposit, availability and annualized rate of return on wealth management products, costs and other considerations. Management will discuss the potential transaction with the banks and generally select two to three for further consideration;
●	Members of our key management counsel the client on whether to either deposit the funds with the bank or purchase the bank’s wealth management products with a similar maturity as the acceptance bill; and
●	Members of our key management then work with the selected bank to structure the transaction for the issuance of acceptance bills to our client(including applying for lines of credit and opting to either deposit the funds and/or purchase wealth management products), and negotiate preliminary terms (including interest rate for cash deposits, availability and annualized rate of return of wealth management products and application and processing fees) with such bank;

Application

●	A product and service advisor is then assigned to handle further communication with the bank regarding the application;
●	When ready, the full set of application materials for the relevant line of credit based on the client’s needs is passed to the product and service advisor for submission to the bank;
●	After submission of the application materials, our product and service advisor communicates with our contact at the bank on an on-going basis regarding the status of the application, and works with various departments of the bank to facilitate the transaction to closure;
●	After the line of credit is given, the client is able to drawdown on it on an “when-needed” basis; and
●	The relevant client manager then further assists the client in making repayments to the bank either in the form of a cash deposit or the purchase of wealth management products.

Our clients have typically been able to realize interest rates exceeding 4% p.a. for wealth management products, which they can immediately use, along with the principal to fulfill their payment obligations when they mature.

We charge our clients a service fee which is calculated at a percentage (typically ranging from 0.5% to 2%) of the amount of cash deposited with the bank or the value of the wealth management products purchased from the bank.

International corporate financing advisory services

We help our clients that have overseas financing needs obtain financing to support their overseas business development. We work closely with overseas and domestic banks to identify appropriate facilities for our clients or their offshore affiliates. The overseas investments we help finance are typically made through offshore affiliates of our clients.

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●	After we receive a client’s enquiry about our international corporate financing advisory services, our key management team determines the client’s financing needs to support its overseas investments (including the amount needed, term of the loan, location and currency of the loan, the amount of interest the client is able to bear and what security (if any) the client can provide);
●	A client manager is assigned to help conduct a preliminary application examination;
●	The client manager collects necessary materials, as typically required by a bank for such transactions, and analyzes such materials to determine whether the client would meet the risk profile of the banks;
●	Results of such analysis are given to members of our key management for their consideration. If members of our key management decide to accept the client and proceed to provide our international corporate financing advisory services, we then enter into a financial advisory service contract with such client. The agreement would specify the subject amount of facilities to be obtained from the overseas bank for the client’s offshore affiliate, our service fees, and the scope of our services;
●	Members of our key management narrow down the banks and ultimately select one based on amount of funds needed, term of the loan sought, the amount of interest the borrowing party is able to bear and what security (if any) the client can provide. This would typically be an overseas bank or an affiliate branch of a PRC bank;
●	Members of our key management communicate with the selected overseas bank to confirm interest rates, identify domestic banks with which it would prefer to work and the available transaction limits it has with such domestic banks;
●	We negotiate terms on behalf of our client’s offshore affiliate, including loan interest rate, term of loan, and guarantee required;
●	We facilitate the execution of a loan contract by the offshore affiliate of our client and the overseas bank;
●	A product and service advisor is then appointed to handle further communication with the bank regarding application materials and other aspects of the application;
●	The client manager continues to assist our client in preparing the full set of application materials according to the bank’s requirements. This may include obtaining its incorporation certificate, business registration certificate, articles of association and audited financial statements;
●	When ready, the full set application materials is passed to the product and service advisor for submission to the bank. The client manager further assists our client in transferring the agreed amount of cash to the bank either in the form of a cash deposit or purchase of wealth management products; and
●	After submission of application materials to the banks, our product and service advisor communicates with our contacts at the banks on an on-going basis regarding the application review status, and works with various departments of the bank to facilitate the steps needed to close the financing, including the issuance of certificates of deposit or executing the wealth management purchase agreements with such client, acceptance of certificates of deposit or wealth management purchase agreement as security and issuance of letter of guarantee, acceptance of letter of guarantee, and ultimately, obtaining approval for the extending facilities to our client’s offshore affiliate.

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We charge our clients a service fee which is calculated at a percentage (typically ranging from 0.2% to 0.4%) of the amount of facilities obtained by our client’s offshore affiliate

For the period from September 16, 2014 through December 31, 2016, we had helped 6 SMEs obtain facilities from overseas banks in the amount of $550 million for their offshore affiliates. For the period from January 1, 2017 through December 31, 2017, we had helped 5 SMEs obtain facilities from overseas banks in the amount of $650 million for their offshore affiliates. For the period from January 1, 2018 through December 31, 2019, we had helped 2 SMEs obtain facilities from overseas banks in the amount of $110 million for their offshore affiliates.

We plan to continue providing international corporate financing advisory services to our clients to support their overseas development in various areas of the world, including Europe, the United States, South Asia and the Middle East.

The following diagram illustrates the different parties and roles in the transaction process for our international corporate financing advisory services.

Intermediary bank loan advisory services

We help our clients (typically SMEs) obtain loan financing from PRC banks. We work closely with banks to help identify and negotiate loan financing packages for such clients.

For the period from October 1, 2014 through December 31, 2016, we provided bank loan advisory services to 15 clients, comprising 11 SMEs and 4 individuals in 19 loan financings, with a total loan amount of RMB2.5 billion (approximately $379 million).

For the period from January 1, 2017 through December 31, 2017, we provided bank loan advisory services to 11 SME clients in 11 loan financings with a total loan amount of RMB 2,045 million (approximately $303 million). For the period from January 1, 2018 through December 31, 2018, we provided bank loan advisory services to 24 SME clients in 23 loan financings with a total loan amount of RMB 2,408 million (approximately $363 million).

Going forward, we intend to focus solely on SMEs and do not intend to continue to provide such services to individuals.

Because we have extensive bank loan-related information of a variety of PRC banks, including their loan interest rates, requirement for security and collateral, discount rates, loan application procedures and application materials required, we are able to expeditiously and effectively locate the most suitable bank to meet our clients’ needs.

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A typical transaction involves the following steps:

●	We first communicate with our clients regarding their financing needs, including the loan amount needed, term of the loan they are seeking, amount of interest they are able to bear and what security(if any) they are able provide and what guarantors may be available;
●	We collect required documents as typically required by a bank for such transactions to review their credit status based on our internal requirements;
●	Upon their acceptance, we enter into a financial advisory service contract with our clients specifying the subject amount of the loan, our service fees and scope of our services;
●	Next we engage in talks with various banks to identify the most appropriate banks for our clients in terms of collateral discount rates and interest rates;
●	We further assist our clients in preparing application materials, coordinate with the banks in their due diligence, negotiate terms on behalf of our clients to help them obtain the best terms (typically including accelerated application processing, lower interest rates and higher discount rates) for their financings from banks; and
●	We track the application approval process and keep our clients updated as to their status.

Through our bank loan advisory services, our clients are able to obtain loans on more favorable terms or in a more efficient manner. We charge our clients an introduction fee which is calculated at a percentage (typically ranging from 1% to 3%) of the loan amount when our clients successfully receive the facilities from the banks.

Technical service

We, through Anytrust, our wholly-owned subsidiary, provide data infrastructure design, big data access and analytics, and document automation for enterprises and government agencies with customers including Tianhong Asset Management, Yinhua Fund Management and BAIC Motor, etc. In 2018, we generated approximately $546,303 from the provision of technical services, which are essentially financial data services provided to financial institutions by Anytrust. To reduce operating losses, we disposed Anytrust on December 30, 2018. As a result, we no longer provide technical services.

Supply Chain Financing Services, or Factoring Services

On October 25, 2017 we expanded our service offerings with the launch of our factoring services, provided by FuhuiSZ. These services provide owners of SMEs with holistic supply chain financing solutions and value-added services in order to reduce financing costs and improve efficiency during a business transaction. FuhuiSZ’s business was initially focused on the medical supplies and medical equipment, airline catering and bulk commodity supply chains. On May 25, 2018, we incorporated FuhuiXM to further grow our supply chain financing services.

As of December 31, 2018, FuhuiSZ and FuhuiXM has generated a revenue of $0.5 million.

We charge our clients a service fee which is calculated at a percentage (typically ranging from 5% to 15%) of the amount we factor. We also collect a management fee of 0 to 3.5% of the amount we factored. As our factoring services are still in the initial stages, our service fee rate and management fee rate are still subject to review and adjustment.

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A typical transaction involves the following steps:

●	We first communicate with our clients regarding their needs and then we collect and review the clients’ general information, contracts and invoices that will allow us to evaluate and determine the clients’ credit worth, authenticity of their business contracts and the collectability of receivables;
●	Upon their acceptance, we enter into a factoring service contract with our clients specifying the subject amount, our service fees and scope of our services;
●	Next we will wire the factored amount to the client’s designated party and will collect our service fee along with such wire; and
●	At the end of each month we record the factoring service revenue based on the service fee ratio and the amount we factored.

Other Income Sources

Entrusted loans/direct loans

In 2018, we made three direct loans amounting to $12 million with terms of from 6 and 12 months. We charged interest at from 5% to 15% per annum, and as a result, earned $1,133,407 in interest from these loans, Management assessed the collectability of loans to third parties and determined that a loan provision of $57,941,663 would have to be made as of December 31, 2019.

We are making a conscious effort to avoid making direct loans with our funds. Going forward, we plan to lend funds to our clients in the form of entrusted loans instead. Entrusted loans are commonly found in China, which restricts direct borrowing and lending between commercial enterprises. The loans offer companies with idle funds the chance to earn interest by allowing an agent bank to loan the funds out, while still letting the companies choose whom the agent bank lends the funds to. The People’s Bank of China, China’s central bank, has allowed entrusted loans since 2001. However, as revenue from these (entrusted) loans is limited and infrequent, we do not regard such loan activities as a separate line of business.

In 2019, we made a total of $34,402,684 in entrusted loans to seven clients at an interest rate of 12-16% per annum. The term of these loans was for 12 months and we earned $2,043,124 in interest for making these loans in 2019.

According to a report by the Wall Street Journal, entrusted loans increased by a net RMB 2.55 trillion (approximately$407.38 billion) from 2013 to 2014, equivalent to 29% of all new RMB bank loans issued during the year compared to only 16% of bank loans the year before (Source: http://blogs.wsj.com/chinarealtime/2014/05/02/a-partial-primer-to-chinas-biggest-shadow-entrusted-loans/).

We have made provisions against entrusted loans due to deteriorating credit conditions of our customers and will focus on collection of these loans. We do not expect the balance of such loans to increase significantly in the future and the interest income from such loans would not become a significant portion of our net income, we may gradually cease the conduct of this form of investment when there are better investment options of our cash.

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The process with regard to how entrusted loan applications will be reviewed, processed and approved is described below:

Before granting loans:

●	Client managers conduct initial assessment of clients’ credit status, review of application materials (including, but not limited to, corporate information, licenses and permits held for their operations, capital verification reports, credit reports, audited financial statements for the recent three years, identification of management and shareholders, list of fixed assets, list of receivables and payables, land use certificate, lease contract, list of intellectual properties, tax payment proofs, material contracts and documents relating to any guarantees and pledges provided by such clients);
●	Client managers then submit the application materials together with the initial review results and assessment for further review by the client manager group leader to ensure completeness and compliance with internal policies;
●	Loan applications are then submitted to our risk management personnel for review from a risk control perspective. Special attention is paid to whether the mortgages, guarantees provided and accounts receivables pledged are sufficient to fully secure the loans;
●	Our product and service advisors assist in conducting thorough due diligence regarding clients’ and guarantor’s credit status, repayment capacity, production and operation conditions;
●	Product and service advisors then complete a client and family information form and credit assessment form based on their due diligence results, including their own opinion as to whether such client satisfies our internal requirements. This information is uploaded onto our credit management system;
●	The person in charge of our entrusted loan activities, our deputy general manager, conducts a final review of the application, and if he approves, he sends the application to designated personnel of commercial banks for review and processing.

Granting of loans:

●	Our product and service advisors track the bank’s due diligence and review processes and notify our clients and their guarantors (if applicable) to come to the bank to sign the entrusted loan contracts and complete required procedures when the bank has completed its review process and approves the loan;
●	Product and service advisors then work with the bank to grant the loan to our client. Funds for the loans granted to our client will be transferred from us to the participating bank, and then transferred from such bank to the client’s account.

After granting loans:

●	Our product and service advisors conduct on-going monitoring and inspections (including initial inspection after granting loans, regular inspections and special inspections after granting the loans) of our clients’ credit status and operations status;

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●	Our product and service advisors report any potential risks or red flags uncovered through such monitoring and inspections to the person in charge of entrusted loan activities or our key management in a timely manner, and propose measures to address any of such risks or red flags;
●	We send repayment alerts to clients through SMS messages and telephone calls when the loans are due;
●	If our clients do not repay the loans when they become due, we, together with the commercial bank, on the day following the due date, contact them to inquire about the reasons repayment has not been made, and take appropriate measures, including working with guarantors to ensure prompt repayment;
●	If our client is still unable to repay a loan within ten days of the due date, our general policy is to, together with the bank, visit the errant client and formulate a collection and repayment plan;
●	After 30 days of non-payment, our general policy is to exercise our rights over the collateral or submit such disputes to the People’s Court for adjudication and enforcement.

From the inception of the Company to the end of its fiscal year of 2019, we made a total of $45,514,815, equivalent to the figure at the end of fiscal year 2019 since all loans made in 2019 were entrusted bank loans and US$ direct loans which are not subject to this PBOC restriction, in direct loans to 6 clients with interest rates from 8% to 16%. The terms of these loans were generally for six to twelve months. We earned $6,182,343 in interest for making these loans.

As advised by our PRC legal counsel, Sino-Integrity Law Firm, such direct lending activities with corporate clients are not in compliance with certain provisions of the Lending General Provisions, under which, the PBOC could impose fines on us and the amount of the potential fine would be no less than one time but no more than five times the gains that we obtained from such direct lending activities. The gains from said lending activities that were subject to PBOC’S regulation were approximately $6.1 million and accordingly, the potential fine would be no less than $6.1 million and no more than $30.5 million. However, pursuant to Provisions of the Supreme People’s Court on Several Issues Concerning the Application of Law in the Trial of Private Lending Cases, private lending contracts relating to direct private lending activities between companies (such as ours) are effective if such lending activities are not part of the ordinary business of the lender. Therefore, according to our PRC legal advisors and based on past practices and recent interpretation of the Supreme People’s Court, it is unlikely PBOC will impose any fines or penalties on us. However, we cannot assure that no such fines or other punitive actions will be taken against us.

We do not foresee interest income from entrusted loans being a major source of revenue for us. As revenue from these (entrusted) loans is historically limited and infrequent, we do not regard such loan activities as a separate line of business. We record the revenue from these loans under “Other Income” in our financial statements.

Our Clients

Our clients are mainly SMEs that need financing to either support or expand their businesses or those of their affiliates overseas. We plan to further expand our client base to large state-owned enterprises. Additionally, we plan to further expand our service portfolio by merging with or acquiring entities already holding other such financial service licenses, such as factoring, microcredit, financial leasing, pawn mortgage and rural banking licenses so that we may expand into providing such services.

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During the fiscal year of 2019, less than half of our revenue was originated from clients located in Fujian province because of the relationships our key management has with these clients. Since then, our client base has diversified and presently, less than half our clients are from the Fujian province.

There were no customers contributing more than 10% to the total revenue of the Company for the year ended December 31, 2019. Three customers have outstanding accounts receivable balances that accounts for 44.01%, 19.38% and 17.95% of the total accounts receivable balance as of December 31, 2019, respectively.

Our Relationships with Partner Banks

By facilitating financial transactions, we help banks and their personnel to their business goals (such as monthly deposit, loan and wealth management products sales targets). We believe this incentivizes banks and their employees to continue their relationship with us and even offer preferential terms to the clients we bring them. Key members of our management have therefore been able to forge and maintain strong relationships with some domestic and overseas banks, including large PRC national banks.

Seasonality

Although we have been in business for only five calendar years since October 2014 and it is difficult to determine the cyclical nature of our business with any certainty, the financial advisory services sector typically slows down towards the end of the calendar year through Chinese New Year where banks and lending institutions typically wind down their lending activities. The financial advisory services business is fairly constant the rest of the year.

IT Infrastructure

We received an ICP license for value-added Internet information services on December 18, 2015. We plan to develop an electronic online platform in stages to initially allow our clients to access to information regarding available financial products, then to track the status of their applications online. Please refer to “Our Strategies” for further information.

Marketing

When the Company first started, approximately 40% of our then existing clients were clients that had previously accepted financial advisory services from Mr. Jianxin Lin and Mr. Jinchi Xu or who had been referred to us directly by such clients. As the Company’s business grows, we are now also relying on our marketing staff to bring in new clients. We believe we are able to obtain new clients through referrals from our existing clients and banks with which we have an ongoing relationship. We intend to continue to focus on referrals as the primary method of new client development. We also intend to enhance our brand recognition and attract potential clients through a variety of marketing methods, including online publicity activities, such as posting information regarding our services and available financial products and services provided by banks on our website, and onsite promotion activities in branches of the banks with whom we work, such as placing promotional pamphlets about our services.

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Competition

We operate in an increasingly competitive environment and compete for clients on the basis of service offerings and client services. According to Beijing Han Ding Century Consulting Co., Ltd, a third-party market research firm we commissioned to prepare a report about the financial advisory services in China and our market position therein. It is difficult to locate companies that are providing exactly the same services as we do. However, as a supplement to their primary businesses, many companies, including asset management companies, investment consulting services providers, commercial banks and international factoring companies also provide services similar some of our service segments.

Based on the report by Beijing Heading Century Consulting Co., Ltd, we believe the following companies are our competitors in the various service lines set forth below:

Generally

SanMei Financial Services Ltd (“SanMei”) –SanMei is a financial service platform that provides financial services such as financial product consulting, customer financial advisory, management consulting, financial information consulting and human resources services. Currently, its business model includes three main modules, namely agency service, financial institutions outsourcing and consulting services. The company mainly provides financial intermediation services to SMEs in Nanan City and small and medium banks in Quanzhou.

Guanqun Chi Cheng Investment Management (Beijing) Co., Ltd (“GCC”) – GCC operates a nationwide platform that provides internet financing, mergers and acquisitions and angel investments to SMEs. Because SMEs usually have limited resources and sales channels, GCC use a method called “combined debt and equity”, which is a combination of financing, equity investment and securitization.

Commercial Payment Advisory Service

Shanghai Lujiazui International Financial Assets Trading Market Inc. (“Lujin”) - Lujin is the only financial assets trading information service platform that runs its practice through the trading platform of the State Counsel of China. It provides investment and financing service to SMEs and individuals. As of January 2014, it had more than 5.7 million registered users. Lujin offers financial instruments beneficial rights transfer information services to financial and non-financial companies. Financial instruments beneficial rights transfer is a process in which the borrowers (usually companies) pledge their bank acceptance bills, and then transfer the beneficial interests to investors. Lujin’s role is an informational intermediary between the holders of bank acceptance bills and the investors.

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Shanghai Pulan Financial Service Ltd (“Pulan”) - Pulan is the pilot entity of “financial instrument broker” appointed by the Pudong New Area government. It mainly provides financial instrument brokerage services to SMEs. It provides its clients with discount rates based on regions and banks.

Bida Holdings Group (“Bida”)–Bida invests in various areas, including money brokerage, investment banking, inter-bank bonds, factoring, and pawn shops. Bida aims to build the most efficient capital chain service to connect companies directly with the capital market. Bida has developed many online and offline financial instruments.

International Corporate Financing Advisory Services

China Export & Credit Insurance Corporation (“SinoSure”) - SinoSure is the only contract policy credit insurance business financial institution. SinoRating is SinoSure’s professional consulting entity that provides domestic and overseas clients with financial products and services. Since its establishment in 2002, SinoRating has provided its clients with various high-quality professional credit investigation reports, industry analysis reports, credit rating and risk management consulting services, and overseas investment advisory services. SinoRating uses “Stepping Out” as its service motto to launch its international investment advisory services. Its services include providing information about potential overseas projects, advising on “Stepping Out” policy, estimating risks of overseas projects, providing financing consulting services regarding overseas projects and training services for its “Stepping Out” strategy.

JRF International Factoring Ltd (“JRF”) - JRF focuses its practice on providing services such as account receivable acquisitions, trade finance, receivables collection and management, buyer credit guarantees and other comprehensive international factoring services. JRF joined the International Factors Group in 2009, and in the same year, it became a member of Commercial Finance Associate. In 2012, JRF joined Factors Chain International (FCI), becoming one of the FCI members with other 22 Chinese banks and the first Chinese commercial factoring company that is a member of FCI.

Xinyin International Commercial Factoring Company (“Xinyin”) - Xinyin mainly provides factoring services that combines trade financing, sales ledger management, accounts receivable management and collection, customer credit investigation and assessment, and credit risk guarantees.

CubeTech Global Asset Information Technology Ltd (“CubeTech”) – CubeTech’s core practice is to provide Chinese institutional investors with a one-stop solution in cross-border investments. The company now has offices in Beijing, Shanghai, New York and London. CubeTech applies mature asset management information technology to cross-border investment management by using the big data method.

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Intermediary loan advisory services

The major competitors in this industry include asset management companies and investment guarantees enterprises:

Beijing Liuxing Juntong Information Technology Co., Ltd (Juntong) - Juntong focuses its practice on asset management, investment management and investment consulting services. Juntong first created the real domestic “financial supermarket” model, relying on online loans, financing, investment and financing, insurance, internet banking, as well as offline stores, franchisees, direct sales team and other systems, creating a complete integration of online and offline O2O business model.

Beijing Jiaoguang Yidai Investment Management Ltd (Yidai) -Yidai is a professional investment guarantee company that provides its clients with services such as enterprise operating fund loan, credit loan, consumption loan secured by real properties and second-hand house loan etc.

Lianrong Weiye Investment Guarantee (Beijing) Ltd (Lianrong)-Lianrong specializing in economic contract loan (not including financing loan), investment consulting and investment management services.

Entrusted Loans

We have no data on entrusted loans and who our competitors are as these are largely private loans between commercial entities through banks. These company-to-company loans, known as entrusted lending, have emerged as the fastest-growing part of China’s shadow-banking system, which provides credit outside of formal banking channels. Banks make money by charging fees to both the lending company and the borrower, and they do not record the loans on their balance sheets.

(Source: http://www.wsj.com/articles/SB10001424052702304163604579531383712290244)

Factoring Services

We are facing strong competition in the China factoring industry. According to the 2017 Development Report of the Commercial Factoring Industry in China, as of December 31, 2017, there were 8,261 registered factoring companies in China. We expect that the factoring business will continue developing fast in China in the future.

Risk Control

We place great emphasis on risk management and are committed to enhancing our risk management capabilities.

Risk Management Procedures for Commercial Payment Advisory Services, International Corporate Financing Advisory Services and Intermediary Bank Loan Advisory Services

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Although we do not bear any economic risk or credit risk for the loans and/or acceptance bills issued by the bank to our clients, we may be exposed to reputation risk if the borrowers default. The domestic and international banks implement their own risk management procedures in the underwriting of the loans and acceptance bill to the borrowers. The following diagram sets forth our risk management policies and procedures relating to various stages of our commercial payment advisory services, international corporate financing advisory services, and intermediary bank loan advisory services:

Our risk management procedures primarily include the following steps:

●	Examination of preliminary applications by a client manager: A client manager is appointed to collect client materials to verify whether a potential client is in good standing and further understand its credit and asset status. The manager will determine whether such client could meet the bank’s requirements for the financing products the potential client requires. Such materials include, but are not limited to business licenses, organization code certificates, tax registration certificates, bank account opening permits, articles of association, capital verification reports, financial reports and credit report on SAIC’s system;
●	Review by review committee: Our review committee, led by Mr. Jinchi Xu further reviews the materials collected by the client manager to assess the client’s repayment capability and determines whether to accept the client’s application.

Review and execution of service contract:

The client manager prepares our service contract and sends it to our risk management personnel for review from a legal compliance and risk management perspective. Special attention to made to certain provisions such as payment schedule and dispute resolution. The client manager, together with our finance department sign our service contract with the client upon approval by our deputy general manager in charge and general manager. The approval from our deputy general manager and general manager may be dispensed with if the review committee does not report any client deficiencies after two days.

Review of application materials to be submitted to banks to ensure completeness:

In order to facilitate banks’ review and approval process, a product and service advisor is appointed to assist our client in preparing and submitting application materials or any supplementary documents required by banks. The product and service advisor carefully reviews and checks such documents based on the bank’s requirements to ensure the completeness; and

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Payment notification and resolution of any overdue payment:

The client manager tracks the repayment schedule, and sends repayment notices to the client before the due date. In case of any overdue payment, the client manager would contact the client to enquire about the reasons for overdue repayment, and will discuss with clients regarding possible solutions. If the client is still unable to pay our service fees and/or the principal as further agreed, we will, together with the bank, take action, including exercising our rights over collaterals or submitting the dispute to the relevant court for enforcement.

Risk Management Procedures for Loan Activities

We have adopted a set of more stringent risk management procedures for our entrusted loan activities. In addition to the procedures described above which are also applicable to our entrusted loan activities, the risk management procedures for entrusted loan activities also includes:

Registration of collateral: To ensure we are able to exercise our rights over the collateral when a client defaults on repayment of loans, our risk management personnel registers the collateral with the relevant authorities;

Compulsory enforcement notarization: We also arrange to have our entrusted loan agreement notarized so that we are entitled to immediate compulsory enforcement when the client is unable to repay our loans;

On-going monitoring and inspections of client’s credit status: A client manager is appointed to conduct on-going monitoring and inspection of our client’s credit status and use of loan proceeds to ensure timely discovery of any potential credit risks; and

Risk early-warning: The client manager will sends risk alerts to our management when a client’s credit status deteriorates, or if loan proceeds are not used in the way that has been agreed in the contract or a client fails to collect any large amount of receivables.

To control our credit risk and have a better understanding of our client’s credit and operation status, we typically ask a client applying for entrusted loans to provide more supporting documentations to be examined and reviewed by our client manager and review committee. Please see “Item 4. Information on the Company – B. Business overview – Other Income Sources” for further information.

Intellectual Property

Trademark

Our brand, trade names, trademarks, trade secrets, proprietary database and other intellectual property rights distinguish our products and services from those of our competitors and contribute to our competitive advantage in the financial advisory services industry. We rely on a combination of trademark, copyright and trade secret laws as well as confidentiality agreements with our key employees. We are in the process of applying for three trademarks in China.

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Set forth below is a detailed description of our trademarks as of the date of this proxy statement/prospectus:

Country	Trademark	Application Number	Classes**	Status
Mainland China		23258881	35	In process
Mainland China		20358381	35	Approved
Mainland China		16899757	36	Approved
Mainland China		16899762	36	Approved
Mainland China

27400350,

27400349,

27400348,

27400387,

27400386,

27400385,

27400384,

27400383,

27400382,

27400381,

27400380,

27400379,

27400378,

27400377,

27400376,

27400375,

27400374,

27400373,

27400372,

27400371,

27400370,

27400369,

27400368,

27400367,

27400366,

27400365,

27400364,

27400363,

27400362,

27400361,

27400360,

27400359,

27400358,

27400357,

27400356,

27400355,

27400354,

27400353,

27400352,

27400351,

27421113,

27403009,

27407443,

27414112,

27415183.

			1, 2, 3, 4, 5, 6, 7, 8, 9, 10, 11, 12, 13, 14, 15, 16, 17, 18, 19, 20, 21, 22, 23, 24, 25, 26, 27, 28, 29, 30, 31, 32, 33, 34, 35, 36, 37, 38, 39, 40, 41, 42, 43, 44, 45.	In process
Mainland China		21639200	35	In process
Mainland China		20358382	35	In process
Mainland China		29381503	35	In process
Mainland China		29392250	35	In process
Mainland China		29772050, 29772049	9, 36	In process
Mainland China		17728734	42	Approved

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**

Class 1:	Chemical Products: Chemicals used in industry, science and photography; unprocessed artificial resins; fire extinguishing compositions, etc.

Class 2:	Paint: paints, varnishes, lacquers; preservatives against rust and against deterioration of wood; colorants, etc.

Class 3:	Cosmetics and Cleaning Preparations: bleaching preparations and other substances for laundry use, etc.

Class4:	Lubricants and Fuels: industrial oils and greases; lubricants; dust absorbing, wetting and binding compositions, etc.

Class 5:	Pharmaceuticals: pharmaceutical and veterinary preparations; sanitary preparations for medical purposes; dietetic substances adapted for medical use, food for babies, etc.

Class 6:	Metal Goods: common metals and their alloys; metal building materials; transportable buildings of metal; materials of metal for railway tracks, etc.

Class 7:	Machinery: Machines and machine tools; motors and engines (except for land vehicles); machine coupling and transmission components (except for land vehicles); agricultural implements other than hand-operated; incubators for eggs.

Class 8:	Hand Tools: hand tools and implements (hand-operated); cutlery; side arms; razors.

Class 9:	Electrical and Scientific Apparatus: scientific, nautical, surveying, photographic, cinematographic, optical, weighing, measuring, signaling, checking (supervision), life-saving and teaching apparatus and instruments, etc.

Class 10:	Medical Apparatus: surgical, medical, dental and veterinary apparatus and instruments, artificial limbs, eyes and teeth; orthopedic articles; suture materials.

Class 11:	Environmental Control Apparatus: apparatus for lighting, heating, steam generating, cooking, refrigerating, drying, ventilating, water supply and sanitary purposes.

Class 12:	Vehicles: vehicles; apparatus for locomotion by land, air or water.

Class 13:	Firearms: firearms; ammunition and projectiles; explosives; fireworks.

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Class 14:	Jewelry: precious metals and their alloys and goods in precious metals or coated therewith, not included in other classes; jewelry, precious stones; horological and chronometric instruments.

Class 15:	Musical Instruments: musical instruments.

Class 16:	Paper Goods and Printed Matter: Paper, cardboard and goods made from these materials, not included in other classes; printed matter, etc.

Class 17:	Rubber Goods: Rubber, gutta-percha, gum, asbestos, mica and goods made from these materials and not included in other classes; plastics in extruded form for use in manufacture; packing, stopping and insulating materials; flexible pipes, not of metal.

Class 18:	Leather and imitations of leather, and goods made of these materials and not included in other classes; animal skins, hides; trunks and travelling bags; umbrellas, parasols and walking sticks; whips, harness and saddlery.

Class 19:	Nonmetallic Building Materials: building materials (non-metallic); non-metallic rigid pipes for building; asphalt, pitch and bitumen; non-metallic transportable buildings; monuments, not of metal.

Class 20:	Furniture and Articles not Otherwise Classified: Furniture, mirrors, picture frames; goods (not included in other classes) of wood, cork, reed, cane, wicker, horn, bone, ivory, whalebone, etc.

Class 21:	Housewares and Glass: Household or kitchen utensils and containers; combs and sponges; brushes (except paint brushes); brush-making materials; articles for cleaning purposes; steel wool, etc.

Class 22:	Cordage and Fibers: Ropes, string, nets, tents, awnings, tarpaulins, sails, sacks and bags (not included in other classes); padding and stuffing materials (except of rubber or plastics); raw fibrous textile materials.

Class 23:	Yarns and Threads: Yarns and threads, for textile use.

Class 24:	Fabrics: Textiles and textile goods, not included in other classes; bed and table covers.

Class 25:	Clothing: clothing, footwear, headgear.

Class 26:	Fancy Goods: Lace and embroidery, ribbons and braid; buttons, hooks and eyes, pins and needles; artificial flowers.

Class 27:	Floor Coverings: Carpets, rugs, mats and matting, linoleum and other materials for covering existing floors; wall hangings (non-textile).

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Class 28:	Toys and Sporting Goods: Games and playthings; gymnastic and sporting articles not included in other classes; decorations for Christmas trees.

Class 29:	Meats and Processed Foods: Meat, fish, poultry and game; meat extracts; preserved, frozen, dried and cooked fruits and vegetables; jellies, jams, compotes; eggs, milk and milk products; edible oils and fats.

Class 30:	Staple Foods: Coffee, tea, cocoa, sugar, rice, tapioca, sago, artificial coffee; flour and preparations made from cereals, bread, pastry and confectionery, ices; honey, treacle; yeast, baking-powder; salt, mustard; vinegar, sauces (condiments); spices; ice.

Class 31:	Natural Agricultural Products: Agricultural, horticultural and forestry products and grains not included in other classes; live animals; fresh fruits and vegetables; seeds, natural plants and flowers; foodstuffs for animals, malt.

Class 32:	Light Beverages: Beers; mineral and aerated waters and other non-alcoholic drinks; fruit drinks and fruit juices; syrups and other preparations for making beverages.

Class 33:	Wine and Spirits: Alcoholic beverages (except beers).

Class 34:	Smokers’ Articles: Tobacco; smokers’ articles; matches.

Class 35:	Advertising; business management; business administration; office functions.

Class 36:	Insurance and Financial: Insurance; financial affairs; monetary affairs; real estate affairs.

Class 37:	Building Construction and Repair: Building construction; repair; installation services.

Class 38:	Telecommunications: telecommunications.

Class 39:	Transportation and Storage: Transport; packaging and storage of goods; travel arrangement.

Class 40:	Treatment of Materials: Treatment of materials.

Class 41:	Education and Entertainment: Education; providing of training; entertainment; sporting and cultural activities.

Class 42:	Computer and Scientific: Scientific and technological services and research and design relating thereto; industrial analysis and research services; design and development of computer hardware and software.

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Class 43:	Hotels and Restaurants: Services for providing food and drink; temporary accommodation.

Class 44:	Medical, Beauty & Agricultural: Medical services; veterinary services; hygienic and beauty care for human beings or animals; agriculture, horticulture and forestry services.

Class 45:	Personal: Legal services; security services for the protection of property and individuals; personal and social services rendered by others to meet the needs of individuals.

Copyrights

We have registered our copyrights with the National Copyright Administration of the People’s Republic of China. Set forth below is a detailed description of our copyrights as of the date of this proxy statement/prospectus.

Country	Copyrights	Registration Number	Status
Mainland China	Quantum Compass Supply Chain Financial Credit Audit System V2.0	2018SR403735	Approved

Mainland China	Quantum Compass Supply Chain Financial Business Support System V2.0	2018SR40479	Approved

Mainland China	Quantum Compass Medical Enterprise Invoicing Management System V1.0	2018SR405088	Approved

Mainland China	Fuhui Factoring Online Supply Chain Finance Investment and Financing Platform Computer Software V2.0	2018SR405073	Approved

Mainland China	Fuhui Factoring Online Supply Chain Finance Investment and Finance IOS Platform System V1.0.4	2018SR403752	Approved

Mainland China	Fuhui Factoring Online Supply Chain Finance Investment and Financing Android Platform System V1.0.4	2018SR403741	Approved

Mainland China	Sheng Yin Enterprises Public Financing Transactions Consulting Platform V1.0	2018SR480963	Approved

Mainland China	Fei Hai Big Data Assets Integration Commercial Platform (Fei Hai) V2.0	2018SR480280	Approved

Mainland China	Ying Xin STEAM Education Social Advertising Platform V2.0	2018SR480274	Approved

Mainland China	Ying Xin Content Publication Management Platform (Ying Xin Publication Platform) V2.0	2018SR478786	Approved

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Domain Name

We have one registered domain name, www.cifsp.com. We have registered our website with Beijing City Communications Control Bureau and received an ICP license (ICP Number: 151135). In addition, FuhuiSZ maintains a website at http://www.fhfactoring.cn/.

Insurance

We participate in government sponsored social security programs including pension, unemployment insurance, childbirth insurance, work-related injury insurance, medical insurance and housing insurance. We do not maintain business interruption insurance, casualty insurance on our assets or key-man life insurance. We consider our insurance coverage to be in line with that of other financial advisory service companies of similar size in China.

Regulation

We operate in an increasingly complex legal and regulatory environment. We are subject to a variety of PRC and foreign laws, rules and regulations across a number of aspects of our business. This section summarizes the principal PRC laws, rules and regulations relevant to our business and operations. Areas in which we are subject to laws, rules and regulations outside of the PRC include data protection and privacy, consumer protection, content regulation, intellectual property, competition, taxation, anti-money laundering and anti-corruption. See “Risk Factors — Risks Related to Our Business and Industry — the laws and regulations governing the financial advisory service industry in China are developing and evolving and subject to changes. If our practice is deemed to violate any PRC laws or regulations, our business, financial conditions and results of operations would be materially and adversely affected.”

Our online commerce business is classified as value-added telecommunication businesses by the PRC government. Current PRC laws, rules and regulations restrict foreign ownership in value-added telecommunication services. As a result, we operate our online commerce business and other business in which foreign investment is restricted or prohibited through our variable interest entity, Sheng Ying Xin (Beijing) Management Consulting Co., Ltd, which is owned by PRC citizens and holds all licenses associated with these businesses.

The applicable PRC laws, rules and regulations governing value-added telecommunication services may change in the future. We may be required to obtain additional approvals, licenses and permits and to comply with any new regulatory requirements adopted from time to time. Moreover, substantial uncertainties exist with respect to the interpretation and implementation of these PRC laws, rules and regulations. See “Risk Factors — Risks Related to Doing Business in the People’s Republic of China — There are uncertainties regarding the interpretation and enforcement of PRC laws, rules and regulations.”

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Regulation on Wholly Foreign Owned Enterprises and Foreign Investment Restrictions

The Wholly Foreign owned Enterprise Law of the PRC promulgated by the Standing Committee of the Nation People’s Congress (“SCNPC”), effective in 1986 and as amended in 2000 and 2016, and the Implementation Rules of the Wholly Foreign Owned Enterprise Law of the PRC promulgated by the State Council, effective in 1990 and as amended in 2001 and 2014, regulate the establishment, approval, registered capital and day-to-day operational matters of wholly foreign owned enterprises, such as our PRC subsidiary, WFOE.

On September 3, 2016, SCNPC promulgated the Decision on Revising the Law of the PRC on Foreign-invested Enterprises and Other Three Laws, effective on October 1, 2016. Accordingly, on October 8, 2016, the MOFCOM promulgated the Interim Measures for Record-filing Administration of the Establishment and Change of Foreign-invested Enterprises. Pursuant to above decision and the interim measure, for establishment and change of foreign-invested enterprises (including wholly foreign owned enterprises) not involving special market entry management measures, the filing administration shall replace previous examination and approval administration.

The Guidance Catalogue of Industries for Foreign Investment, or the Catalogue, which is promulgated by the Ministry of Commerce and the National Development and Reform Commission and governs investment activities in the PRC by foreign investors. The Catalogue divides industries into three categories — “encouraged,” “restricted,” and “prohibited” for foreign investment. Industries not listed in the Catalogue are generally deemed as falling into a fourth category, “permitted.”

Our financial advisory services fall under the permitted category. Our variable interest entity, Sheng Ying Xin (Beijing) Management Consulting Co., Ltd holds all material approvals required for our financial advisory services operations.

However, industries such as value-added telecommunication services, including internet information services, are restricted from foreign investment. As such, our ICP license is held by our variable interest entity, Sheng Ying Xin (Beijing) Management Consulting Co., Ltd, which is owned by Mr. Jianxin Lin and Mr. Shaoyong Huang (collectively, the “SYX Shareholders”), both of whom are PRC nationals.

The Catalogue does not apply to our companies registered and domiciled in the British Virgin Islands and Hong Kong and operate outside China.

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On December 23, 2018, the State Council submitted the draft version of the Foreign Investment Law to the Standing Committee of the National People’s Congress, which was promulgated by the National People’s Congress on its official site on December 26, 2018 for public consultation until February 24, 2019. On March 15, 2019, the National People’s Congress approved the Foreign Investment Law, which will come into effect on January 1, 2020 and replace the trio of existing laws regulating foreign investment in China, namely, the Sino-foreign Equity Joint Venture Enterprise Law, the Sino-foreign Cooperative Joint Venture Enterprise Law and the Wholly Foreign-invested Enterprise Law, together with their implementation rules and ancillary regulations. The Foreign Investment Law embodies an expected PRC regulatory trend to rationalize its foreign investment regulatory regime in line with prevailing international practice and the legislative efforts to unify the corporate legal requirements for both foreign and domestic investments. However, since it is relatively new, uncertainties still exist in relation to its interpretation and implementation. For instance, under the Foreign Investment Law, “foreign investment” refers to the investment activities directly or indirectly conducted by foreign individuals, enterprises or other entities in China. Though it does not explicitly classify contractual arrangements as a form of foreign investment, there is no assurance that foreign investment via contractual arrangement would not be interpreted as a type of indirect foreign investment activities under the definition in the future. In addition, the definition contains a catch-all provision which includes investments made by foreign investors through means stipulated in laws or administrative regulations or other methods prescribed by the State Council. Therefore, it still leaves leeway for future laws, administrative regulations or provisions promulgated by the State Council to provide for contractual arrangements as a form of foreign investment. In any of these cases, it will be uncertain whether our contractual arrangements will be deemed to be in violation of the market access requirements for foreign investment under the PRC laws and regulations. Furthermore, if future laws, administrative regulations or provisions prescribed by the State Council mandate further actions to be taken by companies with respect to existing contractual arrangements, we may face substantial uncertainties as to whether we can complete such actions in a timely manner, or at all. Failure to take timely and appropriate measures to cope with any of these or similar regulatory compliance challenges could materially and adversely affect our current corporate structure, corporate governance and business operations

Regulation of Telecommunications and Internet Information Services

Regulation of Telecommunications Services

Under the Telecommunications Regulations of the PRC, or the Telecommunications Regulations, promulgated on September 25, 2000 by the State Council of the PRC, a telecommunication services provider in China must obtain an operating license from the Ministry of Industry and Information Technology, or the MIIT, or its provincial counterparts. The Telecommunications Regulations categorize all telecommunication services in China as either basic telecommunications services or value-added telecommunications services. Our online electronic platform commerce business is classified as value-added telecommunications services.

Foreign investment in telecommunications businesses is governed by the State Council’s Administrative Rules for Foreign Investments in Telecommunications Enterprises, issued by the State Council on December 11, 2001 and amended on September 10, 2008, under which a foreign investor’s beneficial equity ownership in an entity providing value-added telecommunications services in China is not permitted to exceed 50%. In addition, for a foreign investor to acquire any equity interest in a business providing value-added telecommunications services in China, it must demonstrate a positive track record and experience in providing such services. The MIIT’s Notice Regarding Strengthening Administration of Foreign Investment in Operating Value-Added Telecommunication Businesses, or the MIIT Notice, issued on July 13, 2006 prohibits holders of these services licenses from leasing, transferring or selling their licenses in any form, or providing any resource, sites or facilities, to any foreign investors intending to conduct such businesses in China.

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In addition to restricting dealings with foreign investors, the MIIT Notice contains a number of detailed requirements applicable to holders of value-added telecommunications services licenses, including that license holders or their shareholders must directly own the domain names and trademarks used in their daily operations and each license holder must possess the necessary facilities for its approved business operations and maintain such facilities in the regions covered by its license, including maintaining its network and providing Internet security in accordance with the relevant regulatory standards. The MIIT or its provincial counterpart has the power to require corrective actions after it discovers any non-compliance of the license holders, and where such license holders fail to take such steps, the MIIT or its provincial counterpart has the power to revoke the value-added telecommunications services licenses.

Regulation of Internet Information Services

As a subsector of the telecommunications industry, Internet information services are regulated by the Administrative Measures on Internet Information Services, or the ICP Measures, promulgated on September 25, 2000 by the State Council and amended on January 8, 2011. “Internet information services” are defined as services that provide information to online users through the internet. Internet information services providers, also called Internet content providers, or ICPs, that provide commercial services are required to obtain an operating license from the MIIT or its provincial counterpart.

To the extent the internet information services provided relate to certain matters, including news, publication, education or medical and health care (including pharmaceutical products and medical equipment), approvals must also be obtained from the relevant industry regulators in accordance with the laws, rules and regulations governing those industries.

Regulation of Internet Content

The PRC government has promulgated measures relating to Internet content through various ministries and agencies, including the MIIT, the News Office of the State Council, the Ministry of Culture and the General Administration of Press and Publication. In addition to various approval and license requirements, these measures specifically prohibit internet activities that result in the dissemination of any content which is found to contain pornography, promote gambling or violence, instigate crimes, undermine public morality or the cultural traditions of the PRC or compromise State security or secrets. ICPs must monitor and control the information posted on their websites. If any prohibited content is found, they must remove such content immediately, keep a record of it and report to the relevant authorities. If an ICP violates these measures, the PRC government may impose fines and revoke any relevant business operation licenses.

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Regulation of Internet Security

The Decision in Relation to Protection of the Internet Security enacted by the SCNPC on December 28, 2000 provides that the following activities conducted through the Internet are subject to criminal punishment:

●	gaining improper entry into a computer or system of strategic importance;

●	disseminating politically disruptive information or obscenities;

●	leaking State secrets;

●	spreading false commercial information; or

●	infringing intellectual property rights.

The Administrative Measures on the Security Protection of Computer Information Network with International Connections, issued by the Ministry of Public Security on December 16, 1997 and amended on January 8, 2011, prohibit the use of the Internet in a manner that would result in the leakage of State secrets or the spread of socially destabilizing content. If a value-added telecommunications services license holder violates these measures, the Ministry of Public Security and the local security bureaus may revoke its operating license and shut down its websites.

Regulation Relating to Privacy Protection

Under the ICP Measures, ICPs are prohibited from producing, copying, publishing or distributing information that is humiliating or defamatory to others or that infringes upon the lawful rights and interests of others. Depending on the nature of the violation, ICPs may face criminal charges or sanctions by PRC security authorities for such acts, and may be ordered to suspend temporarily their services or have their licenses revoked.

Under the Several Provisions on Regulating the Market Order of Internet Information Services, issued by the MIIT on December 29, 2011, ICPs are also prohibited from collecting any user personal information or providing any such information to third parties without the consent of a user. ICPs must expressly inform the users of the method, content and purpose of the collection and processing of such user personal information and may only collect such information necessary for its services. ICPs are also required to properly maintain the user personal information, and in case of any leak or likely leak of the user personal information, ICPs must take remedial measures immediately and report any material leak to the telecommunications regulatory authority.

In addition, the Decision on Strengthening Network Information Protection promulgated by the Standing Committee of the National People’s Congress on December 28, 2012 emphasizes the need to protect electronic information that contains individual identification information and other private data. The decision requires ICPs to establish and publish policies regarding the collection and use of personal electronic information and to take necessary measures to ensure the security of the information and to prevent leakage, damage or loss. Furthermore, MIIT’s Rules on Protection of Personal Information of Telecommunications and Internet Users promulgated on July 16, 2013 contain detailed requirements on the use and collection of personal information as well as the security measures to be taken by ICPs.

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The PRC government retains the power and authority to order ICPs to provide an Internet user’s personal information if such user posts any prohibited content or engages in any illegal activities through the Internet.

Regulations Relating to Intellectual Property Rights

Patent. Patents in the PRC are principally protected under the Patent Law of the PRC. The duration of a patent right is either 10 years or 20 years from the date of application, depending on the type of patent right.

Copyright. Copyright in the PRC, including copyrighted software, is principally protected under the Copyright Law of the PRC and related rules and regulations. Under the Copyright Law, the term of protection for copyrighted software is 50 years.

Trademark. Registered trademarks are protected under the Trademark Law of the PRC and related rules and regulations. Trademarks are registered with the Trademark Office of the SAIC. Where registration is sought for a trademark that is identical or similar to another trademark which has already been registered or given preliminary examination and approval for use in the same or similar category of commodities or services, the application for registration of such trademark may be rejected. Trademark registrations are effective for a renewable ten-year period, unless otherwise revoked.

Domain names. Domain name registrations are handled through domain name service agencies established under the relevant regulations, and applicants become domain name holders upon successful registration.

Anti-counterfeiting Regulations

According to the Trademark Law of the PRC, counterfeit or unauthorized production of the label of another person’s registered trademark, or sale of any label that is counterfeited or produced without authorization will be deemed as an infringement of the exclusive right to use a registered trademark. The infringing party may also be held liable for damages suffered by the owner of the intellectual property rights, which will be equal to the gains obtained by the infringing party or the losses suffered by such owner as a result of the infringement, including reasonable expenses incurred by such owner in connection with enforcing its rights.

In addition, under the Administrative Measures for Online Trading issued by the SAIC on January 26, 2014, as an operator of a commercial platform, we must adopt measures to ensure safe online transactions, protect consumers’ rights and prevent trademark infringement.

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Regulations on Tax

PRC Enterprise Income Tax

The PRC enterprise income tax, or EIT, is calculated based on the taxable income determined under the applicable EIT Law and its implementation rules, which became effective on January 1, 2008. The EIT Law imposes a uniform enterprise income tax rate of 25% on all resident enterprises in China, including foreign-invested enterprises.

Uncertainties exist with respect to how the EIT Law applies to our tax residence status and our offshore subsidiaries. Under the EIT Law, an enterprise established outside of China with a “de facto management body” within China is considered a “resident enterprise,” which means that it is treated in a manner similar to a Chinese enterprise for enterprise income tax purposes. Although the implementation rules of the EIT Law define “de facto management body” as a managing body that exercises substantive and overall management and control over the production and business, personnel, accounting books and assets of an enterprise, the only official guidance for this definition currently available is set forth in Circular 82 issued by the State Administration of Taxation, which provides guidance on the determination of the tax residence status of a Chinese-controlled offshore incorporated enterprise, defined as an enterprise that is incorporated under the laws of a foreign country or territory and that has a PRC enterprise or enterprise group as its primary controlling shareholder.

According to Circular 82, a Chinese-controlled offshore incorporated enterprise will be regarded as a PRC tax resident by virtue of having a “de facto management body” in China and will be subject to PRC enterprise income tax on its worldwide income only if all of the following criteria are met:

●	the primary location of the day-to-day operational management is in the PRC;
●	decisions relating to the enterprise’s financial and human resource matters are made or are subject to approval by organizations or personnel in the PRC;
●	the enterprise’s primary assets, accounting books and records, company seals, and board and shareholders meeting minutes are located or maintained in the PRC; and
●	50% or more of voting board members or senior executives habitually reside in the PRC.

We believe that we meet the conditions outlined in the immediately preceding paragraph and should be treated as a “resident enterprise” for PRC tax purposes if the criteria for “de facto management body” as set forth in Circular 82 were deemed applicable to us. However, as the tax residency status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body” as applicable to our offshore entities, we will continue to monitor our tax status. See “Risk Factors — Risks Related to Doing Business in the People’s Republic of China — We may be treated as a resident enterprise for PRC tax purposes under the PRC Enterprise Income Tax Law, and we may therefore be subject to PRC income tax on our global income.”

In the event that we or any of our offshore subsidiaries is considered to be a PRC resident enterprise: (1) we or our offshore subsidiaries, as the case may be, may be subject to the PRC enterprise income tax at the rate of 25% on our worldwide taxable income; (2) dividend income that we or our offshore subsidiaries, as the case may be, receive from our PRC subsidiaries may be exempt from the PRC withholding tax; and (3) dividends paid to our overseas shareholders who are non-PRC resident enterprises as well as gains realized by such shareholders from the transfer of our shares may be regarded as PRC-sourced income and as a result be subject to PRC withholding tax at a rate of up to 10%, and similarly, dividends paid to our overseas shareholders who are non-PRC resident individuals, as well as gains realized by such shareholders from the transfer of our shares, may be regarded as PRC-sourced income and as a result be subject to PRC withholding tax at a rate of 20%, subject to the provision of any applicable agreement for the avoidance of double taxation.

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Under SAT Circular 698 and Bulletin 7, if a non-resident enterprise transfers “PRC taxable assets” of a PRC resident enterprise indirectly by disposition of the equity interests of an overseas non-public holding company without reasonable commercial purpose, the parties involved in the indirect transfer of the PRC taxable assets and the PRC resident enterprise whose equity is transferred indirectly, may report such equity transfer matter to the PRC competent tax authority of the PRC resident enterprise. The PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding, or deferring PRC tax. As a result, gains derived from such disposition may be subject to a PRC withholding tax rate of up to 10%. Circular 698 also provides that, where a non-PRC resident enterprise transfers its equity interests in a PRC resident enterprise to its related parties at a price which is not on an arm’s length basis and results in reducing the taxable income, the relevant tax authority has the power to make a reasonable adjustment as to the taxable income of the transaction. Circular 698 was retroactively effective on January 1, 2008. On February3, 2015, the State Administration of Taxation released SAT Bulletin 7 to amend and clarify several issues related to Circular 698. According to SAT Bulletin7, the term “PRC taxable assets” includes assets attributed to an establishment in China, immoveable properties located in China, and equity investments in PRC resident enterprises; and when determining whether there is a “reasonable commercial purpose” of the transaction arrangement, factors to be taken into consideration include: whether the main value of the equity interest of the relevant offshore enterprise derives from PRC taxable assets; whether the assets of the relevant offshore enterprise mainly consists of direct or indirect investment in China or if its income mainly derives from China; whether the offshore enterprise and its subsidiaries directly or indirectly holding PRC taxable assets have real commercial nature which is evidenced by their actual function and risk exposure; the duration of existence of the business model and organizational structure; the replicability of the transaction by direct transfer of PRC taxable assets; and the tax situation of such indirect transfer and applicable tax treaties or similar arrangements. If Circular 698 and Bulletin 7 were determined by the tax authorities to be applicable to us, our offshore subsidiaries and our non-resident enterprise investors, we, our offshore subsidiaries and our non-resident enterprise investors might be required to expend valuable resources to comply with this circular, which may materially and adversely affect us or our non-resident enterprise investors. See “Risk Factors — Risks Related to Doing Business in the People’s Republic of China — We and our shareholders face uncertainties with respect to indirect transfers of equity interests in PRC resident enterprises or other assets attributed to a PRC establishment of a non-PRC company, or other assets attributable to a PRC establishment of a non-PRC company.”

Under applicable PRC laws, payers of PRC-sourced income to non-PRC residents are generally obligated to withhold PRC income taxes from the payment. In the event of a failure to withhold, the non-PRC residents are required to pay such taxes on their own. Failure to comply with the tax payment obligations by the non-PRC residents will result in penalties, including full payment of taxes owed, fines and default interest on those taxes.

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PRC Value-added Tax

Pursuant to the Pilot Measure for Imposition of Value-Added Tax to Replace Business Tax for Transport and Shipping Industry and Some of the Modern Service Industries, promulgated by the Ministry of Finance and the State Administration of Taxation on November 16, 2011 (the “PilotMeasure”), any entity or individual conducting business in some modern service industry, such as the service we are engaging in, is generally required to pay a value-added tax, or VAT, at the rate of 6% on the revenues generated from providing such services. A taxpayer is allowed to offset the qualified input VAT paid on taxable purchases against the output VAT chargeable on the modern services provided.

On March 30, 2016, the Ministry of Finance and the State Administration of Taxation promulgated the Notice of the Ministry of Finance and the State Administration of Taxation on Overall Implementation of the Pilot Program of Replacing Business Tax with Value-added Tax. Pursuant to this notice, from May 1, 2016, a value-added tax will generally be imposed to replace the business tax in the construction industry, real estate industry, finance industry, consumer service industry and other industries on a nationwide basis.

Regulations Relating to Foreign Exchange and Dividend Distribution

Foreign Exchange Regulation

The principal regulations governing foreign currency exchange in China are the Foreign Exchange Administration Regulations. Under the PRC foreign exchange regulations, payments of current account items, such as profit distributions and trade and service-related foreign exchange transactions, may be made in foreign currencies without prior approval from SAFE by complying with certain procedural requirements. By contrast, approval from or registration with appropriate government authorities is required where RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of foreign currency-denominated loans or foreign currency is to be remitted into China under the capital account, such as a capital increase or foreign currency loans to our PRC subsidiaries.

In November 2012, SAFE promulgated the Circular of Further Improving and Adjusting Foreign Exchange Administration Policies on Foreign Direct Investment, which substantially amends and simplifies the current foreign exchange procedure. Pursuant to this circular, the opening of various special purpose foreign exchange accounts, such as pre-establishment expenses accounts, foreign exchange capital accounts and guarantee accounts, the reinvestment of RMB proceeds by foreign investors in the PRC, and remittance of foreign exchange profits and dividends by a foreign-invested enterprise to its foreign shareholders no longer require the approval or verification of SAFE, and multiple capital accounts for the same entity may be opened in different provinces, which was not possible previously. In addition, SAFE promulgated the Circular on Printing and Distributing the Provisions on Foreign Exchange Administration over Domestic Direct Investment by Foreign Investors and the Supporting Documents in May 2013, which specifies that the administration by SAFE or its local branches over direct investment by foreign investors in the PRC shall be conducted by way of registration and banks shall process foreign exchange business relating to the direct investment in the PRC based on the registration information provided by SAFE and its branches. The Circular on Further Simplifying and Improving the Administration of the Foreign Exchange Concerning Direct Investment promulgated by SAFE on February 28, 2015, or SAFE Circular 13, further abolished SAFE’s administrative examination and approval with respect to the verification and approval of foreign exchange registration under domestic direct investment and overseas direct investment. Instead, banks shall directly examine and process the said foreign exchange registration in accordance with relevant regulations issued by SAFE. Thereafter, SAFE and its branches shall indirectly administer the said foreign exchange registration via banks.

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On March 30, 2015, SAFE promulgated the Circular on Reforming the Administrative Approach Regarding the Settlement of the Foreign Exchange Capitals of Foreign-invested Enterprises, or SAFE Circular 19, regulating the conversion by a foreign-invested enterprise of foreign currency-registered capital into RMB by restricting following purposes that the converted RMB may not be used:(i)the converted RMB cannot be used for expenditure beyond business scope of the foreign-invested enterprise or expenditure prohibited by PRC laws and regulations; (ii) the converted RMB cannot be used for investment in securities, unless otherwise prescribed by PRC laws and regulations; (iii) the converted RMB cannot be used for disbursing RMB entrusted loans (unless permitted under its business scope), repaying inter-corporate borrowings (including third-party advances) and repaying RMB bank loans that have been sub-lent to third parties; or (iv) the converted RMB cannot be used for the expenses related to the purchase of real estate not for self-use, unless the foreign-invested enterprise is a foreign-invested real estate enterprise.

We typically do not need to use our offshore foreign currency to fund our PRC operations. In the event we need to do so, we will apply to conduct the relevant procedure of SAFE and other PRC government authorities as necessary.

SAFE Circular 37

SAFE promulgated the Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Offshore Investment and Financing and Roundtrip Investment through Special Purpose Vehicles, or SAFE Circular 37, on July 4, 2014, which replaced the former circular commonly known as “SAFE Circular 75” promulgated by SAFE on October 21, 2005. SAFE Circular 37 requires PRC residents to register with local branches of SAFE in connection with their direct establishment or indirect control of an offshore entity, for the purpose of overseas investment and financing, with such PRC residents’ legally owned assets or equity interests in domestic enterprises or offshore assets or interests, referred to in SAFE Circular 37 as a “special purpose vehicle.” SAFE Circular 37 further requires amendment to the registration in the event of any significant changes with respect to the special purpose vehicle, such as increase or decrease of capital contributed by PRC individuals, share transfer or exchange, merger, division or other material event. In the event that a PRC shareholder holding interests in a special purpose vehicle fails to fulfill the required SAFE registration, the PRC subsidiaries of that special purpose vehicle may be prohibited from making profit distributions to the offshore parent and from carrying out subsequent cross-border foreign exchange activities, and the special purpose vehicle may be restricted in its ability to contribute additional capital into its PRC subsidiary. Furthermore, failure to comply with the various SAFE registration requirements described above could result in liability under PRC law for evasion of foreign exchange controls.

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We have notified substantial beneficial owners of ordinary shares who we know are PRC residents of their filing obligation. However, we may not be aware of the identities of all our beneficial owners who are PRC residents. In addition, we do not have control over our beneficial owners and cannot assure you that all of our PRC resident beneficial owners will comply with SAFE Circular 37. The failure of our beneficial owners who are PRC residents to register or amend their SAFE registrations in a timely manner pursuant to SAFE Circular 37 or the failure of future beneficial owners of our company who are PRC residents to comply with the registration procedures set forth in SAFE Circular 37 may subject such beneficial owners or our PRC subsidiaries to fines and legal sanctions. Failure to register or amend the registration may also limit our ability to contribute additional capital to our PRC subsidiaries or receive dividends or other distributions from our PRC subsidiaries or other proceeds from disposal of our PRC subsidiaries, or we may be penalized by SAFE.

Share Option Rules

Under the Administration Measures on Individual Foreign Exchange Control issued by the PBOC on December 25, 2006, all foreign exchange matters involved in employee share ownership plans and share option plans in which PRC citizens participate require approval from SAFE or its authorized branch. Pursuant to SAFE Circular 37, PRC residents who participate in share incentive plans in overseas non-publicly-listed companies may submit applications to SAFE or its local branches for the foreign exchange registration with respect to offshore special purpose companies. In addition, under the Notices on Issues concerning the Foreign Exchange Administration for Domestic Individuals Participating in Share Incentive Plans of Overseas Publicly-Listed Companies, or the Share Option Rules, issued by SAFE on February 15, 2012, PRC residents who are granted shares or share options by companies listed on overseas stock exchanges under share incentive plans are required to (i) register with SAFE or its local branches, (ii) retain a qualified PRC agent, which may be a PRC subsidiary of the overseas listed company or another qualified institution selected by the PRC subsidiary, to conduct the SAFE registration and other procedures with respect to the share incentive plans on behalf of the participants, and (iii) retain an overseas institution to handle matters in connection with their exercise of share options, purchase and sale of shares or interests and funds transfers. We will make efforts to comply with these requirements upon completion of our initial public offering.

Regulation of Dividend Distribution

The principal laws, rules and regulations governing dividend distribution by foreign-invested enterprises in the PRC are the Company Law of the PRC, as amended, the Wholly Foreign-owned Enterprise Law and its implementation regulations and the Chinese-foreign Equity Joint Venture Law and its implementation regulations. Under these laws, rules and regulations, foreign-invested enterprises may pay dividends only out of their accumulated profit, if any, as determined in accordance with PRC accounting standards and regulations. Both PRC domestic companies and wholly-foreign owned PRC enterprises are required to set aside as general reserves at least 10% of their after-tax profit, until the cumulative amount of such reserves reaches 50% of their registered capital. A PRC company is not permitted to distribute any profits until any losses from prior fiscal years have been offset. Profits retained from prior fiscal years may be distributed together with distributable profits from the current fiscal year.

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M&A Rules and Overseas Listings

The Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, issued by six PRC governmental and regulatory agencies, including the MOFCOM and the CSRC, on August 8, 2006 and amended on June 22, 2009, require that a SPV formed for listing purposes and controlled directly or indirectly by PRC companies or individuals must obtain the approval of the CSRC in the event that the SPV acquires equity interests in the PRC companies in exchange for the shares of offshore companies.

The application of the M&A Rules remains unclear. Our PRC counsel, Sino-Integrity Law Firm, has advised us that, under current PRC laws, rules and regulations and the M&A Rules, prior approval from the CSRC is not required under the M&A Rules for our initial public offering because (i) WFOE was established by means of direct investment, rather than by merger or acquisition of the equity interest or assets of any “Domestic Company” as defined under the M&A Rules, and (ii) no provision in the M&A Rules classifies the contractual arrangements between WFOE and Sheng Ying Xin as a type of transaction which is subject to the M&A Rules. However, as there has been no official interpretation or clarification of the M&A Rules, there is uncertainty as to how these rules will be implemented in practice. See “Risk Factors — Risks Related to Doing Business in the People’s Republic of China — Any requirement to obtain prior approval under the M&A Rules and/or any other regulations promulgated by relevant PRC regulatory agencies in the future could delay this offering and failure to obtain any such approvals, if required, could have a material adverse effect on our business, operating results and reputation as well as the trading price of our ordinary shares, and could also create uncertainties for this offering.”

Labor Laws and Social Insurance

Pursuant to the PRC Labor Law and the PRC Labor Contract Law, employers must execute written labor contracts with full-time employees. All employers must comply with local minimum wage standards. Violations of the PRC Labor Contract Law and the PRC Labor Law may result in the imposition of fines and other administrative and criminal liability in the case of serious violations.

In addition, according to the PRC Social Insurance Law, employers in China must provide employees with welfare schemes covering pension insurance, unemployment insurance, maternity insurance, work-related injury insurance, medical insurance and housing funds.

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Organization structure

The following is a list of our principal subsidiaries and consolidated affiliated entities as of the date of this proxy statement/prospectus:

Name	Place of Formation	Relationship

Hongkong Internet Financial Services Limited	Hong Kong	Wholly-owned subsidiary

Beijing Yingxin Yijia Network Technology Co., Ltd	People’s Republic of China	Wholly-owned subsidiary

Hudson Capital USA Inc.	New York	Wholly-owned subsidiary

Sheng Ying Xin (Beijing) Management Consulting Co., Ltd	People’s Republic of China	Consolidated affiliated entity

Kashgar Sheng Yingxin Enterprise Consulting Co., Ltd	People’s Republic of China	Consolidated affiliated entity

Fu Hui (Shenzhen) Commercial Factoring Co., Ltd	People’s Republic of China	Consolidated affiliated entity

CIFS (Xiamen) Financial Leasing Co., Ltd.	People’s Republic of China	Consolidated affiliated entity

Fuhui (Xiamen) Commercial Factoring Co., Ltd.	People’s Republic of China	Consolidated affiliated entity

Zhizhen Investment & Research (Beijing) Information Consulting Co., Ltd.	People’s Republic of China	Consolidated affiliated entity

Hangzhou Yuchuang Investment Partnership	People’s Republic of China	Consolidated affiliated entity

We are a holding company incorporated under the laws of British Virgin Islands on September 28, 2015. On October 7, 2015, we incorporated Hongkong Internet Financial Services Limited (“HKIFS) in Hong Kong SAR. HKIFS, in turn, incorporated Beijing Yingxin Yijia Network Technology Co., Ltd (“WFOE”) in the People’s Republic of China with a registered capital of RMB1,000,000 (approximately $150,375.94) on December 31, 2015. WFOE has entered into a series of contractual agreements with Sheng Ying Xin (Beijing) Management Consulting Co., Ltd (“Sheng Ying Xin” or “SYX”), a company incorporated in the People’s Republic of China on September 16, 2014. Sheng Ying Xin was originally incorporated as Ding Zhi Tai Da Investment Management (Beijing) Co. Ltd and later changed its name to Sheng Ying Xin (Beijing) Management Consulting Co., Ltd on February 17, 2016. Ding Zhi Tai Da Investment Management (Beijing) Co. Ltd, as it was then known, was initially incorporated with a registered capital of RMB 45,000,000 (approximately $6,766,917.29). Its registered capital was later increased to RMB 150,000,000(approximately $22,556,390.98) on June 30, 2015 but later reduced to RMB 50,000,000 (approximately $7,518,796.99) on April 25, 2016. On December 29, 2016, Sheng Ying Xin incorporated Kashgar Sheng Yingxin Enterprise Consulting Co., Ltd. (“Kashgar SYX”) in the People’s Republic of China with a registered capital of RMB 5,000,000 (approximately, $726,665), which capital has to be contributed in full by December 31, 2026. The legal representative of Kashgar SYX is Mr. Shaoyong Huang, who is also a 1% nominee equity shareholder of Sheng Ying Xin on behalf of Mr. Jianxin Lin.

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On March 10, 2017, Sheng Ying Xin incorporated Fu Hui (Shenzhen) Commercial Factoring Co., Ltd. (“FuhuiSZ”) in the People’s Republic of China. FuhuiSZ mainly provides supply chain financing services to commercial enterprises. On September 19, 2017, Sheng Ying Xin Incorporated Yingda Xincheng (Beijing) Insurance Broker Co., Ltd. (“Ying Da Xin Cheng”) in the People’s Republic of China with a registered capital of RMB 50,000,000 (approximately, $7,518,796.99). Ying Da Xin Cheng will mainly focus on providing insurance brokerage services.

On November 23, 2017, Sheng Ying Xin acquired Beijing Anytrust Science & Technology Co., Ltd. (“Anytrust”). Anytrust is a limited company incorporated on June 9, 2014 in the People’s Republic of China with a registered capital of RMB 7.5 million (approximately $1.19 million). Anytrust was a “big data” company providing data infrastructure design, big data access and analytics, and document automation for enterprises and government agencies with customers including Tianhong Asset Management, Yinhua Fund Management and BAIC Motor, etc.

Our acquisition of Anytrust was part of our overall strategy to focus on providing FinTech services and products in our next stage of growth. In early 2018, Anytrust launched the beta version of AnyInfo, a vertical search engine and big data platform covering a broad range of publicly available data of over 30 million enterprises in China. In September 2018, Anytrust launched the AnyInfo Enterprise Edition of its big data analysis and A.I. report services to promote its ability to generate customized segment/industry and company profiles to its users.

However, in spite of our efforts, revenue attributed to the provision of such products and services by Anytrust was approximately only $546,303 in 2018. By contrast, its overheads had ballooned to approximately $2.6 million and we were losing approximately $0.3 million per month in Anytrust. By December 2018, we determined that Anytrust was no longer a commercially viable entity as it was technically insolvent. We had tried to stem our losses through 2018 and by then, we had only 3 employees from an original 89 when we acquired Anytrust.

We also determined it in our best interest to transfer our equity interest in Anytrust to our former Chief Executive Officer, Mr. Jianxin Lin, who had expressed interest in assuming Anytrust and rehabilitating it. In order to incentivize the transfer, we decided to write down all the debts owed by Anytrust to Sheng Ying Xin, totaling RMB 20,532,400 (approximately $3,059,970) and transferring the equity interest to Mr. Lin for no consideration because we had determined that this debt was uncollectible and irrecoverable. The equity transfer was completed December 30, 2018.

On May 25, 2018, Hongkong Internet Financial Services Limited incorporated CIFS (Xiamen) Financial Leasing Company to provide financial leasing services and equipment purchase financing to commercial enterprises. CIFS (Xiamen) Financial Leasing Company did not have any revenue in 2018.

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On May 25, 2018, Sheng Ying Xin incorporated Fuhui (Xiamen) Commercial Factoring Co., Ltd. (“FuhuiXM”) to provide factoring services to commercial enterprises in Xiamen. Its registered capital is RMB28 million (approximately $4.14 million).

On July 11, 2018, Sheng Ying Xin incorporated Zhizhen Investment & Research (Beijing) Information Consulting Co., Ltd (“Zhizhen”), to provide investment research services. Zhizhen did not have any operations in 2018.

On July 25, 2018, Sheng Ying Xin formed Hangzhou Yuchuang Investment Partnership (“Hangzhou Yuchuang”), in which it owns 100% of the equity interest. Hangzhou Yuchuang is an investment vehicle for our strategic investing activities. Its registered capital is RMB 5.77 million (approximately $0.84 million).

On September 2, 2019, Hongkong Shengqi Technology Limited (“HKSQ”) became a shareholder of WFOE. HKSQ was incorporated in Hong Kong on August 29, 2019. Mr. Jianxin Lin is the sole shareholder of HKSQ. On September 26, 2019, a series of agreements were entered into among HKIFS, HKSQ and its shareholder (the “HKSQ VIE Agreements”). As a result of the HKSQ VIE Agreements, HKIFS become the primary beneficiary of HKSQ.

The contractual agreements between WFOE and Sheng Ying Xin essentially confer control and management as well as the economic benefits of Sheng Ying Xin onto WFOE. In spite of the shareholder change in WFOE, we are able to retain full control and management over Sheng Ying Xin and are still entitled to substantially all of the economic benefits of WFOE through the HKSQ VIE Agreements.

Accordingly, the results of operations, assets and liabilities of WFOE and Sheng Ying Xin have been included in the accompanying consolidated financial statements.

We presently provide almost all our financial advisory services through Sheng Ying Xin and Kashgar SYX although we have historically generated all our revenue through Sheng Ying Xin. In 2018, we generated a small portion of our total revenue (approximately $0.54 million) from the provision of technical services by Anytrust, which is basically the provision of financial data services to financial institutions, and $0.5 million from the provision of factoring services by FuhuiSZ and FuhuiXM.

On March 31, 2020, our former Chief Executive Officer, Mr. Jianxin Lin resigned as our Chief Executive Officer and Chairman and was replaced by Mr. Warren Wang. By April 18, 2020, all our independent directors had resigned and were replaced by new directors, namely, Mr. MingYi (Martin), Mr. Hong Chen and Ms. Xiaoyue Zhang.

In keeping with our plan to diversity our operations and rebrand ourselves, our corporate name was changed to “Hudson Capital Inc.” on April 23, 2020 and we began to trade under our new symbol, “HUSN” on May 8, 2020. On April 9, 2020, we incorporated a New York subsidiary, Hudson Capital USA Inc.

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On June 15, 2020, we received notification from the NASDAQ that our application to list our ordinary shares on The Nasdaq Capital Market had been approved. Our ordinary shares began trading on the Nasdaq Capital Market at the opening of business on July 16, 2020.

On August 20, 2020, our former Chief Financial Officer and director, Mr. Jinchi Xu tendered his resignation citing personal reasons for his resignation. Our board of directors accepted his resignation with effect from August 20, 2020 and on the same day, appointed Mr. Hon Man Yun to replace him.

Contractual Arrangements among Our Wholly-foreign Owned Enterprise, Variable Interest Entity and the Variable Interest Entity Equity Holders

We are a British Virgin Islands company and our wholly owned PRC subsidiary, Beijing Yingxin Yijia Network Technology Co., Ltd is a wholly foreign-owned enterprise (“WFOE”). British Virgin Islands companies and wholly foreign owned PRC enterprises are restricted from holding certain licenses related to the online information service and conduct of value-added telecommunication services in China.

We are implementing our “Plus Internet” strategy by developing an online electronic platform in stages to allow our clients to firstly access information regarding available financial products and services and then later track their loan application status. Because this would fall under the provision of online information service and conduct of value-added telecommunication services in China, we would be subject to significant restrictions under current PRC laws and regulations. The PRC government regulates internet access, the distribution of online information in China through strict business licensing requirement and other government regulations.

Accordingly, we, through Sheng Ying Xin (Beijing) Management Consulting Co., Ltd, applied for and received an Internet Content Provider (“ICP”) license for value-added Internet information services on December 18, 2015.

The registered shareholders of Sheng Ying Xin are Mr. Jianxin Lin and Mr. Shaoyong Huang (collectively, the “SYX Shareholders”). Neither we nor our subsidiaries own any equity interest in Sheng Ying Xin. Instead, we control and receive the economic benefits of Sheng Ying Xin’s business operation through a series of contractual arrangements. WFOE, Sheng Ying Xin and its shareholders entered into a series of contractual arrangements, also known as VIE Agreements, on April 26, 2016. The VIE agreements are designed to provide WFOE with the power, rights and obligations equivalent in all material respects to those it would possess as the sole equity holder of Sheng Ying Xin, including absolute control rights and the rights to the assets, property and revenue of Sheng Ying Xin. According to our Chinese counsel, Sino-Integrity Law Firm, the VIE Agreements constitute valid and binding obligations of the parties to such agreements, and are enforceable and valid in accordance with the laws of the PRC. According to the Exclusive Business Cooperation Agreement, Sheng Ying Xin is obligated to pay service fees to WFOE approximately equal to the net income of Sheng Ying Xin.

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Other than the ICP license and other licenses and approvals for businesses in which foreign ownership is restricted or prohibited held by our variable interest entity, Sheng Ying Xin, we hold our material assets in, and conduct our material operations through Sheng Ying Xin and generate all our revenue from it. We plan to gradually transition our financial advisory services, which is not subject to foreign ownership restrictions to WFOE over time. Presently, we rely on the VIE Agreements to capture the profits and associated cash flow from operations to transfer such cash flow from the Sheng Ying Xin to WFOE.

The following diagram is a simplified illustration of the ownership structure and contractual arrangements that we have in place for our variable interest entity:

Each of the VIE Agreements is described in detail below:

Contract that enables us to receive substantially all of the economic benefits from the variable interest entity

Exclusive Business Cooperation Agreement

Pursuant to the Exclusive Business Cooperation Agreement between Sheng Ying Xin and WFOE, WFOE provides Sheng Ying Xin with technical support, financing support, consulting services and other management services relating to its day-to-day business operations and management, on an exclusive basis and to the extent permissible under the PRC laws, utilizing its advantages in technology, human resources, and information. For services rendered to Sheng Ying Xin by WFOE under this agreement, WFOE is entitled to collect a service fee on a monthly basis, which is approximately equal to the net income of Sheng Ying Xin.

The Exclusive Business Cooperation Agreement shall remain in effect for ten years unless it is terminated by WFOE with 30-day prior notice. Sheng Ying Xin does not have the right to terminate the agreement unilaterally. WFOE may unilaterally extend the term of this agreement with prior written notice.

The sole director and president of WFOE, Mr. Jianxin Lin, is currently managing Sheng Ying Xin pursuant to the terms of the Exclusive Business Cooperation Agreement. WFOE has absolute authority relating to the management of Sheng Ying Xin, including but not limited to decisions with regard to expenses, salary raises and bonuses, hiring, firing and other operational functions.

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Contracts that give us effective control of the variable interest entity

Share Pledge Agreement

Under the Share Pledge Agreement between the SYX Shareholders and WFOE, the SYX Shareholders pledged all of their equity interests in Sheng Ying Xin to WFOE to guarantee the performance of Sheng Ying Xin’s obligations under the Exclusive Business Cooperation Agreement. Under the terms of the agreement, WFOE, as pledgee, will be entitled to certain rights, including, but not limited to, the right to collect dividends generated by the pledged equity interests. The SYX Shareholders also agreed that upon occurrence of any event of default, as set forth in the Share Pledge Agreement, WFOE is entitled to dispose of the pledged equity interest in accordance with applicable PRC laws, and the funds collected by WFOE by enforcing the pledge will be used for satisfying all obligations secured under the Share Pledge Agreement. The SYX Shareholders further agreed not to dispose of the pledged equity interests or take any actions that would prejudice WFOE’s interest. All of the equity interest pledges with respect to the equity interests of Sheng Ying Xin according to the Share Pledge Agreement have been registered with relevant office of the Administration for Industry and Commerce in China.

The Share Pledge Agreement shall be effective until all payments due under the Exclusive Business Cooperation Agreement have been paid by Sheng Ying Xin. WFOE shall cancel or terminate the Share Pledge Agreement upon Sheng Ying Xin’s full payment of fees payable under the Exclusive Business Cooperation Agreement.

Exclusive Option Agreement

Under the Exclusive Option Agreement, the SYX Shareholders irrevocably granted WFOE (or its designee) an exclusive option to purchase, to the extent permitted under PRC law, once or at multiple times, at any time, part or all of their equity interests in Sheng Ying Xin at the exercise price of RMB1.00. The agreement remains effective for a term of ten years and may be renewed at WFOE’s election. Once WFOE exercises the option, the parties shall enter into a separate equity interest transfer or similar agreement.

Power of Attorney

Under the Power of Attorney, the SYX Shareholders authorize WFOE to act on their behalf as their exclusive agent and attorney with respect to all rights as shareholders, including but not limited to: (a) attending shareholders’ meetings; (b) exercising all the shareholder’s rights, including voting, that shareholders are entitled to under the laws of China and the Articles of Association, including but not limited to the sale or transfer or pledge or disposition of shares in part or in whole; and (c) designating and appointing on behalf of shareholders the legal representative, the director, supervisor, the chief executive officer and other senior management members of Sheng Ying Xin.

Although it is not explicitly stipulated in the Power of Attorney, the term of the Power of Attorney shall be the same term as the Exclusive Option Agreement.

This Power of Attorney is coupled with an interest and shall be irrevocable and continuously valid from the date of execution of this Power of Attorney, so long as the SYX Shareholder is a shareholder of company, unless WFOE instructs the SYX Shareholder in writing to terminate the Power of Attorney in whole or in part.

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In the opinion of Sino-Integrity Law Firm, our PRC legal counsel:

●	the ownership structures of our wholly-foreign owned enterprise and our variable interest entity in China currently do not and will not violate any applicable PRC law, regulation, or rule currently in effect based on current interpretation of those law, regulation or rule; and

●	the contractual arrangements between our wholly-foreign owned enterprise, our variable interest entity and the variable interest entity equity holders governed by PRC laws are valid, binding and enforceable in accordance with their terms and applicable PRC laws, rules, and regulations currently in effect, and will not violate any applicable PRC law, regulation, or rule currently in effect.

However, we have been further advised by our PRC legal counsel, Sino-Integrity Law Firm, that there are substantial uncertainties regarding the interpretation and application of current and future PRC laws, rules and regulations. Accordingly, the PRC regulatory authorities may in the future take a view that is contrary to the opinion of our PRC legal counsel. We have been further advised by our PRC legal counsel that if the PRC government finds that the agreements that establish the structure for operating our Internet-based business do not comply with PRC government restrictions on foreign investment in the aforesaid business we engage in, we could be subject to severe penalties including being prohibited from continuing operations. See “Risk Factors — Risks Related to Our Corporate Structure.”

Properties

We currently maintain two physical office in Beijing, China. We believe that our existing facilities are adequate for our current requirements and we will be able to enter into lease arrangements on commercially reasonable terms for future expansion.

In Beijing, we lease approximately 127 square meters (approximately 1,367 square feet) of office space at Unit 1102 on the 11st Floor of No.6 Building located at Jianguo Road, Chaoyang District, Beijing. The lease started on March 5, 2019 and expired on March 04, 2020. Under this old lease, the Company paid a monthly rent of RMB 22,572.00 (approximately $3,320).

We entered into a new lease on April 4, 2019 for approximately 210 square meters (approximately 2,260 square feet) of office space at Unit 808 on the 7th Floor of No.8 Building located at Jianguo Road, Chaoyang District, Beijing. The lease will expire on September 1, 2020 and we shall pay a monthly rent of RMB 41,202 (approximately $5,976).

We also leased approximately 123 square meters (approximately 1,323 square feet) of office space at Unit 2106 on the 21st Floor of No.1 Building located at Jianguo Road, Chaoyang District, Beijing. The lease started on September 2, 2019 and expired on April 3, 2020. We paid a monthly rent of RMB 18,891 (approximately $2,740) under this lease.

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Kashgar SYX leases approximately 204 square meters (approximately 2,194.55 square feet) of office space at Unit 1513-1514 of the East Tower of Global Financial Center located at No.1 East Third Ring Middle Road, Chaoyang District, Beijing. The lease started on May 24, 2017 and will expire on September 23, 2019. The rent under this lease is RMB 149,240 (approximately $22,960) per year, which was paid in full upon execution of the lease agreement. Kashgar SYX also paid a deposit of RMB 10,000 (approximately $1,538.46), which is refundable at the end of the lease, subject to certain conditions set forth in this lease agreement.

Each of subsidiaries has a registered office address, which is subject to renewal on a yearly basis.

Legal Proceedings

We are currently not a party to any legal, arbitration or administrative proceedings that, in the opinion of our management, are likely to have a material and adverse effect on our business, financial condition or results of operations, and we are not aware of any threat of any of the above-mentioned proceedings. However, we may from time to time become a party to various legal, arbitration or administrative proceedings arising.

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HUDSON’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

A.	Operating Results

Overview

We are mainly in the business of providing financial advisory services to meet the financial and capital needs of our clients, which comprise largely of small-to-medium sized enterprises (“SMEs”). Through our wholly-owned subsidiaries, Hongkong Internet Financial Services Limited, CIFS (Xiamen) Financial Leasing Co., Ltd and Beijing Yingxin Yijia Network Technology Co., Ltd and our contractually controlled and managed company, Sheng Ying Xin (Beijing) Management Consulting Co., Ltd (“SYX” or “Sheng Ying Xin”), and its wholly-owned subsidiaries, Kashgar Sheng Yingxin Enterprise Consulting Co., Ltd. (“Kashgar SYX”), Fu Hui (Shenzhen) Commercial Factoring Co., Ltd (“FuhuiSZ”), Yingda Xincheng (Beijing) Insurance Broker Co., Ltd (“Yin Da Xin Cheng”), Fuhui (Xiamen) Commercial Factoring Co., Ltd (“FuhuiXM”), Zhizhen Investment & Research (Beijing) Information Consulting Co., Ltd. and Hangzhou Yuchuang Investment Partnership. We primarily offer commercial payment advisory services, international corporate financing advisory services, intermediary bank loan advisory services and supply chain financing services.

We generate revenue from service fees in connection with our (i) commercial payment advisory services, (i) international corporate financing advisory services,(iii) intermediary bank loan advisory services, and (iv) supply chain financing services (factoring services). Additionally we earn interest income from our direct or entrusted lending activities. Our total net revenue was $25.12 million in 2017, $14.4 million in 2018, and reduced to $1.37 million in 2019. We had a net income of $23.46 million, a net loss of $3.82 million and a net loss of $62 million in 2017, 2018 and 2019, respectively. Our business has slowed down in recent years. The main reason is that although the number of clients we served and the amount of services we provided grew rapidly through 2017, due to the economic downturn in China since 2018, our clients’ financial needs significantly decreased. We served 47 customers, 47 customers and only one customer and arranged approximately $2,429 million, $996 million and $0.42 million in financing in 2017, 2018 and 2019, respectively. We used to provide technical services through our subsidiary, Beijing Anytrust Science & Technology Co., Ltd (“Anytrust). In 2018, we generated $0.54 million from the provision of technical services. However, in order to reduce our operating losses, we disposed Anytrust on December 30, 2018 and therefore we no longer provide such technical services.

We received an Internet Content Provider (“ICP”) license for value-added Internet information services in December 2015. We plan to develop our electronic platform in stages to allow our clients to firstly access information regarding available financial products and services and then later track their loan application status, and ultimately, complete the entire application and approval process online. The ICP license is a permit issued by the Chinese Ministry of Industry and Information Technology to permit China-based websites to operate in China. Due to PRC legal restrictions on foreign ownership of companies that engage in value-added telecommunication businesses and certain other businesses in China, we conduct such business through one consolidated variable interest entity. We have contractual arrangements with these entities and their shareholders that enable us to effectively control and receive substantially all of the economic benefits from the entities, which we have consolidated in our financial statements.

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Key Factors Affecting Our Results of Operations

Major factors affecting our results of operations include the following:

Economic Conditions in China

The demand for financial advisory services from borrowers is dependent upon overall economic conditions in China. General economic factors, including the interest rate environment and unemployment rates, may affect borrowers’ willingness to seek loans and investors’ ability and desire to invest in loans. For example, significant increases in interest rates could cause potential borrowers to defer obtaining loans as they wait for interest rates to become stable or decrease. Additionally, a slowdown in the economy, such as from a rise in the unemployment rate and a decrease in real income, may affect individuals’ level of disposable income. This may negatively affect borrowers’ repayment capability, which in turn may decrease their willingness to seek loans and potentially cause an increase in default rates. If actual or expected default rates increase generally in China or the finance market, investors may delay or reduce their investments in loan products in general, including those provided by us.

Ability to Acquire Borrowers Effectively

Our ability to increase the loan volume facilitated through us largely depends on our ability to attract potential borrowers through sales and marketing efforts. Presently, we are largely dependent on key members of our management team, including our largest shareholder and former Chairman and Chief Executive Officer, Mr. Jianxin Lin and Mr. Jinchi Xu, who have extensive experience in the financial advisory service industry and important relationships with borrowers, banks and lending institutions for our business.

Our future sales and marketing efforts will include those related to borrower acquisition and retention, and general marketing. We intend to continue to dedicate significant resources to our sales and marketing efforts and constantly seek to improve the effectiveness of these efforts, in particular with regard to borrower and investor acquisition.

Effectiveness of Risk Management

Our ability to effectively segment borrowers into appropriate risk profiles affects our ability to match them with attractive products and services offered by the relevant bank or lending institution in terms of offering attractive pricing to borrowers as well as our ability to offer them attractive returns on financial products, both of which directly relate to the level of user confidence in our services.

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Ability to Innovate

Our growth to date has depended on, and our future success will depend in part on, successfully meeting borrower demand with new and innovative loan and investment products customized for their needs. We have made and intend to continue to make efforts to source loan and investment products to meet the individualized needs of our borrowers. We constantly evaluate the popularity of existing product offerings and services that cater to the ever evolving needs of our borrowers. We also seek to negotiate better terms for our customers based on our relationships with banks and lending institutions.

Over time we will continue to expand our offerings by introducing new products. We plan to expand our service portfolio by merging with or acquiring entities already holding other such financial service licenses, such as factoring, microcredit, financial leasing, pawn mortgage and rural banking licenses so that we may expand into providing such services.

From the borrower perspective, we will continue to tailor credit products to meet their specific needs.

Ability to Compete Effectively

Our business and results of operations depend on our ability to compete effectively in the markets in which we operate. The financial advisory services industry in China is intensely competitive, and we expect that competition to persist and intensify in the future. In addition to competing with other finance companies, we also compete with other types of financial products and companies that attract borrowers, investors or both. With respect to borrowers, we primarily compete with traditional financial institutions, such as finance business units in commercial banks and other finance companies. If we are unable to compete effectively, the demand for our services could stagnate or substantially decline, we could experience reduced revenues or our services could fail to maintain or achieve more widespread market acceptance, any of which could harm our business and results of operations.

Regulatory Environment in China

The regulatory environment for the financial advisory services industry in China is developing and evolving, creating both challenges and opportunities that could affect our financial performance. Due to the relatively short history of the financial advisory services industry in China, the PRC government has not adopted a clear regulatory framework governing our industry. We will continue to make efforts to ensure that we are compliant with the existing laws, regulations and governmental policies relating to our industry and to comply with new laws and regulations or changes under existing laws and regulations that may arise in the future. While new laws and regulations or changes to existing laws and regulations could make loans more difficult to be accepted by borrowers on terms favorable to us, or at all, these events could also provide new product and market opportunities.

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Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities, revenues and expenses, and related disclosures in the financial statements. Critical accounting policies are those accounting policies that may be material due to the levels of subjectivity and judgment necessary to account for highly uncertain matters or the susceptibility of such matters to change, and that have a material impact on financial condition or operating performance. While we base our estimates and judgments on our experience and on various other factors that we believe to be reasonable under the circumstances, actual results may differ from these estimates under different assumptions or conditions. We believe the following critical accounting policies used in the preparation of our financial statements require significant judgments and estimates. For additional information relating to these and other accounting policies, see Note 2 to our consolidated financial statements included elsewhere in this proxy statement/prospectus.

Principle of consolidation and combination

The consolidated financial statements of the Company have been prepared in accordance with the accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Use of Estimates

The preparation of these consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and the related disclosures of contingent assets and liabilities. Management makes its estimates based on historical experience and on various other assumptions it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results could differ from those estimates. Significant accounting estimates reflected in the Company’s consolidated financial statements mainly include the allowance for doubtful accounts, the valuation allowance of deferred tax assets, the estimated useful lives of long-lived assets, the impairment assessment of goodwill, intangibles and other long-lived assets, the fair value of identifiable assets and liabilities acquired through business combination.

Revenue Recognition

Revenue principally consists of consulting service and factoring service revenue. Revenue comprises the fair value of the consideration received or receivable for the provision of services in the ordinary course of the Company’s activities and is recorded net of value added tax (“VAT”). Consistent with the criteria of ASC 605 “Revenue Recognition” (“ASC 605”), the Company recognizes revenue when the following four revenue recognition criteria are met: (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred or services have been provided, (iii) the selling price is fixed or determinable, and (iv) collectability is reasonably assured.

The Company’s services include commercial payment advisory services, intermediary bank loan advisory services, international corporate financing advisory services and supply chain financing services (factoring business). We used to provide technical services through Anytrust. However, we disposed Anytrust on December 30, 2018 to reduce our operating losses. As a result, we no longer provide technical services.

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For commercial payment advisory services, after signing contracts with the client, the Company starts to identify and select banks and financial products, coordinate with banks to structure financing solutions for the client. Then the client prepares application materials and sends them to the bank. When approved by the bank, the client will deposit cash with the bank or purchase wealth management products sold by the bank. After this step, the bank will issue a letter of guarantee, which the client will pledge as security for the acceptance bills. The letter of guarantee is a document that the bank provides certifying itself as guarantor. The Company’s service fee is a percentage of the amount of cash deposited with or wealth management products purchased from the bank by the client. The Company recognizes revenue after the client receives a bank credit contract from the bank and when the Company receives a contract completion confirmation from the client.

For intermediary bank loan advisory services, the Company matches small-to-medium sized enterprises (“SMEs”) with financing sources. The Company charges borrowers an introduction fee which is calculated at a percentage of the loan. The Company recognizes revenue after the client receives a bank credit contract from the bank and when the Company receives a contract completion confirmation from the client. The Company typically receives the contract completion confirmation when the client receives the bank financing and signs off on the contract completion confirmation.

For international corporate financing advisory services, the Company works with overseas banks to structure and provide clients with financing solutions to obtain facilities from overseas banks for the clients’ offshore affiliates. After signing contracts with the client, the Company starts to identify potential overseas banks and domestic banks to provide the client’s financing needs, structure financing solutions and facilitate the application process. After the client provides security to the domestic bank, the domestic bank will issue a letter of guarantee to the overseas bank. The overseas bank will provide credit to the affiliate designated by client. The Company’s service fee is a percentage of credit granted by the overseas bank to the offshore affiliate. The Company recognizes revenue after the offshore affiliate receives a credit approval notice from the offshore bank and when the Company receives a contract completion confirmation from the client. The Company typically receives the contract completion confirmation when the affiliate receives the bank financing and the client signs off on the contract completion confirmation.

For technical services, after signing the contract, and we have provided the clients with the technical services and charged our clients the relevant fees, we recognize revenue when the services are rendered.

Our factoring services provide owners of SMEs with holistic supply chain financing solutions and value-added services in order to reduce financing costs and improve efficiency during a business transaction.

There are no claw back provisions or other guarantees. Full service fee are due upon the contract completion confirmation from the client.

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Interest income from loans to a third party

The Company accepts clients’ application for short-term loans and conducts a review of their credit status and application materials. The Company lends its own funds in the form of direct and entrusted loans to the eligible clients and receives interest income, which is calculated at a percentage of the amount of fund the Company lent. The Company recognized interest income monthly on accrued basis as interest income.

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Goodwill

Goodwill is the excess of the consideration transferred over the fair value of the acquired assets and assumed liabilities in a business combination. The Company tests goodwill for impairment at the reporting unit level on an annual basis as of December 31, 2019 and between annual tests when an event occurs or circumstances change that could indicate that the asset might be impaired. The Company first has the option to assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If the Company decides, as a result of its qualitative assessment, that it is more-likely-than-not that the fair value of a reporting unit is less than its carrying amount, the quantitative impairment test is mandatory. Otherwise, no further testing is required.

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities, revenues and expenses, and related disclosures in the financial statements. Critical accounting policies are those accounting policies that may be material due to the levels of subjectivity and judgment necessary to account for highly uncertain matters or the susceptibility of such matters to change, and that have a material impact on financial condition or operating performance. While we base our estimates and judgments on our experience and on various other factors that we believe to be reasonable under the circumstances, actual results may differ from these estimates under different assumptions or conditions. We believe the following critical accounting policies used in the preparation of our financial statements require significant judgments and estimates. For additional information relating to these and other accounting policies, see Note 2 to our consolidated financial statements included elsewhere in this annual report.

Principle of consolidation and combination

The consolidated financial statements of the Company have been prepared in accordance with the accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Use of Estimates

The preparation of these consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and the related disclosures of contingent assets and liabilities. Management makes its estimates based on historical experience and on various other assumptions it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results could differ from those estimates. Significant accounting estimates reflected in the Company’s consolidated financial statements mainly include the allowance for doubtful accounts, the valuation allowance of deferred tax assets, the estimated useful lives of long-lived assets, the impairment assessment of goodwill, intangibles and other long-lived assets, the fair value of identifiable assets and liabilities acquired through business combination.

Interest income from loans to a third party

The Company accepts clients’ application for short-term loans and conducts a review of their credit status and application materials. The Company lends its own funds in the form of direct and entrusted loans to the eligible clients and receives interest income, which is calculated at a percentage of the amount of fund the Company lent. The Company recognized interest income monthly on accrued basis as interest income.

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Fair Value of Financial Instruments

The Company has adopted ASC Topic 820, Fair Value Measurements and Disclosures, which defines fair value, establishes a framework for measuring fair value in U.S. GAAP, and expands disclosures about fair value measurements. It does not require any new fair value measurements, but provides guidance on how to measure fair value by providing a fair value hierarchy used to classify the source of the information.

Its establishes a three-level valuation hierarchy of valuation techniques based on observable and unobservable inputs, which may be used to measure fair value and include the following:

Level 1	-	Quoted prices in active markets for identical assets or liabilities.

Level 2	-	Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3	-	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Classification within the hierarchy is determined based on the lowest level of input that is significant to the fair value measurement.

The carrying value of cash and cash equivalents, accounts receivable, other current assets and prepaid expenses, short-term loans, other payables and accrued expenses approximate their fair values because of the short-term nature of these instruments.

The Company does not have any level 2 or level 3 assets and liabilities as of December 31, 2019 and 2018.

Goodwill

Goodwill is the excess of the consideration transferred over the fair value of the acquired assets and assumed liabilities in a business combination. The Company tests goodwill for impairment at the reporting unit level on an annual basis as of December 31, 2018 and between annual tests when an event occurs or circumstances change that could indicate that the asset might be impaired. The Company first has the option to assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If the Company decides, as a result of its qualitative assessment, that it is more-likely-than-not that the fair value of a reporting unit is less than its carrying amount, the quantitative impairment test is mandatory. Otherwise, no further testing is required.

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Results of Operations

Results for the Year ended December 31, 2019 compared to the Year ended December 31, 2018

Operating Metrics for the year ended December 31, 2019

We regularly monitor a number of metrics in order to measure our current and projected future performance. These metrics aid us in developing and refining our growth strategies and making strategic decisions.

	For the Year Ended December 31,
	2019		2018
	RMB	US$	RMB	US$
	(in Million)
Amount of financing advised:	153	22	7,630	1,153
Commercial Payment	-	-	3,610	545
International Corporate Financing	-	-	1,950	295
Intermediary Loan	153	22	2,070	313
Amount of financing factored:	-	-	-	-
Factoring Business	15	2	82	12

	For the Year Ended December 31,
	2019	2018
Number of clients advised(1)	1	47
Commercial Payment	-	22
International Corporate Financing	-	2
Intermediary Loan	1	23

(1)	The number of clients for a specified period represents the number of clients whose financing were funded during such period.

	For the Year Ended December 31,
	2019	2018
	(in US$ thousands)
Advisory fees billed to clients(2)	417	13,856

(2)	Represent amounts net of VAT.

The amount of financing advised is calculated by summing up the financing amount indicated on the financing advisory contracts. The revenue is calculated by multiplying the service fee ratio indicated on the contract and the financing amount advised.

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The following tables set forth a summary of our consolidated results of operations for the periods indicated, both in absolute amounts and as percentages of variance. The operating results in any period are not necessarily indicative of the results that may be expected for any future period.

	Years ended December 31,		Variance
	2019	2018	Amount	%
Revenue	$1,366,417	$14,402,329	$(13,035,912)	(90.5)%
Cost of revenue	123	654,979	(654,856)	(100.0)%
Gross profit	1,366,294	13,747,350	(12,381,056)	(90.1)%
General and administrative expense	1,893,499	11,664,394	(9,770,895)	(83.8)%
Selling and distribution expense	100,460	576,526	(476,066)	(82.6)%
Research & Development Expense	-	3,512,512	(3,512,512)	(100)%
(Loss) income from operations	(627,665)	(2,006,082)	1,378,417	(68.7)%
Interest income on bank deposit	666	16,182	(15,516)	(95.9)%
Other expenses	(5,611,484)	(510,200)	(5,101,284)	999.9%
Interest income from loans to third parties	2,191,631	6,465,042	(4,273,411)	(66.1)%
Loss on disposal of a subsidiary	-	(2,062,155)	2,062,155	(100.0)%
Impairment loss on loans to third parties and property and equipment	(57,941,663)	(7,423,651)	(50,518,012)	681%
(Loss) income before income taxes	(61,988,515)	(5,520,864)	(56,467,651)	1023%
Income tax (benefit) expenses	7,243	(1,702,127)	1,709,370	(100.4)%
Net (loss) income	$(61,995,758)	$(3,818,737)	$(58,177,021)	1523%
Comprehensive loss (income)	$(62,361,016)	$(6,234,656)	$(56,126,360)	900%

Revenue

A breakdown of our revenue for the year ended December 31, 2019 versus the year ended December 31, 2018 is set forth below:

	For the Year Ended December 31,				Variance
	2019	%	2018	%	Amount	%
Intermediary Bank Loan Advisory Services	$417,347	30.5%	$6,091,830	42.3%	$(5,674,483)	(93.1)%
International Corporate Financing Advisory Services	-	-	1,111,991	7.7%	(1,111,991)	(100.0)%
Commercial Payment Advisory Services	-	-%	6,153,018	42.7%	(6,153,018)	(100.0)%
Factoring Service	949,070	69.5%	499,187	3.5%	449,883	90.1%
Technical service	-		546,303	3.8%	(546,303)	(100.0)%
Total Amount	$1,366,417	100%	$14,402,329	100%	$(13,035,912)	(90.5)%

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Net revenue for the year ended December 31, 2019 decreased by 91% year-over-year to $1,366,417 from $14,402,329 in the same period in 2018.

We did not generate any revenue from commercial payment advisory services in 2019 compared to $6,153,018 in 2018 on total financing amount of $545 million. Similarly, we did not generate any revenue from international corporate financing advisory services for year ended December 31, 2019 compared to $1,111,991 in the year ended December 31, 2018. This is due to the business influenced by the weaker economic environment and the company’s strategic adjustment in its business to focus on its factoring business.

Our acquisition of Anytrust was part of our overall strategy to focus on providing FinTech services and products in our next stage of growth. However, in spite of our efforts, revenue attributed to the provision of such products and services by Anytrust was approximately only $546,303 in 2018. By contrast, its overheads had ballooned to approximately $2.6 million and we were losing approximately $0.3 million per month in Anytrust. By December 2018, we determined that Anytrust was no longer a commercially viable entity as it was technically insolvent and disposed of it. Accordingly, we generated no revenue from the provision on FinTech services and products in 2019.

Approximately 30.5% of our revenue or $417,347 was derived from providing intermediary bank loan advisory services to just one customer in 2019, a 93.1% decrease from $6,091,830 in the year ended December 31, 2018.

Approximately 69.5% of our revenue or $949,070 was derived from our supply chain financing services, a 90.1% increase from $499,187 in 2018. We first announced the implementation of our supply chain financing services in 2017 through our subsidiary, FuhuiSZ. We incorporated FuhuiXM in 2018 to further grow our supply chain financing services.

Overall, our revenue decreased substantially for the year ended December 31, 2019 compared to the same period in 2018, mainly due to a reduction in business opportunities as a result of the overall economic environment in the PRC and strategic adjustment of our business to diversify and explore new business opportunities.

Cost of Revenue

Total cost of revenue, which comprises mainly revenue-generating staffing costs, was $123 for the year ended December 31, 2019 compared to $654,979 for the year ended December 31, 2018. The main reasons for the decrease in cost of revenue was the very minimal business volume in 2019.

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Our cost of revenue is broken down by service lines as follows:

	For the Year Ended December 31,				Variance
	2019	%	2018	%	Amount	%
Intermediary Bank Loan Advisory Services	$-	-%	$142,784	21.8%	$(142,784)	(100.0)%
International Corporate Financing Advisory Services	-	-%	5,617	0.9%	(5,617)	(100.0)%
Commercial Payment Advisory Services	-	-%	78,562	12.0%	(78,562)	(100.0)%
Technical services	-	-%	330,995	50.5%	(330,995)	(100.0)%
Sales tax and surcharges	123	100.0%	97,021	14.8%	(96,898)	(99.9)%
Total Amount	$123	100%	$654,979	100%	$(654,856)	(100)%

Gross Profit and Gross Margin

Gross profit for the year ended December 31, 2019 decreased by 90% to $1,366,294 from $13,747,350 for the year ended December 31, 2018. The decrease is in line with the revenue decrease of 91% over the same periods.

Gross margin, or gross profit as a percentage of total revenue, was 95% for the year ended December 31, 2018, which is a slight decrease compared to 97% for the year ended December 31, 2017.

Operating Expenses

The following table sets forth the breakdown of our operating expenses for the year ended December 31, 2019 and 2018, respectively:

	For the Year Ended December 31,				Variance
	2019	%	2018	%	Amount	%
General and administrative expenses	$1,893,499	95.0%	$11,664,394	74.0%	$(9,770,895)	(83.8)%
Selling and marketing expenses	100,460	5.0%	576,526	3.7%	(476,066)	(82.6)%
Research & Development Expense	-	-	3,512,512	22.3%	(3,512,512)	(100.0)%
Total Amount	$1,993,959	100%	$15,753,432	100%	$(13,759,473)	(87.3)%

Total operating expenses for the year ended December 31, 2019 decreased 87% to $1,993,959 from $15,753,432 in the year ended December 31, 2018.

General and administrative expenses consist primarily of staff costs, rental expenses and office related expenses. General and administrative expenses were $1,893,499, or 139% of total revenue for the year ended December 31, 2019, as compared to $11,664,394 or 81.0% of total revenue in the year ended December 31, 2018, an increase of $9,770,895. The decrease in general and administrative expenses is mainly due to savings as a result of laying off our staff and terminating leases in 2019.

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Selling and marketing expenses for the year ended December 31, 2019 decreased by 83% to $100,460 from $576,526 in the year ended December 31, 2018. The year-over-year decrease primarily resulted from downsize in our business.

Research and development expenses which had previously consisted mainly of staffing costs incurred in the research and development of financial data software by Anytrust were nil in the year ended December 31, 2019 as we had disposed of Anytrust in December 2018.

Income from Operations and Operating Margin

Loss from operations in the year ended December 31, 2019 was $627,665, compared with loss from operations of $2,006,082 in the year ended December 31, 2018.

Operating margin, or income from operations as a percentage of total revenue was negative 46% for the year ended December 31, 2019, compared with negative 14% for the year ended December 31, 2018 due to the previously discussed changes.

Other income/(expenses)

The following table sets forth the breakdown of our other income for the year ended December 31, 2019 and the year ended December 31, 2018:

	For the Year Ended December 31,				Variance
	2019	%	2018	%	Amount	%
Interest income on loans to third parties	$2,191,631	(3.5)%	$6,465,042	(183.9)%	$(4,273,411)	(66.1)%
Interest income on bank deposits	666	(0.0)%	16,182	(0.5)%	(15,516)	(95.9)%
Other expenses	(5,611,484)	9.1%	(510,200)	14.5%	(5,101,284)	999.9%
Loss on disposal of a subsidiary	-	-	(2,062,155)	58.7%	2,062,155	(100.0)%
Impairment loss on loans to third parties and property and equipment	(57,941,663)	94.4%	(7,423,651)	211.2%	(50,518,012)	(680.5)%
Total Amount	$(61,360,850)	100.0%	$(3,514,782)	100.0%	$(57,846,068)	1645.8%

Other income principally consists of interest income on loans to third parties was $2,191,631 and $6,465,042 for the years ended December 31, 2019 and 2018, respectively, a decrease of 66% year over year. This decrease is in line with the decrease of average loan balances to third parties, which were $40.8 million and $0.2 million for the years ended December 31, 2018 and 2019, respectively.

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Other expenses (which include interest expenses) for the year ended December 31, 2019 increased by $5,101,284 to $5,611,484 from $510,200 in the year ended December 31, 2018. because $4,857,164 in uncollectible interest revenue was recognized as interest expense.

Loss on disposal of a subsidiary refers to the loss incurred as a result of the disposal of Anytrust on December 30, 2018, as a result of Anytrust incurring substantial operating losses.

Impairment loss on loans to third parties and property and equipment amounted to $57.9 million in 2019. Management assessed the collectability of its assets by the end of the year and determined that a provision of $57.9 million and $7.4 million be made against entrusted loans, direct loans and office equipment in 2019 and 2018, respectively. The assessment was based on the customer’s ability to pay and its financial strength. After we exhausted all efforts to pursue repayment, we determined that an impairment had to be made.

Income tax (benefit) expense

Income tax expense was $7,243 for the year ended December 31, 2019, compared with income tax benefit of $1,702,127 for the year ended December 31, 2018.

Foreign Currency Translation Gain/(Loss)

Foreign currency translation loss was $365,258 in the year ended December 31, 2019, compared with a loss of $2,415,919 in the year ended December 31, 2018 as a result of the fluctuations in the exchange rates of the Renminbi against the US dollar.

Net (Loss) Income

Net loss for the year ended December 31, 2019 was $61,995,758, as compared to net loss of $3,818,737 for the year ended December 31, 2018. The increase in net loss is mainly due to a significant downturn in our business and an increase in impairment losses against uncollectible assets.

Liquidity and Capital Resources

As of December 31, 2019 and December 31, 2018, we held cash of $13,567 and $1,578,828 respectively.

The following table summarizes our cash flows for the year ended December 31, 2019 and for the same period in 2018.

	Year ended December 31, 2019	Year ended December 31, 2018
Net cash (used in) provided by operating activities	$(1,071,378)	$(17,266,382)
Net cash used in investing activities	(200,000)	(7,723,259)
Net cash (used in) provided by financing activities	(31,201)	(128,407)
Effect of exchange rate change on cash and cash equivalents	(262,682)	(468,386)
Net (decrease) increase in cash and cash equivalents	(1,565,261)	(25,586,434)
Cash and cash equivalents, beginning balance	1,578,828	27,165,262
Cash and cash equivalents, ending balance	$13,567	$1,578,828

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Operating activities

Net cash used in operations was $1.01 million for the year ended December 31, 2019, representing a decrease of $16.26 million from cash used in operating activities of $17.3 million for the year ended December 31, 2018, though our losses increased by $55.8 million in 2019 mainly because our impairment losses were $55.5 million in 2019, an increase by $47 million than 2018.

Investing activities

Net cash used in investing activities for year ended December 31, 2019 was $0.2 million, a decrease of $7.5 million from net cash used in investing activities of $7.7 million for the year ended December 31, 2018. This is mainly due to the decrease of our loans to third parties by $7.6 million compared to 2018.

Financing activities

Net cash used in financing activities for the year ended December 31, 2019 was $0.085 million, a decrease of approximately $0.045 million from cash provided by financing activities of $0.13 million for the year ended December 31, 2018. The decrease was mainly attributable to the decrease in repayment to a related party.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

COMMITMENTS AND CONTINGENCIES

The following table sets forth the Company’s operating lease commitment as of December 31, 2019:

Office Rental

Year ending December 31,
2020	4,399
Total	$4,399

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For the years ended December 31, 2019, 2018 and 2017, rental expenses under operating leases were approximately $258,476, $2,516,053 and $975,868, respectively.

Results for the Year ended December 31, 2018 compared to the Year ended December 31, 2017

Operating Metrics for the year ended December 31, 2018

We regularly monitor a number of metrics in order to measure our current and projected future performance. These metrics aid us in developing and refining our growth strategies and making strategic decisions.

	For the Year Ended December 31,
	2018		2017
	RMB	US$	RMB	US$
	(in Million)
Amount of financing advised:	7,630	1,153	16,397	2,429
Commercial Payment	3,610	545	9,963	1,476
International Corporate Financing	1,950	295	4,389	650
Intermediary Loan	2,070	313	2,045	303
Amount of financing factored:
Factoring Business	82	12	-	-

	For the Year Ended December 31,
	2018	2017
Number of clients advised(1)	47	47
Commercial Payment	22	31
International Corporate Financing	2	5
Intermediary Loan	23	11

(1)	The number of clients for a specified period represents the number of clients whose financing were funded during such period.

	For the Year Ended December 31,
	2018	2017
	(in US$ thousands)
Advisory fees billed to clients(2)	14,402	25,116

(2)	Represent amounts net of VAT.

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The amount of financing advised is calculated by summing up the financing amount indicated on the financing advisory contracts. The revenue is calculated by multiplying the service fee ratio indicated on the contract and the financing amount advised.

The following tables set forth a summary of our consolidated results of operations for the periods indicated, both in absolute amounts and as percentages of variance. The operating results in any period are not necessarily indicative of the results that may be expected for any future period.

	Years ended December 31,		Variance
	2018	2017	Amount	%
Revenue	$14,402,329	$25,116,139	$(10,713,810)	(42.7)%
Cost of revenue	654,979	729,752	(74,773)	(10.2)%
Gross profit	13,747,350	24,386,387	(10,639,037)	(43.6)%
General and administrative expense	11,664,394	3,169,855	8,494,539	268.0%
Selling and distribution expense	576,526	371,383	205,143	55.2%
Research & Development Expense	3,512,512	92,683	3,419,829	3,689.8%
Donation expense	-	148,108	(148,108)	(100.0)%
(Loss) income from operations	(2,006,082)	20,604,358	(22,610,440)	(109.7)%
Interest income on bank deposit	16,182	13,600	2,582	19.0%
Other expenses	(510,200)	(7,058)	(503,142)	7,128.7%
Interest income from loans to third parties	6,465,042	4,070,600	2,394,442	58.8%
Loss on disposal of a subsidiary	(2,062,155)	-	(2,005,514)	-
Impairment loss on loans to third parties and property and equipment	(7,423,651)	-	(7,423,651)	-
(Loss) income before income taxes	(5,520,864)	24,681,499	(30,202,363)	(122.4)%
Income tax (benefit) expenses	(1,702,127)	633,315	(2,335,442)	(368.8)%
Net (loss) income	$(3,818,737)	$24,048,184	$(27,866,921)	(115.9)%
Comprehensive loss (income)	$(6,234,656)	$26,430,672	$(32,665,328)	(123.6)%

Revenue

A breakdown of our revenue for the year ended December 31, 2018 versus the year ended December 31, 2017 is set forth below:

	For the Year Ended December 31,				Variance
	2018	%	2017	%	Amount	%
Intermediary Bank Loan Advisory Services	$6,091,830	42.3%	$5,714,758	22.8%	$377,072	6.6%
International Corporate Financing Advisory Services	1,111,991	7.7%	2,468,943	9.8%	(1,356,952)	(55.0)%
Commercial Payment Advisory Services	6,153,018	42.7%	16,868,860	67.2%	(10,715,842)	(63.5)%
Factoring Service	499,187	3.5%	-	-	499,187	-
Technical service	546,303	3.8%	63,578	0.3%	482,725	759.3%
Total Amount	$14,402,329	100%	$25,116,139	100%	$(10,713,810)	(42.7)%

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Net revenue for the year ended December 31, 2018 decreased by 43% year-over-year to $14,402,329 from $25,116,139 in the same period in 2017.

Approximately 42.7% of our revenue or $6,153,018, a decrease of 63.5% from $16,868,860 in the year ended December 31, 2017, was generated by providing commercial payment advisory services to 22 customers which we assisted in helping them obtain acceptance bills from banks with total financing of $545 million compared to $1,476 million for the same period last year, representing a decrease of 63% due to economic slowdown.

Approximately 42.3% of our revenue or $6,091,830 was derived from providing intermediary bank loan advisory services to 23 customers, a 7% increase from $5,714,758 in the year ended December 31, 2017.

Approximately 7.7% of our revenue or $1,111,991 was derived from providing international corporate financing advisory services for year ended December 31, 2018. International corporate financing advisory revenue decreased by 55% from $2,468,943 in the year ended December 31, 2017 mainly due to the decrease in financing of $355 million compared to $650 million in 2017.

Although our revenue from the provision of technical services, which are essentially financial data services provided to financial institutions by Anytrust, increased by 7.5 times in 2018, we disposed of it in December 2018 due to large losses incurred. Our acquisition of Anytrust was part of our overall strategy to focus on providing FinTech services and products in our next stage of growth. However, in spite of our efforts, revenue attributed to the provision of such products and services by Anytrust was approximately only $546,303 in 2018. By contrast, its overheads had ballooned to approximately $2.6 million and we were losing approximately $0.3 million per month in Anytrust. By December 2018, we determined that Anytrust was no longer a commercially viable entity as it was technically insolvent.

We first announced the implementation of our supply chain financing services in 2017 through our subsidiary, FuhuiSZ. We incorporated FuhuiXM in 2018 to further grow our supply chain financing services. We realized a revenue of approximately $0.5 million in 2018.

Overall, our revenue decreased substantially for the year ended December 31, 2018 compared to the same period in 2017 mainly due to a decrease in the amounts financed.

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Cost of Revenue

Total cost of revenue, which comprises mainly revenue-generating staffing costs, was $654,979 for the year ended December 31, 2018 compared to $729,752 for the year ended December 31, 2017. The main reasons for the decrease in cost of revenue was the reduction of employees in the second half of 2018 as a result of the reduction in our business and revenues.

Our cost of revenue is broken down by service lines as follows:

	For the Year Ended December 31,				Variance
	2018	%	2017	%	Amount	%
Intermediary Bank Loan Advisory Services	$142,784	21.8%	$89,838	12.3%	$52,946	58.9%
International Corporate Financing Advisory Services	5,617	0.9%	39,522	5.4%	(33,905)	(85.8)%
Commercial Payment Advisory Services	78,562	12.0%	260,125	35.6%	(181,563)	(69.8)%
Technical services	330,995	50.5%	147,610	20.2%	183,385	124.2%
Sales tax and surcharges	97,021	14.8%	192,657	26.5%	(95,636)	(49.6)%
Total Amount	$654,979	100%	$729,752	100%	$(74,773)	(10.2)%

Gross Profit and Gross Margin

Gross profit for the year ended December 31, 2018 decreased by 44% to $13,747,350 from $24,386,387 in the year ended December 31, 2017. The decrease is in line with the revenue decrease of 43% over the same periods.

Gross margin, or gross profit as a percentage of total revenue, was 95% for the year ended December 31, 2018, which is a slight decrease compared to 97% for the year ended December 31, 2017.

Operating Expenses

The following table sets forth the breakdown of our operating expenses for the year ended December 31, 2018 and 2017, respectively:

	For the Year Ended December 31,				Variance
	2018	%	2017	%	Amount	%
General and administrative expenses	$11,664,394	74.0%	$3,169,855	83.8%	$8,494,539	268.0%
Selling and marketing expenses	576,526	3.7%	371,383	9.8%	205,143	55.2%
Research & Development Expense	3,512,512	22.3%	92,683	2.5%	3,419,829	3,689.8%
Donation expense	-	-%	148,108	3.9%	(148,108)	(100.0)%
Total Amount	$15,753,432	100%	$3,782,029	100%	$11,971,403	316.5%

Total operating expenses for the year ended December 31, 2018 increased 316.5% to $15,753,432 from $3,782,029 in the year ended December 31, 2017.

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General and administrative expenses consist primarily of staff costs, rental expenses and office related expenses. General and administrative expenses were $11,664,394, or 81.0% of total revenue for the year ended December 31, 2018, as compared to $3,169,855 or 12.6% of total revenue in the year ended December 31, 2017, an increase of $8,494,539. The increase in general and administrative expenses is mainly due to an increase in rental and office related expenses and the increase of staff cost since we only began to lay off staff and terminated lease agreements towards the year’s end of 2018.

Selling and marketing expenses for the year ended December 31, 2018 increased by 55.2% to $576,526 from $371,383 in the year ended December 31, 2017. The year-over-year increase primarily resulted from an increase in marketing and advertising efforts.

Research & Development expenses mainly consist of staffing costs accrued in the process of researching and developing financial data software by Anytrust. We disposed Anytrust in December 2018 due to substantial loss incurred by Anytrust.

Donation expenses mainly include $148,108 donation to China Social Welfare Foundation in the year ended December 31, 2017.

Income from Operations and Operating Margin

Loss from operations in the year ended December 31, 2018 was $2,006,082, compared with income from operations of $20,604,358 in the year ended December 31, 2017.

Operating margin, or income from operations as a percentage of total revenue was negative 13.9% for the year ended December 31, 2018, compared with 82% for the year ended December 31, 2017 due to the previously discussed changes.

Other income/(expenses)

The following table sets forth the breakdown of our other income for the year ended December 31, 2018 and the year ended December 31, 2017:

	For the Year Ended December 31,				Variance
	2018	%	2017	%	Amount	%
Interest income on loans to third parties	$6,465,042	(183.9)%	$4,070,600	99.8%	$2,394,442	58.8%
Interest income on bank deposits	16,182	(0.5)%	13,600	0.4%	2,582	19.0%
Other expenses	(510,200)	14.5%	(7,058)	(0.2)%	(503,143)	7,128.7%
Loss on disposal of a subsidiary	(2,062,155)	58.7%	-	-	(2,062,155)	-
Impairment loss on loans to third parties and property and equipment	(7,423,651)	211.2%	-	-	(7,423,651)	-
Total Amount	$(3,514,782)	100.0%	$4,077,142	100%	$(7,591,924)	(186.2)%

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Other income principally consist of interest income on loans to third parties which was $6,465,042 and $4,070,600 for the years ended December 31, 2018 and 2017, respectively, an increase of 58.8% year over year. This increase is in line with the increase of average loan balances to third parties, which were $40.8 million and $30.5 million for the year ended December 31, 2018 and 2017, respectively.

Loss on disposal of a subsidiary refers to the loss incurred as a result of the disposal of Anytrust on December 30, 2018, as a result of Anytrust incurring substantial operating losses.

Impairment loss on loans to third parties and property and equipment amounted to $7.4 million. Management assessed the collectability of its assets by the end of the year and determined that a provision of $7.4 million was made against entrusted loans, direct loans and office equipment.

Income tax (benefit) expense

Income tax benefit was $1,702,127 for the year ended December 31, 2018, compared with income tax expense of $633,315 for the year ended December 31, 2017.

Foreign Currency Translation Gain/(Loss)

Foreign currency translation loss was $2,415,919 in the year ended December 31, 2018, compared with a gain of $2,382,488 in the year ended December 31, 2017 as a result of the fluctuations in the exchange rates of the Renminbi against the US dollar.

Net (Loss) Income

Net loss for the year ended December 31, 2018 was $3,818,737, as compared to our net income of $24,048,184 for the year ended December 31, 2017. The decrease in net income is mainly due to the decrease in our revenue, a substantial increase in operating expenses, losses arising from our disposal of Anytrust and impairment made against loans and property and equipment.

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The following table summarizes our cash flows for the year ended December 31, 2018 and for the same period in 2017.

	Year ended December 31, 2018	Year ended December 31, 2017
Net cash (used in) provided by operating activities	$(17,266,382)	$27,603,542
Net cash used in investing activities	(7,723,259)	(22,308,207)
Net cash (used in) provided by financing activities	(128,407)	19,641,129
Effect of exchange rate change on cash and cash equivalents	(468,386)	348,373
Net (decrease) increase in cash and cash equivalents	(25,586,434)	25,284,837
Cash and cash equivalents, beginning balance	27,165,262	1,880,425
Cash and cash equivalents, ending balance	$1,578,828	$27,165,262

Operating activities

Net cash used in operations was $17.3 million for the year ended December 31, 2018, representing a decrease of $44.9 million from cash provided by operating activities of $27.6 million for the year ended December 31, 2017. The decrease was mainly because we realized a net loss of $3.8 million in 2018, and an increase of accounts receivable by $13.3 million.

Investing activities

Net cash used in investing activities for year ended December 31, 2018 was $7.7 million, a decrease of $14.6 million from net cash used in investing activities of $22.3 million for the year ended December 31, 2017. This is mainly due to the decrease of our loans to third parties by $14 million compared to 2017.

Financing activities

Net cash used in financing activities for the year ended December 31, 2018 was $0.13 million, a decrease of approximately $20 million from cash provided by financing activities of $19.6 million for the year ended December 31, 2017. The decrease was mainly attributable to proceeds from our IPO of approximately $20 million in July 2017.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

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COMMITMENTS AND CONTINGENCIES

The following table sets forth the Company’s operating lease commitment as of December 31, 2018:

Office Rental

Year ending December 31,
2019	$92,366
2020	30,789
Total	$123,155

For the years ended December 31, 2018, 2017 and 2016, rental expenses under operating leases were approximately $2,516,053, $975,868 and $453,667, respectively.

We are currently not a party to any legal, arbitration or administrative proceedings that, in the opinion of our management, are likely to have a material and adverse effect on our business, financial condition or results of operations, and we are not aware of any threat of any of the above-mentioned proceedings. However, we may from time to time become a party to various legal, arbitration or administrative proceedings arising.

Dividend Policy

Our board of directors has discretion on whether to distribute dividends, subject to certain restrictions under British Virgin Islands law, namely that our company may only pay dividends if the value of the company’s assets exceed its liabilities and the company is able pay its debts as they fall due in the ordinary course of business. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our board of directors. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant.

We do not have any present plan to pay any cash dividends on our ordinary shares in the foreseeable future after this offering. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.

151

Operating Metrics for the period from January 1, 2020 to June 30, 2020.

We regularly monitor a number of metrics in order to measure our current and projected future performance. These metrics aid us in developing and refining our growth strategies and making strategic decisions.

	For the Six Months Ended June 30,
	2020		2019
	RMB	US$	RMB	US$
	(in Million)
Amount of financing advised:	-	-	213	31
Intermediary Loan	-	-	153	22
Amount of factoring financing provided:	-	-	60	9

	For the Six Months Ended June 30,
	2020	2019
Number of clients advised(1)	-	5
Intermediary Loan	-	1
Number of factoring clients served	-	4

(1) The number of clients for a specified period represents the number of clients whose financing were funded during such period.

	For the Six Months Ended June 30,
	2020	2019
	(in US$)
Advisory fees billed to clients(1)	-	424,928
Factoring service fee billed to clients(2)	605	805,053

(1)	Represent amounts net of VAT.

The amount of financing advised is calculated by summing up the actual financing amount under the financing advisory contracts. The revenue is calculated by multiplying the service fee ratio indicated on the contract and the financing amount advised.

(2) Represent amounts net of VAT

The amount of factoring service provided is calculated by summing up actual financing amount under the factoring contracts. The revenue is calculated by multiplying the factoring service fee ratio and the interest rate indicated on the contract and the financing amount provided.

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Results of Operations for the Six Months ended June 30, 2020

The following tables set forth a summary of our consolidated results of operations for the periods indicated, both in absolute amounts and as percentages of variance. The operating results in any period are not necessarily indicative of the results that may be expected for any future period.

	Six Months Ended June 30,		Variance
	2020	2019	Amount	%
Revenue	$605	$1,229,981	$(1,229,376)	(100.0)%
Cost of revenue	-	126	(126)	(100.0)%
Gross profit	605	1,229,855	(1,229,250)	(100.0)%
General and administrative expense	862,015	1,159,696	(297,681)	(25.7)%
Selling and marketing expense	10,534	43,290	(32,756)	(75.7)%
(Loss) Income from operations	(871,944)	26,869	(898,813)	(3,345.2)%
Interest income on bank deposit	14	537	(523)	(97.4)%
Other income (expenses), net	50,000	(4,550,501)	4,600,501	101.1%
Interest income from loans to third parties	181,000	2,039,884	(1,858,884)	(91.1)%
Reversal of impairment loss (Impairment loss) on loans to third parties	687	(51,563,170)	51,563,857	100%
Loss before income taxes	(640,243)	(54,046,381)	53,406,138	98.8%
Income tax (benefit) expenses	-	1,834,911	1,834,911	(100.0)%
Net loss	$(640,243)	$(55,881,292)	$(55,241,049)	(98.9)%
Comprehensive loss	$(615,118)	$(55,390,807)	$(54,775,689)	(98.9)%

Revenue

Revenue for six months ended June 30, 2020 decreased 100.0% period-over-period to $605 from $1,229,981 in the same period in 2019.

Our revenue in the second quarter of 2020 is mainly derived from supply chain financing services of $605, compared with revenue mainly derived from intermediary bank loan advisory services of $424,928 and supply chain financing services of $805,053 for the same period in 2019. This is mainly due to the slow-down of China macroeconomy, partly as a result of the Covid-19 pandemic and the ensuing containment measures both domestically and internationally and deterioration of potential clients’ credit worthiness, which made loans to these clients unfeasible. We have suspended our domestic banking related advisory business lines.

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Cost of Revenue

Total cost of revenue, which comprises mainly revenue-generating staffing costs, was $0 for the six months ended June 30, 2020 compared to $126 for the six months ended June 30, 2019. The decrease in cost of revenue is basically in line with our significant decrease in revenue.

Gross Profit and Gross Margin

Gross profit for the period from January 1, 2020 to June 30, 2020 decreased 100.0% to $605 from $1,229,855 in the same period in 2019. The decrease is in line with the revenue decrease of 100.0% over the same periods.

Gross margin, or gross profit as a percentage of total revenues, was 100% for the period from January 1, 2020 to June 30, 2020, compared with 100% in the same period in 2019.

Operating Expenses

Total operating expenses for the six months ended June 30, 2020 decreased 27.5% period-over-period to $872,549 from $1,202,986 in the same period in 2019.

General and administrative expenses consist primarily of staff salaries, rental expenses and consulting service expenses. General and administrative expenses were $862,015 for the six months ended June 30, 2020, as compared to $1,159,696 in the same period in 2019, a decrease of $297,681 or 25.7%. The decrease in general and administrative expenses was mainly due to staff lay-offs.

Selling and marketing expenses for the six months ended June 30, 2020 decreased 75.7% period-over-period to $10,534 from $43,290 in the comparable period in 2019, a decrease of $32,756. The period-over-period decrease is in line with the overall scaling down of our business.

(Loss) Income from Operations and Operating Margin

Loss from operations in the six months ended June 30, 2020 was $871,944, compared with income from operations of $26,869 in the same period in 2019.

Operating margin, or income from operations as a percentage of total revenue, was (144,123)% and 2.2% for the six months ended June 30, 2020 and 2019 respectively. This decrease was mainly due to the significant decrease in our revenue.

Interest income

Interest income was $181,014 for the six months ended June 30, 2020, compared with $2,040,421 for the same period a year ago. Interest income was primarily derived from loans to third parties.

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Other income (expenses), net

Other income was $50,000 for the six months ended June 30, 2020, compared with other expenses of $4,550,501 for the same period a year ago. Other income was primarily from the disposal of expired loans to third parties to an unrelated third party.

Reversal of impairment loss (Impairment loss) on loans to third parties

Reversal of impairment loss on loans to third parties amounted to $687 for the six months ended June 30, 2020, compared with $51.6 million of impairment loss on loans to third parties for the same period in 2019. Management assessed the collectability of its assets by the end of the quarter ended June 30, 2020 and determined that no impairment should be made against entrusted loans and direct loans.

Income tax expense

Income tax expenses were $0 for the six months ended June 30, 2020, compared with income tax expenses of $1,834,911 in the same period of the previous year. The income tax expenses were mainly valuation allowance made on deferred tax assets on our accounts since management believes that they are unlikely to generate any profits in the foreseeable future and determined to utilize the deferred tax assets as a result of accumulated operating losses.

Foreign Currency Translation Gain/(Loss)

Foreign currency translation gain was $25,125 in the six months ended June 30, 2020, compared with a gain of $490,485 in the same period of the previous year, as a result of the fluctuations in the exchange rates of the Renminbi against the US dollar.

Net Income

Net loss for the six months ended June 30, 2020 was $640,243, as compared to a loss of $55,881,292 recorded for the six months ended June 30, 2019. This decrease was principally due to no addition of impairment losses on our direct loans and loans to third parties.

Liquidity and Capital Resources

As of June 30, 2020 and December 31, 2019, we had $3,779,082 and $13,567 in cash, respectively.

Net cash used by operations for the six months ended June 30, 2020 and 2019 was $710,658 and $957,994, respectively.

Net cash provided by financing for the six months ended June 30, 2020 was $4,278,000 proceeds from two registered direct offering and issuance of ordinary shares.

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Relevant PRC statutory laws and regulations permit payments of dividends by the Company’s PRC subsidiary and VIE only from their retained earnings, if any, determined in accordance with PRC GAAP. In addition, the Company’s subsidiary and VIE in China are required to make annual appropriations of 10% of after-tax profit to a general reserve fund or statutory reserve fund until such reserve has reached 50% of its registered capital based on the enterprise’s PRC statutory accounts. Paid-in capital of the PRC subsidiary and VIE included in the Company’s consolidated net assets are also non-distributable for dividend purposes. As a result of these PRC laws and regulations, the Company’s PRC subsidiary and VIE are restricted in their abilities to transfer net assets to the Company in the form of dividends, loans or advances. The Company is expected to focus its operations mainly in PRC for the time being and is not expected to have significant operations outside the PRC in the foreseeable future. It is not expected to have significant transfers of cash to and/or from the PRC subsidiary and VIE.

According to applicable PRC laws and regulations, a number of conditions must be met before any dividends of a wholly foreign-owned enterprise, such as our PRC subsidiary, may be distributed. In accordance with the Implementation Rules of Wholly Foreign-Owned Enterprise Law of the PRC promulgated by the State Council, prior to the payment of any dividend, our PRC subsidiary is required to (i) reserve funds from its profit of current accounting year to make up its losses for the previous accounting years, (ii) pay the income taxes pursuant to applicable tax laws of the PRC and (iii) reserve accumulated funds to improve our PRC subsidiary’s ability to withstand operation risks. Therefore, the PRC regulations could conceivably limit the amount of dividends that can be paid by our PRC subsidiary although our PRC subsidiary has historically not paid any dividends. We believe that such limitation will exist in the future.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

Subsequent events

On June 15, 2020, the Company received notification from the NASDAQ that its application to list its ordinary shares on The Nasdaq Capital Market had been approved. The Company’s securities will be transferred to the Capital Market at the opening of business on July 16, 2020.

On July 31, 2020, the Company closed a direct offering of 3,555,556 shares of its ordinary shares, par value $0.001 per share (the “ordinary shares”) to institutional investors at a purchase price of $0.45 per share in a registered direct offering and the net proceeds from the direct offering was around $1.5 million.

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BUSINESS OF FR8HUB

FreightHub, Inc. was incorporated in 2015 as a Delaware corporation. It was founded with a view to developing and bringing solutions to the relatively unorganized cross-border commercial freight market on the U.S.-Mexico border, and by extension, the U.S.-Canada border. In January 2019, Freight Hub México S.A De C.V. (“FreightHub Mexico), a wholly-owned subsidiary of FreightHub, Inc., was formed. FreightHub, Inc. along with its wholly-owned subsidiary, FreightHub Mexico, are hereinafter referred to as “Fr8Hub”. The first commercial version of Fr8Hub’s products were launched in 2017. Fr8Hub continued its product development efforts throughout 2018, added initial business intelligence and analytics to supplement its basic products in 2019 and offered its revised products package with active freight brokerage support and customer service, ramping up at the end of 2019 and fully launched during the second quarter of 2020. The latest generation of Fr8Hub products were brought to market during the second quarter of 2020 and a new management team was hired during the third quarter of 2020 to bring a renewed focus to promoting freight services to Shippers (defined below) and Carriers (defined below).

Fr8Hub’s product offerings includes (i) a computerized platform (the “Platform”) that holds an online portal (the “Portal”)and a mobile App solution (the “App”) to provide third-party logistics (“3PL”) services to companies actively involved in the freight transportation market, (ii) a Transport Management Solution (“TMS “) for customers to manage their own fleet, and (iii) freight brokerage support and customer service based on the Platform. Fr8Hub believes it is the first digital commercial freight-matching broker to offer 3PL while targeting the domestic Mexican and the cross-border Mexico-U.S.-Canada markets (“Target Markets”). Fr8Hub serves cross-border traffic across the Mexico-U.S. border, the U.S.-Canada border, and domestic shipments within each of these three countries, with a primary focus on full truck-load freight. Its cutting-edge cloud-based Platform was designed to connect in real-time parties with commercial transportation needs.

The freight transportation supply chain begins with parties having transportation needs (“Shippers”) and addressed by those offering freight transportation services (“Carriers”). Shippers seeking suitable means of transportation for their supplies represent demand and Carriers with freight transportation capability represent supply. The digital freight matching technology on Fr8Hub’s Platform streamlines and simplifies cross-border shipping logistics by facilitating the matching of demand with supply. Shippers that use Fr8Hub’s Platform can connect with a wide network of reliable Carriers who can fulfill their logistics needs across North America. Use of Fr8Hub’s Platform brings the additional benefit of providing transparency on all shipment characteristics to allow for the identification of available and qualified freight capacity.

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Fr8Hub’s Portal is the system’s front-end, a tool that Fr8Hub´s customers and providers use to summarize data on the Fr8Hub Platform such that it is in a usable form from a business perspective. This data is accessed online on a computer via a browser, or through a mobile App located on a smart telephone. Once customers and providers (“Shippers” and “Carriers”) gain access to the Platform they can enter into transactions such as booking a load and administering the manner in which that load will be managed, and reviewing summary information on display within the Platform. Below are two screen-shots from the Portal for illustrative purposes:

Fr8Hub´s Web Portal

Fr8Hub’s Platform has a public application programming interface (“API”), that is accessible free of charge and has the ability to automate the matching of Shippers requirements (commercial freight demand) with Carrier capacities (commercial freight supply).

●	The Platform is the primary operating system . It is a digital marketplace that facilitates booking of freight transactions at the Shipper and Carrier level. The matching of Shipper and Carrier can occur on the Platform automatically, without the need for human intervention. A Fr8Hub Platform user can be very involved in the process and actively control its shipments activities by inputting Shipper requirements and matching those with Carrier offerings and tracking shipments as they leave their point of origin and arrive at their ultimate destination, i.e., managing his or her company’s logistics. Among other things, Fr8Hub’s Platform can provide a system user with a summary of all its freight activities through a combination of reports or visual displays on its screen. A system user can track the status of a given delivery on a visual display of the map with status updates on the load location and status from the moment the shipment leaves its origin through to its final destination. A system user can also set up routes that are physically different from one that the Platform might recommend if that system user has a preference for a given route over another, perhaps because of altitude or temperature differences on competing routes.

Shippers can use Fr8Hub’s Platform to post their freight needs, find available Carriers, enter into a freight contract with them, and monitor the transported goods while their shipment is in transit. Carriers can use Fr8Hub’s Platform (through the Portal or mobile App), to accept shipment requests, assign transportation jobs to available truck drivers instantaneously, or make themselves available on routes or route segments to avoid driving “dead” or empty trucks from one location to another. Carriers receive notifications every time a load or job request is entered by a Shipper that matches the criteria they are looking for on a given shipment type and shipment lane. Every time there is a match and a Carrier hauls a load, the Platform’s algorithm takes this into account and creates a history that can be referred to when attempting to fulfill future Shipper requests. Fr8Hub’s mobile application gives Carriers full visibility on all of their shipping options and helps them eliminate empty miles on the road, leading to a reduction in operating costs. Its specialized technology is designed to enhance supply chain visibility and operations, helping reduce Carrier’s carbon footprint and improving profitability and environmental sustainability.

Fr8Hub´s Mobile App

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Users can access the Platform through an internet browser on a computer or through the mobile App in a smartphone, using the same credentials.

An API is an interphase consisting of a series of computer instructions that allow one type of system to interact with another separate system by taking information from one system and making it legible and usable by another. It can be compared to something like a translator that takes instructions in English and translates them into Spanish so that users on both sides of the translation can work with the underlying instructions. In Fr8Hub’s service offering context, an API allows one of our customer’s freight tracking systems to provide information to Fr8Hub’s Platform and for our Platform to provide information to our customer’s system using a data structure or language that is legible by that customer’s computer system. An API is a tool allowing Fr8Hub to have a number of different customers, each with different operating systems, to interact with and use Fr8Hub’s Platform.

Fr8Hub also offers a cloud-based TMS solution to maximize the efficiency of a company’s transportation operations. TMS can be used by either a Shipper or a Carrier as its key logistics tool, independent of using Fr8Hub’s Platform or Portal solutions. TMS can help Shippers and/or Carriers manage their fleet as well as post requests for freight services on its Platform. The cloud-based TMS solution is available to Shippers wanting to actively manage their supporting Carriers or their own fleet of trucks. Fr8Hub also gives a TMS solution user the option to source additional freight capacity or offer its over-capacity on the Fr8Hub Platform. See below for a sample screen shot of Fr8Hub’s TMS:

Fr8Hub´s TMS

Finally, Fr8Hub offers customers freight brokerage support and customer service based on using the Platform for fulfillment. The brokerage and customer services offered are based on using the Platform to book freight to meet a Shipper’s needs and fulfills those needs with Carriers that have already been onboarded on the Platform. It facilitates full usage of the Platform’s utility and it’s aided by experienced users of the system and Fr8Hub’s in-house of experts.

Industry Overview and Market Trend

According to the U.S. Bureau of Transportation Statistics, the U.S. domestic truck freight transportation market, in 2018, was approximately $10.8 billion in size. Over the same period, the Mexican domestic freight market was estimated at approximately $40 billion. In 2019, the cross-border U.S.-Mexico freight transportation market grew to $429 billion while Mexico’s share of trade with the U.S. grew by 80.5% between 2000 and 2019. Fr8Hub expects the market to continue growing at rates similar to growth rates observed thus far.

A primary contributor to the growth in the North American cross-border freight transportation markets has been the increased level of trade between the U.S., Mexico and Canada. Effective July 1, 2020, the three countries signed a new free trade deal the United States, Mexico, Canada Agreement (“USMCA”), replacing the North American Free Trade Agreement (“NAFTA”) enacted on January 1, 1994. As of 2019, Mexico became the U.S.’s largest single trading partner. According to the United Nations, Mexico exported an extra $3.5 billion of goods into the U.S., in the first half of 2019, since the summer of 2018 when the trade war between the U.S. and China began. Fr8Hub believes the replacement of NAFTA with the USMCA creates a stable environment attractive to multi-national companies considering Mexico as a market from which to export to both the United States and Canada.

In early 2020, U.S. President Donald Trump used trade policy in a manner that displaced global supply chains across industries and around the world. With global supply chains in disarray and no foreseeable end to the COVID-19 pandemic, Fr8Hub believes Mexico is a logical location for U.S. companies considering options to diversify away from the geopolitical risks associated with the ongoing U.S.-China trade tension. The approval of the USMCA in combination with new perspectives as related to national security implications of foreign-based supply chains may bring about changes in Mexico’s freight market, in terms of globalization or regionalization and logistics integration, as well as, the role of 3PL operators. Fr8Hub believes this supply chain volatility is driving an increase in demand for large and small freight brokers to secure more abundant freight capacity, in real-time, which is readily available on Fr8Hub’s digital marketplace and facilitated by its Portal and Platform solutions. Fr8Hub believes this supply chain volatility is aggravated by a shortage of drivers thereby creating further pressure on the need for a more comprehensive approach to logistics management, with the view to meeting supply chain requirements without needing to increase the related freight costs. We act as an intermediary between the total system’s freight requirements and the related freight demand in a more efficient manner than if various of the parties requiring freight contracted these services on their own or managed their own proprietary fleets. Fr8Hub believes that its ability to secure available freight capacity, using the Portal and Platform solutions, amongst available truck drivers offers customers an organized, efficient solution to transporting goods domestically and internationally in favorable or unfavorable market environments. Additionally, Fr8Hub believes it is well positioned to benefit from the increasing trade across both the U.S.-Mexico and the U.S.-Canada borders caused by supply chain volatility and magnified by the COVID-19 pandemic.

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Fr8Hub believes that traditional 3PLs rely on a network of offices staffed with individuals tasked with communicating with colleagues, customers and transportation companies to identify and secure freight services that meet their customers’ specific needs. The process is manual, inefficient, and lacks transparency. Cross-border transportation challenges can include tracking, visibility, multiple hand-offs (where applicable), and international customs and regulatory inefficiencies. The ability to access real-time freight capacity and locate the right truck at the right time becomes critical to securing a reliable shipment service. Fr8Hub believes market conditions have created an increased demand for digital freight brokers who can help ease capacity constraints, open up new shipping lanes, and provide a benchmarking tool for both Shippers and Carriers.

Important factors of the trucking industry:

According to an October 2020 article titled, “Trends Transforming the Trucking Industry Outlook in 2021” published by Linchpin, below are the factors affecting the outlook for the U.S. trucking industry:

❖	Highest GDP contribution– The U.S. currently stands at the number one spot when it comes to GDP contribution from the trucking industry.
❖	Job percentage – more than 5.8% of jobs in the U.S. are related to the trucking industry.
❖	Total freight carried – Trucks carried approximately 10.8 billion tons of goods across the country each year.
❖	Top commodities traded between the U.S. and Mexico – computers and parts ($151 billion), electrical machinery ($124 billion), motor vehicles and parts ($120 billion).
❖	Preferred form of transportation – almost 70% of the goods transported in the U.S. are carried around by trucks from state to state.
❖	Grocery store dependence – grocery stores are highly dependent on truck drivers to carry supplies to multiple locations. Most grocery stores would run out of transportation options within three days if truck drivers halted grocery deliveries.
❖	Truck driver shortage – experts believe that the trucking industry needs to hire at least 900,000 more drivers to meet the growing demand.
❖	Miles per year – on average, a truck driver logged in more than 100,000 miles over the past year.

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Market Opportunity

According to Modor Intelligence, the Mexican 3PL market is expected to register a compound annual growth rate of over 7.0% between 2021 and 2025. According to the same source, the US and Canadian 3PL markets are expected to grow at a 3.5% and 3.0% compound annual growth rate, respectively, over the same time period. Fr8Hub believes this commercial freight market growth is driven by growing domestic economies and increasing trade flows, which are not only from one region to another, but are more decentralized and fragmented. Fr8Hub believes these factors are expected to intensify the complexity of logistics activities in the coming years in what has been a relatively fragmented Mexican transportation market on a historical basis. Fr8Hub believes the U.S. and Canadian markets remain relatively fragmented as well though they have each seen major logistics companies enter the industry over the past decade. Fr8Hub believes the evolution of supply chains is also susceptible to changes in consumer habits, driven further by e-commerce and international health issues, such as the COVID 19 pandemic. Rising consumer expectations have had an observable effect throughout the supply chain, driving the need for greater efficiency and speed. Technology in warehouses, onboard trucks, and on smartphones has led to automating critical processes, improving visibility into the shipment lifecycle, and enabling faster decisions. In addition to profitability, sustainability and reliability has likely become a consideration of every Shipper’s bottom line. Fr8Hub believes that an ability to respond to increasing market volatility in real-time, can become an asset contributing to a Shipper’s business success. Fr8Hub believes this consideration is further exacerbated by qualified driver shortages in the U.S. and Canada. Fr8Hub believes the TMS market to be in a development stage similar to the consumer transportation industry, or “taxicabs”, prior to the introduction of wider reaching platforms like Uber and Cabify. Fr8Hub continues to invest in improving its TMS technology and expects these investments to help improve its Platform as well as the range of services Fr8Hub may offer to its Shippers and Carriers over time.

Fr8Hub believes the Mexican commercial freight market is also ripe for technological disruption as adoption of technology in this industry segment has lagged several others in the commercial transportation space. Fr8Hub believes there are significant complexities within the Mexican freight transportation market that give Fr8Hub a competitive advantage. As an example, there are standard ways in which a new carrier is evaluated as a potential business counterparty in the U.S. There are several industry, data and government databases and electronic tools for investigating a potential business supplier and no such vetting processes overseeing the commercial freight transportation market in Mexico. Fr8Hub intends to gain a deep understanding of these unique processes, within the Mexican transportation industry, to gain a competitive advantage over future market entrants. Fr8Hub intends to leverage this competitive advantage into opportunistically selected routes carrying traffic into the U.S. and Canada.

Fr8Hub’s operations center in Mexico is located in Monterrey, Mexico, a city which accounts for the second highest GDP in Mexico (behind only Mexico City) and, historically, a transportation hub within the domestic and cross border Mexican freight transportation market. Fr8Hub plans to leverage its presence in Monterrey to become a leader in international freight to and from Mexico, and into and across the U.S., and into Canada.

The Fr8Hub Solution

Fr8Hub’s Platform provides visibility on freight transportation options not readily apparent with traditional 3PL solutions. The Platform allows Shippers and Carriers to book loads at the palm of their hands and assign jobs to drivers, in real-time, with the click of a button. Shippers and Carriers register on the Platform and are approved to transact after undergoing a rigorous vetting process.

The vetting process for Shippers includes the following:

●	Mexico Beneficial Cargo Owner (BCO) or Broker (3PL): Articles Incorporation charter, tax registration number, legal representative power of attorney, legal representative ID, banking information, address receipt, fiscal situation document, fiscal obligations opinion document (updated), Fr8hub credit form
●	For US or Canada Client (BCO): W-9 form for US, TD1 form for Canada, Fr8hub credit form
●	For US or Canada Broker (3PL): W-9 form for US, TD1 form for Canada, Fr8hub credit form, insurance and bond certificates, license and authority number of broker

Fr8Hub collections group performs a credit report analysis which includes a due diligence of the customer credit record, revenues of the customer for the latest 5 years, industry in which client operates, review of current insurance coverage, and payment terms negotiated. Fr8Hub has had immaterial bad debt expense in the past several years.

The vetting process for Carriers includes the following:

A due diligence review is performed to ensure that carriers are following regulatory compliance, whether they are a line or base haul carrier, which routes they operate, truck types, cargo they are eligible to transport, reliability and availability. Depending on location, the document set-up requirements are as follows:

●	Mexico: Articles Incorporation charter, tax registration number, Servicio de Administración Tributaria (“SAT” is the Mexican equivalent to the IRS in US) legal opinion, legal representative power of attorney, legal representative ID, Standard Carrier Alpha Code (“SCAC”), banking information, insurance policy, ACH format, security questionnaire, verified mobile phone,
●	US and Canada: W-9 form for US, TD1 for Canada, MC Certification (Insurance certificate), ACH Form

Once approved, Shippers can request bids for a certain service or Carriers can provide bids on Shipper requests. Fr8Hub’s Platform matches up Shippers and Carriers and assigns a driver and truck to the job. The driver picks up the supplies while the Platform tracks the progress of the trip, in real time. The driver delivers the shipment, uploads documentary evidence of the delivery (“POD”) and is paid.

Fr8Hub’s Platform automatically matches Shippers with Carriers within the Fr8Hub network, instantaneously. Carriers are sent push notifications through the Platform every time a load or job request is entered by a Shipper that matches the criteria Carriers are looking for on a given shipment and lane.

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By leveraging its technology, the increasing usage, and amount of traffic booked on its Platform, Fr8Hub can work with customers to optimize their supply chain, eliminate empty miles on the road, and reduce their carbon footprint. A transformation in the logistics transportation industry is taking place. With its proprietary software, Fr8Hub offers smart solutions that create sustainable alternatives and offer benefits to both Shippers and Carriers, including:

●	a single point of contact as a control center
●	full visibility to freight transportation, in real-time
●	ability to book shipment loads in minutes
●	matching with only pre-approved Carrier compliance
●	live 24/7 tracking on shipment while in-transit
●	real-time messaging capabilities with Carriers
●	advanced data analytics
●	ability to secure quality loads faster on preferred routes
●	ability to reduce “deadhead” empty loads
●	convenient and faster payment
●	scalable technology for Carriers who plan to grow their fleet

Fr8Hub’s Customers

Fr8Hub’s customers consist of Shippers and Carriers across North America. A Shipper will use Fr8Hub’s Platform to request bids on a shipment or a series of shipments of certain characteristics and a Carrier will agree to the terms set forth on its Platform. Carriers have the option to carry out deliveries prior to receiving payment from Fr8Hub, and Shippers may start shipments before submitting their payment to Fr8Hub. Fr8Hub mitigates payment risks by pre-screening and approving all Shippers and Carriers prior to approving either party. Fr8Hub believes that Shippers value the features and benefits from its Platform by working with trusted Carriers that help alleviate driver shortages. Shippers also benefit from the cost transparency available on Fr8Hub’s Platform as there are no hidden fees. Shippers can count on the safety and reliability of the Platform as Fr8Hub tracks cross border shipments. Lastly, Shippers can benefit by managing their logistics needs in one control center, all on Fr8Hub’s Platform.

Fr8Hub believes Carriers value its ability to assist in minimizing empty (deadhead) miles and making every mile, a mile paid for. Carriers also benefit from the Platform’s transparency and know how much they are scheduled to make from fulfilling each job. Carriers receive faster payment for their services by using Fr8Hub’s Platform and avoid potentially expensive factoring companies. Lastly, Carriers can benefit from Fr8Hub’s Platform by using it as a tool to streamline workflows and increase overall efficiency.

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Fr8Hub’s Growth Strategy

Fr8Hub intends to establish itself as the top digital freight matching broker in the Mexican domestic market as well as U.S-Mexico and Mexico-U.S. cross-border markets. Fr8Hub intends to leverage its position within the U.S-Mexico and Mexico-U.S. cross-border markets, into opportunistically expanding its footprint across select routes in the U.S. and into Canada. Fr8Hub’s growth strategy consists of the following:

Fr8Hub plans to expand its Shipper base and increase its Carrier ecosystem throughout all three countries, with an initial focus on the Mexico-U.S. cross-border market. With recent investments in its Platform and internal tools for sales representatives, Fr8Hub plans to hire additional employees in its Shipper and Carrier Sales areas and its operations teams, and establish formal training programs for its labor force and access the highly trained labor market in Mexico to manage its ongoing daily operations throughout North America. Using creative marketing campaigns, Fr8Hub intends to reinforce the benefits of using its Platform and increase adoption amongst existing Shipper and Carrier customers. With the use of business intelligence tools and management solutions, Fr8Hub will actively manage margins and maintain lean operating units. By leveraging customer references and building off existing Shipper relationships, Fr8Hub believes it will be able to add new accounts to its portfolio across the domestic trucking industry in Mexico, at the U.S.-Mexico cross-border and opportunistically select routes within the U.S. and the U.S.-Canada border commercial freight transportation market.

Fr8Hub plans to continue to build trust among its Carriers by managing its Shipper base to provide a high level of fulfilment, and effective management of loads. Fr8Hub will monitor service levels across its Platform with on-time pick up and delivery metrics. To deliver high performance attention while maximizing value to its Carrier customers, Fr8Hub plans to grow its Carrier sales force to quickly respond to high volume primary loads and spot loads, as necessary.

Fr8Hub intends to establish a very well-trained bilingual sales force and operations team and will kickstart its “Fr8Hub University” Program. Fr8Hub intends to help grow its sales and operations teams by developing a college recruiting program and hiring qualified individuals to train them within the industry.

Fr8Hub will continue to invest in its technology to improve and differentiate its Platform, as well as, expand its TMS offerings for Shippers. Fr8Hub plans on integrating more of its business customers through customized API’s and launching a fleet management system for Carriers.

Focusing on automation

●	Go Digital: Fr8Hub believes that by providing more sophisticated automation to the relatively untapped digital commercial freight market in Mexico, and expanding upon initial efforts in the U.S. and Canada, it will strengthen its position within the domestic transportation segments in Mexico and the U.S. and grow its revenue stream. By leveraging existing relationships with Shippers, Fr8Hub will train Carriers utilizing the Platform to improve operations and gain more transportation loads. Fr8Hub plans to introduce “native onboarding” through API integration with relationship management integration software coupled with building out of internal tools and capabilities. Fr8Hub would like Shippers and Carriers to work toward making its Platform totally “self-serve” where Carriers and Shippers gain access to the Platform without human intervention. Its goal is to automate sales and operations functionality throughout the process while providing real-time visibility for all parties; – Shippers, Carriers and Fr8Hub.

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●	Be digital: Fr8Hub intends to continue refining and automating its operational flow and maximize efficiencies while thoughtfully growing its brokerage division. Fr8Hub is investing in adding development efforts to expand its technology team and to work towards building out more internal tools to maximize efficiency in its brokerage division such as real-time pricing tools by coupling historical lane data analytics with API integration as well as other unique internal data sets.

Balancing contractual and spot business

Primary markets are markets with established regular routes that are contracted for over a period of time. and spot markets are negotiated at a specific periods of in time and , usually in response to some form of short-term overage that was not originally planned by a Carrier. Fr8Hub understands the importance of balancing its efforts and business between primary and spot markets. As Fr8Hub moves forward advances in serving the domestic with Mexico domestic and U.S.-Mexico cross-border markets opportunities, Fr8Hub will try to leverage spot opportunities presented by different global situations, such as high market volatility as a result of COVID-19, the trade wars, and other macroeconomic factors creating a shortage of supply and surplus in demand. As the market stabilizes, Fr8Hub will increasingly try to target higher volume, long-term contractual business directly from Shippers.

Research and Development

The first commercial version of Fr8Hub’s products were launched in 2017. Fr8Hub continued its product development efforts throughout 2018, added initial business intelligence and analytics to supplement its basic products in 2019 and offered its revised products package with active freight brokerage support and customer service towards the end of 2019 and into early 2020.

The latest generation of Fr8Hub products were brought to market during the second quarter of 2020 and consist of (1) the online Portal and Mobile App by itself, (2) the TMS, and (3) Fr8Hub´s Platform supplemented with freight brokerage support and customer service.

All products work under the same business model whereby revenues are generated as a percentage of commission per transaction. Each one of the shipments that are made through the Platform (Portal or App) are considered a transaction. The difference between the products resides in the degree of active assistance provided by Fr8hub in the operation of the Platform itself. If the system user operates with the Platform without assistance, the interaction between Shipper and Carrier offerings is automatically carried out on the system with a fixed commission representing Fr8hub’s revenues. If the Platform is supplemented with freight brokerage support and customer service, then the Fr8Hub team’s active intervention is required through the Platform´s BackOffice, thus allowing more flexibility to the parties involved to negotiate and agree on rates. Currently, Fr8Hub´s offering of using its Platform supplemented with freight brokerage support and customer service accounts for 100% of Fr8Hub’s revenue. Fr8Hub believes the industry is still anchored in communication through traditional channels (phone or email), and human attention is valued in the management of shipments.

Fr8Hub´s BackOffice

However, for traditional brokers, the Fr8hub Platform is a solution to try to get capacity to their clients, quickly, when they have not achieved it through their traditional channels and methods. We anticipate that brokers will use the Portal to help augment their present offerings in the freight market over time and thereby providing Fr8Hub with an additional source of revenue.

Fr8Hub’s systems development team works in a development environment that is based on Scrum methodology. This methodology allows it to deliver new functionalities as frequently as it designs, which is presently every two weeks. By applying concepts such as Continuous Integration and Continuous Delivery (“CI/CD”), Fr8Hub believes its development process is highly robust. Following is a visual depiction of the Scrum Methodology:

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Its technology has been designed with the goals of building a highly efficient, adaptable, scalable and secure platform with the potential to vastly improve operating margins of freight transactions. Following are some of the features of Fr8Hub’s technology infrastructure and development methodologies:

1.	Efficiency & Adaptability:

a.	Highly automated agile development process supported by CI and CD tools.
b.	Event based, microservice architecture.
c.	Applications packaged in Docker images.
d.	Container orchestration via Kubernetes leveraging automated rollouts and rollbacks, service discovery and load balancing.
e.	Modern, extendable, API suited for integration with industry data providers (TMS, telematics, ELD, Compliance, Big Data providers and other systems).

2.	Scalability & High-availability:

a.	Project hosted in GoogleCloudPlatform.
b.	Underlying platform invented in telco industry, designed for scale with minimal downtime.
c.	Erlang’s (via Elixir) let-it-crash philosophy, reducing codebase and allowing smaller teams to produce more.
d.	CQRS design pattern used throughout the system, separation between read & write storage.
e.	Easy horizontal scaling via Kubernetes.
f.	EventStore as a framework for CQRS, EventsFr8Hub’scing, and messaging.
g.	Postgresql hosted in Aiven.

3.	Security & Auditability:

a.	No information is lost, all transactions are stored in immutable storage. Fr8Hub can go back in time and reinterpret the data from the beginning of time with the new knowledge it is acquiring.
b.	System is being monitored by automated monitoring tools (Stackdriver, Prometheus) and is alerting the engineering team via Slack integration. Grafana is used to visualize system parameters in real-time. All API traffic is stored in BigQuery for deep analysis of system’s usage.
c.	Using highest industry available encryption standards.
d.	All information is encrypted on the go, https & wss.
e.	Personally identifiable information is encrypted in rest as well.
f.	Strict data and code access policies applied to product, and to development process.
g.	Full snapshot, i.e. base backup of Postgresql.
h.	Postgresql streaming backup, i.e. WAL records.
i.	Entire instances backed up.
j.	Access to multiple data centers in different geographic zones

Fr8Hub is developing and plans to develop reporting, online analytical processing, analytics, data mining, process mining, complex event processing, business performance management, benchmarking, text mining, predictive analytics, and prescriptive analytics. All these enhanced functionalities will increase the utility and add value to any user of its Platform and in turn, help drive traffic to the Platform itself.

Sales and Marketing

Fr8Hub targets its product offerings to high volume contractual lanes from direct small and mid-market Shippers with $1 to $200 million in annual revenue. Fr8Hub builds Carrier density with high volume consistent business from Shippers and builds buying power as it continues to attract more Carriers to use the Platform. Fr8Hub is establishing creative marketing campaigns in the Mexico domestic market to reinforce the benefits of using its Platform and Portal, and to increase adoption of its technology and solution.

Fr8Hub has recruited a proven industry executive, Mike Flinker as its President. Mike brings with him over 40 years of industry experience to lead Fr8Hub’s sales and business development efforts. Fr8Hub’s Chief Executive Officer, Javier Selgas, initially joined Fr8Hub as Chief Technology Officer and has over a dozen years of experience in developing technology and digital marketing. Fr8Hub’s Chief Financial Officer and Secretary, Paul Freudenthaler, has over 30 years of financial experience and has been Chief Financial Officer for several leading companies in both the U.S. and Mexico. As of September 30, 2020, Fr8Hub has a total of 72 employees. Fr8Hub believes that by positioning and growing its cross-cultural human capabilities, interacting at a local level with Shippers and Carriers and by providing international knowledge and expertise, Fr8Hub will execute best practices in a smart and accelerated fashion and help build the trust among its customers and employees and strengthen its operations ecosystem.

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Regulations

The Carriers with which Fr8Hub transacts its business, are usually legal corporate entities, LLC’s, or their equivalents, in Mexico and Canada. Fr8Hub enters into contracts for the provision of services with Shippers and Carriers while the Shippers and Carriers are typically subject to rules and regulations for operating within their given industry and, as applicable, the freight industry within their respective countries of operation. Carriers are responsible for being duly certified and operating under good standing as required by their corporate residence and the locations over which they carry freight. For US carriers, the main regulator is the US Department of Transportation (“DOT”) and various state level equivalents. For Mexico Carriers, the relevant counterparty is the “Secretaria de Transporte” and in Canada it is “Canadian Transportation Agency”. Of note is that nearly the entirety of regulatory compliance burden with Fr8Hub’s business footprint falls on the Carriers themselves. For example, Fr8Hub’s regulatory compliance in the U.S. is for the most part limited to remaining in good standing with the DOT. Meanwhile the US based Carriers Fr8Hub works with are also required to comply with the DOT but may also have additional requirements for maintaining a number of operating licenses, insurance requirements and special certifications (i.e., border-crossing).

Consequently, the cost to comply with government regulation for Fr8Hub is relatively low. Government regulations affecting the manner in which the truck freight industry operates, and more specifically on Fr8Hub, would likely impose a number of obligations on parties that secure Carrier freight services within the freight industry. Depending on the nature of the regulatory changes, Fr8Hub’s business model could be adversely affected. However, it is nearly impossible to attempt to identify all cases that would affect the Company’s business model. For example, a change in trade regulations could increase or decrease freight volumes across a given border but the Company’s business model may not be adversely affected. A disease in products such as lettuce could affect the segment of our business that works with lettuce producers shipping from Mexico into the US and Canada. A US policy to impose tariffs on foreign steel could decrease cross-border traffic but increase domestic freight traffic in the steel industry. In comparison, if regulations were decreased and border restriction removed or lessened, as it occurred in the European Union as border restrictions eased, the added-value that Fr8Hub provides to our customers by assisting them with the nuances of border-crossing freight could be eliminated and our business from that segment could be negatively affected.

While Fr8Hub does not anticipate any wide or far-reaching changes in regulations affecting our industry, they are not out of the question and they could affect Fr8Hub’s business model in a material way.

Fr8Hub’s business is subject to a variety of U.S. and Mexican laws, rules and regulations, including those affecting “Motor Carriers, Owner-Operators and Transportation Brokers” issued by FMCSA of the DOT. Fr8Hub is subject to many U.S., Canadian and Mexican federal, state and local laws and regulations including those related to internet activities, privacy, rights of publicity, data protection, intellectual property, health and safety, competition, consumer protection, payments, transportation services, insurance coverage and taxation. These laws and regulations are constantly evolving and may be interpreted, applied, created or amended in a manner that could harm Fr8Hub’s business.

Many of these laws and regulations are still evolving and being tested in courts and could be interpreted in ways that could harm Fr8Hub. These may involve privacy, data protection and personal information, content, intellectual property, data security, retention and deletion. In particular it is subject to federal, state and foreign laws regarding privacy and protection of people’s data. Foreign data protection, privacy, content and other laws and regulations can impose different obligations or be more restrictive than those in the U.S. U.S. federal, state and foreign laws and regulations which in some cases can be enforced by private parties in addition to government entities, are constantly evolving and can be subject to significant change. As a result, the application, interpretation and enforcement of these laws and regulations are often uncertain, particularly in the new and evolving industry in which it operates and may be interpreted and applied inconsistently from country to country and inconsistently with its current policies and practices. Fr8Hub’s customers upload and store data in its Platform. This presents legal challenges to its business and operations, such as consumer privacy rights or intellectual property rights. Both in the U.S. and abroad, Fr8Hub must monitor and comply with a wide variety of laws and regulations regarding the data stored and processed on its cloud-based platform as well as in the operation of its business.

Competition

The 3PL industry is rapidly evolving, including demand for greater efficiency and increased visibility into the shipment lifecycle. Fr8Hub expects continued significant competition on a national and international level. Fr8Hub’s competitors include the postal services of the U.S. and other nations, various motor carriers, express companies, freight forwarders, air couriers, large transportation and e-commerce companies that are making significant investments in their capabilities, and startups and other companies that combine technologies with crowdsourcing to focus on local market needs, some of whom may currently be its customers.

In Mexico, Fr8Hub competes with many logistics companies and freight brokers. Fr8Hub also buy from and sell transportation services to companies that compete with us. There are very few direct technology-based competitors that are focused on the domestic transportation market in Mexico.

In contrast, the domestic U.S. 3PL industry is crowded with globally recognized competitors, some of whom, offer transportation services as well as traditional 3PL services. Fr8Hub technology was developed in part to improve traditional 3PL solutions offered by established corporations such as XPS Logistics, Inc., C.H. Robinson Worldwide, Inc. and J.B. Hunt Transport Services, Inc. Traditional 3PL providers leverage their vast network of offices and employees to coordinate freight transportation domestically and internationally. Additionally, a wave of new entrants have entered the 3PL space with novel, real-time 3PL solutions; similar to Fr8Hub’s Portal and Platform. Companies such as Uber Freight LLC, Convoy, Inc. and NEXT Trucking, LLC have each accessed the 3PL market with the support of private financing to disrupt established 3PL corporations.

Furthermore, both established and emerging competitors have direct access to U.S.-Canadian cross border trade routes, where Fr8Hub intends to serve on an opportunistic basis as well. According to the U.S. Bureau of Transportation Statistics, a total of $343.0 billion worth of freight moved across the U.S.-Canada border in 2019.

In the future, competition may also come from other sources in the future as new technologies are developed and new methods of transportations are made widely available. Innovations in transportation technology, including driverless trucks, artificial intelligence and logistics could adversely affect the demand for Fr8Hub’s 3PL services.

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Intellectual Property

On January 7, 2021, Fr8Hub filed a trademark application with the U.S. Patent and Trademark Office for the Fr8Technologies design mark. Fr8Hub currently does not hold any patents or own any registered trademarks. Fr8Hub believes that the success of its business depends on the quality of its proprietary software solutions, technology, processes, and domain expertise. While it considers its intellectual property rights to be valuable, Fr8Hub believes that its competitive position depends primarily on its ability to increase and eventually to maintain a leadership position by developing innovative proprietary solutions, technology, information, processes, insights and business intelligence to satisfy both Shippers and Carriers’ needs through its Platform.

Employees

At January 31, 2021, Fr8Hub has a total of 71 employees, 48 of them are based in Mexico with the remaining in the U.S. and other virtual locations. None of its employees are represented by a labor union or covered by a collective bargaining agreement. Fr8Hub considers its relationship with its employees to be good.

Facilities

Fr8Hub’s U.S. headquarters office is located at 2001 Timberloch Place, Suite 500, The Woodlands, Texas 77380, and its Mexican headquarters office is in Monterrey, Mexico.

Legal Proceedings

On September 6, 2018, Hub Group, Inc. (“Hub Group”) filed a Notice of Opposition against Fr8Hub’s U.S. Trademark Application Serial No. 87102800 (the “Trademark Application”) for its “Fr8HUB” unitary design mark (the “Mark”), seeking to have the Trademark Trial and Appeal Board (“TTAB”) reject the Trademark Application and refuse to register the Mark.

Settlement discussions between Fr8Hub and Hub Group have been unsuccessful and the parties are currently litigating this issue in a TTAB proceeding. On September 15, 2020, Fr8Hub filed a reply motion to extend the time to respond to Hub Group’s discovery requests and extend the TTAB trial schedule without consent.

This litigation may be costly and may divert resources and management’s attention from Fr8Hub’s business. If Hub Group obtains the relief it requests Fr8Hub may be prevented from registering the Mark. Hub Group has not commenced other legal proceedings in connection with the Mark or Fr8Hub’s use of the term “hub,” but may do so in the future. Such proceedings, if commenced, could seek monetary damages as well as limiting or preventing Fr8Hub’s unregistered use of the Mark or the term “hub.”

Fr8Hub is not involved in any other litigation at this time. However, in the ordinary course of conducting its business, Fr8Hub may in the future become involved in various legal actions and other claims. Fr8Hub may also become involved in judicial, regulatory and arbitration proceedings concerning matters arising in connection with the conduct of its businesses. Some of these matters may involve claims of substantial amounts. These legal proceedings may be subject to many uncertainties and there can be no assurance of the outcome of any individual proceedings.

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FR8HUB’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our audited consolidated financial statements and the related notes and other financial information included elsewhere in this prospectus. In addition to historical consolidated financial information, the following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those identified below and those discussed in the section titled “Risk Factors” and elsewhere in this prospectus.

Company Overview

Fr8Hub was founded in 2015 as a Delaware corporation. Fr8Hub believes it is the first digital commercial freight-matching broker to offer 3PL while targeting the domestic Mexican and the cross-border Mexico-U.S.-Canada markets (“Target Markets”). Fr8Hub serves cross-border traffic across the Mexico-U.S. borders, the U.S.-Canada border, and domestic shipments within each of these three countries, with a primary focus on full truck-load freight. Its cutting-edge cloud-based Portal and Platform were designed to connect in real-time parties having commercial transportation needs.

Fr8Hub has created a free online commercial freight marketplace and mobile application platform that allow for automating the connection of carriers offering freight transportation services and shippers requiring transportation services. Fr8Hub’s platform solution and mobile application allow trucking companies to secure transportation for their goods within the palm of their hands and in real-time, assigning their transportation needs to capable drivers instantaneously, with the click of a button. Fr8Hub’s cutting-edge cloud-based online portal and mobile platform were designed to simplify connections between parties requiring transportation and those offering transportation services, all the while increasing efficiencies, reducing costs and increasing revenue for shippers and carriers. Each of our portal and platform are offered in English and Spanish. We have created and offer to the market specialized technology that helps facilitate supply chain visibility, operation, reliability and sustainability.

Trends

Fr8Hub believes the growing interest in digital freight matching platforms shows that traditional 3PL providers recognize the sweeping technological shifts in the industry and is ready to offer solutions to market participants. During the six months marking the second and third quarters of 2020, the industry has seen severe swings due to the volatility of global and domestic supply chains in light of significant market distortions resulting from the global pandemic caused by the virus known as COVID-19. This supply chain volatility has led large and small freight brokers to, among other tactics, pivot toward more abundant and secure sources of freight capacity which is available in a digital marketplace and facilitated by software portals and platforms. Fr8Hub believes the supply chain will continue to evolve into a more digital platform. As it does so, Fr8Hub believes digital brokers, like Fr8Hub can play an integral role in easing capacity constraints, opening up new lanes, and providing a benchmarking tool for shippers.

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In the short-term, Fr8Hub believes the COVID-19 pandemic has also changed the nature of global commerce and shipping. Cross-border travel and trade restrictions have been put into effect and many remain in place, even as economies and trade continue to re-open around the globe. Trucking capacity is no longer readily available across borders. Contract carriers can still only go to certain pre-specified locations and companies continue to need to determine where specific available freight capacity is and how much it costs. Fr8Hub believes that these conditions are creating part of the market void where digital brokers come into play for cross-border and consequently, intra-country commerce.

Results of Operations

Comparison of the Nine Months and Three Months ended September 30, 2020 and September 30, 2019

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	For nine months ended				For three months ended
	Sep 30 2020	Sep 30 20219	Inc/(Dec)%		Sep 30 2020	Sep 30 2019	Inc/(Dec)%
Revenue
Net revenue	5,415,877	2,945,194	2,470,683	83.9%	2,706,355	1,137,054	1,569,301	138.0%
Cost of revenue	(4,921,266)	(2,691,934)	(2,229,332)	82.8%	(2,482,261)	(1,044,750)	(1,437,511)	137.6%
Gross Profit	494,611	253,260	241,351	95.3%	224,094	92,304	131,790	142.8%

Operating Expense
Compensation and employee benefits	1,387,980	1,060,939	327,041	30.8%	657,612	391,650	265,962	67.9%
Sales and marketing	18,940	87,355	(68,415)	-78.3%	2,559	22,013	(19,454)	-88.4%
General and administrative	2,052,936	836,208	1,216,728	145.5%	1,431,112	262,075	1,169,037	446.1%
Depreciation and amortization	440,470	482,082	(41,612)	-8.6%	96,966	169,265	(72,299)	-42.7%
Total Operating Expense	3,900,326	2,466,584	1,433,742	58.1%	2,188,249	845,003	1,343,246	159.0%

Operating Income (Loss)	(3,405,715)	(2,213,324)	(1,192,391)	53.9%	(1,964,155)	(752,699)	(1,211,456)	160.9%

Other income and (expenses)
Interest income	-	63	(63)	-100.0%	-	49	(49)	-100.0%
Interest expense	(224,890)	(309,289)	84,399	-27.3%	(23,244)	(104,583)	(81,339)	-77.8%
Loss from extinguishment of debt	(784,886)	-	(784,886)	n/a	-	-	-	n/a
Total other income (expense)	(1,009,776)	(309,226)	(700,550)	226.5%	(23,244)	(104,534)	(993,977)	-950.9%

Income before income taxes	(4,415,491)	(2,522,550)	(1,892,941)	75.0%	(1,987,399)	(857,233)	(217,479)	25.4%

Income tax expense	13,451	5,700	7,751	136.0	5,800	(3,307)	2,493	75.4%

Net Income (Loss)	(4,428,942)	(2,528,250)	(1,900,692)	75.2%	(1,993,199)	(860,540)	(219,972)	25.6%

Foreign translation adjustment	1,357	(2,206)	3,563	-161.5%	2,402	1,672	730	43.7%
Comprehensive Income (Loss)	(4,427,585)	(2,530,456)	(1,897,129)	75.0%	(1,990,797)	(858,868)	(219,242)	25.5%

Revenues

Fr8Hub’s revenues grew to $5,415,877 for the nine months ended September 30, 2020 from $2,945,194 for the nine months ended September 30, 2019, an increase of $2,470,683 and 83.9% on year-over-year basis. In comparison, revenues for the three months ended September 30, 2020 grew to $2,706,355 from $1,137,054 for the three months ended September 30, 2019, or $1,569,301 and 138.0% on a year-over-year basis. This year-over-year increase in the nine months and three months ended show the impact of Fr8Hub’s new product offerings on its revenue growth and the effects from a more highly trained and focused salesforce in 2020 versus 2019.

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Costs of Revenue

In parallel with the increase in revenues, Fr8Hub’s cost of revenue grew to $4,921,266 for the nine months ended September 30, 2020 from $2,691,934 for the nine months ended September 30, 2019, an increase of $2,229,332 and 82.8% on year-over-year basis. In comparison, cost of revenue for the three months ended September 30, 2020 grew to $2,482,261 from $1,044,750 or $1,437,511 and 137.6% on a year-over-year basis. This year-over-year increase in the nine months and three months ended moves in similar fashion and magnitude with our revenue, with some differences due to varying margins in the traffic from quarter-to-quarter and year-to-year.

Gross Profit

Fr8Hub’s gross profit grew to $494,611 (9.1% of revenues) for the nine months ended September 30, 2020 from $253,260 (8.6% of revenues) for the nine months ended September 30, 2019, an increase of $241,351 and 95.3% on year-over-year basis. In comparison, gross margins grew to $224,094 (8.3% of revenues) from $92,304 (8.1% of revenues) or $131,790 and 142.8% on a year-over-year basis. This year-over-year increase in absolute gross profit was due to the overall increase in revenues over the periods compared. The decrease in margin as a percentage of revenue over the course of 2019 was due to the contracting of a large contract with a broker during 2019, a business we no longer actively pursue, that incurred significant accessory charges for storage that were not covered by our contract with them. This stream of business caused Fr8Hub to incur significant storage costs that were not offset by accessory charges and thus compressed our margins over the life of this contract. This contract ran off to conclusion during the first half of 2020.

Compensation and Employee Benefits

Fr8Hub’s compensation and employee benefits expenses were $1,387,980 for the nine months ended September 30, 2020 compared to $1,060,939 for the nine months ended September 30, 2019, which was a $327,041 or 30.8% increase on a year-over-year basis. In comparison, our employee compensation and benefits expenses were $657,612 for the three months ended September 30, 2020 compared to $391,650 for the three months ended September 30, 2019, which was a $265,962 or 67.9% increase on a year-over-year basis. Fr8Hub anticipates that its compensation and employee benefits expenses will continue to increase as we continue to invest in the expansion of its sales force and the support staff required for it to be a publicly traded company, albeit at a lesser rate than our increase in revenues.

Sales and Marketing

Sales and marketing expenses were $18,940 for the nine months ended September 30, 2020 compared to $87,355 for the nine months ended September 30, 2019, which was a decrease of $68,415 or a 78.3% decrease. The decrease in marketing expenses in 2020 is consistent with our refocusing of sales efforts during 2020 towards more targeted efforts aimed at specific shippers and carriers fitting with the company’s target profile compared to less targeted efforts in the past.

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General and Administrative

General and administrative expenses were $2,052,936 for the nine months ended September 30, 2020 compared to $836,208 for the nine months ended September 30, 2019, which was an increase of $1,216,728 or a 145.5% increase. This compares to an increase to $1,431,112 for the three months ended September 30, 2020 compared to $262,075 for the three months ended September 30, 2019, which was an increase of $1,169,037 or 446.1% on a year-over-year basis. The increase in expenses for the three months ended September 30, 2020 is due to payment of additional expenses for accounting and related professional services in preparation for Fr8Hub’s repositioning and in additional support and evaluation in anticipation of becoming a publicly traded entity.

Depreciation and Amortization

Depreciation and amortization expense represents the amortization of previously capitalized software development costs, as appropriate, and depreciation expenses related to Fr8Hub’s fixed assets. This expense decreased to $440,470 for the nine months ended September 30, 2020, from $482,082 for the nine months ended September 30, 2019, a decrease of $41,612 or 8.6% on a year-over-year basis and decreased to $96,966 for the three months ended September 30, 2020 from $169,265 for the three months ended September 30, 2019 or a decrease $72,299 or 42.7%. This expense pattern is consistent with the levels of investment in Fr8Hub’s software and its fixed assets over time.

Other income and expenses

Other income and expense represents the loss from extinguishment of debt recognized in the settlement of convertible notes during the three months ended September 30, 2020 in addition to the interest expenses incurred by Fr8Hub’s debt facilities, offset by a minimal amount of interest income. During the three months ended June 30, 2020, Fr8Hub settled its then convertible notes payable as further described in Notes 10 and 17 of our audited financial statements. The expenses incurred for doing so were $784,886 in loss from extinguishment of convertible notes during the same three months then ended. Interest expense, decreased to $224,890 for the nine months ended September 30, 2020, from $309,289 for the nine months ended September 30, 2019, a decrease in expenses of $84,399 or 27.3%. In comparison, interest expense for the three months ended September 30, 2020, decreased to $23,244 from $104,583 for the three months ended September 30, 2019, a decrease of $81,339 or 77.8% on a year-over-year basis. This decrease was due to settlement of convertible notes.

Net Income (Loss)

Fr8Hub’s net loss for the nine months ended September 30, 2020 increased to $4,428,942 from $2,528,250 for the nine months ended September 30, 2019 or by $1,900,692 or 75.2% on a year-over-year basis as a result of the items described above.

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CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	For twelve months ended
	Dec 31 2019	Dec 31 2018	Inc/(Dec)	%
Revenue
Net revenue	4,179,845	3,245,517	934,328	28.8%
Cost of revenue	(3,848,776)	(2,927,536)	(921,240)	31.5%
Gross Profit	331,069	317,981	13,088	4.1%

Operating Expense
Compensation and employee benefits	1,559,278	1,002,902	556,376	55.5%
Sales and marketing	130,641	20,234	110,407	545.7%
General and administrative	1,047,551	827,784	219,767	26.5%
Depreciation and amortization	659,961	534,543	125,418	23.5%
Total Operating Expense	3,397,431	2,385,463	1,011,968	42.4%

Operating Income (Loss)	(3,066,362)	(2,067,482)	(998,880)	48.3%

Other income and (expenses)
Interest income	90	-	90	n/a
Interest expense	(428,773)	(340,481)	(88,292)	25.9%
Change in value of preferred stock	-	-	-	n/a
Loss from extinguishment of debt	-	-	-	n/a
Total other income (expense)	(428,683)	(340,481)	(88,202)	25.9%

Income before income taxes	(3,495,045)	(2,407,963)	(1,087,082)	45.1%

Income tax expense	9,981	-	9,981	n/a

Net Income (Loss)	(3,505,026)	(2,407,963)	(1,097,063)	45.6%

Foreign translation adjustment	(1,529)	-	(1,529)	n/a
Comprehensive Income (Loss)	(3,506,555)	(2,407,963)	(1,098,592)	45.6%

Comparison of the year ended December 31, 2019 to December 31, 2018

Revenues

Fr8Hub’s revenues grew to $4,179,845 for the year ended December 31, 2019 from $3,245,517 for the year ended December 31, 2018, an increase of $934,328 and 28.8% on a year-over-year basis. This year-over-year increase begins to show the impact of our new product offerings in the latter part of 2019 and the activity related to one large brokerage account serviced by Fr8Hub that was discontinued in early 2020.

Costs of Revenue

In parallel with the increase in revenues, our cost of revenue grew to $3,848,776 for the year ended December 31, 2019 from $2,927,536 for the year ended December 31, 2018, an increase of $921,240 and 31.5% on a year-over-year basis. This year-over-year increase in the year ended moves in similar fashion and magnitude with our revenue, with some differences due to varying margins in the traffic from period to period.

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Gross Profit

Fr8Hub’s gross profit grew to $331,069 (7.9% of revenues) for the year ended December 31, 2019 from $317,981 (9.8% of revenues) for the year ended December 31, 2018, an increase of $13,088 and 4.1% on year-over-year basis. This year-over-year increase in absolute gross profit was due to the overall increase in revenues over the periods compared. The decrease in margin as a percentage of revenue over the course of 2019 was due to the contracting of a large contract with a broker, a business we no longer actively pursue, that incurred significant accessory charges for storage that were not covered by Fr8Hub’s contract with them. This stream of business caused us to incur significant storage costs that were not offset by accessory charges and thus compressed our margins over the life of this contract. This contract ran off to conclusion during the first half of 2020.

Compensation and Employee Benefits

Fr8Hub’s compensation and employee benefits expenses were $1,559,278 for the year ended December 31, 2019 compared to $1,002,902 for the year ended December 31, 2018, which was an increase of $556,376 or 55.5% on a year-over-year basis. The increase in year-over-year compensation was due to higher bonuses in 2019, higher marketing salaries and high contract expenses. Fr8Hub anticipates that its compensation and employee benefits expenses will continue to increase as we continue to invest in the expansion of our sales force and the support staff required for it to operate as a publicly traded company.

Sales and Marketing

Sales and marketing expenses were $130,641 for the year ended December 31, 2019 compared to $20,234 for the year ended December 31, 2018, which was an increase of $110,407 or 545.7% on a year-over-year basis. The increase in marketing expenses in 2019 was because of large one-time expenses incurred in for marketing and branding expenses over the course of 2019.

General and Administrative

General and administrative expenses were $1,047,551 for the year ended December 31, 2019 compared to $827,784 for the year ended December 31, 2018, which was an increase of $219,767 or a 26.5% increase on a year-over-year basis. The increase in expenses for 2019 is due to payments of additional expenses for consultants and advisors, headhunter fees and software expenses.

Depreciation and Amortization

Depreciation and amortization expense represents the amortization of previously capitalized software development costs, as appropriate, and depreciation expenses related to Fr8Hub’s fixed assets. This expense increased to $659,961 for the year ended December 31, 2019, from $534,543, an increase of $125,418 or 23.5% on a year-over-year basis. This expense pattern is consistent with the levels of investment in Fr8Hub’s software and its fixed assets over time.

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Other income and expenses

Other income and expense represents the interest expenses incurred by Fr8Hub’s debt facilities offset by interest income from its cash on hand. Other expenses, primarily composed of interest expense, increased to $428,773 for the year ended December 31, 2019, from $340,481 for the year ended December 31, 2018, and increase in expenses of $88,292 or 25.9%. The increase in interest expense over the periods compared relates to a higher usage of borrowing by Fr8Hub in the form of convertible loans and of the company’s short-term borrowing facility over the time periods compared.

Net Income (Loss)

Fr8Hub’s net loss for the year ended December 31, 2019 increased to $3,505,026 from $2,407,963 for the year ended December 31, 2018 or by $1,097,063 of 45.6% on a year-over-year basis as a result of the items described above.

Liquidity and Financial Position

Fr8Hub has historically met its cash needs through a combination of cash flows from operating activities, term loans, promissory notes, bonds, convertible notes, private placement offerings and sales of equity. Fr8Hub’s cash requirements are generally for operating activities and debt repayments. Fr8Hub funded its early operations with a combination of debt and equity and have recently positioned the company to operate on a go-forward basis with a minimal amount of debt. Fr8Hub’s notes payable in the amount of $8,157,259 at December 31, 2019 were converted into equity during the six months ended June 30, 2020. Fr8Hub expects to incur a minimal amount of debt over the near-term but it will maintain its short-term debt facility with a third party in the amount of $2,000,000 to continue to support operations.

Fr8Hub’s accounts receivable and unbilled receivable balances at September 30, 2020 grew by 137.9% on a year over year comparative basis, which is consistent with the relaunching of its services at the end of 2019 and into the first nine months ended September 30, 2020. Fr8Hub’s accounts payable, short-term borrowings and accrued expenses have increased consistently with the increase in operating levels over the time periods compared. At September 30, 2020, Fr8Hub has an accumulated net deficit of $95,045 and a working capital deficit of $490,394. At September 30, 2020, Fr8Hub had total long term liabilities of $114,700 and $1,065,499 of cash on hand.

In March 2019, Fr8Hub secured a revolving line of credit that it used to assist with short-term cash planning. The maximum principal amount that may be drawn under the line of credit is $2.0 million. As of September 30, 2020, the outstanding principal amount borrowed is $1,221,717. The initial maturity date was March 7, 2020 and was since extended by mutual written consent of the lender and Fr8Hub. On July 28, 2020, Fr8Hub extended the maturity date to July 31, 2021.

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Cash flows

Comparison of the Nine Months Ended September 30, 2020 and September 30, 2019

The following table summarizes our sources and uses of cash for the nine months ended September 30, 2020 and September 30, 2019:

	Nine Months Ended September 30,
	2020	2019
Net cash used in operating activities	(1,619,952)	(1,586,231)
Net cash used in investing activities	(157,904)	(317,532)
Net cash provided by financing activities	2,359,360	1,637,824
Net effect of exchange rates on cash	(6,691)	(2,802)
Net decrease in cash and cash equivalents	574,813	(268,741)

Cash flows used in Operating Activities

Net cash used in operating activities represent the cash receipts and disbursements related to our activities other than investing and financing activities. We expect cash provided by operating activities to be our primary use of funds for the foreseeable future as the Company continues to fund its growing operations.

Net cash flows used in operating activities is derived by adjusting our net loss for:

● non-cash operating items such as depreciation and amortization, stock-based compensation and other non-cash income or expenses;

● changes in operating assets and liabilities reflect timing differences between the receipt and payment of cash associated with transactions and when they are recognized in results of operations as well as any losses from extinguishment of debt or changes in value of preferred stock.

For the nine months ended September 30, 2020, net cash used in operating activities was $1,619,952. The $1,619,952 of net cash used in operating activities consisted of a net loss of $4,428,942 adjusted for non-cash charges totaling $1,906,741, a net change in our net operating assets and liabilities of $117,363, and a recognized loss from extinguishment of debt of $784,886. The non-cash charges primarily consisted of $1,131,311 for services in exchange for warrants, $445,452 for depreciation and amortization and $156,918 of accrued interest converted to equity. The positive change in our net operating assets and liabilities was primarily due to increases in accounts payable of $727,644, increases in accrued expenses of $399,578 and an offset by an increase in accounts receivable of $963,157. The increases in our accounts payable and accounts receivable balances are a result of the Company’s overall increase in business activities over the time periods compared.

For the nine months ended September 30, 2019, net cash used in operating activities was $1,586,231. The $1,586,231 of net cash used in operating activities consisted of a net loss of $2,528,250 adjusted for non-cash charges totaling $760,791, and a net change in our net operating assets and liabilities of $181,228. The non-cash charges primarily consisted of $534,209 for depreciation and amortization and $212,698 of accrued interest converted to equity. The positive change in our net operating assets and liabilities was primarily due to increases in accounts payable of $418,824, decreases in due from related parties of $94,500 and an offset by an increase in accounts receivable of $312,403. The increases in our accounts payable and accounts receivable balances are a result of the Company’s overall increase in business activities relative to earlier periods.

Cash flows used in Investing Activities

For the nine months ended September 30, 2020, net cash used in investing activities was $157,904. The cash flow used was driven by investment in software development and purchases of equipment.

For the nine months ended September 30, 2019, net cash used in investing activities was $317,532. The cash flow used was driven by investment in software development and purchases of equipment.

Cash flows provided by Financing Activities

For the nine months ended September 30, 2020, net cash provided by financing activities was $2,359,360. The cash flow provided was driven primarily by proceeds from notes payable of $861,112, a net draw on borrowing facilities for $944,048, proceeds from the exercise of warrants of $439,500, and proceeds from a loan issued under the Paycheck Protection Program (PPP) of $114,700.

For the nine months ended September 30, 2019, net cash provided by financing activities was $1,637,824. The cash flow provided was driven primarily by proceeds from notes payable of $1,396,578, and a net draw on borrowing facilities for $241,246.

Comparison of the period for the years ended December 31, 2019 and December 31, 2018

The following table summarizes our sources and uses of cash for the period for year ended December 31, 2019 and year ended December 31, 2018:

	Year Ended December 31,
	2019	2018
Net cash used in operating activities	(2,328,181)	(1,496,271)
Net cash used in investing activities	(414,624)	(410,705)
Net cash provided by financing activities	2,325,607	2,477,564
Net effect of exchange rates on cash	(1,402)	-
Net (decrease) increase in cash and cash equivalents	(418,600)	570,588

Cash flows used in Operating Activities

For the year ended December 31, 2019, net cash used in operating activities was $2,328,181. The $2,328,181 of net cash used in operating activities consisted of a net loss of $3,505,026 adjusted for non-cash charges totaling $717,125, share-based compensation and accrued interest converted to equity of $323,708 and net changes in our net operating assets and liabilities of $136,012. The non-cash charges primarily consisted of $717,125 for depreciation and amortization. The positive change in our net operating assets and liabilities was primarily due to increases in accounts payable of $434,418, a decrease in a related party receivable of $102,850 and an offset by an increase in accounts receivable of $414,907. The increases in our accounts payable and accounts receivable balances are a result of the Company’s overall increase in business activities over the time periods compared.

For the year ended December 31, 2018, net cash used in operating activities was $1,496,271. The $1,496,271 of net cash used in operating activities consisted of a net loss of $2,407,963 adjusted for non-cash charges totaling $633,749, accrued interest converted to equity of $164,826 and net changes in our net operating assets and liabilities amounting to $113,117. The non-cash charges primarily consisted of $633,749 for depreciation and amortization. The positive change in our net operating assets and liabilities was primarily due to increases in accounts payable of $201,187, a decrease in related receivables of $193,025 and an offset by an increase in accounts receivable of $377,833. The increases in our accounts payable and accounts receivable balances are a result of the Company’s overall increase in business activities relative to earlier periods.

Cash flows used in Investing Activities

For the year ended December 31, 2019, net cash used in investing activities was $414,624. The cash flow used was driven by investment in software development and purchases of equipment.

For the year ended December 31, 2018, net cash used in investing activities was $410,705. The cash flow used was driven by investment in software development and purchases of equipment.

Cash flows provided by Financing Activities

For the year ended December 31, 2019, net cash provided by financing activities was $2,325,607. The cash flow provided was driven primarily by proceeds from notes payable of $2,055,024, a net draw on borrowing facilities for $269,899, and proceeds from the exercise of common stock options of $684.

For the year ended December 31, 2018, net cash provided by financing activities was $2,477,564. The cash flow provided was driven primarily by net proceeds from notes payable of $2,719,794, and a repayment on borrowing facilities for $242,230.

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MANAGEMENT FOLLOWING THE MERGER

Resignation of Current Executive Officers and Directors of Hudson

Pursuant to the Merger Agreement, all of the current executive officers and directors of Hudson will resign immediately prior to the completion of the merger.

Executive Officers and Directors of the Combined Company Following the Merger

Pursuant to the Merger Agreement, prior to the Effective Time, the Hudson Board of Directors will set the size of the board of directors at five and appoint Hon Man Yun, a director designated by the Purchaser, and all of the designees of Fr8Hub, including the current board of directors of Fr8Hub and other designees, if any, of Fr8Hub. Collectively the reconstituted board is expected to satisfy the requisite independence requirements for the Hudson Board of Directors, as well as the sophistication and independence requirements for the required committees pursuant to NASDAQ listing requirements.

The following table lists the names and positions of the individuals currently identified to serve as executive officers and directors of the Combined Company upon the completion of the Merger.

Name	Age	Position
Javier Selgas	36	Chief Executive Officer and Director
Mike Flinker	64	President
Paul Freudenthaler	56	Chief Financial Officer and Secretary
Hon Man Yun	52	Director Nominee
Nicholas H. Adler	45	Director Nominee
Jerry L. Hutter	77	Director Nominee
[ ]	[ ]	Director Nominee

Executive Officers

Javier Selgas, Fr8Hub’s Chief Executive Officer and director, was Fr8Hub´s Chief Technology Officer from March to September 2020, and was responsible for all of Fr8Hub’s technologies and products. From May 2017 to March 2020, Javier was the Country Manager in Osigu, a technology company in the healthcare space, leading its new operation in Spain. From February 2013 to May 2017, Javier also headed AJEgroup´s IT division in Asia Pacific region playing a key role in the continued development of strategic IT growth and supplier relationships, ensuring flexibility in response to an increasingly demanding corporation. Prior to joining AJEGroup, Javier dedicated his professional career as an IT consultant in big corporations such as Endesa and Ibermatica. Javier earned a Master´s Degree from Barcelona University, and a Bachelor of Science degree in Software Engineering from European University.

Mike Flinker, Fr8Hub’s President, is a 40 year transportation industry veteran. Mike joined Fr8Hub in September 2020. In 1987, Mike co-founded FLS Transportation Services Inc. (“FLS”) where he served as the President from inception until his retirement in August 2018. FLS started as a cross-border logistics company operating solely between Canada and the U.S. and eventually expanded to the domestic U.S. market in 2005. FLS was the largest cross-border logistics company in Canada and within 11 years, went on to become the 20th largest logistics company in the U.S. FLS was sold to a mid-market private equity fund in March 2020. Prior to founding FLS, Mike worked for Clarke Transport Inc., Canadian Pacific and Reimer Express Inc. (a division of Roadway Express). Mike served on the boards of multiple charities and is currently heading the capital campaign for Cedars Cancer Center which is the cancer center for the McGill University Health Center.

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Paul Freudenthaler, Fr8Hub’s Chief Financial Officer and Secretary, joined Fr8Hub in September 2020. Prior to joining Fr8Hub, Paul has served as the chief financial officer for several leading companies in both the U.S. and Mexico. From August 2015 to April 2016, he was the chief financial officer for EZ Corp., the Mexico division of Crediamigo, a payroll discount lender. From November 2016 to August 2020, Paul was the chief financial officer of Ascentium Capital, the largest independent small business lender in the U.S. Paul drove the growth and successful sale of Ascentium Capital from private equity investors to one of the largest banks in the United States. Paul was the chief financial officer for Old Mutual in Latin America from June 2012 to July 2015, Macquarie in Mexico City from June 2009 to May 2012 and Irwin Union Bank in the United States from August 2005 to August 2008. Paul’s experience includes successful public offerings and a number of acquisitions totaling well over $1 billion in both Mexico and the United States. Paul was born in Canada and grew up in Mexico City, before spending the following 30 years splitting his time among Mexico, the U.S. and Canada. Paul earned his MBA in Finance from The Wharton School of Business, a CPA License from Texas State Board of Public Accounting, and a Bachelor of Commerce in Accounting and Economics from the University of Calgary, Canada.

Non-Employee Directors

Hon Man Yun is currently Hudson’s Chief Financial Officer. Prior to his joining Hudson in August 2020, Mr. Yun was the Chief Financial Officer of Kiwa Bio-tech Products Group Corporate, an OTC market-listed company from April 2018. From May 2017 through August 2020, he also held various positions with Kaisun Energy Group Limited, a Hong Kong GEM company ranging from Group VP & Compliance and Internal Audit Officer to Group VP & Chief Accountant and Joint Secretary. From December 2014 through May 2017, he was an associate at China Merchants Securities (Hong Kong) Co., Limited and from March 2013 through September 2014, he was the Financial Comptroller at E Lighting Group Limited, another Hong Kong GEM company. From September 2007 through December 2014, he was a corporate consultant to Smart Pine Investment Limited. From January 2008 through April 2010, he was the Chief Operating Officer and Treasurer at China INSOnline Corp., a NASDAQ-listed company. Mr. Yun holds a Master of Business Administration (2007) from the University of Western Sydney, a Higher Diploma in Business Studies (1988 - 1991) from the City Polytechnic of Hong Kong and a Diploma in Accountancy (1986 - 1988) from Morrison Hill Technical Institute. He is currently a Fellow Member of the Chartered Accountant, The Institute of Chartered Accountants in England & Wales, a Fellow Member of The Chartered Association of Certified Accountants and a Member of The Hong Kong Institute of Certified Public Accountants.

Nicholas H. Adler is a practicing attorney in Nashville, Tennessee specializing in defense litigation, bankruptcy, foreclosure, and real estate matters. He has been a partner at Brock & Scott PLLC since 2012. Nick is admitted to practice law in New York and Tennessee as well as all Federal districts within Tennessee. After his graduation from law school, Nick practiced with a large international firm in New York specializing in securities regulation. Since 2005, his practice has focused on the representation of national and regional credit grantors in Tennessee. He is also active in real estate development and asset management in Nashville. Nick earned his B.A. in political science from Vanderbilt University and his J.D. from The Washington and Lee University School of Law.

Jerry L. Hutter retired in 2009 as the Chief Executive Officer of CFO Strategies, Inc., a consulting company which he co-founded in 2005. Mr. Hutter served as a director of DJSP Enterprises, Inc. (DJSP) beginning in 2010 where he also served as Audit Committee Chairman and is designated as an Audit Committee Financial Expert for SEC purposes. DJSP was traded on NASDAQ under the symbol of “DJSP.” Recently, DJSP completed the process of liquidating and distributing assets to shareholders, under the guidance of Mr. Hutter and three other remaining directors. From 2001 to 2005 he was employed by CBIZ MHM, LLC as a Senior Manager. Mr. Hutter has over forty years of experience as an auditor, controller, chief financial officer, and management consultant for firms ranging from Fortune 500 companies to smaller private sector corporations and not-for-profit organizations. Mr. Hutter has experience in all phases of the mortgage division of Home Savings of America before their acquisition by Washington Mutual and also was their Corporate Financial Controller, having participated in the initial public offering of H. F. Ahmanson Company. Mr. Hutter has also held positions on the corporate staff at KB Homes, tasked with SEC filings. He is a former certified public accountant with Price Waterhouse Coopers, where he was certified with both the American Institute of Certified Public Accountants (AICPA) and the California Society of Certified Public Accountants. He holds a Bachelor of Science degree in Accounting from California State University at Long Beach, with special studies at the University of California at Los Angeles and San Diego State University.

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Family Relationships

There are no family relationships among any of Combined Company’s directors or executive officers.

The Board of Directors and Its Committees

Board of Directors

The Combined Company will not have a formal policy requiring members of the board to attend annual meetings of the stockholders.

Board Committees

The board of directors has the authority to appoint committees to perform certain management and administration functions. The board of directors will establish an audit committee and a compensation committee. The board of directors may establish other committees to facilitate the management of the Combined Company’s business. The composition and functions of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by the board of directors.

All of the committees will comply with all applicable requirements of the Sarbanes-Oxley Act, NASDAQ and SEC rules and regulations as further described below. Following the closing of the Merger, the charters for each of these committees will be available on the Combined Company’s website at https://www.fr8hub.com/. Information contained on or accessible through Fr8Hub’s or Hudson’s website is not a part of this prospectus and the inclusion of such website addresses in this prospectus are inactive textual references only.

Audit Committee

Upon the closing of the Merger, the Combined Company will have an Audit Committee. The primary responsibility of the Audit Committee is to oversee the Combined Company’s financial reporting process on behalf of the board and report the result of its activities to the board. Such responsibilities include, but are not limited to, the selection and, if necessary, the replacement of independent auditors and review and discussion with such independent auditors of (i) the overall scope and plans for the audit, (ii) the adequacy and effectiveness of the accounting and financial controls, including a system to monitor and manage business risks, and legal and ethical programs, and (iii) the results of the annual audit, including the financial statements to be included in the Combined Company’s Annual Report on Form 10-K.

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Each member of the Audit Committee will be “independent” as that term is defined under the applicable rules of the Securities and Exchange Commission (the “SEC”) and the applicable rules of The NASDAQ Stock Market. Each Audit Committee member will have sufficient knowledge in financial and auditing matters to serve on the Committee. At least one member of the Audit Committee will be an “audit committee financial expert,” as defined under the applicable rules of the SEC and the applicable rules of The NASDAQ Stock Market. Purchaser currently expects Jerry L. Hutter will be the audit committee financial expert.

Compensation Committee

Upon the closing of the Merger, the Combined Company will have a Compensation Committee. The responsibilities of the Compensation Committee include overseeing the evaluation of executive officers (including the Chief Executive Officer) of the Combined Company, determining the compensation of executive officers of the Combined Company, and overseeing the management of risks associated therewith. The Compensation Committee will determine and approve the Chief Executive Officer’s compensation. The Compensation Committee will also administer the Combined Company’s equity-based plans and make recommendations to the board with respect to actions that are subject to approval of the board regarding such plans. The Compensation Committee will also review and make recommendations to the board with respect to the compensation of directors. The Compensation Committee monitors the risks associated with the Combined Company’s compensation policies and practices as contemplated by Item 402(s) of Regulation S-K.

Each member of the Compensation Committee will be “independent” as that term is defined under the applicable rules of the SEC and the applicable rules of The NASDAQ Stock Market.

Nominating Committee

Upon the Closing of the Merger, the Combined Company will not initially have a standing nominating committee. Board nominees are selected or recommended for the board’s selection by independent directors constituting a majority of the board’s independent directors in a vote in which only the independent directors participate.

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Code of Business Conduct and Ethics

Upon the closing of the Merger, the Combined Company will have a Code of Business Conduct and Ethics that applies to its directors, officers and employees. The purpose of the Code of Business Conduct and Ethics is to deter wrongdoing and to provide guidance to the combined company’s directors, officers and employees to help them recognize and deal with ethical issues, to provide mechanisms to report unethical or illegal conduct and to contribute positively to the combined company’s culture of honesty and accountability. The Code of Business Conduct and Ethics will be publicly available on the combined company’s website at https://www.fr8hub.com/. If the Combined Company makes any substantive amendments to the Code of Business Conduct and Ethics or grants any waiver, including any implicit waiver from a provision of the Code of Business Conduct and Ethics to its directors or executive officers, it will disclose the nature of such amendments or waiver on its website or in a current report on Form 8-K.

Compensation Committee Interlocks and Insider Participation

Upon the closing of the Merger, the Combined Company will have a compensation committee that will be selected from among the directors who are independent under applicable NASDAQ listing standards. None of the members of Combined Company’s compensation committee will have ever been an officer or employee of either company. None of the Combined Company’s executive officers will serve, or will have served during the last fiscal year, as a member of the board of directors, compensation committee or other board committee performing equivalent functions of any entity that has one or more executive officers serving as one of the Combined Company’s directors or on the compensation committee.

Combined Company Non-Employee Director Compensation Policy

The Combined Company expects to adopt a non-employee director compensation policy, pursuant to which non-employee directors will be eligible to receive compensation for service on the Combined Company’s board of directors and committees of the board of directors.

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Fr8Hub Executive Compensation

Summary Compensation Table

The following table sets forth the total compensation paid in 2020 and during the last two fiscal years ended December 31, 2019 and 2018 to Fr8Hub’s only executive officer at the time, its then Chief Executive Officer, Ohad Axelrod. Mr. Axelrod served as Fr8Hub’s Chief Executive Officer between June 2017 and March 2020 and his responsibility included oversight and management of Fr8Hub’s overall budget.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Award	Option Award		All Other Compensation ($)(8)	Total ($)
Javier Selgas Chief Executive Officer(1)	2020	83,334	-		-	29,164	(4)	-	83,334

Mike Flinker(2) President	2020	60,238	-		-	-		-	60,238

Paul Freudenthaler(2) Chief Financial Officer and Secretary	2020	62,500	-		-	14,582	(5)	1,189	78.271

Ohad Axelrod	2020	75,961	30,000	(3)	-	90,311	(6)	124,093	320,365
Former Chief Executive Officer	2019	250,000	70,000	(3)	-	-	(7)	6,024	326,024
	2018	208,769	50,000	(3)	-	-		5,178	263,947

(1) Mr. Selgas joined Fr8Hub initially as its Chief Technology Officer in March 2020.

(2) Messrs. Flinker and Freudenthaler joined Fr8Hub in September 2020.

(3) Bonus amount represents a discretionary bonus determined by Fr8Hub’s then board of directors pursuant to Mr. Axelrod’s then employment agreement with Fr8Hub.

(4) Under his employment agreement, Mr. Selgas was given an option grant for 154,066 shares of Fr8Hub Common Stock at $0.25 per share, fully vested upon grant on October 7, 2020.

(5) Under his employment agreement, Mr. Freudenthaler was given an option grant for 77,033 shares of Fr8Hub Common Stock at $0.25 per share, fully vested upon grant on October 7, 2020.

(6) In July 2020, 679,678 options were granted to Mr. Axelrod pursuant to the terms of his separation agreement with Fr8Hub. However, these options together with the 80,000 options granted in 2018 (see footnote 3 below) were forfeited and cancelled in their entirety and replaced by the 669,364 options granted to Mr. Axelrod in September 2020, as a replacement of all his previous option grants under the 2018 Plan. The 669,364 options are fully vested, exercisable at $0.25 per share and will expire on March 25, 2022.

(7) In 2019, Mr. Axelrod was granted 80,000 options which were forfeited and cancelled in their entirety and replaced by the 669,364 replacement options granted in September 2020. (see footnote 6 above)

(8) All other compensation consists of primarily health benefits and life insurance premiums paid by Fr8Hub for the benefit of Mr. Axelrod; except that in 2020, Mr. Axelrod also received severance payment of $107,307, and accrued paid vacation, 401(k) and other benefits through July 30, 2020.

Between March and September 2020, personnel of an affiliate of ATW provided professional services to Fr8Hub pursuant to an Advisory and Consulting Services Agreement. These professional services included among other things, holding key operational and management positions at Fr8Hub, enacting cost cutting measures to improve operational efficiencies, identifying a public company for a reverse stock merger, hiring the investment bank, legal counsel and auditors to prepare for a public listing, hiring of Fr8Hub’s current executive officers, and identifying candidates for Fr8Hub’s current board of directors. In return for these professional services, the affiliate of ATW received a warrant to purchase up to 765,862 shares of Fr8Hub’s Series A2 Preferred Stock. See the section titled, “Certain Relationships and Related-Party Transactions.”

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Agreements with Fr8Hub’s Current Executive Officers

Fr8Hub’s current Chief Executive Officer joined Fr8Hub in March 2020 as its Chief Technology Officer, and became the Chief Executive Officer in September 2020. Both President and Chief Financial Officer of Fr8Hub joined Fr8Hub in September 2020. Set forth below are compensation arrangements based on their current employment agreements with Fr8Hub.

Under his Employment Agreement with Fr8Hub, Javier Selgas serves as Fr8Hub’s Chief Executive Officer, receives an annual base salary of $250,000 and is eligible for a discretionary bonus payable in the first fiscal quarter after the end of each fiscal year. He is entitled to receive (i) an option grant for 154,066 shares of Fr8Hub Common Stock at $0.25 per share, fully vested upon grant, and (ii) an option grant for 308,131 shares of Fr8Hub Common Stock at an initial exercise price of $0.25 per share, which will automatically increase to the Applicable Per Share Merger Consideration upon the Closing of the Merger, vesting over four years starting in September 2021. In the event Javier Selgas is terminated without cause or for good reason, he will be entitled to receive continued payment of his base salary for six months immediately following the termination date.

Under his Executive Services Agreement with Fr8Hub, Mike Flinker serves as the President, receives an annual base salary of $220,000 and is eligible to receive a discretionary bonus payable in the first fiscal quarter after the end of each fiscal year. He is entitled to receive an option grant for 231,099 shares of Fr8Hub Common Stock at $0.25 per share, which will automatically increase to the Applicable Per Share Merger Consideration upon the Closing of the Merger, vesting over four years starting in September 2020. In the event Mike Flinker is terminated without cause or for good reason, he will be entitled to receive continued payment of his base salary for three months immediately following the termination date.

Under his Employment Agreement with Fr8Hub, Paul Freudenthaler serves as Fr8Hub’s Chief Financial Officer, receives an annual base salary of $250,000 and is eligible to receive a discretionary bonus payable in the first fiscal quarter after the end of each fiscal year. He is entitled to receive (i) an option grant for 77,033 shares of Fr8Hub Common Stock at $0.25 per share, fully vested upon grant, and (ii) an option grant for 385,164 shares of Fr8Hub Common Stock at an initial exercise price of $0.25 per share, which will automatically increase to the Applicable Per Share Merger Consideration upon the Closing of the Merger, vesting over four years starting in September 2020. In the event Paul Freudenthaler is terminated without cause or for good reason, he will be entitled to receive continued payment of his base salary for six months immediately following the termination date.

Director Compensation Table

For the first nine months of 2020, Fr8Hub’s only director was Edmundo Gonzalez. On October 1, 2020, Messrs. Javier Selgas (Fr8Hub’s current Chief Executive Officer), Nicholas H. Adler, and Jerry L. Hutter were elected to the board and Mr. Edmundo Gonzalez was removed from the board. The following table reflects compensation earned for services performed in 2010 by the various board members. Fr8Hub also reimbursed him s directors for expenses incurred in his their capacity as directors.

Name	Director Fees Earned or Paid in Cash ($)	Stock Awards	Option Awards	Total ($)
Edmundo Gonzalez	16,000	_	-	16,000
Nicholas H. Adler	5,000	_	_	5,000
Jerry L. Hutter	5,000	_	_	5,000

Pension Benefits

None of Fr8Hub’s current executive officers is covered by a pension plan or other similar benefit plan that provides for payments by Fr8Hub or other benefits from Fr8Hub at, following, or in connection with retirement.

Nonqualified Deferred Compensation

None of Fr8Hub’s current executive officers is covered by a nonqualified defined contribution or other nonqualified deferred compensation plan.

Director Compensation

Fr8Hub currently pays $20,000 in annual cash compensation to its non-employee directors for their service on the board. All of Fr8Hub’s directors are entitled to reimbursement of reasonable expenses incurred in connection with attending board and committee meetings. Fr8Hub also compensates its non-employee directors with an annual restricted stock grant of such number of shares of common stock that equals $20,000 on the respective grant date.

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CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

On August 26, 2020, Fr8Hub issued a warrant to ATW Partners to purchase up to 765,862 shares of Series A2 Preferred Stock at an exercise price of $0.25 in exchange for professional services, including among other things, holding key operational and management positions at Fr8Hub between March and September 2020, enacting cost cutting measures to improve operational efficiencies, identifying a public company for a reverse stock merger, hiring of Fr8Hub’s current executive officers, and identifying candidates for Fr8Hub’s current board of directors. Effective September 30, 2020, this warrant was cancelled and a replacement warrant to purchase up to 765,862 shares of Series A2 Preferred Stock at an exercise price of $0.25 was issued to ATW Opportunities Manager. Both ATW Partners and ATW Opportunities Manager are affiliates of ATW.

On September 16, 2020, Fr8Hub issued a promissory note to ATW in the principal amount of $300,000 with a 90-day term (“90-Day Note”). The 90-Day Note accrued interest at an annual rate of 5% over the 90-day term and was payable by Fr8Hub at maturity, upon acceleration of the indebtedness in the case of an event of default or in connection with any prepayment of the 90-Day Note by Fr8Hub. The 90-Day Note was converted into a October Bridge Note (as defined herein) in connection with ATW’s participation in the October Bridge Financing described below.

On October 7, 2020, Fr8Hub entered into the October Note Purchase Agreement with certain existing shareholders and investors pursuant to which Fr8Hub issued October Bridge Notes in the aggregate principal amount of $4,004,421 in a October Bridge Financing. All October Bridge Notes will mature on the date that is two years from the closing date of the October Bridge Financing. Interest on the October Bridge Notes will accrue at an annual rate of 5% over two-year term of the October Bridge Notes and is payable by Fr8Hub (i) at maturity, (ii) upon acceleration of the indebtedness in the case of an event of default, (iii) in connection with any prepayment of the October Bridge Notes by Fr8Hub or, (iv) in connection with any conversion of the October Bridge Notes through the issuance of shares of the capital stock of Fr8Hub in exchange for accrued and unpaid interest owing at the time of conversion. Upon closing of the Pre-Merger Financing, the principal balance and unpaid accrued interest on the October Bridge Notes will automatically convert into Series A3 Preferred Stock and Series A3 Warrants issued in the Pre-Merger Financing, but at a conversion price equivalent to approximately 50% of the corresponding purchase price in the Pre-Merger Financing. As the lead investor in the October Bridge Financing, ATW’s affiliate, ATW Opportunities was granted the right of first refusal to participate in up to 50% of the aggregate principal amount to be raised by Fr8Hub in any equity or equity-linked financing (except for the Pre-Merger Financing) occurring in the five years following the initial closing of the October Bridge Financing pursuant to the Note Purchase Agreement.

On January 29, 2021, Fr8Hub entered into the January Bridge Note Purchase Agreement with ATW Opportunities pursuant to which Fr8Hub issued the January Bridge Note. The January Bridge Note matures on October 7, 2022. Interest on the January Bridge Note accrues at an annual rate of 5% over the term and is payable by Fr8Hub (i) at maturity, (ii) upon acceleration of the indebtedness in the case of an event of default, (iii) in connection with any prepayment of the January Bridge Note by Fr8Hub, or (iv) in connection with any conversion of the January Bridge Note through the issuance of shares of the capital stock of Fr8Hub in exchange for accrued and unpaid interest owing at the time of conversion. The January Bridge Note is convertible into, at the option of ATW Opportunities, Conversion Shares pursuant to one of the following: (i) an automatic PIPE financing conversion, (i) next equity financing conversion; (iii) corporate transaction conversion; and (iv) at maturity.

Upon closing of the Pre-Merger Financing, the principal balance and unpaid accrued interest on the January Bridge Note will automatically convert into Series A-3 Preferred Stock and Series A-3-2 Warrants to be issued in the Pre-Merger Financing, at a conversion price equivalent to approximately 20% of the corresponding purchase price in the Pre-Merger Financing.

ATW and its affiliates, together with Chardan are deemed affiliates of Fr8Hub, by virtue of Mr. Kerry Propper’s relationship to each of Fr8Hub, ATW and its affiliates, and Chardan.

Mr. Propper’s various relationships with ATW and its affiliates are as follows: (i) he is a Managing Member of ATW Partners, LLC, which is the investment manager of ATW Fund I, L.P. (“ATW I”) and ATW, both of which currently own shares of preferred stock of Fr8Hub, (ii) he is a Managing Member of ATW Partners GP, LLC, which is the general partner of ATW I, (iii) he is a Member of ATW Opportunities Manager, which (A) is the investment manager of ATW Opportunities, which participated in the October Bridge Financing and the January Bridge Financing, (B) holds a Fr8Hub warrant, exercisable for the purchase of shares of Series A2 Preferred Stock of Fr8Hub, issued in consideration of certain consulting services rendered and to be rendered by ATW Partners to Fr8Hub); and (iv) he is a Member of ATW Partners Opportunities Fund GP, LLC, which is the general partner of ATW Opportunities, which participated in the October Bridge Financing.

Mr. Propper, in his individual capacity, at the consummation of the Merger will be the beneficial holder of 667,086 shares of Series A3 Preferred Stock, 25,927 shares of Series A4 Preferred Stock and 190,595 Series A3 Warrants of Fr8Hub. Mr. Propper served as one of the ATW director designees on the Fr8Hub board of directors between May and September 2020.

Mr. Propper is the Chairman of Chardan, which was engaged to serve as a financial advisor to Fr8Hub in connection with the transactions contemplated by the Merger.

Chardan, at the consummation of the Merger, is entitled to receive 6,766,667 shares of Series A3 Preferred Stock and Series A3 Warrants to purchase 1,933,333 shares of Combined Company Common Stock.

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DESCRIPTION OF SECURITIES

The Combined Company’s Amended and Restated Certificate of Incorporation will provide that Fr8Hub is authorized to issue up to 400,150,000 shares, comprising (i) 300,000,000 shares of Common Stock, $0.0001 par value per share, (ii) 150,000 shares of Non-Voting Common Stock, $0.0001 par value per share, and (iii) 100,000,000 shares of Preferred Stock, $0.0001 par value per share.

Common Stock

General

The voting, dividend and liquidation rights of the holders of Fr8Hub’s Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock.

Voting

The holders of the Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings).

Dividends.

Subject to the rights of the holders of Preferred Stock, holders of shares of Common Stock shall be entitled to receive such dividends and distributions and other distributions in cash, stock or property of the Combined Company when, as and if declared thereon by the Combined Company Board from time to time out of assets or funds of the Combined Company legally available therefor

Non-Voting Common Stock

The voting, dividend and liquidation rights of the holders of the Non-Voting Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock. Holders of Non-Voting Common Stock have no voting rights.

Preferred Stock

Under the Amended and Restated Certificate of Incorporation, together with the Certificate of Designation of the Series A3 Preferred Stock, the following series of Preferred Stock have been designated, 17,150 shares shall be designated as Series Seed Preferred Stock (the “Series Seed Preferred Stock”), 10,928,517 shares shall be designated as Series A1-A Preferred Stock (the “Series A1-A Preferred Stock”), 4,194,220 shares shall be designated as Series A1-B Preferred Stock, (the “Series A1-B Preferred Stock” and together with the Series A1-A Preferred Stock, the “Series A1 Preferred Stock”), 2,009,923 shares shall be designated as Series A2 Preferred Stock (the “Series A2 Preferred Stock”), 47,057,928 shall be designated as Series A3 Preferred Stock (the “Series A3 Preferred Stock”), and 25,927 shares shall be designated as Series A4 Preferred Stock (the “Series A4 Preferred Stock” and together with the Series A1 Preferred Stock, and the Series A2 Preferred Stock, the “Series A Preferred Stock”).”).

Blank Check Preferred

Shares of Preferred Stock may be issued from time to time in one or more series. The Board is authorized to provide by resolution or resolutions from time to time for the issuance, out of the unissued shares of Preferred Stock, of one or more series of Preferred Stock, without stockholder approval, by filing a certificate pursuant to the applicable law of the State of Delaware, setting forth such resolution and, with respect to each such series, establishing the number of shares to be included in such series, and fixing the voting powers, full or limited, or no voting power of the shares of such series, and the designation, preferences and relative, participating, optional or other special rights, if any, of the shares of each such series and any qualifications, limitations or restrictions thereof. The powers, designation, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations and restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

Conversion Rights

Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the applicable Reference Price (as defined below) by the applicable Conversion Price (as defined below) in effect at the time of conversion. The initial Conversion Price (as applicable), and the rate at which shares of Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment.

●	The Series Seed Reference Price and Conversion Price shall be equal to $14.7397.
●	The Series A1-A Reference Price and Conversion Price shall be equal to $0.85.
●	The Series A1-B Reference Price and Conversion Price shall be equal to $1.06.
●	The Series A2 Reference Price and Conversion Price shall be equal to $1.28.
●	The Series A3 Reference Price and Conversion Price shall be equal to $3.00.
●	The Series A4 Reference Price and Conversion Price shall be equal to $1.60.

In the event of a liquidation, dissolution or winding up of the Combined Company or a Deemed Liquidation Event (as described below), the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Preferred Stock

Voting Rights; Election of Directors

On any matter presented to the Combined Company stockholders, each holder of outstanding shares of Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Preferred Stock held by such holder are convertible and holders of Preferred Stock generally vote together with the holders of Common Stock as a single class and on an as-converted to Common Stock basis.

The holders of record of the shares of Common Stock and of any other class or series of voting stock (including the Series Seed Preferred Stock and the Series A Preferred Stock), voting together as a single class, shall be entitled to elect the directors of the Combined Company. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares entitled to elect such director shall constitute a quorum for the purpose of electing such director.

Protective Provisions

Section 3.3 of the Amended and Restated Certificate of Incorporation will require that at any time when shares of Series A3 Preferred Stock, Series A2 Preferred Stock, Series A1-A Preferred Stock or Series A1-B Preferred Stock are outstanding are outstanding, the Combined Company shall not, either directly or indirectly, do any of the following without (in addition to any other vote required by law or this Amended and Restated Certificate of Incorporation) the written consent or affirmative vote of the holders of at least a majority of the outstanding shares of Series A2 Preferred Stock voting together as a single class, which must include ATW Master Fund II, L.P. given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:.

Dividends

The Combined Company shall not declare, pay or set aside any dividends on shares of any other class or series of its capital stock (other than dividends on shares of Common Stock payable in shares of Common Stock) unless the holders of the Series A Preferred Stock then outstanding shall simultaneously receive with the holders of Common Stock and the Combined Company s Series Seed Preferred Stock like dividends on an as-converted-to-Common Stock basis.

Limitation on Beneficial Ownership

To the extent that the conversion of any Preferred Stock by a stockholder will result in such stockholder, together with its affiliate(s), beneficially owning in excess of 4.99% (or upon the election by such stockholder prior to the issuance of any Preferred Stock, 9.99%) (the “Maximum Percentage”) of the shares of Common Stock outstanding immediately after giving effect to such conversion, the number of shares in excess of the Maximum Percentage (the “Excess Shares”) shall be deemed null and void and shall be cancelled, and such holder of Preferred Stock shall not have the power to vote or transfer the Excess Shares.

Liquidation Rights

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Combined Company or any Deemed Liquidation Event (as defined below), all distributions or proceeds available for the Combined Company stockholders will be distributed to all stockholders pari passu and pro rata based on the number of shares held by each stockholder (on an as-converted to Common Stock basis). Certain mergers, consolidations, and asset sales and similar business combination transactions constituting a change of control of the Combined Company and/or sale of the Combined Company or substantially all of its assets shall be considered a “Deemed Liquidation Event.”

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BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information with respect to the beneficial ownership of the Combined Company’s common stock immediately after the closing of the Merger, assuming the closing of the Merger and the Pre-Merger Financing occurred on ___________ 2021 by:

●	each person, or group of affiliated persons, expected by Hudson and Fr8Hub to become the beneficial owner of more than 5% of the outstanding common stock of the Combined Company;
●	each executive officer and director of the Combined Company; and
●	all of the Combined Company’s executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power of that security, including securities that are exercisable or convertible, as the case may be, within 60 days of ________, 2021. Shares of common stock issuable pursuant to such securities are deemed outstanding for computing the percentage of the person holding such securities and the percentage of any group of which the person is a member but are not deemed outstanding for computing the percentage of any other person. Except as indicated by the footnotes below, the Combined Company believes, based on the information furnished to it, that the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown that they beneficially own, subject to community property laws where applicable. The information does not necessarily indicate beneficial ownership for any other purpose, including for purposes of Section 13(d) and 13(g) of the Securities Act.

The percentage of shares beneficially owned is based on ______ shares of _____ Combined Company Common Stock expected to be outstanding upon the closing of the Merger, taking into account the Bridge Financing and the Pre-Merger Financing. Immediately following the Merger, the former Fr8Hub stockholders will hold approximately 85.7% of the outstanding shares of Combined Company Common Stock, the former shareholders of Hudson will retain ownership of approximately 14.3% of the outstanding shares of Combined Company Common Stock.

Name and Address	Number of Shares Beneficially Owned	Percentage Ownership of Ordinary Shares
Directors and Officers
Hon Man Yun	-	-
Javier Selgas	-	-
Mike Flinker	-	-
Paul Freudenthaler	-	-
Nicholas H. Adler
Jerry L. Hutter	-	-
[ ]
All Officers and Directors (7 Persons)	-	-

(1) Except as indicated in footnotes to this table, Purchaser and Fr8Hub believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock of the Combined Company shown as beneficially owned by them, based on information provided to Purchaser and Fr8Hub by such stockholders and subject to community property laws where applicable.

* Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o 2001 Timberloch Place, Suite 500, The Woodlands, Texas 77380.

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SELLING STOCKHOLDERS

This prospectus relates to the resale by the Selling Stockholders from time to time of (i) 47,057,928 shares of Series A3 Conversion Shares, (ii) 880,161 shares of Series A4 Conversion Shares to be issued to certain affiliates of the Purchaser upon the consummation of the transactions contemplated by the Merger Agreement, as described in this registration statement; and (iii) 2,508,000 shares of common stock held by, PX Global, an affiliate of the Purchaser. On February 9, 2021, Fr8Hub entered into a SPA with certain investors pursuant to which Fr8Hub preferred stock shall be issued immediately prior to closing the Merger. Each share of the preferred stock issued under the SPA will be cancelled and automatically converted into the right to receive, without interest, the Exchange Ratio in shares of Purchaser Preferred Stock. The Conversion Shares represent Purchaser Preferred Stock issued in connection with the Merger.

The Selling Stockholders may from time to time offer and sell any or all of the common stock set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Selling Stockholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Stockholders’ interest in the common stock other than through a public sale.

The following table sets forth, as of the date of this prospectus, the names of the Selling Stockholders, the aggregate number of shares of common stock, including those underlying the Series A3 Preferred Stock and Series A4 Preferred Stock held by each Selling Stockholder immediately prior to the sale of the shares of common stock in this offering, and the number of shares of our common stock that may be sold by each Selling Stockholder under this prospectus and that each Selling Stockholder will beneficially own after this offering. For purposes of the table below, we have assumed that (i) the Merger is approved by Hudson’s stockholders, (iii) the Pre-Merger Financing closes immediately prior to the Closing, (iii) the Closing occurs, (iv) after termination of this offering none of the shares of common stock covered by this prospectus will be beneficially owned by the Selling Stockholders, and (v) the Selling Stockholders will not acquire beneficial ownership of any additional securities during the offering. In addition, we assume that the Selling Stockholders have not sold, transferred or otherwise disposed of, our securities in transactions exempt from the registration requirements of the Securities Act. In the event the Merger is not approved by the Hudson’s stockholders or the other conditions precedent to the consummation of the Merger are not met, none of the Conversion Shares or the PX Global Shares will be issued and the Purchaser will seek to withdraw the registration statement of which this prospectus forms a part prior to the effectiveness of the registration statement.

PX Global Advisors LLC, a Delaware limited liability corporation, holds 2,508,000 ordinary shares of Hudson, constituting 39.15% of the issued and outstanding shares of Hudson. PX Global Advisors LLC is an affiliate of the Purchaser and is included in the table below as a Selling Stockholder.

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	Number of Shares Beneficially Owned Before Sale of All Shares of Common Stock Offered Hereby		Number of Shares of Common Stock to be Sold in the Offering	Number of Shares Beneficially Owned After Sale of All Shares of Common Stock Offered Hereby
Name and Address of Beneficial Owner	Number	%(1)	Number	Number	%
ATW Opportunities Master Fund (2)	22,797,772	[●]	22,797,772	—	—
ATW Master Fund II (3)	2,951,690	[●]	2,951,690	—	—
vvAndrew Intrater (4)	1,866,667	[●]	1,866,667	—	—
JADI Trust (4)	1,866,667	[●]	1,866,667	—	—
Yuri Kokush (5)	2,333,334	[●]	2,333,334	—	—
KLI LLC (6)	2,192,128	[●]	2,192,128	—	—
Ignacio Mounetou (7)	2,068,564	[●]	2,068,564	—	—
Grays West Ventures LLC (8)	1,271,188	[●]	1,271,188	—
Jason Epstein (9)	1,154,244	[●]	1,154,244	—	—
Ramiro E. Menchaca II (10)	756,672	[●]	756,672	—	—
Kerry Propper (11)	693,013	[●]	693,013	—	—
Winston J. Churchill (12)	625,526	[●]	625,526	—	—
M & M Energy Investors LLC (13)	227,588	[●]	227,588	—	—
Michael Richter (14)	170,738	[●]	170,738	—	—
Sharbaugh Trust (15)	93,458	[●]	93,458	—	—
Ramiro E. Menchaca, Sr. (16)	84,630	[●]	84,630	—	—
Yaron Eitan (17)	13,056	[●]	13,056	—	—
Emanuel Zareh (18)	4,488	[●]	4,488	—	—
Chardan (19)	6,766,666	[●]	6,766,666	—	—
PX Global Advisors LLC (20)	2,508,000	[●]	2,508,000	—	—

* Represents beneficial ownership of less than 1%.

(1) The percentage of beneficial ownership before this offering is calculated based on [●] shares of the Purchaser’s Common Stock outstanding as of the date of this prospectus. Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them.

(2) Antonio Ruiz-Gimenez is the control person of ATW Opportunities Master Fund. The address of the foregoing individuals and entities is 507 West 28th Street 1205, New York, NY 10001.

(3) Antonio Ruiz-Gimenez is the control person of ATW Master Fund II. The address of the foregoing individuals and entities is 507 West 28th Street 1205, New York, NY 10001.

(4) Andrew Intrater is the control person of JADI Trust. The address of the foregoing individuals and entities is 400 Madison Avenue, Suite 11, New York, NY 10017.

(5) The address of Yuri Kokush is Apt. 52, Leninsky Prospekt 12, Moscow, Russia.

(6) Samuel Gniwisch, who serves as the manager of the company, is the control person of KLI LLC (f/k/a BNSG LLC). The address of the foregoing individuals and entities is 1083 Main St. Champlain, NY 12919.

(7) The address of Ignacio Mounetou is 710 Union Pacific BlvdLaredo, TX 78045.

(8) Edmundo Gonzalez, who serves as the manager of the company, is the control person of Grays West Ventures LLC. The address of the foregoing individuals and entities is 14 Todd Drive, East Hampton, NY 11937.

(9) The address of Jason Epstein is 200 East 79th, Apt 15A, NY, NY 10075.

(10) The address of Ramiro E. Menchaca II is 417 Merlin, Laredo, TX 78041.

(11) The address of Kerry Propper is 207 Commodore Drive Jupiter Beach FL 33477.

(12) The address of Winston J. Churchill is 5 Great Valley Parkway, Suite 210, Malvern PA 19355.

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(13) Kerry Miller and Jonathan Miller, each of whom are partners of M & M Energy Investors LLC, have shared voting control and investment discretion over the securities reported herein that are held by M & M Energy Investors LLC. As a result, each of Kerry Miller and Jonathan Miller may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the securities reported herein that are held by M & M Energy Investors LLC. The address of the foregoing individuals and entities is 835 Marseilles Drive, Atlanta, GA 30327.

(14) The address of Michael Richter is 505 East 79th Street, 19E, New York, NY 10075.

(15) John Churchill, serving as the trustee, is the control person of Sharbaugh Trust. The address of the foregoing individuals and entities is 5 Great Valley Parkway, Suite 210, Malvern PA 19355.

(16) The address of Ramiro E. Menchaca, Sr. is 417 Merlin, Laredo, TX 78041.

(17) The address of Yaron Eitan is 38 Ridge Rd, Tenafly, NJ.

(18) The address of Emanuel Zareh is 101 West 81 Street, Apartment 302, NY, NY 10024.

(19) Steven Urbach, serving as the CEO of the Company, is the control person of Chardan Capital Markets, LLC. The address of the foregoing individuals and entities is 101 West 81 Street, Apartment 302, NY, NY 10024.

(20) Pengfei Xie, serving as the sole shareholder, director and officer of the company, is the control person of PX Global Advisors LLC. The address of the foregoing individuals and entities is 19 West 44th Street, Suite 1001, New York, NY 10036.

We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the tables have sole voting and sole investment power with respect to all securities that they beneficially own, subject to community property laws where applicable.

Selling Stockholder information for each additional Selling Stockholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Stockholder’s shares pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Stockholder and the number of shares registered on its behalf. A Selling Stockholder may sell or otherwise transfer all, some or none of such shares in this offering. See “Plan of Distribution.”

We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the tables have sole voting and sole investment power with respect to all securities that they beneficially own, subject to community property laws where applicable.

Selling Stockholder information for each additional Selling Stockholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Stockholder’s shares pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Stockholder and the number of shares registered on its behalf. A Selling Stockholder may sell or otherwise transfer all, some or none of such shares in this offering. See “Plan of Distribution.”

Listing of Common Stock

We intend to apply to continue the listing of the Combined Company’s Common Stock on Nasdaq under the symbol “FRGT” upon the Closing.

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U.S. FEDERAL INCOME TAX CONSIDERATIONS

Material U.S. Federal Income Tax Consequences of the Redomestication Merger, the Disposition and the Merger

General

The following are the material U.S. federal income tax consequences of (i) the Domestication Merger to the U.S. Holders of Hudson shares, (ii) the Disposition, to the U.S. Holders of Hudson shares, (iii) the Merger to the U.S. Holders of Fr8Hub securities, and (iv) the ownership and disposition of Purchaser securities. This discussion is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change.

The discussion below of the U.S. federal income tax consequences to “U.S. Holders” will apply to a beneficial owner of Hudson shares or Fr8Hub securities that is for U.S. federal income tax purposes:

● an individual citizen or resident of the United States;

● a corporation (or other entity treated as a corporation) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia;

● an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

● a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a beneficial owner of Hudson shares or Fr8Hub securities is not described as a U.S. Holder and is not an entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes, such owner will be considered a “Non-U.S. Holder.” The material U.S. federal income tax consequences applicable specifically to Non-U.S. Holders are described below under the heading “Non-U.S. Holders.”

This summary is based upon existing provisions of the Internal Revenue Code of 1986, as amended, or the “Code,” Treasury regulations promulgated thereunder, published revenue rulings and procedures of the U.S. Internal Revenue Service, or the “IRS,” and judicial decisions, all as currently in effect. These authorities are subject to change or differing interpretations, possibly on a retroactive basis.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to any particular holder based on such holder’s individual circumstances. In particular, this discussion considers only holders that own Hudson shares or Fr8Hub securities, or who will own and hold Purchaser Common Stock as a result of owning the corresponding Hudson shares or Fr8Hub securities, as capital assets within the meaning of Section 1221 of the Code. This discussion does not address the alternative minimum tax or the U.S. federal income tax consequences to holders that are subject to special rules, including:

● financial institutions or financial services entities;

● broker-dealers;

●persons that are subject to the mark-to-market accounting rules under Section 475 of the Code;

● tax-exempt entities;

● governments or agencies or instrumentalities thereof;

● insurance companies;

●regulated investment companies;

● real estate investment trusts;

● certain expatriates or former long-term residents of the United States;

● Non-U.S. Holders (except as specifically provided below);

● persons that actually or constructively own five percent (5%) or more of Hudson shares or Fr8Hub voting securities or Purchaser Common Stock (except as specifically provided below);

● persons that acquired Fr8Hub securities or Purchaser Common Stock pursuant to an exercise of employee options, in connection with employee incentive plans or otherwise as compensation;

● persons that hold Hudson shares or Fr8Hub securities or Purchaser securities as part of a straddle, constructive sale, hedging, redemption or other integrated transaction;

● persons whose functional currency is not the U.S. dollar;

● controlled foreign corporations; or

●passive foreign investment companies.

This discussion does not address any aspect of U.S. federal non-income tax laws, such as gift or estate tax laws, state, local or non-U.S. tax laws or, except as discussed herein, any tax reporting obligations of a holder of Hudson shares or Fr8Hub securities or Purchaser Common Stock. Additionally, this discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold Hudson shares or Fr8Hub securities, or will hold Purchaser Common Stock, through such entities. If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of Hudson shares or Fr8HUb securities (or Purchaser Common Stock), the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. This discussion also assumes that any distribution made (or deemed made) on Hudson shares or Fr8Hub securities (or Purchaser securities) and any consideration received (or deemed received) by a holder in consideration for the sale or other disposition of Hudson shares or Fr8Hub securities (or Purchaser Common Stock) will be in U.S. dollars. In addition, this discussion assumes that a holder who owns rights in Fr8Hub shares will own a sufficient number of rights such that upon conversion of such rights, the holder will acquire only full ordinary Fr8Hub shares (or shares of Purchaser Common Stock) and, thus, will not forfeit any rights or have a right to acquire a fractional share after such conversion.

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Neither Hudson, Fr8Hub, nor Purchaser have sought, and none of them will seek, a ruling from the IRS as to any U.S. federal income tax consequence described herein. The IRS may disagree with the description herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

BECAUSE OF THE COMPLEXITY OF THE TAX LAWS AND BECAUSE THE TAX CONSEQUENCES TO ANY PARTICULAR HOLDER OF HUDSON SHARES OR FR8HUB SECURITIES OR PURCHASER COMMON STOCK IN CONNECTION WITH OR FOLLOWING THE REDOMESTICATION, DISPOSITION AND MERGER MAY BE AFFECTED BY MATTERS NOT DISCUSSED HEREIN, EACH HOLDER IS URGED TO CONSULT WITH HIS OR ITS OWN TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES TO SUCH HOLDER OF THE FOREGOING TRANSACTION, AND THE OWNERSHIP AND DISPOSITION OF HUDSON SHARES, FR8HUB SECURITIES AND PURCHASER COMMON STOCK, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, AND NON-U.S. TAX LAWS, AS WELL AS U.S. FEDERAL TAX LAWS AND ANY APPLICABLE TAX TREATIES.

TAX CONSEQUENCES TO U.S. HOLDERS

Tax Consequences of the Redomestication Merger to U.S. Holders of Hudson Shares.

The following discussion under this subsection, “Tax Consequences of the Redomestication Merger to U.S. Holders of Hudson Shares” constitutes the opinion of Sichenzia Ross Ference LLP, counsel to Hudson, as to the material U.S. federal income tax consequences of the Redomestication Merger to U.S. Holders of Hudson shares, subject to the limitations, exceptions, beliefs, assumptions, and qualifications described in such opinion and herein.

As discussed below, it is the opinion of our counsel that, while the issue is not entirely free from doubt, the Redomestication Merger will qualify as a “reorganization” within the meaning of Code section 368(a)(1)(F); therefore (subject to the Section 367(b) rules and the Passive Foreign Investment Company (“PFIC”) rules (both discussed below)) U.S. Holders will not recognize gain or loss on the exchange of their Hudson shares for Purchaser Common Stock.

Code section 354 provides: “No gain or loss shall be recognized if stock or securities in a corporation a party to a reorganization are, in pursuance of the plan of reorganization, exchanged solely for stock or securities in such corporation or in another corporation a party to the reorganization.” Under Code section 368(a)(1), a “reorganization” includes “(F) a mere change in identity, form, or place of organization of one corporation, however effected.” Under Code section 368(b), a “party to a reorganization” includes “(1) a corporation resulting from a reorganization, and (2) both corporations, in the case of a reorganization resulting from the acquisition by one corporation of stock or properties of another.” Accordingly, the Redomestication Merger, as a change in the place of organization of Hudson, constitutes a reorganization under Section 368(a)(1)(F) to which Hudson is a party, provided that the transaction otherwise qualifies under Section 368 and the regulations promulgated under Section 368.

Treasury Regulation Section (“Reg Sec.”) 1.368-2(m) provides that six requirements must be satisfied in order for a reorganization to qualify as a reorganization under Section 368(a)(1)(F). These requirements are intended to assure that, at least immediately after the reorganization, the only parties involved in the transaction are the resulting corporation and the former corporation and its shareholders, and that the only assets and liabilities, and tax attributes, transferred by the former corporation and received by the resulting corporation are those of the former corporation (and that the former corporation is wound up). The Redomestication Merger meets all of these requirements.

Treasury Regulations also require, as a general rule, that in order to qualify as a reorganization under Section 368(a)1), a transaction must meet a “continuity of interest” test (under which a substantial portion of the resulting corporation’s stock is owned by shareholders of the former corporation) and a “continuity of business enterprise” test (under which the resulting corporation carries on the historic business of the former corporation or uses a significant part of its assets in a new business). If the Redomestication Merger is viewed, under a step-transaction analysis, as part of a larger transaction that includes the Disposition and the Merger, then it does not meet either of these tests. However, Reg. Sec. 1.368-2(m)(2) provides: “A continuity of the business enterprise and a continuity of interest are not required for a potential F reorganization to qualify as a reorganization under section 368(a)(1)(F).” Moreover, the Regulations strongly imply that, in determining whether a qualified F reorganization has occurred, it is permissible to examine only the transactions constituting the reorganization itself, not events that happen after (or before) the reorganization. See Treasury Decision (T.D.) 9739, Sep. 21, 2015: “The Final Regulations adopt the [previously expressed rule] that related events preceding or following the Potential F Reorganization that constitutes a Mere Change generally would not cause that Potential F Reorganization to fail to qualify as an F reorganization.”

Reg. Sec. 1.368-2(m) is a complex regulation and, as it was only adopted in 2015, there are few IRS revenue rulings or private letter rulings, or court decisions, illustrating how it is applied to specific fact patterns. None of the examples provided in the regulation itself describe a series of transactions like those involved in this offering. Nonetheless, while the application of the Treasury regulations to a transaction such as the Redomestication Merger is not entirely free from doubt, it is the opinion of our counsel that the Redomestication Merger will qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and that (subject to the Section 367(b) rules and the PFIC rules discussed below) U.S. Holders of Hudson shares will not recognize gain or loss on the exchange of those shares for Purchaser stock. U.S. Holders should be aware that Hudson has not requested and does not intend to request a ruling from the IRS with respect to the U.S. federal income tax treatment of the Redomestication Merger. There can be no assurance that the IRS will not take a contrary position to our counsel’s opinion or that a court will not agree with a contrary position of the IRS.

Subject to the discussions of the Section 367 rules and the PFIC rules, below, it is therefore the opinion of our counsel that the consequences of the Redomestication Merger exchange are as follows:

A U.S. Holder of Hudson shares will not recognize a gain or loss on the exchange of his Hudson shares for Purchaser stock.

The U.S. Holder’s tax basis in his Purchaser stock will be the same as his adjusted basis in his Hudson shares.

Following the exchange, the U.S. Holder’s holding period in his Purchaser stock will include the period of time that he held his Hudson shares.

U.S. Holders should note that if the Redomestication Merger is a qualified reorganization under Section 368(a)(1)(F), then, since a U.S. Holder retains his basis in his Hudson shares as his basis in his Purchaser stock, upon the Disposition (which is in fact a taxable transaction (as discussed more fully below under “Tax Consequences of the Disposition”)), the U.S. Holder will realize a gain in an amount equal to the excess (if any) of the fair market value of the assets received by him in the Disposition over his carryover basis in his Purchaser stock.

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Effect of Section 367 on the Redomestication Merger for U.S. Holders of Hudson Shares

Code section 367(b) applies to certain non-recognition transactions involving foreign corporations, including a domestication of a foreign corporation in a transaction that qualifies as a Section 368(a)(1) reorganization. When it applies, Section 367(b) imposes income tax on certain U.S. persons in connection with transactions that would otherwise be tax-free. Section 367(b) will apply to certain U.S. Holders who exchange Hudson shares for Purchaser Common Stock as part of the Redomestication Merger.

A. “U.S. Shareholders” of Hudson

A U.S. Holder who on the day of the Redomestication Merger beneficially owns (directly, indirectly, or constructively) (i) ten percent (10%) or more of the total combined voting power of all classes of Hudson shares entitled to vote or (ii) ten percent (10%) or more of the total value of shares of all classes of Hudson shares (referred to herein as a “U.S. Shareholder”) must include in income as a dividend the “all earnings and profits amount” attributable to his shares he directly owns, within the meaning of Treasury Regulation Section 1.367(b)-2(d). Complex attribution rules apply in determining whether a U.S. Holder owns 10% or more of the total combined voting power of all classes of Hudson shares entitled to vote or 10% or more of the total value of shares of all classes of Hudson shares for U.S. federal income tax purposes, and any U.S. Holder who owns Hudson shares is urged to consult his own tax advisor with respect to these attribution rules.

A U.S. Shareholder’s all earnings and profits amount with respect to his Hudson shares is the net positive earnings and profits of the corporation (as determined under Treasury Regulation Section 1.367(b)-2(d)(2)) attributable to the Hudson shares (as determined under Treasury Regulation Section 1.367(b)-2(d)(3)) but without regard to any gain that would be realized on a sale or exchange of the Hudson shares.

Accordingly, under Treasury Regulation Section 1.367(b)-3(b)(3), a U.S. Shareholder will be required to include in income as a deemed dividend the all earnings and profits amount attributable to his Hudson shares as a result of the Redomestication Merger. Any such U.S. Shareholder that is a corporation may, under certain circumstances, effectively be exempt from taxation on a portion or all of the deemed dividend pursuant to Section 245A of the Code. However, Hudson does not expect that its cumulative earnings and profits will be greater than zero through the date of the Redomestication (moreover, cumulative earnings and profits will be reduced by the amount of the distribution that is made pursuant to the Disposition and that is taxable as a dividend, as discussed below under “Tax Consequences of the Disposition”). If Hudson’s cumulative earnings and profits through the date of Redomestication are not greater than zero, then a U.S. Shareholder generally would not be required to include in gross income an all earnings and profits amount with respect to his Hudson shares.

However, it is possible that the amount of Hudson’s earnings and profits could be greater than expected through the date of the Redomestication Merger or could be adjusted as a result of an IRS examination. The determination of Hudson’s earnings and profits is complex and may be impacted by numerous factors, and it is possible that one or more of such factors may cause Hudson to have positive earnings and profits through the date of the Redomestication Merger. As a result, depending upon the period in which such a U.S. Shareholder held his Hudson shares, he could be required to include his share of Hudson’s all earnings and profits amount in income as a deemed dividend under Treasury Regulation Section 1.367(b)-3(b)(3) as a result of the Redomestication Merger. See below, under “Effect of PFIC Rules on the Redomestication Merger” for a discussion of whether amounts included in income under Code Section 367(b) should be reduced by amounts required to be taken into account by a U.S. Holder under the proposed Treasury Regulations under Code Section 1291(f).

B. U.S. Holders Who Own Less Than 10 Percent of Hudson

A U.S. Holder who on the day of the Redomestication Merger beneficially owns (directly, indirectly, or constructively) Hudson shares with a fair market value of $50,000 or more but less than (i) ten percent (10%) of the total combined voting power of all classes of Hudson shares entitled to vote and (ii) ten percent (10%) of the total value of shares of all classes of Hudson shares must either recognize gain with respect to the Redomestication Merger or, in the alternative, elect to recognize his share of the “all earnings and profits” amount as described below.

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Unless a U.S. Holder makes the “all earnings and profits election” as described below, he generally must recognize gain (but not loss) with respect to Purchaser Common Stock received in exchange for his Hudson shares pursuant to the Redomestication Merger. Any such gain would be equal to the excess of the fair market value of the Purchaser Common Stock received over the U.S. Holder’s adjusted tax basis in the Hudson shares surrendered in exchange. Subject to the PFIC rules discussed below, such gain would be capital gain, and would be long-term capital gain if the U.S. Holder had held the Hudson shares for longer than one year.

In lieu of recognizing any gain as described in the preceding paragraph, a U.S. Holder may elect to include in income the all earnings and profits amount attributable to his Hudson shares under Section 367(b). However, there are strict conditions for making this election. This election must comply with applicable Treasury regulations and generally must include, among other things: (i) a statement that the Redomestication Merger is a Section 367(b) exchange; (ii) a complete description of the Redomestication Merger, (iii) a description of any stock, securities or other consideration transferred or received in the Redomestication Merger, (iv) a statement describing the amounts required to be taken into account for U.S. federal income tax purposes, (v) a statement that the U.S. Holder is making the election that includes (A) a copy of the information that the U.S. Holder received from Hudson establishing and substantiating the U.S. Holder’s all earnings and profits amount with respect to the U.S. Holder’s Hudson shares, and (B) a representation that the U.S. Holder has notified Hudson (or Purchaser) that the U.S. Holder is making the election, and (vi) certain other information required to be furnished with the U.S. Holder’s tax return or otherwise furnished pursuant to the Code or Treasury regulations. See Reg. Sec 1.367(b)-1(c). In addition, the election must be attached by the U.S. Holder to his timely filed U.S. federal income tax return for the year of the Redomestication Merger, and the U.S. Holder must send notice to Hudson (or Purchaser) of the election no later than the date such tax return is filed. Hudson cannot assure its U.S. Holders that it will provide the information required for them to make this election and, if it is unable to do so, the election will not be available to a U.S. Holder and he will then be required to recognize gain on the Redomestication Merger as described above.

As noted above, Hudson does not expect that its cumulative earnings and profits will be greater than zero through the date of the Redomestication Merger (and its cumulative earnings and profits will be reduced in any event by any portion of a distribution pursuant to the Disposition that is treated as a dividend) and it will endeavor to provide its shareholders with information establishing the absence of cumulative earnings and profits. U.S. Holders are strongly urged to consult with their own tax advisors regarding whether to make this election and if the election is determined to be advisable, the appropriate filing requirements with respect to this election.

See the discussion below, “Effect of the PFIC Rules on the Redomestication Merger” for an explanation of when amounts taken into account under Code section 367(b) should be reduced by amounts required to be taken into account under proposed Treasury regulations addressing the PFIC rules.

A U.S. Holder (who is not a U.S. Shareholder) that beneficially owns (directly, indirectly, or constructively) Hudson shares with a fair market value of less than $50,000 would not be required to recognize any gain or loss or include any part of the all earnings and profits amount in income under Section 367(b) of the Code in connection with the Redomestication Merger.

Tax Consequences of the Disposition.

The Disposition will be a taxable event to the U.S. Holders of Hudson. Under Code section 301, when a corporation distributes property to its shareholders, the shareholders realize income on the distribution unless the distribution is considered non-taxable under certain other Code provisions. None of those other Code provisions apply to the Disposition.

The distribution of the Hudson assets in a newly-created subsidiary (the “Spin-off Entity”), prior to the Redomestication Merger to the Hudson shareholders will be treated as a dividend, and taxable as ordinary income, to a U.S. Holder to the extent paid out of the U.S. Holder’s share of Hudson’s current and accumulated earnings and profits as determined under U.S. federal income tax accounting principles. Unless Hudson can demonstrate that it calculates earnings and profits under U.S. federal income tax accounting principles, the entire distribution will be reported to U.S. Holders as a dividend. The amount of the dividend to a U.S. Holder will be the fair market value of the shares in the Spin-off Entity that the U.S. Holder receives. If Hudson can demonstrate that it determines earnings and profit under U.S. federal income tax accounting principles, then to the extent that the value of the Spin-off Entity exceeds the U.S. Holder’s share of the current and accumulated earnings and profits of Hudson, the U.S. Holder will first reduce his basis (but not below zero) in his Hudson shares by such excess; any amount of the distribution in excess of his adjusted basis will be taxed as a capital exchange. Any capital gain realized by a U.S. Holder in the Disposition will be long-term gain if the U.S. Holder held his Hudson shares for more than one year as of the date of the Disposition.

The U.S. Holder’s basis in the shares of the Spin-off Entity that he receives in the Disposition will be the fair market value of those shares as of the date of the Disposition. The U.S. Holder’s holding period in the Spin-off Entity shares will begin on the day after the date of the Disposition.

If Hudson is or has been a PFIC during any of the years that a U.S. Holder held its stock, the distribution will also be subject to the PFC rules, discussed below, under “Effect of the PFIC Rules on the Disposition and the Redomesticstion Merger”. (It should be noted that if, going forward, the Spin-Off Entity qualifies as a PFIC, any distributions on, or sales of, its shares will also be subject to the PFIC rules that are described below.)

Effect of the PFIC Rules on the Disposition and the Redomestication Merger

Hudson’s status as a PFIC.

As a foreign corporation Hudson would be a Passive Foreign Investment Company (“PFIC”) with respect to a U.S. Holder if for any taxable year in which the U.S. Holder held Hudson shares (i) at least 75% of Hudson’s gross income for the taxable year was passive income, or (ii) at least 50% of the value, determined on the basis of a quarterly average, of Hudson’s assets was attributable to assets that produced, or were held for the production of, passive income.

Passive income generally includes dividends, interest, rents, certain royalties and gains from the disposition of passive assets. Once a foreign corporation is classified as a PFIC for any taxable year during which a U.S. holder owns stock in the foreign corporation, the foreign corporation generally remains thereafter classified as a PFIC with respect to that U.S. holder.

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Disregarding the activities of its VIE (including the activities of the VIE’s subsidiaries), Hudson in all likelihood is and always has been a PFIC because at least 50% of its assets (the VIE which it owns through a wholly-owned subsidiary) have been held for the production of passive income (dividends). However, in determining its PFIC status, a foreign corporation which owns, directly or indirectly, at least 25% (by value) of another corporation may take into account the income and assets of that other corporation (in the same proportion in which it owns the other corporation). The wholly-owned subsidiaries of Hudson’s VIE are trading companies and, according to Hudson’s financial statements, would not be classified as PFICs under Code section 1297(a). If Hudson is treated as owning its VIE (and therefore the VIE’s subsidiaries) for purposes of U.S. federal income tax laws, then in determining its PFIC status it could take into account all of the income and assets of the subsidiaries of its VIE and, based on Hudson’s financial statements, Hudson would not be considered a PFIC.

Hudson does not own an equity interest in its VIE. Instead, through another wholly-owned subsidiary, it controls and receives the economic benefits of the VIE’s and its subsidiaries’ business operations through a series of contractual arrangements which are designed to provide Hudson with the power, rights and obligations equivalent in all material respects to those it would possess as the sole equity holder of the VIE, including absolute control rights and the rights to the assets, property and revenue of the VIE.

There is no authority as to whether such an arrangement constitutes ownership of the VIE by Hudson for purposes of U.S. federal income tax law. While its contractual arrangements with the VIE would seem to give Hudson an ownership interest in the VIE as a practical matter, there is no assurance that the IRS or a U.S. court would determine that such ownership interest in fact exists. Accordingly, there can be no assurance that Hudson will not be treated as a PFIC.

Effect of the PFIC rules on the Disposition.

If Hudson qualifies as a PFIC with respect to any taxable year that a U.S. Holder held its shares, then to the extent that any distribution received by a U.S. Holder on the Disposition exceeds 125% of the average of the annual distributions on the Hudson shares received during the preceding three years or the U.S. Holder’s holding period, whichever is shorter (hereinafter, such excess amount, the “excess distribution”), that distribution would be subject to taxation as follows: the excess distribution amount of the distribution would be (i) allocated ratably to each day that the U.S. Holder has held shares of Hudson’s shares and (ii) taxed as ordinary income that was earned in each of the years to which it was allocated. The rate of tax on such income would be the highest rate of tax in effect for the category of U.S. Holder during each such year. The tax imposed on income allocated to any prior taxable year would also be subject to an interest charge that would accrue from the taxable year to which the income was allocated until the date that the tax due under the PFIC rules was paid. The balance of the distribution that is not an excess distribution would be taxable as discussed in “Tax Consequences to U.S. Holders—Tax Consequences of the Disposition” above.

The foregoing tax effects of PFIC status on distributions made pursuant to the Disposition would be different if any U.S. Holder has, during his ownership of Hudson shares, made an election (a so-called “mark-to-market” election) to include in income for each of the years that he has owned his Hudson shares an amount of income representing the increase in the value of his shares during the year. Any U.S. Holder who has made such an election should consult with his own tax advisor about the tax ramifications of having done so.

Effect of the PFIC rules on the Redomestication Merger

Even if the Redomestication Merger qualifies as a “reorganization” within the meaning of Code section 368(a)(1)(F), the Redomestication Merger may be a taxable event to U.S. Holders of Hudson shares under the PFIC rules to the extent that Section 1291(f) of the Code applies.

Code section 1291(f) requires that, to the extent provided in Treasury regulations, a U.S. person that disposes of stock of a PFIC must recognize gain, in the manner described below, notwithstanding any other provision of the Code (including the nonrecognition provisions of Section 354). No final Treasury regulations are in effect under Section 1291(f); however, the IRS has published proposed regulations, described below, that (according to the regulations as proposed) if adopted would be retroactive to the date of their publication. If final regulations under Code section 1291(f) were adopted as proposed, the PFIC rules would apply to a U.S. Holder of Hudson shares if Hudson has been a PFIC with respect to the U.S. Holder at any time that the U.S Holder has owned his Hudson shares.

The proposed Treasury regulations were promulgated in 1992. If finalized in their present form, and if Hudson were determined to be a PFIC with respect to any U.S. Holder, the Proposed Regulations would require taxable gain recognition from the Redomestication Merger for a U.S. Holder who had not made a certain election (described below) with respect to his Hudson shares. Any such gain would be taxed as follows: the amount of the gain would be (i) allocated ratably to each day that the U.S. Holder has held shares of Hudson’s shares and (ii) taxed as ordinary income that was earned in each of the years to which it was allocated. The rate of tax on such income would be the highest rate of tax in effect for the category of U.S. Holder during each such year. The tax imposed on income allocated to any prior taxable year would also be subject to an interest charge that would accrue from the taxable year to which the income was allocated until the date that the tax due under the PFIC rules was paid. However, any gain required to be taken into account under the Section 1291(f) regulations would be reduced by the amount of any distributions pursuant to the Disposition that were also taxed under the PFIC rules.

The Proposed Regulations also provide rules intended to coordinate the PFIC rules with the rules of Code section 367(b), discussed above under “Effect of Section 367 on the Redomestication Merger for U.S. Holders of Hudson Shares”. Under these coordinating rules, if the gain recognition rule of the Proposed Regulations applied to a disposition of PFIC stock that was also subject to the rules of Section 367(b) – because the foreign corporation had an all earnings and profit amount -- the gain realized on the transfer would first be taxable under Section 1291(f) and any gain not taxable under Section 1291(f) would then be taxable as provided under Section 367(b).

As with distributions pursuant to the Disposition, Tthe foregoing tax effects of PFIC status on the Redomestication Merger would be different if any U.S. Holder has, during his ownership of Hudson shares, made an election (a so-called “mark-to-market” election) to include in income for each of the years that he has owned his Hudson shares an amount of income representing the increase in the value of his shares during the year. Any U.S. Holder who has made such an election should consult with his own tax advisor about the tax ramifications of having done so.

Hudson intends to take the position that it is not and has never been a PFIC with respect to any U.S. Holder but cannot provide any assurances that its position will be upheld. The PFIC rules are complex and are affected by various factors in addition to those described above. Accordingly, U.S. holders of Hudson shares are urged to consult their own tax advisors concerning the application of the PFIC rules to their shares.

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Additional Tax on Net Investment Income

Certain U.S. holders that are individuals, estates and trusts are required to pay a 3.8 percent tax on “net investment income” (or in the case of an estate or trust, “undistributed net investment income”), which generally includes, among other items of income, dividends on, and capital gains from the sale or other disposition of, securities, subject to certain limitations and exceptions. See Code section 1411. U.S. Holders are urged to consult their own tax advisors regarding the applicability of this additional tax to the dividends and gains resulting from their ownership and disposition of Hudson Shares and their ownership of Purchaser Common Stock.

Tax Consequences of the Merger

Purchaser and Fr8Hub intend that, for U.S. federal income tax purposes, the Merger should qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

U.S. Holders of Fr8Hub securities should generally not recognize any gain or loss as a result of the Merger. Pursuant to the Merger, U.S. Holders of Fr8Hub securities will receive Purchaser Common Stock in exchange for their shares of Fr8Hub common stock, Purchaser Preferred Stock in exchange for their shares of Fr8Hub preferred stock, and Purchaser warrants and options (hereinafter “Purchaser Warrants”) in exchange for their Fr8Hub warrants and options, respectively. Each U.S. Holder’s tax basis in the shares of Purchaser Common Stock received in the Merger should be the same as his, her or its tax basis in the shares of Fr8Hub common stock surrendered in the Merger in exchange therefor, each U.S. Holder’s tax basis in the shares of Purchaser Preferred Stock received in the Merger should be the same as his, her or its tax basis in the shares of Fr8Hub preferred stock surrendered in the Merger in exchange therefor, and each U.S. Holder’s tax basis in the Purchaser Warrants received in the Merger will be the same as his, her or its tax basis in the Fr8Hub warrants or options, as applicable, surrendered in the Merger in exchange therefor. The holding period of the shares of Purchaser Common Stock received in the Merger by the U.S. Holder should include the holding period of the shares of Fr8Hub common stock surrendered in the Merger in exchange therefor, the holding period of the shares of Purchaser Preferred Stock received in the Merger by the U.S. Holder should include the holding period of the shares of Fr8Hub preferred stock surrendered in the Merger in exchange therefor, and the holding period of the Purchaser Warrants received in the Merger by the U.S. Holder should include the holding period of the Fr8Hub warrants or options, as applicable, surrendered in the Merger in exchange therefor.

In addition, pursuant to the Merger Agreement, U.S. Holders of Fr8Hub common stock may receive contingent consideration in the form of additional shares of Purchaser Common Stock under certain circumstances. Any additional shares of Purchaser Common Stock received by U.S. Holders pursuant to the Merger Agreement are expected to be viewed as contingent consideration in the Merger and should generally be received on a tax-free basis in the manner described above. However, the treatment of contingent consideration received in a “reorganization” within the meaning of Section 368(a) of the Code, including a U.S. Holder’s tax basis in any shares of Purchaser Common Stock received as contingent consideration, is unclear under current law, and there can be no assurance that the IRS will not take a contrary position to that described herein or that a court will not agree with a contrary position of the IRS in the event of litigation. Additionally, under Code Section 483, a portion of the value of any shares of Purchaser Common Stock received by a U.S. Holder as contingent consideration will be treated as interest for U.S. federal income tax purposes that must be accounted for in accordance with the holder’s regular method of accounting. The amount of imputed interest is equal to the excess of (1) the fair market value of the shares of Purchaser Common Stock, if any, received as contingent consideration over (2) the present value of such amount as of the effective time, discounted at the applicable federal rate in effect at the effective time. A U.S. Holder’s tax basis in any shares of Purchaser Common Stock received as contingent consideration will be increased by the amount treated as imputed interest.

All U.S. Holders are urged to consult their tax advisors as to the tax consequences to them of the Merger, including the potential receipt of contingent consideration, under such holder’s particular circumstances.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF THE REDOMESTICATION MERGER THE DISPOSITION AND THE MERGER.

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Tax Consequences of Ownership and Disposition of Purchaser Securities

The following discussion is a summary of certain material U.S. federal income tax consequences of the ownership and disposition of Purchaser securities to U.S. Holders who receive such Purchaser securities pursuant to the Business Combination.

Distributions on Purchaser Stock

The gross amount of any distribution on Purchaser Common Stock or Purchaser Preferred Stock (hereinafter “Purchaser Stock”) that is made out of Purchaser’s current and accumulated profits (as determined for U.S. federal income tax purposes) will generally be taxable to a U.S. Holder as ordinary dividend income on the date such distribution is actually or constructively received by such U.S. Holder. Any such dividends paid to corporate U.S. Holders generally will qualify for the dividends received deduction if the requisite holding period is satisfied. Dividends paid to a non-corporate U.S. Holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains.

Non-corporate U.S. Holders that do not meet a minimum holding period requirement or that elect to treat the dividend income as “investment income” pursuant to Section 163(d)(4) of the Code (dealing with the deduction for investment interest expense) will not be eligible for the reduced rates of taxation applicable to qualified dividends. In addition, the rate reduction will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met.

To the extent that the amount of any distribution made by Purchaser on the Purchaser Stock exceeds Purchaser’s current and accumulated earnings and profits for a taxable year (as determined under U.S. federal income tax principles), the distribution will first be treated as a tax-free return of capital, causing a reduction (but not below zero) in the adjusted basis of the U.S. Holder’s Purchaser Stock, and to the extent the amount of the distribution exceeds the U.S. Holder’s tax basis, the excess will be taxed as capital gain recognized on a sale or exchange as described below under “— Sale, Exchange, Redemption or Other Taxable Disposition of Securities.”

Sale, Exchange, Redemption or Other Taxable Disposition of Purchaser Securities

A U.S. Holder will generally recognize gain or loss on any sale, exchange, redemption, or other taxable disposition of Purchaser securities in an amount equal to the difference between the amount realized on the disposition and such U.S. Holder’s adjusted tax basis in such Purchaser securities. Any gain or loss recognized by a U.S. Holder on a taxable disposition of Purchaser securities will generally be capital gain or loss and will be long-term capital gain or loss if the holder’s holding period in the Purchaser securities exceeds one year at the time of the disposition. Preferential tax rates may apply to long-term capital gains recognized by non-corporate U.S. Holders (including individuals). The deductibility of capital losses is subject to limitations. Any gain or loss recognized by a U.S. Holder on the sale or exchange of Purchaser securities will generally be treated as U.S. source gain or loss.

Exercise or Lapse of a Purchaser Warrant

Except as discussed below with respect to the cashless exercise of a Purchaser Warrant, a U.S. Holder generally will not recognize gain or loss upon the acquisition of a share of Purchaser Common Stock or Purchaser Preferred Stock on the exercise of a Purchaser Warrant for cash. A U.S. Holder’s tax basis in a share of Purchaser Common Stock or Purchaser Preferred Stock received upon exercise of the Purchaser Warrant generally will be an amount equal to the sum of the U.S. Holder’s tax basis in the Purchaser Warrant exchanged therefor and the exercise price. The U.S. Holder’s holding period for a share of Purchaser Common Stock or Purchaser Preferred Stock received upon exercise of the Purchaser Warrant will begin on the date following the date of exercise (or possibly the date of exercise) of the Purchaser Warrants and will not include the period during which the U.S. Holder held the Purchaser Warrants. If a Purchaser Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the Purchaser Warrant.

The tax consequences of a cashless exercise of a warrant are not clear under current tax law. A cashless exercise may be tax-free, either because the exercise is not a gain realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-free situation, a U.S. Holder’s basis in the Purchaser Common Stock or Purchaser Preferred Stock received would equal the holder’s basis in the Purchaser Warrant exercised therefor. If the cashless exercise were treated as not being a gain realization event, a U.S. Holder’s holding period in the Purchaser Common Stock or Purchaser Preferred Stock would be treated as commencing on the date following the date of exercise (or possibly the date of exercise) of the Purchaser Warrant. If the cashless exercise were treated as a recapitalization, the holding period of the Purchaser Common Stock or Purchaser Preferred Stock would include the holding period of the Purchaser Warrant exercised therefor.

It is also possible that a cashless exercise could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. Holder would recognize gain or loss with respect to the portion of the exercised Purchaser Warrants treated as surrendered to pay the exercise price of the Purchaser Warrants (the “surrendered warrants”). The U.S. Holder would recognize capital gain or loss with respect to the surrendered warrants in an amount generally equal to the difference between (i) the fair market value of the Purchaser Common Stock or Purchaser Preferred Stock that would have been received with respect to the surrendered warrants in a regular exercise of the Purchaser Warrants and (ii) the sum of the U.S. Holder’s tax basis in the surrendered warrants and the aggregate cash exercise price of such warrants (if they had been exercised in a regular exercise). In this case, a U.S. Holder’s tax basis in the Purchaser Common Stock or Purchaser Preferred Stock received would equal the U.S. Holder’s tax basis in the Purchaser Warrants exercised plus (or minus) the gain (or loss) recognized with respect to the surrendered warrants. A U.S. Holder’s holding period for the Purchaser Common Stock or Purchaser Preferred Stock would commence on the date following the date of exercise (or possibly the date of exercise) of the Purchaser Warrant.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise of Purchaser Warrants.

TAX CONSEQUENCES TO NON-U.S. HOLDERS

This section applies to any owner of Hudson shares or Fr8Hub securities and, after the Business Combination, Purchaser securities who is not a U.S. Holder (and who is hereinafter referred to as a “Non-U.S. Holder”).

Tax Consequences of the Redomestication Merger.

A Non-U.S. Holder that is a foreign corporation with one or more U.S. shareholders who own 10% or more of its stock will be subject to the Section 367(b) rules, discussed above under “Effect of Section 367 on the Redomestication Merger for U.S. Holders of Hudson Shares”, on the disposition of its Hudson shares and should consult its own tax advisor about the impact of those rules on it.

Tax Consequences of the Disposition.

A distribution pursuant to the Disposition to a Non-U.S. Holder that is not effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States will not be taxable to the Non-U.S. Holder. A Non-U.S. Holder for whom the distribution is effectively connected with a trade or business within the United states should consult his own tax adviser about the tax consequences of the distribution.

195

Tax Consequences of Ownership and Disposition of Purchaser Securities

Distributions on Purchaser Stock

Distributions of cash or property (including a constructive distribution) to a Non-U.S. Holder in respect of Purchaser Stock received in the Business Combination will generally constitute dividends for U.S. federal income tax purposes to the extent paid from Purchaser’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds Purchaser’s current and accumulated earnings and profits, the excess will generally be treated first as a tax-free return of capital to the extent of the Non-U.S. Holder’s adjusted tax basis in the Purchaser Stock. Any remaining excess will be treated as capital gain and will be treated as described below under “— Sale, Exchange, Redemption or Other Taxable Disposition of Purchaser Securities.”

Dividends paid to a Non-U.S. Holder of Purchaser Stock generally will be subject to withholding of U.S. federal income tax at a 30% rate, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate as described below. However, dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment or fixed base of the Non-U.S. Holder) are not subject to such withholding tax, provided certain certification and disclosure requirements are satisfied (generally by providing an IRS FormW-8ECI). Instead, such dividends are subject to United States federal income tax on a net income basis in the same manner as if the Non-U.S. Holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A Non-U.S. Holder of Purchaser Stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to complete the applicable IRS FormW-8 and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if the shares of Purchaser Stock are held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain Non-U.S. Holders that are pass-through entities rather than corporations or individuals.

A Non-U.S. Holder of Purchaser Stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders are urged to consult their own tax advisors regarding their entitlement to the benefits under any applicable income tax treaty.

Sale, Exchange, Redemption or Other Taxable Disposition of Purchaser Securities

Subject to the discussion of backup withholding and FATCA below, any gain realized by a Non-U.S. Holder on the taxable disposition of Purchaser securities generally will not be subject to U.S. federal income tax unless:

●	the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment or fixed base of the Non-U.S. Holder);

●	the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 days or more in the taxable year of the disposition, and certain other conditions are met; or

●	Purchaser is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the Non-U.S. Holder’s holding period for such securities disposed of, and either (A) shares of Purchaser Stock are not considered to be regularly traded on an established securities market or (B) such Non-U.S. Holder has owned or is deemed to have owned, at any time during the shorter of the five-year period preceding such disposition and such Non-U.S. Holder’s holding period more than 5% of the outstanding shares of Purchaser Stock. There can be no assurance that shares of Purchaser Stock will be treated as regularly traded on an established securities market for this purpose.

A non-corporate Non-U.S. Holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates. An individual Non-U.S. Holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by certain United States source capital losses, even though the individual is not considered a resident of the United States, provided that the individual has timely filed U.S. federal income tax returns with respect to such losses. If a Non-U.S. Holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% (or such lower rate as may be specified by an applicable income tax treaty) of its effectively connected earnings and profits, subject to adjustments.

If the last bullet point immediately above applies to a Non-U.S. Holder, gain recognized by such Non-U.S. Holder on the sale, exchange or other disposition of Purchaser securities generally will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of such Purchaser securities from a Non-U.S. Holder may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition. Purchaser will generally be classified as a “U.S. real property holding corporation” if the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. Purchaser does not expect to be classified as a “U.S. real property holding corporation” following the Business Combination. However, such determination is factual in nature and subject to change, and no assurance can be provided as to whether Purchaser is or will be a U.S. real property holding corporation with respect to a Non-U.S. Holder following the Business Combination or at any future time.

196

Exercise or Lapse of a Purchaser Warrant

The U.S. federal income tax treatment of a Non-U.S. Holder’s exercise of a Purchaser Warrant, or the lapse of a Purchaser Warrant held by a Non-U.S. Holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a warrant by a U.S. holder, as described under “— U.S. Holders — Exercise or Lapse of a Purchaser Warrant,” above, although to the extent a cashless exercise results in a taxable exchange, the consequences would be similar to those described under “— Sale, Exchange, Redemption or Other Taxable Disposition of Purchaser Securities,” above for a Non-U.S. Holder’s gain on the sale or other disposition of Purchaser securities.

ALL NON-U.S. HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF THE REDOMESTICATION MERGER, THE DISPOSITION, AND THE MERGER.

Information Reporting and Backup Withholding

Purchaser generally must report annually to the IRS and to each holder the amount of cash dividends and certain other distributions it pays to such holder on such holder’s Purchaser securities and the amount of tax, if any, withheld with respect to those distributions. In the case of a Non-U.S. Holder, copies of the information returns reporting those distributions and withholding also may be made available to the tax authorities in the country in which the Non-U.S. Holder is a resident under the provisions of an applicable income tax treaty or agreement. Information reporting is also generally required with respect to proceeds from the sales and other dispositions of Purchaser securities to or through the U.S. office (and in certain cases, the foreign office) of a broker. In addition, certain information concerning a U.S. Holder’s adjusted tax basis in its Purchaser securities and adjustments to that tax basis and whether any gain or loss with respect to such securities is long-term or short-term also may be required to be reported to the IRS.

Moreover, backup withholding of U.S. federal income tax at a rate of 24% generally will apply to cash distributions made on Purchaser securities to, and the proceeds from sales and other dispositions of such securities by, a U.S. Holder (other than an exempt recipient) who:

●	fails to provide an accurate taxpayer identification number;

●	is notified by the IRS that backup withholding is required; or

●	in certain circumstances, fails to comply with applicable certification requirements.

A Non-U.S. Holder generally may eliminate the requirement for information reporting (other than with respect to distributions, as described above) and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Rather, the amount of any backup withholding will be allowed as a credit against a U.S. Holder’s or a Non-U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that certain required information is timely furnished to the IRS. Holders are urged to consult their own tax advisors regarding the application of backup withholding and the availability of and procedures for obtaining an exemption from backup withholding in their particular circumstances.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends in respect of, and (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, securities (including Purchaser securities) which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which Purchaser securities are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, Purchaser securities held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies to the applicable withholding agent that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners”, which will in turn be provided to the U.S. Department of Treasury.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends in respect of Purchaser Stock. While withholding under FATCA generally would also apply to payments of gross proceeds from the sale or other disposition of securities (including Purchaser securities), proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. All holders should consult their tax advisors regarding the possible implications of FATCA on their investment in Purchaser securities.

NASDAQ Stock Market Listing

The approval by NASDAQ of (i) the continued listing of the Purchaser Common Stock on the NASDAQ Capital Market following the Effective Time and (ii) the listing of the shares of Purchaser Common Stock being issued in connection with the merger on NASDAQ at or prior to the Effective Time are conditions to the closing of the merger. Fr8Hub has agreed to cooperate with Hudson to furnish to Hudson all information concerning Fr8Hub and its stockholders that may be required or reasonably requested in connection with NASDAQ. If such approvals are obtained, Hudson anticipates that the Purchaser Common Stock will be listed on NASDAQ under the trading symbol “FRGT” following the closing of the merger.

197

PLAN OF DISTRIBUTION

We are registering the offer and sale, from time to time, by the Selling Stockholders of up to (i) 47,057,928 shares of Series A3 Conversion Shares, (ii) 880,161 shares of Series A4 Conversion Shares to be issued to certain affiliates of the Purchaser upon the consummation of the transactions contemplated by the Merger Agreement, as described in this registration statement, (iii) 2,508,000 shares of PX Global Shares. . In the event the Merger is not approved by the Purchaser’s stockholders or the other conditions precedent to the consummation of the Merger are not met, none of the Conversion Shares or PX Global Shares will be issued and Purchaser will seek to withdraw the registration statement of which this prospectus forms a part prior to the effectiveness of the registration statement. On February 9, 2021, Fr8Hub entered into a SPA with certain investors pursuant to which Fr8Hub preferred stock shall be issued immediately prior to closing the Merger. Each share of the preferred stock issued under the SPA will be cancelled and automatically converted into the right to receive, without interest, the Exchange Ratio in shares of Purchaser Preferred Stock. The Conversion Shares represent Purchaser Preferred Stock issued in connection with the Merger.

We will not receive any of the proceeds from the sale of the securities by the Selling Stockholders.

Once issued and upon effectiveness of the registration statement of which this prospectus forms a part, the securities beneficially owned by the Selling Stockholders covered by this prospectus may be offered and sold from time to time by the Selling Stockholders. The term “Selling Stockholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a Selling Stockholder as a gift, pledge, partnership distribution or other transfer. The Selling Stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. Each Selling Stockholder reserves the right to accept and, together with its respective agents, to reject, any proposed purchase of securities to be made directly or through agents. The Selling Stockholders and any of their permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions.

Subject to the limitations set forth in any applicable registration rights agreement, the Selling Stockholders may use any one or more of the following methods when selling the securities offered by this prospectus:

●	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

●	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

●	block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	an over-the-counter distribution in accordance with the rules of the applicable exchange;

●	settlement of short sales entered into after the date of this prospectus;

●	agreements with broker-dealers to sell a specified number of the securities at a stipulated price per share;

●	in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

●	directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	through a combination of any of the above methods of sale; or

●	any other method permitted pursuant to applicable law.

In addition, a Selling Stockholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

The Selling Stockholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by a Selling Stockholder that a donee, pledgee, transferee, other successor- in-interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a Selling Stockholder.

To the extent required, the shares of our common stock to be sold, the names of the Selling Stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In connection with the sale of shares of our Common Stock, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares of our common stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of our Common Stock short and deliver these securities to close out their short positions, or loan or pledge the Common Stock to broker-dealers that in turn may sell these shares. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In offering the securities covered by this prospectus, the Selling Stockholders and any underwriters, broker-dealers or agents who execute sales for the Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any discounts, commissions, concessions or profit they earn on any resale of those securities may be underwriting discounts and commissions under the Securities Act.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the Selling Stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Stockholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

198

LEGAL MATTERS

Sichenzia Ross Ference LLP will pass upon the validity of the Purchaser Common Stock offered by this prospectus.

EXPERTS

The consolidated financial statements of Hudson Capital, Inc. and Subsidiaries as of and for the years ended December 31, 2019 and 2018 included in this prospectus have been audited by Centurion ZD CPA & Co. and Wei, Wei & Co., LLP, respectively; given on the authority of said firms as an independent registered public accounting firm, as separately stated in its report appearing elsewhere herein, and have been so included in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

The consolidated statements of income and comprehensive income, changes in shareholders’ equity and cash flows for year ended December 31, 2017 of Hudson Capital Inc. and Subsidiaries included in this prospectus have been audited by Marcum Bernstein & Pinchuk LLP; given on the authority of such firm as an independent registered public accounting firm, as separately stated in its report appearing elsewhere herein, and have been so included in reliance upon such report and upon the authority of such firm as expert in accounting and auditing.

The financial statements of FreightHub, Inc. as of and for the years ended December 31, 2019 and 2018 included in this prospectus in reliance upon the report of UHY LLP, independent registered public accounting firm, as stated in its report appearing elsewhere herein, and have been so included in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act, and, in accordance with the Exchange Act, we also must file reports with, and furnish other information to, the SEC. As a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required to publish financial statements as promptly as U.S. companies. However, we file with the SEC an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm, and we submit to the SEC, on Form 6-K, unaudited interim financial information. The SEC also maintains an internet site (www.sec.gov) that makes available reports and other information that we file or furnish electronically with it.

Purchaser has filed a registration statement under the Securities Act with the SEC with respect to the securities of Purchaser to be issued pursuant to the Merger Agreement. This prospectus constitutes the prospectus of Purchaser filed as part of the registration statement. This prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted as provided by the rules and regulations of the SEC. You may inspect and copy the registration statement at any of the addresses listed above.

Fr8Hub does not have a class of equity securities registered under the Securities Exchange Act of 1934 and does not file reports or other information with the SEC.

199

HUDSON CAPITAL INC. (formerly known as CHINA INTERNET NATIONWIDE FINANCIAL SERVICES INC.) AND SUBSIDIARIES

200

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To:	The Board of Directors and Shareholders of Hudson Capital Inc. (Formerly known as China Internet Nationwide Financial Services Inc.)

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Hudson Capital Inc. (Formerly known as China Internet Nationwide Financial Services Inc.) and subsidiaries (the “Company”) as of December 31, 2019, and the related consolidated statements of operations and comprehensive loss, changes in shareholders’ equity and cash flows for the year ended December 31, 2019, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2019, and the consolidated results of its operations and its cash flows for the year ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

As part of our audit of the 2019 financial statements, we also audited the adjustments to the 2017 financial statements to retroactively apply the effects of the reverse stock split that occurred subsequent to the year ended December 31, 2019 as described in Note 12 and Note 18. In our opinion, such adjustments are appropriate and have been properly applied. We were not engaged to audit, review, or apply any procedures to Hudson Capital Inc. (Formerly known as China Internet Nationwide Financial Services Inc.)’s 2017 financial statements other than with respect to the adjustments and, accordingly, we do not express an opinion or any other form of assurance on the 2017 financial statements as whole.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2v to the consolidated financial statements, the Company has suffered from losses from operation and significant accumulated deficits. The Company comes to have insufficient cash flows generated from operations and provided for development. In addition, the Company continues to experience negative cash flows from operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Centurion ZD CPA& Co.
Centurion ZD CPA & Co.

We have served as the Company’s auditor since 2019.

Hong Kong, China

June 15, 2020, except for Note 12 and Note 18 which the date is November 12, 2020

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of Hudson Capital Inc. (formerly known as China Internet Nationwide Financial Services Inc.)

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of China Internet Nationwide Financial Services Inc. and Subsidiaries (the “Company”) as of December 31, 2018, the related consolidated statements of operations and comprehensive income, changes in shareholders’ equity and cash flows for the year then ended and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018, and the results of operations and cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Wei, Wei & Co., LLP

We have served as the Company’s auditor for 2019

Flushing, New York

May 10, 2019

F-2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

Hudson Capital Inc.

Opinion on the Financial Statements

We have audited the consolidated statements of income and comprehensive income, changes in shareholders’ equity and cash flows for year ended December 31, 2017, and the related notes (collectively referred to as the “financial statements”) of Hudson Capital Inc. (formerly known as China Internet Nationwide Financial Services Inc.) and Subsidiaries. In our opinion, the financial statements present fairly, in all material respects, the results of its operations and its cash flows for the year ended December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Marcum Bernstein & Pinchuk llp
Marcum Bernstein & Pinchuk llp

We have served as the Company’s auditor from 2016 to 2018.

New York, New York

May 15, 2018

F-3

HUDSON CAPITAL INC. (formerly known as CHINA INTERNET NATIONWIDE FINANCIAL

SERVICES INC.) AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	As of December 31,
	2019	2018
ASSETS
Current assets
Cash	$13,567	$1,578,828
Accounts receivable, net	7,264	18,839,050
Other receivables	646,690	3,452,568
Loans to third parties, net	4,800,000	39,849,517
Prepayments	17,047	41,279
Advance for investment	-	837,802
Due from related parties	76,466	184,961
Total Current Assets	5,561,034	64,784,005
Non-current assets
Property and Equipment, net	1,503	250,886
Intangible assets, net	1,940	3,426
Long-term office rental deposit		-
Long-term prepayment	4,580	8,377
Goodwill	-	-
Deferred Tax Assets	-	1,798,398
Total Assets	$5,569,057	$66,845,092

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accrued payroll	$621,483	$766,383
Accounts payable		-
Advance from customers	-	95,118
Other payables and accruals	201,469	271,467
Due to related party	279,925	32,005
Taxes payable	986,195	798,999
Total Current Liabilities	2,089,072	1,963,972
Provision of other liabilities	959,881	-
Deferred tax liabilities		-
Total Liabilities	3,048,953	1,963,972

Shareholders’ equity
Common Stock ($0.005* par value, unlimited shares authorized, 4,422,837* shares issued and outstanding at December 31, 2019 and December 31, 2018)	22,114	22,114
Additional paid in capital	28,441,045	28,441,045
Statutory reserve	2,949,930	2,912,529
Retained earnings	(25,379,699)	36,653,460
Accumulated other comprehensive loss	(3,513,286)	(3,148,028)
Total Shareholders’ Equity	2,520,104	64,881,120
Total Liabilities and Shareholders’ Equity	$5,569,057	$66,845,092

All of the VIE’s assets can be used to settle obligations of its primary beneficiary. Liabilities recognized as a result of consolidating the VIE do not represent additional claims on the Company’s general assets.

* - The number of shares outstanding was adjusted retroactively for all period presented to reflect the 5 to 1 reverse stock split change which was effective on October 29, 2020.

See notes to the consolidated financial statements

F-4

HUDSON CAPITAL INC. (formerly known as CHINA INTERNET NATIONWIDE FINANCIAL

SERVICES INC.) AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

	Year Ended December 31, 2019	Year Ended December 31, 2018	Year Ended December 31, 2017

Revenue
- Third parties	$1,366,417	$14,402,329	$25,116,139
- Related parties		-	-
Total revenue	1,366,417	14,402,329	25,116,139

Cost of revenues	123	654,979	729,752
Gross profit	1,366,294	13,747,350	24,386,387

Operating expenses
Selling and marketing expenses	100,460	576,526	371,383
General and administrative expenses	1,893,499	11,664,394	3,169,855
Research & Development Expense	-	3,512,512	92,683
Donation expenses	-	-	148,108
Total Operating expenses	1,993,959	15,753,432	3,782,029
(Loss) income from operations	(627,665)	(2,006,082)	20,604,358

Other income (expenses)
Interest income on bank deposit	666	16,182	13,600
Loss on disposal of a subsidiary		(2,062,155)	-
Other expenses	(5,611,484)	(510,200)	(7,058)
Interest income from loans to third parties	2,191,631	6,465,042	4,070,600
Impairment loss on loans to third parties and property and equipment	(57,941,663)	(7,423,651)
Total other (expenses) income, net	(61,360,850)	(3,514,782)	4,077,142

(Loss) Income before income tax expenses	(61,988,515)	(5,520,864)	24,681,499
Income tax (benefit) expenses	7,243	(1,702,127)	633,315
Net (loss) income	$(61,995,758)	$(3,818,737)	$24,048,184
Other comprehensive (loss) income
Foreign currency translation (loss) gain	(365,258)	(2,415,919)	2,382,488
Comprehensive (loss) Income	$(62,361,016)	$(6,234,656)	$26,430,672

Weighted average number of shares, basic and diluted	4,422,837 *	4,422,837 *	4,176,141	*
Basic and diluted (loss) earnings per share	$(14.02)*	$(0.85)*	$5.758	*

* - The computation of basic and diluted share and EPS data was adjusted retroactively for all period presented to reflect the 5 to 1 reverse stock split change which was effective on October 29, 2020.

See notes to consolidated financial statements

F-5

HUDSON CAPITAL INC. (formerly known as CHINA INTERNET NATIONWIDE FINANCIAL SERVICES INC.) AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years ended December 31,
	2019	2018	2017
Cash flows from operating activities:
Net income	$(61,995,758)	$(3,818,737)	$24,048,184
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	62,358	59,907	39,314
Deferred taxes	1,790,260	(1,733,152)	(38,890)
Loss on disposal of a subsidiary	-	2,062,155	-
Impairment loss on loans to third parties	56,242,596	7,346,903	-
Impairment loss on fixed assets	-	76,748	-
Changes in operating assets and liabilities:	-	-	-
Accounts receivable	(1,450,857)	(13,327,901)	2,265,897
Other receivables	2,782,583	(3,055,473)	(379,543)
Prepayments	23,842	254,879	(300,280)
Due from related parties	389,337	(191,832)	-
Long-term office rental deposit	-	669,888	(442,135)
Accrued payroll	80,431	(454,552)	713,599
Other payables and accruals	(78,971)	(381,174)	(8,048)
Tax payable	202,515	(4,780,002)	1,638,886
Accounts Payable	-	(70,242)	66,558
Other Assets	-	-	-
Long-term prepayment	3,705	-	-
Estimated Liabilities	971,268	-	-
Advance from customers	(94,688)	76,203	-
Net cash (used in)/provided by operating activities	(1,071,379)	(17,266,382)	27,603,542

Cash flows from investing activities:
Purchases of property and equipment	-	(175,972)	(191,692)
Loans to third parties	(200,000)	(39,417,810)	(41,508,250)
Collection of loans to third parties	-	31,870,523	20,865,100
Acquisition of Anytrust, net of cash acquired in connection of acquisition of Anytrust	-	-	(1,473,365)
Net cash (used in)/provided by investing activities	(200,000)	(7,723,259)	(22,308,207)

Cash flows from financing activities:
Proceeds from related party	(31,201)	-	-
Repayment to a related party	-	(128,407)	-
Proceeds from IPO (net of offering cost of $1,262,562 )	-	-	18,968,888
Proceeds from exercise of underwriter’s warrants	-	-	1,090,239
Return of capital	-	-	-
Payments of offering costs	-	-	(417,998)
Net cash (used in)/ provided by financing activities	(31,201)	(128,407)	19,641,129
Effect of exchange rate changes on cash	(262,681)	(468,386)	348,373
Net (decrease) increase in cash	(1,565,261)	(25,586,434)	25,284,837
Cash at beginning of year	1,578,828	27,165,262	1,880,425
Cash at end of year	13,567	$1,578,828	$27,165,262
Supplemental disclosure of cash flow information			-
Interest paid	$-	$-	$-
Income taxes paid	$-	$2,503,688	$317,150
Non- cash investing activities
Net assets from acquisition of Anytrust	$-	$-	$351,225
Deferred offering costs	$-	$-	$763,365

See notes to the consolidated financial statements

F-6

HUDSON CAPITAL INC. (formerly known as CHINA INTERNET NATIONWIDE FINANCIAL SERVICES INC.) AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

							Accumulated
				Additional			other	Total
	Common Stock			Paid-in	Statutory	Retained	Comprehensive	Shareholders’
	Shares		Amount	Capital	Reserve	Earnings	Loss	Equity
Balance at January 1, 2017	4,000,000	*	$20,000	$9,147,398	$1,657,084	$17,679,458	$(3,114,597)	$25,389,343
Net income	-		-	-	-	24,048,184	-	24,048,184
Proceeds from issuance of common stock, net of offering costs	404,629	*	2,023	18,203,499	-	-	-	18,205,522
Proceeds from exercise of underwriter’s warrants	18,208	*	91	1,090,148	-	-	-	1,090,239
Appropriations of statutory reserves	-		-	-	171,517	(171,517)	-	-
Foreign currency translation gain	-		-	-	-	-	2,382,488	2,382,488
Balance at December 31, 2017	4,422,837	*	22,114	28,441,045	1,828,601	41,556,125	(732,109)	71,115,776
Net (loss)	-		-	-	-	(3,818,737)	-	(3,818,737)
Appropriations of statutory reserves	-		-	-	1,083,928	(1,083,928)	-	-
Foreign currency translation loss	-		-	-	-	-	(2,415,919)	(2,415,919)
Balance as of December 31, 2018	4,422,837	*	22,114	28,441,045	2,912,529	36,653,460	(3,148,028)	64,881,120
Net (loss)						(61,995,758)		(61,995,758)
Appropriations of statutory reserves					37,401	(37,401)
Foreign currency translation loss							(365,258)	(365,258)
Balance as of December 31, 2019	4,422,837	*	$22,114	$28,441,045	$2,949,930	(25,379,699)	(3,513,286)	2,520,104

* - The number of shares outstanding was adjusted retroactively for all period presented to reflect the 5 to 1 reverse stock split change which was effective on October 29, 2020.

See notes to the consolidated financial statements

F-7

NOTE 1. ORGANIZATION AND PRINCIPAL ACTIVITIES

Hudson Capital Inc. (“HUSN” or the “Company”),  formerly known as China Internet Nationwide Financial Services, Inc., incorporated in the British Virgin Islands (the “BVI”) on September 28, 2015, is engaged in the business of providing financial advisory services to meet the financial and capital needs of its clients, which comprise largely of small-to-medium sized enterprises, through the Company’s wholly-owned subsidiaries. On April 10, 2020, the board of directors of China Internet Nationwide Financial Services, Inc. (“CIFS”) resolved to change the Company’s name to “Hudson Capital Inc.” to re-brand the Company and better reflect the plans for its next phase of growth. The name change was effected with the British Virgin Islands Registrar of Corporate Affairs on April 23, 2020 and its name change and new ticker symbol on the Nasdaq was changed to HUSN with effect from May 8, 2020. The Company offers commercial payment advisory services, international corporate financing advisory services, intermediary bank loan advisory services and technical services. The Company’s wholly owned subsidiaries include: Hongkong Internet Financial Services Limited, (“HKIFS’) which was established in Hong Kong on October 7, 2015, and Beijing Yingxin Yijia Internet Technology Co., Ltd., (“Yingxin Yijia”) which was established on December 31, 2015 in Beijing, China by HKIFS. On September 2, 2019, Hong Kong Shengqi technology limited(“HKSQ”) company became a shareholder of Beijing Yingxin Yijia. HKSQ was incorporated in Hong Kong on August 29, 2019. Mr. Lin Jianxin is a shareholder of HKSQ. On September 26, 2019, a series of agreements were entered into among HKCIFS, HK Shengqi and its shareholders (the “VIE Agreements”). As a result of the VIE Agreements, HK become the primary beneficiary of HKSQ. HUSN is able to exercise control over Sheng Ying Xin and was entitled to substantially all of the economic benefits of Ying Xin Yi Jia through HKSQ, and HUSN treats Ying Xin Yi Jia as its variable interest entity (“VIE”) under U.S. GAAP. As a result, the results of operations, assets and liabilities of Ying Xin Yi Jia and its subsidiary (collectively “VIEs”) have been included in the accompanying consolidated financial statements.

Beijing Sheng Ying Xin Management Consulting Co., Ltd. (“Sheng Ying Xin”) was incorporated in Beijing, China on September 16, 2014. On December 29, 2016, Sheng Ying Xin incorporated Kashgar Sheng Yingxin Enterprise Consulting Co., Ltd. (“Kashgar SYX”) in the People’s Republic of China with registered capital of RMB5,000,000 (approximately $726,600), which capital has to be contributed in full by December 31, 2026. The legal representative of Kashgar SYX is Mr. Shaoyong Huang, who is also a 1% equity shareholder of Sheng Ying Xin.

HUSN is 73.89% owned by Mr. Jianxin Lin, who also owned 99% of Sheng Ying Xin directly and 1% of Sheng Ying Xin indirectly since its inception, September 16, 2014; Mr. Jianxin Lin is the former chief executive officer of both HUSN and Sheng Ying Xin. So HUSN and Sheng Ying Xin were considered to be under common control since September 28, 2015.

On April 26, 2016, a series of agreements were entered into among Yingxin Yijia, Sheng Ying Xin and its shareholders (the “VIE Agreements”). As a result of the VIE Agreements, Yingxin Yijia become the primary beneficiary of Sheng Ying Xin. HUSN is able to exercise control over Sheng Ying Xin and was entitled to substantially all of the economic benefits of Sheng Ying Xin through Yingxin Yijia, and HUSN treats Sheng Ying Xin as its variable interest entity (“VIE”) under U.S. GAAP. As a result, the results of operations, assets and liabilities of Sheng Ying Xin and its subsidiary (collectively “VIEs”) have been included in the accompanying consolidated financial statements.

Since HUSN and its subsidiaries were formed in 2015 and did not have significant operations since inception as well as HUSN and Sheng Ying Xin are under common control, the VIE Agreements dated April 26, 2016 were considered a capital transaction in substance. Accordingly, the consolidated balance sheets as of December 31, 2019 and 2018 include the accounts and balances of HUSN and its subsidiaries, Sheng Ying Xin and its subsidiaries at their respective carrying values. The consolidated statements of income and comprehensive income for the period from inception through September 28, 2015 were the historical operations of Sheng Ying Xin.

F-8

On July 28, 2017, HUSN completed its initial public offering (“IPO”) and issued 2,023,146 shares of common stock to investors at a price of $10.00 per share for a total of $20,231,460 before underwriting discounts and commissions and offering expenses of $1,262,562 and deferred issuing cost of $763,365. According to the underwriting agreement signed on May 9,2017, the Company issued warrants to the underwriter to purchase 91,042 ordinary shares upon the successful completion of the IPO at an exercise price of 120% of the IPO price, namely $12 dollars per share, and exercisable for two years. On November 21, 2017 the underwriter exercised all the warrants in connection with the IPO to purchase 91,042 shares. As of December 31, 2017 the number of shares issued and outstanding is 22,114,188.

On March 10, 2017, Sheng Ying Xin set up a wholly owned subsidiary Fu Hui (Shenzhen) Commercial Factoring Co., Ltd (“FuhuiSZ”) which mainly provides supply chain financing to commercial enterprises. On September 19, 2017 Sheng Ying Xin set up another wholly owned subsidiary Yingda Xincheng (Beijing) Insurance Broker Co., Ltd (“Yin Da Xin Cheng”) which mainly provides insurance brokerage services. On November 23, 2017, Sheng Ying Xin acquired a 100% equity interest in Beijing Anytrust Information Technology Co., Ltd (“Anytrust”) which mainly provides enterprise financial data services, including system management, application development, business intelligence and maintenance services. On September 25, 2019, Yin Da Xin Cheng carried out industrial and commercial deregistration.

On May 25, 2018, HKIFS set up a wholly owned subsidiary CIFS (Xiamen) Financial leasing company which mainly provides financial leasing services to commercial enterprises. Also on May 25, 2018, Sheng Yin Xin set up another wholly owned subsidiary Fuhui (Xiamen) Commercial Factoring Co., Ltd which mainly provides factoring services to commercial enterprises. On July 11, 2018 Sheng Ying Xin set up another wholly owned subsidiary Zhizhen Investment & Research (Beijing) Information Consulting Co., Ltd which mainly provides investment research services. On July 25, 2018, Sheng Ying Xin set up a wholly-owned subsidiary Hangzhou Yuchuang Investment Partnership (Limited Partnership) which is an investment vehicle for our strategic investing activities. On December 30, 2018, Sheng Yin Xin disposed Anytrust and transferred its equity interest in Anytrust to Mr. Jainxin Lin, the Company’s Chief Executive Officer and Chairman of the Board, with no consideration and incurred approximate loss of $2,062,000.

On September 2, 2019, Hongkong Shengqi Technology Limited (“HKSQ”) became a shareholder of WFOE. HKSQ was incorporated in Hong Kong on August 29, 2019. Mr. Jianxin Lin is the sole shareholder of HKSQ. On September 26, 2019, a series of agreements were entered into among HKIFS, HKSQ and its shareholder (the “HKSQ VIE Agreements”). As a result of the HKSQ VIE Agreements, HKIFS become the primary beneficiary of HKSQ.

The contractual agreements among HKSQ, WFOE and Sheng Ying Xin essentially confer control and management as well as the economic benefits of Sheng Ying Xin onto WFOE. In spite of the shareholder change in WFOE, we are able to retain full control and management over Sheng Ying Xin and are still entitled to substantially all of the economic benefits of WFOE through the HKSQ VIE Agreements.

Accordingly, the results of operations, assets and liabilities of HKSQ, WFOE and Sheng Ying Xin have been included in the accompanying consolidated financial statements.

On April 9, 2020, we incorporated a New York subsidiary, Hudson Capital USA Inc.

F-9

As of December 31, 2019, the Company’s corporate structure is set forth below:

The following is a summary of the VIE agreements:

Exclusive Business Cooperation Agreement

Pursuant to the terms of the certain Exclusive Business Cooperation Agreement dated April 26, 2016, between Sheng Ying Xin and Yingxin Yijia (the “Exclusive Business Cooperation Agreement”), Yingxin Yijia is the exclusive technology services and consultancy service provider to Sheng Ying Xin. Sheng Ying Xin agreed to pay Yingxin Yijia all fees payable for technology services and consultancy service, the amount of which equals 100% of the net profit of Sheng Ying Xin. Any payment from Sheng Ying Xin to Yingxin Yijia must comply with applicable Chinese laws. Yingxin Yijia is also obligated to bears all losses of Sheng Ying Xin. Further, the parties agreed that Yingxin Yijia shall retain sole ownership of all intellectual property developed in connection with providing technology services to Sheng Ying Xin. The Exclusive Business Cooperation Agreement has a ten-year term. The term of these agreements may be extended if confirmed in writing by Yingxin Yijia, prior to the expiration of the term. The extended term shall be determined by Yingxin Yijia, and Sheng Ying Xin shall accept such extended term unconditionally.

Pursuant to the terms of the certain Exclusive Business Cooperation Agreement dated September 26, 2019, between HKIFS and HKSQ (the “Exclusive Business Cooperation Agreement”), HKIFS is the exclusive technology services and consultancy service provider to HKSQ. HKSQ agreed to pay HKIFS all fees payable for technology services and consultancy service, the amount of which equals 100% of the net profit of HKSQ. Any payment from HKSQ to HKIFS must comply with applicable Chinese laws. HKIFS is also obligated to bears all losses of HKSQ. Further, the parties agreed that HKIFS shall retain sole ownership of all intellectual property developed in connection with providing technology services to HKSQ. The Exclusive Business Cooperation Agreement has a ten-year term. The term of these agreements may be extended if confirmed in writing by HKIFS, prior to the expiration of the term. The extended term shall be determined by HKIFS, and HKSQ shall accept such extended term unconditionally.

F-10

Power of Attorney

Pursuant to the terms of a certain Power of Attorney Agreement dated April 26, 2016, among Yingxin Yijia and the shareholders of Sheng Ying Xin (the “Power of Attorney”), each of the shareholders of Sheng Ying Xin irrevocably appointed Yingxin Yijia as their proxy to exercise on each of such shareholder’s behalf all of their voting rights as shareholders pursuant to PRC law and the Articles of Association of Sheng Ying Xin, including the appointment and election of directors of Sheng Ying Xin. The term of the Power of Attorney is valid so long as such shareholder is a shareholder of Sheng Ying Xin.

Pursuant to the terms of a certain Power of Attorney Agreement dated September 26, 2019, among HKIFS and the shareholders of HKSQ (the “Power of Attorney”), each of the shareholders of HKSQ irrevocably appointed HIIFS as their proxy to exercise on each of such shareholder’s behalf all of their voting rights as shareholders pursuant to PRC law and the Articles of Association of HKSQ, including the appointment and election of directors of HKSQ. The term of the Power of Attorney is valid so long as such shareholder is a shareholder of HKSQ.

The contractual agreements between WFOE and Sheng Ying Xin essentially confer control and management as well as the economic benefits of Sheng Ying Xin onto WFOE. In spite of the shareholder change in WFOE, we are able to retain full control and management over Sheng Ying Xin and are still entitled to substantially all of the economic benefits of WFOE through the HKSQ VIE Agreements.

Exclusive Option Agreement

Pursuant to the terms of a certain Exclusive Option Agreement dated April 26, 2016, among Yingxin Yijia, Sheng Ying Xin and the shareholders of Sheng Ying Xin (the “Exclusive Option Agreement”), the shareholders of Sheng Ying Xin granted Yingxin Yijia an irrevocable and exclusive purchase option (the “Option”) to acquire Sheng Ying Xin’s equity interests and/or remaining assets, but only to the extent that the acquisition does not violate limitations imposed by PRC law on such transactions. Accordingly, the Option is exercisable at any time at Yingxin Yijia’s discretion so long as such exercise and subsequent acquisition of Sheng Ying Xin does not violate PRC law. The consideration for the exercise of the Option is RMB 1 in total. To the extent Sheng Ying Xin shareholders receive any of such consideration, the Option requires Sheng Ying Xin shareholders to transfer (and not retain) the same to Sheng Ying Xin or Yingxin Yijia. The Exclusive Option Agreement has a ten-year term. The term of these agreements may be extended if confirmed in writing by Yingxin Yijia, and if no written confirmation was obtained from Yingxin Yijia, the Exclusive Option Agreement will be automatically renewed, the term of the renewed agreement will be determined till Yingxin Yijia’s written confirmation.

Pursuant to the terms of a certain Exclusive Option Agreement dated September 26, 2019, among HKIFS, HKSQ and the shareholders of HKSQ (the “Exclusive Option Agreement”), the shareholders of HKSQ granted HKIFS an irrevocable and exclusive purchase option (the “Option”) to acquire HKSQ’s equity interests and/or remaining assets, but only to the extent that the acquisition does not violate limitations imposed by PRC law on such transactions. Accordingly, the Option is exercisable at any time at HKIFS’s discretion so long as such exercise and subsequent acquisition of HKSQ does not violate PRC law. The consideration for the exercise of the Option is RMB 1 in total. To the extent HKSQ shareholders receive any of such consideration, the Option requires HKSQ shareholders to transfer (and not retain) the same to Sheng HKSQ or HKIFS. The Exclusive Option Agreement has a ten-year term. The term of these agreements may be extended if confirmed in writing by HKIFS, and if no written confirmation was obtained from HKIFS, the Exclusive Option Agreement will be automatically renewed, the term of the renewed agreement will be determined till HKIFS’s written confirmation.

Share Pledge Agreement

Pursuant to the terms of a certain Share Pledge Agreement dated April 26, 2016 among Yingxin Yijia and the shareholders of Sheng Ying Xin (the “Share Pledge Agreement”), the shareholders of Sheng Ying Xin pledged all of their equity interests in Sheng Ying Xin, including the proceeds thereof, to guarantee all of Yingxin Yijia’s rights and benefits under the Exclusive Business Cooperation agreement, the Power of Attorney and the Exclusive Option Agreement. Prior to termination of the Share Pledge Agreement, the pledged equity interests cannot be transferred without Yingxin Yijia’s prior written consent. All of the equity interest pledges with respect to the equity interests of Sheng Ying Xin according to the Share Pledge Agreement have been registered with the relevant office of the Administration for Industry and Commerce in China. The Share Pledge Agreement will be valid until all the payments related to the services provided by Yingxin Yijia to Sheng Ying Xin due under the Exclusive Business Cooperation Agreements have been fulfilled. Therefore, the Share Pledge Agreement shall only be terminated when the payments related to the ten-year Exclusive Business Cooperation Agreement are paid in full and Yingxin Yijia does not intend to extend the term of the Exclusive Business Cooperation Agreement.

F-11

Summarized below is the information related to the combined VIEs’ assets and liabilities as of December 31, 2019 and 2018, respectively:

	As of December 31, 2019	As of December 31, 2018

Current assets	$45,180,787	$51,754,573
Plant and equipment, net	1,503	210,790
Other noncurrent assets	6,520	1,560,202
Total assets	45,188,810	53,525,565
Total liabilities	(45,964,142)	(2,111,670)
Net assets	$(775,332)	$51,413,895

Summarized below is the information related to the financial performance of the VIEs reported in the Company’s consolidated statements of operations and comprehensive income (loss) for the years ended December 31, 2019, 2018 and 2017, respectively:

	Year ended December 31, 2019	Year ended December 31, 2018	Year ended December 31, 2017

Revenues	$1,366,417	$14,402,329	$25,116,139
Cost of revenues	$123	$654,979	$729,752
Total operating expenses	$784,840	$12,329,417	$3,477,939
Net loss / (income)	$53,859,306	$1,530,958	$(24,268,121)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Basis of presentation

The consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

(b) Principles of Consolidation

The consolidated financial statements include the financial statements of all the subsidiaries and VIEs of the Company. All transactions and balances between the Company and its subsidiaries and VIEs have been eliminated upon consolidation

(c) Foreign currency translation and transactions

The functional currency of HUSN and HKFS is United States dollars (“US$” or “$”). The functional currency of Yingxin Yijia, CIFS (Xiamen) Financial Leasing, Sheng Ying Xin and its subsidiaries are Renminbi (“RMB”), and the PRC is the primary economic environment in which the Company operates.

F-12

Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transactions. The resulting exchange differences are included in the determination of net income (loss) for the respective periods.

For financial reporting purposes, the financial statements of the Company’s PRC subsidiary and the financial statements of the VIEs are prepared using RMB and are translated into the Company’s reporting currency, the US$. Assets and liabilities are translated using the exchange rate at each balance sheet date. Revenue and expenses are translated using average rates prevailing during each reporting period, and Shareholders’ equity is translated at historical exchange rates except for the change in retained earnings during the year which is the result of the net income (loss). The cumulative translation adjustments are recorded in accumulated other comprehensive income (loss) in the accompanying consolidated statements of shareholders’ equity.

The exchange rates used are as follows:

	December 31, 2019	December 31, 2018

RMB exchange rate at balance sheets dates,	6.9762	6.8632

	Year Ended December 31,
	2019	2018	2017

Average exchange rate for each year	6.8944	6.6174	6.7518

No representation is made that the RMB amounts could have been, or could be, converted into U.S. dollars at the rates used in translation. The source of the exchange rates is generated from the People’s Bank of China.

(d) Use of estimates

The preparation of these consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and the related disclosures of contingent assets and liabilities. Management makes its estimates based on historical experience and on various other assumptions it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results could differ from those estimates. Significant accounting estimates reflected in the Company’s consolidated financial statements mainly include the allowance for doubtful accounts, the valuation allowance of deferred tax assets, the estimated useful lives of long-lived assets, the impairment assessment of goodwill, intangibles and other long-lived assets, and the fair value of identifiable assets and liabilities acquired through business combination.

F-13

(e) Cash

Cash and cash equivalents consist of cash on hand, cash on deposit and other highly liquid investments which are unrestricted as to withdrawal or use, and which have original maturities of three months or less when purchased. The Company maintains cash with various financial institutions mainly in the PRC. As of December 31, 2019 and 2018, the Company had no cash equivalents.

(f) Accounts receivable and loans to third parties

Accounts receivable and loans to third parties are recorded at net realizable value consisting of the carrying amount less an allowance for uncollectible accounts as needed. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable and loans receivable. The Company determines the allowance based on aging data, historical collection experience, customer specific facts and economic conditions. Based on management’s assessment of the collectability of the accounts receivable and loans to third party, allowance for loans to third party was $39,402,683as of December 31, 2019, and, allowance for loans to third party was $7,119,594 as of December 31, 2018. The value-added tax receivable from customers included in the accounts receivable in the balance sheet were $97,287and $1,006,361 as of December 31, 2019 and 2018, respectively. The accounts receivable, except for the principal of factoring as of December 31, 2019 were 0.07% collected as of March 31, 2020.

(g) Property and Equipment

The Company records equipment at cost less accumulated depreciation. The Company computes depreciation using the straight-line method over the estimated useful lives of the assets with a 5% residual value for electronic equipment, and a 5% residual value for furniture and a 0% residual value for leasehold improvement.

Estimated useful lives of property and equipment:

Useful Life
Furniture	10 years
Electronic equipment	3 years
Leasehold improvements	Shorter of life of asset or lease

The Company eliminates the cost and related accumulated depreciation of assets sold or otherwise retired from the accounts and includes any gain or loss in the statement of operations. The Company charges maintenance, repairs and minor renewals directly to expense as incurred.

(h) Intangible Assets

Intangible assets, comprising accounting software and big data platform, which are separable from the property and equipment, are stated at cost less accumulated amortization. Amortization is computed using the straight-line method over the estimated useful lives of the assets.

F-14

(i) Impairment of Long-lived Assets

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future net undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment recognized is measured by the amount by which the carrying amount of the asset exceeds its fair value. For the year ended December 31, 2019, the Company did not recognize any impairment loss of its long-lived assets. For the year ended December 31, 2018, the Company recognized $73,999 impairment loss of its long-lived assets. For the year ended December 31, 2017, the Company did not recognize any impairment loss of its long-lived assets.

(j) Statutory Reserve

The Company is required to make appropriations to reserve funds, comprising the statutory surplus reserve and discretionary surplus reserve, based on after-tax net income determined in accordance with generally accepted accounting principles of the PRC (“PRC GAAP”).

Appropriations to the statutory surplus reserve is required to be at least 10% of the after tax net income determined in accordance with PRC GAAP until the reserve is equal to 50% of the entities’ registered capital. Appropriations to the discretionary surplus reserve are made at the discretion of Board of Directors.

(k) Revenue recognition

The Company adopted ASC Topic 606, “Revenue from Contracts with Customers” effective January 1, 2019, applying the modified retrospective method.

In accordance with ASC Topic 606, revenues are recognized when control of the promised goods or services is transferred to the Company’s customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services. In determining when and how much revenue is recognized from contracts with customers, the Company performs the following five-step analysis: (1) identify the contract(s) with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations in the contract; (5) recognize revenue when (or as) the entity satisfies a performance obligation.

The Company’s services include commercial payment advisory services, intermediary bank loan advisory services, international corporate financing advisory services, technical services and factoring services.

For commercial payment advisory service after signing contracts with the client, the Company starts to identify and select banks and financial products and coordinates with banks to structure financing solutions for the client. Then the client prepares application materials and sends them to the bank. When approved by the bank, the client will deposit cash with the bank or purchases wealth management products sold by the bank. After this step, the bank will issue a letter of guarantee, which the client will pledge as security for the acceptance bills. The letter of guarantee is a document that the bank provides certifying itself as guarantor. The Company’s service fee is a percentage of the amount of cash deposited with or wealth management products purchased from the bank by the client. The Company recognizes revenue after the client receives a credit contract from the bank and when the Company receives a contract completion confirmation from the client.

F-15

For intermediary bank loan advisory services, the Company matches small-to-medium sized enterprises (“SMEs”) with financing sources. The Company charges borrowers an introduction fee which is calculated at a percentage of the loan. The Company recognizes revenue after the client receives a bank credit contract from the bank and when the Company receives a contract completion confirmation from the client. The Company typically receives the contract completion confirmation when the client receives the bank financing and signs off on the contract completion confirmation.

For international corporate financing advisory services, the Company works with overseas banks to structure and provide clients with financing solutions to obtain facilities from overseas banks for the clients’ offshore affiliates. After signing the contract with the client, the Company will identify overseas banks and domestic banks, structure financing solutions and facilitate application processes. After the client provides security to the domestic bank, the domestic bank will issue a letter of guarantee to the overseas bank. The overseas bank will provide credit to the affiliate designated by the client. The Company’s service fee is a percentage of credit granted by the overseas bank to the offshore affiliate. The Company recognizes revenue after the offshore affiliate receives credit approval notice from the offshore bank and when the Company receives a contract completion confirmation from the client. The Company typically receives the contract completion confirmation when the affiliate receives the bank financing and the client signs off on the contract completion confirmation.

For technical services, after signing the contract, the Company provides the clients with the technical services and charges a fee for the technical service. The Company recognizes revenue when the services are rendered.

For factoring services, generally after we checked the documents such as client information, contracts, invoices supporting the client’s credit worth, authenticity of the business contracts and the collectability of receivables, we will sign the factoring service contract with client. Upon signing the contract, we request the client to pay us the management fee which we record as revenue upon receipt. After signing the factoring contract, we will wire the factored amount to the client’s designated party, generally its suppliers, and will collect the amount over the contact period. At each month end we will record the factoring service revenue based on the service fee ratio and the amount we factored.

There is no claw back provisions or other guarantees. Full services fees are due upon the contract completion confirmation from the client.

(l) Taxation

The Company follows the guidance of ASC Topic 740 “Income taxes” and uses the assets and liability method to account for income taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates that will be in effect in the period in which the differences are expected to reverse. The Company records a valuation allowance to offset deferred tax assets, if based on the weight of available evidence, it is more-likely-than-not that some portion, or all, of the deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rates is recognized in statement of operations and comprehensive income (loss) in the period that includes the enactment date.

F-16

The Company follows a more likely than not threshold and a two-step approach for the measurement of tax positions and financial statement recognition. Under the two-step approach, the first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained, including the resolution of related appeals or litigation process, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon settlement.

The Company has elected to classify interest related to an uncertain tax position (if and when required) to interest expense, and classify penalties related to an uncertain tax position (if and when required) as part of other expense in the consolidated statements of operations and comprehensive income (loss).

The tax authority of the PRC government conducts periodic and ad hoc tax filing reviews on business enterprises operating in the PRC after those enterprises had completed their relevant tax filings, hence the Company’s tax filings may not be finalized. It is therefore uncertain as to whether the PRC tax authority may take different views about the Company’s tax filings which may lead to additional tax liabilities. The tax returns of the Company’s PRC subsidiaries and VIEs are subject to examination by the relevant tax authorities. According to the PRC Tax Administration Law on the Levying and Collection of Taxes, the statute of limitations is three years if the underpayment of taxes is due to computational errors made by the taxpayer or the withholding agent. The statute of limitations is extended to five years under special circumstances, where the underpayment of taxes is more than RMB100,000. In the case of transfer pricing issues, the statute of limitations is ten years. There is no statute of limitations in the case of tax evasion. The Company did not have any material interest or penalties associated with tax positions for the years ended December 31, 2019, 2018 and 2017 and did not have any significant unrecognized uncertain tax positions as of December 31, 2019, 2018 and 2017. The Company does not expect that the position of unrecognized tax benefits will significantly increase or decrease within 12 months of December 31, 2019.

(m) Cost of revenues

The Company’s cost of revenues mainly consists of revenue-generating staff costs.

(n) Research and development expenses

The Company accounts for expenses for the enhancement, maintenance and technical support for the Company’s Internet platforms and intellectual property that are used in its daily operations as research and development expenses. Research and development costs are charged to expense when incurred. Expenses for research and development for the years ended December 31, 2019, 2018 and 2017 were approximately nil and US$3,512,512, US$92,683, respectively.

(o) Comprehensive income (loss)

The Company presents comprehensive income (loss) in accordance with ASC 220, “Comprehensive Income”, which establishes standards for reporting and displaying comprehensive income (loss) and its components in the consolidated financial statements. Comprehensive income (loss) is defined as the change in equity of a company during a period from transactions and other events and circumstances excluding transactions resulting from investments from owners and distributions to owners. Accumulated other comprehensive income (loss), as presented in the Company’s consolidated balance sheets are the cumulative foreign currency translation adjustments.

F-17

(p) Earnings (loss) per Share

Earnings (loss) per share (“EPS”) are calculated in accordance with ASC Topic 260, “Earnings Per Share”. Basic earnings (loss) per share is computed by dividing net income (loss) attributable to common shareholders by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share reflect the potential dilution that could occur if securities or other contracts to issue common shares were exercised or converted into common stock. The dilutive effect of outstanding common share warrants and options are reflected in the diluted earnings per share by application of the treasury stock method when the impact is dilutive. Potential common shares that have an anti-dilutive effect are excluded from the calculation of diluted EPS. There is no dilutive effect for the years ended December 31, 2019, 2018 and 2017.

(q) Fair Value of Financial Instruments

The carrying value of cash and cash equivalents, accounts receivable, other receivable and short-term loans approximate their fair values because of the short-term nature of these instruments.

(r) Deferred offering costs

The Company capitalized all direct and incremental professional fees incurred relating to the Company’s Initial public offering (“IPO”), which were offset against the gross proceeds of the offering. Total deferred offering costs as of December 31, 2016 and December 31, 2017 are $312,202 and $nil, respectively. During the year ended December 31, 2017, deferred offering costs of $864,673 were deducted from the proceeds from IPO.

(s) Goodwill

Goodwill is the excess of the consideration transferred over the fair value of the acquired assets and assumed liabilities in a business combination.

The Company tests goodwill for impairment at the reporting unit level on an annual basis and between annual tests when an event occurs or circumstances change that could indicate that the asset might be impaired. The Company first has the option to assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If the company decides, as a result of its qualitative assessment, that it is more-likely-than-not that the fair value of a reporting unit is less than its carrying amount, the quantitative impairment test is mandatory. Otherwise, no further testing is required.

F-18

(t) Jobs Act accounting election

The Company is an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. The Company has elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of the Jobs Act, that allows the Company to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, the financial statements may not be comparable to companies that comply with public company effective dates.

(u) Recently issued accounting standards

In May 2014, the Financial Accounting Standard Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, “Revenue from Contracts with Customers (Topic 606)” (as further amended or clarified by other related ASUs issued subsequently in 2015, 2016 and 2017). ASU No. 2014-09 clarifies the principles for recognizing revenue and develops a common revenue standard for U.S. GAAP and IFRS. Simultaneously, this ASU supersedes the revenue recognition requirements in ASC Topic 605-Revenue Recognition and most industry-specific guidance throughout the Industry Topics of the Codification. The core principle of this ASU requires an entity to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve that core principle, an entity should apply the following five steps: (1) identify the contract(s) with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations in the contract; (5) recognize revenue when (or as) the entity satisfies a performance obligation. For public business entities, certain not-for-profit entities, and certain employee benefit plans, the amendments in ASU No. 2014-09 and the amendments in other related ASUs that affected the guidance in ASU 2014-09 should be applied to annual reporting periods beginning after December 15, 2017, including interim reporting periods within that reporting period. The Company, as an EGC, adopted these ASUs related to ASC topic 606 from January 1, 2019. Management assessed that there is no material impact to the beginning balance of its retained earnings.

F-19

In February 2016, the FASB issued ASU No. 2016-02, “Leases (Topic 842)”. The amendments in this ASU requires that a lessee recognize the assets and liabilities that arise from operating leases. A lessee should recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. For leases with a term of 12 months or less, a lessee is permitted to make an accounting policy election by class of underlying asset not to recognize lease assets and lease liabilities. In transition, lessees and lessors are required to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. For public business entities, the amendments in this ASU are effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early application of the amendments in this ASU is permitted for all entities. In July 2018, the FASB issued ASU No. 2018-11, “Leases (Topic 842)–Targeted Improvements”, which provide another transition method in addition to the existing transition method by allowing entities to initially apply the new lease standard at the adoption date (such as January 1, 2019, for calendar year-end public business entities) and recognize a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption, and provide lessors with a practical expedient, by class of underlying asset, to not separate nonlease components from the associated lease component and, instead, to account for those components as a single component if the nonlease components otherwise would be accounted for under the new revenue guidance (Topic 606). The Company adopted the amendments in these ASUs on January 1, 2019 using the additional modified retrospective transition method provided by ASU No. 2018-11. The adoption didn’t result in a material adjustment to the Company’s retained earnings as of January 1, 2019. Based on the Company’s current office space lease agreements as of December 31, 2019, the lease term are 12 months or less. The company asses lease, which qualify for the short-term lease measurement and recognition exemption.

In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments”. The amendments in this ASU require the measurement and recognition of expected credit losses for financial assets held at amortized cost. The amendments in this ASU replace the existing incurred loss impairment model with an expected loss methodology, which will result in more timely recognition of credit losses. In November 2018, the FASB issued ASU No. 2018-19, “Codification Improvements to Topic 326, Financial Instruments-Credit Losses”, which among other things, clarifies that receivables arising from operating leases are not within the scope of Subtopic 326-20. Instead, impairment of receivables arising from operating leases should be accounted for in accordance with Topic 842, Leases. The guidance is effective for an EGC for annual reporting periods beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021. The Company is currently evaluating the impact on its consolidated financial position and results of operations upon adopting these amendments.

F-20

In January 2017, the FASB issued ASU No. 2017-04, “Intangibles-Goodwill and Others (Topic 350)-Simplify the Test for Goodwill Impairment”. To simplify the subsequent measurement of goodwill, the amendments in this ASU eliminated Step 2 from the goodwill impairment test. In computing the implied fair value of goodwill under Step 2, an entity had to perform procedures to determine the fair value at the impairment testing date of its assets and liabilities (including unrecognized assets and liabilities) following the procedure that would be required in determining the fair value of assets acquired and liabilities assumed in a business combination. Instead, under the amendments in this ASU, an entity should perform its annual, or interim, goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount. An entity should recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. Additionally, an entity should consider income tax effects from any tax deductible goodwill on the carrying amount of the reporting unit when measuring the goodwill impairment loss, if applicable. The amendments in this ASU also eliminated the requirements for any reporting unit with a zero or negative carrying amount to perform a qualitative assessment and, if it fails that qualitative test, to perform Step 2 of the goodwill impairment test. Therefore, the same impairment assessment applies to all reporting units. An entity is required to disclose the amount of goodwill allocated to each reporting unit with a zero or negative carrying amount of net assets. An entity still has the option to perform the qualitative assessment for a reporting unit to determine if the quantitative impairment test is necessary. An entity should apply the amendments in this ASU on a prospective basis. A public business entity that is a U.S. Securities and Exchange Commission (SEC) filer should adopt the amendments in this ASU for its annual or any interim goodwill impairment tests in fiscal years beginning after December 15, 2019. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. The Company has early adopted the amendments in this ASU, and the adoption of this ASU did not have a material impact on its consolidated financial position and results of operations.

F-21

In June 2018, the FASB issued ASU No. 2018-07: “Compensation—Stock Compensation (Topic 718)-Improvements to Nonemployee Share-Based Payment Accounting”. The Board is issuing this Update as part of its Simplification Initiative. The amendments in this Update expand the scope of Topic 718 to include share based payment transactions for acquiring goods and services from nonemployees. An entity should apply the requirements of Topic 718 to nonemployee awards except for specific guidance on inputs to an option pricing model and the attribution of cost (that is, the period of time over which share-based payment awards vest and the pattern of cost recognition over that period). The amendments specify that Topic 718 applies to all share-based payment transactions in which a grantor acquires goods or services to be used or consumed in a grantor’s own operations by issuing share-based payment awards. The amendments also clarify that Topic 718 does not apply to share-based payments used to effectively provide (1) financing to the issuer or (2) awards granted in conjunction with selling goods or services to customers as part of a contract accounted for under Topic 606, Revenue from Contracts with Customers. The amendments in this Update are effective for public business entities for fiscal years beginning after December 15, 2018, including interim periods within that fiscal year. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Early adoption is permitted, but no earlier than an entity’s adoption date of Topic 606. An entity should only remeasure liability-classified awards that have not been settled by the date of adoption and equity-classified awards for which a measurement date has not been established through a cumulative-effect adjustment to retained earnings as of the beginning of the fiscal year of adoption. Upon transition, the entity is required to measure these nonemployee awards at fair value as of the adoption date. The entity must not remeasure assets that are completed. Disclosures required at transition include the nature of and reason for the change in accounting principle and, if applicable, quantitative information about the cumulative effect of the change on retained earnings or other components of equity. Based on the Company’s evaluation, the Company does not expect the adoption of the amendments in this ASU to have a material impact on its consolidated financial position and results of operations.

In August 2018, the FASB issued ASU No. 2018-13, “Fair Value Measurement (Topic 820): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement”. The amendments in this ASU eliminate, add and modify certain disclosure requirements for fair value measurements. The amendments in this ASU, among other things, require public companies to disclose the range and weighted average used to develop significant unobservable inputs for Level 3 fair value measurements. The amendments in this ASU are effective for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019, and entities are permitted to early adopt either the entire standard or only the provisions that eliminate or modify the requirements. The Company does not expect the adoption of these amendments to have a material impact on its consolidated financial position and results of operations.

Other than the above, management does not believe that any of the recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s consolidated financial statements.

2(v) Going Concern

The Company has suffered from losses from operation and significant accumulated deficits. It’s net loss for the year ended December 31, 2019 was 61,995,758, and turned the retained earnings as of December 31, 2018 to 2019 from $36,653,460 to (25,379,698). As of December 31, 2019, the Company has cash and cash equivalents of 13,567 and net cash used in operating activities during the year ended December 31, 2019 was 1,071,378. The Company comes to have insufficient cash flows generated from operations and provided for development. In addition, the Company continues to experience negative cash flows from operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The management determines that additional effort will be required to improve the operation so that the Company may generate more profits to sustain its continuous. The Company may explore the channels to raise additional capital or any opportunities to improve the cash flow in the years to come.

F-22

NOTE 3. CASH

Cash consisted of the following:

	As of December 31, 2019	As of December 31, 2018

Cash on hand	$-	$-
Cash in banks	13,567	1,578,828
Total cash	$13,567	$1,578,828

NOTE 4. OTHER RECEIVABLES

Other receivables consisted of the following:

	As of December 31, 2019	As of December 31, 2018
Interest receivable	$570,862	$3,381,550
Others	75,828	71,018
Total	$646,690	$3,452,568

Interest receivable represents interest income earned on loans to third parties (See Note 5).

NOTE 5. LOANS TO THIRD PARTIES

The Company lends their own funds to eligible third parties occasionally and receives interest income to better utilize the Company’s cash.

Loans to third parties consisted of direct loans and entrusted loan as follows:

	As of December 31, 2019	As of December 31, 2018

Direct loans to third parties	$12,200,000	$12,000,000
Entrusted loans to third parties	34,402,684	34,969,111
Impairment on uncollectable loans	(41,802,684)	(7,119,594)
Total loans to third parties	$4,800,000	$39,849,517

Direct loans

The Company lends their own funds directly to third parties. The detailed direct loan information as of December 31, 2019 is as follows:

Borrower	Amount	Annual Interest rate	Due dates
A	$4,000,000	5%	Aug 7, 2020
B	5,000,000	15%	Jan 28, 2019
C	3,000,000	5%	Jul 6, 2020
C	200,000	5%	Dec 26, 2020
Total	$12,200,000

F-23

The detailed direct loan information as of December 31, 2018 is as follows:

Borrower	Amount	Annual Interest rate	Due dates
A	$4,000,000	5%	August 6,2019
B	5,000,000	15%	January 28,2019
C	3,000,000	5%	July 6,2019
Total	$12,000,000

Management assessed the collectability of loans to third parties and determined that an impairment of $7,400,000 was required as of December 31, 2019. The interest income from such direct loans was $422,284, $1,133,407 and $1,865,426 for the years ended December 31, 2019, 2018 and 2017, respectively.

Entrusted loans

The Company also deposits (“entrust”) its funds in trust accounts with certain bank lenders, who will, in turn, make loans to borrowers.

The balance of entrusted loans as of December 31, 2019 was $34,402,684 to four borrowers. The detailed entrusted loan information as of December 31, 2019 is as follows:

Borrower	Amount	Annual Interest rate	Due dates
A	$2,866,890	16%	October 23, 2018
A	5,733,781	16%	December 26, 2018
B	4,300,335	16%	May 30, 2019
B	5,017,058	16%	July 27, 2019
C	7,167,225	16%	June 9, 2019
C	5,733,781	16%	July 9, 2019
D	3,583,614	16%	September 7, 2019
Total	$34,402,684

The balance of entrusted loans as of December 31, 2018 was $34,969,111 to four borrowers. The detailed entrusted loan information as of December 31, 2018 is as follows:

Borrower	Amount	Annual Interest rate	Due dates
A	$2,914,093	16%	October 23, 2018
A	5,828,185	16%	December 26, 2018
B	4,371,139	16%	May 30, 2019
B	5,099,662	16%	July 27, 2019
C	7,285,231	16%	June 5, 2019
C	5,828,185	16%	July 9, 2019
D	3,642,616	16%	September 7, 2019
Total	$34,969,111

$34,402,684 of the entrusted loan balance as of December 31, 2019 due from all borrower was not collected subsequently. Management assessed the collectability of these entrusted loans and determined that an impairment of $34,402,684 was required as of December 31, 2019.

The interest income from such entrusted loans was $2,043,124, $5,109,237 and $2,205,173 for the years ended December 31, 2019, 2018and 2017.

NOTE 6. DUE FROM RELATED PARTIES

Due from related party consists of the following:

	As of December 31, 2019	As of December 31, 2018
Sheng Ying Xin (Beijing) Film Industry Co., Ltd.	$43,412	$44,128
Beijing ZhipingScience and Technology Development Co., Ltd.	28,259	28,724
Anytrust Information Technology Co., Ltd	4,795	112,109
Total due from related party	$76,466	$184,961

As of December 31, 2019, the Company has related party receivable of $76,466, due to advances made on behalf of these related parties.

NOTE 7. PROPERTY AND EQUIPMENT, NET

Property and equipment consisted of the following:

	As of December 31, 2019	As of December 31, 2018
Furniture	$430	$209,444
Electronic equipment	7,329	214,300
Leasehold improvement	-	47,440
Total property and equipment	7,759	471,184
Less: accumulated depreciation	(6,256)	(146,299)
Less: impairment	-	(73,999)
Property and equipment, net	$1,503	$250,886

F-24

Depreciation expense was $60,910, $58,369 and $26,286, respectively for the years ended December 31, 2019, 2018 and 2017.

NOTE 8. INTANGIBLE ASSETS, NET

The intangible assets consisted of the following:

	As of December 31, 2019	As of December 31, 2018

Accounting software	$7,155	$7,272
Less: accumulated amortization	(5,215)	(3,846)
Intangible assets, net	$1,940	$3,426

Amortization expense was $1,448, $1,538 and $13,028, respectively, for the years ended December 31, 2019, 2018 and 2017.

NOTE 9. RELATED PARTY TRANSACTIONS

Due from related parties:

As of December 31, 2019, the Company has related party receivables of $76,467, due to advances made on behalf of related parties, including $43,414 due from Sheng Ying Xin (Beijing) Film Industry Co., Ltd., $28,259 from Beijing Zhiping Science.

Due to related party:

As of December 31, 2019 and 2018, the Company has related party payables of $279,925 and $32,005, respectively, due to Mr. Jianxin Lin the Company’s founder, former chairman of the board of directors and former chief executive officer and Mr. Jinchi Xu the Company’s director and chief financial officer, who lend funds for the Company’s operations. The payables are unsecured, non-interest bearing and due on demand.

NOTE 10. EMPLOYEE DEFINED CONTRIBUTION PLAN

Full time employees of the Company in the PRC participate in a government mandated defined contribution plan, pursuant to which certain pension benefits, medical care, employee housing fund and other welfare benefits are provided to employees. Chinese labor regulations require that the PRC subsidiaries and VIEs of the Company make contributions to the government for these benefits based on certain percentages of the employees’ salaries. The employee benefits were expensed as contribution was made. The Company has no legal obligation for the benefits beyond the contributions made. The total amounts for such contributions were approximately $140,149, $1,317,484 and $237,531 for the years ended December 31, 2019, 2018 and 2017, respectively.

F-25

NOTE 11. Taxation

a)	Corporate Income Taxes

HUSN is incorporated in the BVI. Under the current law of the BVI, HUSN is not subject to tax on income or capital gains. Additionally, if dividends are paid by HUSN to its shareholders, no BVI withholding tax will be imposed.

HKIFS was incorporated in Hong Kong and does not conduct any substantial operations of its own. No provision for Hongkong profits tax has been made in the financial statements as HKFS has no assessable profits for the years ended December 31, 2019 2018 and 2017

The HUSN’s PRC subsidiary, Yingxin Yijia, CIFS (Xiamen) Financial Leasing and its variable interest entities, Sheng Ying Xin and its subsidiaries being incorporated in the PRC, are governed by the income tax law of the PRC and are subject to PRC enterprise income tax (“EIT”). Effective from January 1, 2008, the EIT rate of PRC is 25%, and applies to both domestic and foreign invested enterprises. Kashgar Sheng Ying Xin, which was incorporated in Kashgar City, Xinjiang Autonomous Region in People’s Republic of China, is exempted from income tax from its inception to December 31, 2020 and is subject to a tax rate of 25% after December 31, 2020.

The components of the income tax expense are as follows:

	Year ended December 31, 2019	Year ended December 31, 2018	Year ended December 31, 2017

Current	$7,243	$151,153	$672,205
Deferred	-	(1,853,280)	(38,890)
Total	$7,243	$(1,702,127)	$633,315

F-26

Reconciliation of the income tax expenses at the PRC statutory EIT rate of 25% for the years ended December 31, 2019, 2018 and 2017 and the Company’s effective income tax expenses is as follows:

	Year ended December 31, 2019	Year ended December 31, 2018	Year ended December 31, 2017
(Loss)profit before income taxes	$(61,988,515)	$(5,520,864)	$24,681,499
PRC statutory EIT rate	25%	25%	25%
Income tax (benefit) expenses computed at statutory EIT rate	(15,497,129)	(1,380,216)	6,170,375
Reconciling items:
Valuation allowance	1,798,398	-	2,505
Effect of tax holidays	93,455	(2,209,107)	(5,617,858)
Temporary difference	13,369,701	1,586,726	-
Permanent difference	242,818	300,470	78,293
Income tax (benefit) expense	7,243	$(1,702,127)	633,315

b)	Deferred Taxes

Deferred income tax was measured using the enacted income tax rates for the periods in which they are expected to be reversed. Significant components of the Company’s deferred income tax assets and liabilities consist of follows:

	As of December 31, 2019	As of December 31, 2018

Deferred income tax assets	1,798,398	-
Net operating loss carry forwards	$-	$1,798,398
Total Deferred income tax assets	-	1,798,398
Less: Valuation allowance	(1,798,398)	-
Net deferred income tax assets	$-	$1,798,398

	As of December 31, 2019	As of December 31, 2018
Deferred income tax liabilities
Intangible assets from business combination	$-	$-
Total deferred income tax liabilities	$-	$-

The Company’s NOL was mainly from the Company’s VIE and subsidiaries’ cumulative net operating losses (“NOL”) of approximately $ 59,607,294 as of December 31, 2019. Management considers projected future losses outweighs other factors and made a full allowance of related deferred tax assets.”

F-27

c)	Taxes Payable

Yingxin Yijia, CIFS (Xiamen) Financial Leasing and its variable interest entities, Sheng Ying Xin and its subsidiaries, who provided services in China and therefore are subject to Chinese value-added tax (“VAT”). Sales revenue represents the invoiced value of services, net of the VAT. Since August 1, 2015, Sheng Ying Xin was classified as a general taxpayer with VAT of 6%. Kashgar Sheng Ying Xin is subject VAT of 4.5% (75% of general taxpayer’s rate of 6%), which is a tax holiday for enterprises established in Kashgar. Both FuhuiSZ and Anytrust are general taxpayers and subject to a 6% VAT rate. Yingda Xincheng was classified as a small-scale taxpayer and the VAT is at 3%. Furthermore, VAT payable of these four companies are subject to a 12% surtax, which includes urban maintenance and construction taxes and additional education fees.

Taxes payable consisted of the following:

	As of December 31, 2019	As of December 31, 2018

Corporate income tax payable	$423,563	$758,136
Value added tax payable	548,276	2,938
Other surtaxes payable	14,356	37,925
Total	$986,195	$798,999

NOTE 12. (LOSS) EARNINGS PER SHARE

The following table presents a reconciliation of basic and diluted earnings per share:

	For the years ended December, 31
	2019	2018	2017
Numerator:
Net (loss) income	$(61,995,758)	$(3,818,737)	$24,048,184
Denominator:
Weighted average number of common stock outstanding-basic and diluted	4,422,837 *	4,422,837 *	4,176,141	*
(Loss) earnings per share – Basic and diluted:	$(14.02)	$(0.85)	$5.758	*

* - The computation of basic and diluted share and EPS data was adjusted retroactively for all period presented to reflect the 5 to 1 reverse stock split change which was effective on October 29, 2020.

F-28

NOTE 13. CONCENTRATION OF RISK

Credit risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents. As of December 31, 2019 and 2018, substantially all of the Company’s cash and cash equivalents were held by major financial institutions located in Mainland China and Hongkong, which management believes are of high credit quality.

Under PRC law, it is generally required that a commercial bank in the PRC that holds third party cash deposits protect the depositors’ rights over and interests in their deposited money. PRC banks are subject to a series of risk control regulatory standards, and PRC bank regulatory authorities are empowered to take over the operation and management of any PRC bank that faces a material credit crisis.

Currency convertibility risk

The significant part of the Company’s businesses is transacted in RMB, which is not freely convertible into foreign currencies. All foreign exchange transactions take place either through the People’s Bank of China or other banks authorized to buy and sell foreign currencies at the exchange rates quoted by the People’s Bank of China. Approval of foreign currency payments by the People’s Bank of China or other regulatory institutions requires submitting a payment application form together with suppliers’ invoices and signed contracts. These exchange control measures imposed by the PRC government authorities may restrict the ability of the Company’s PRC subsidiary and VIEs to transfer its net assets to the Company through loans, advances or cash dividends.

Concentration of customers

There was no customer whose revenue accounts for more than 10% of total revenue for the year ended December 31, 2019. Three customers have outstanding accounts receivable balances that accounts for 44.01%, 19.38% and 17.95% of the total accounts receivable balance as of December 31, 2019, respectively.

There was no customer whose revenue accounts for more than 10% of total revenue for the year ended December 31, 2018. Three customers have outstanding accounts receivable balances that accounts for 20.88%, 19.34% and 11.63% of the total accounts receivable balance as of December 31, 2018, respectively.

F-29

NOTE 14. COMMITMENTS AND CONTINGENCIES

The following table sets forth the Company’s office lease commitment as of December 31, 2019:

Office Rental

Year ending December 31,
2020	4,399

Total	$4,399

For the years ended December 31, 2019, 2018 and 2017, rental expenses under operating leases were approximately $258,476, $2,516,053 and $975,868, respectively.

In the ordinary course of business, the Company may be subject to legal proceedings regarding contractual and employment relationships and a variety of other matters. The Company records contingent liabilities resulting from such claims, when a loss is assessed to be probable and the amount of the loss is reasonably estimable. The company is not currently involved in any such claims.

NOTE 15. RESTRICTED NET ASSETS

Relevant PRC statutory laws and regulations permit payments of dividends by the Company’s PRC subsidiary and VIEs only from their retained earnings, if any, determined in accordance with PRC GAAP. In addition, the Company’s subsidiary and VIEs in China are required to make annual appropriations of 10% of after-tax profits to a general reserve fund or statutory reserve fund until such reserve has reached 50% of its registered capital based on the enterprise’s PRC statutory accounts. Paid in capital of the PRC subsidiary and VIEs included in the Company’s consolidated net assets are also non-distributable for dividend purposes. As a result of these PRC laws and regulations, the Company’s PRC subsidiary and VIEs are restricted in their abilities to transfer net assets to the Company in the form of dividends, loans or advances. As of December 31, 2019 and 2018, net assets restricted in the aggregate, which include paid-in capital and statutory reserve funds of the Company’s PRC subsidiary and VIEs that are included in the Company’s consolidated balance sheets, were $11,353,962 and $11,316,561, respectively. Even though the Company currently does not require any such dividends, loans or advances from the PRC subsidiary and VIEs for working capital and other funding purposes, the Company may in the future require additional cash resources from its PRC subsidiary and VIEs due to changes in business conditions, to fund future acquisitions and developments, or merely declare and pay dividends to or distributions to the Company’s shareholders.

The ability of our PRC subsidiaries to make dividends and other payments to us may also be restricted by changes in applicable foreign exchange and other laws and regulations.

Foreign currency exchange regulation in China is primarily governed by the following rules:

●	Foreign Exchange Administration Rules (1996), as amended in August 2008, or the Exchange Rules;
●	Administration Rules of the Settlement, Sale and Payment of Foreign Exchange (1996), or the Administration Rules.

As of December 31, 2019 and 2018 there were approximately $(14,744,086) and $38,930,224 retained earnings in the aggregate, respectively, which were generated by our PRC subsidiaries and VIEs in Renminbi included in our consolidated balance sheets, aside from $11,353,962 and $11,316,561 of the paid-in capital and statutory reserve funds as of December 31, 2019 and 2018, that may be affected by increased restrictions on currency exchanges in the future and accordingly may further limit our PRC subsidiaries’ or VIEs’ ability to make dividends or other payments in U.S. dollars to us, in addition to the restricted net assets as of December 31, 2019 and 2018, respectively, as discussed above.

NOTE 16. SHARES SPLIT

On October 9, 2016, the Company effected a split of the Company’s common stock, pursuant to which every one (1) share of common stock outstanding before the split were converted into twenty million (20,000,000) shares of common stock after the split. All share and per share amounts for all periods presented herein have been adjusted to reflect the split as if it had occurred at the beginning of the year 2016.

NOTE 17. SUBSEQUENT EVENTS

In December 2019, there was an outbreak of the novel coronavirus (COVID-19) in China that has since spread to many other regions of the world. The outbreak was subsequently labeled as a global pandemic by the World Health Organization in March 2020. It is anticipated that the COVID-19 outbreak may ultimately have a material adverse impact on the Company’s results of operations, financial position and cash flow in 2020 including, but not limited to:

Transportation delays and cost increases, more extensive travel restrictions, closures or disruptions of businesses and facilities or social, economic, political or labor instability in the affected areas, may impact the Company’s customers’ operations. Customers may not be able to repay their loans on time due to lack of capital.

The extent of the impact of COVID-19 on the Company’s operations and financial results depends on future developments and is highly uncertain due to the unknown duration and severity of the outbreak. The situation is changing rapidly and future impacts may materialize that are not yet known. The Company continues to monitor the situation closely and may implement further measures to provide additional financial flexibility and improve the Company’s cash position and liquidity.

On April 9, 2020, the Company entered into subscription agreements with three accredited investors for the sale and issuance of two million shares (2,000,000) ordinary shares of the Company, $0.001 par value per share (“Ordinary Shares”) at a per-share price of $0.40 for aggregate gross proceeds of $800,000 (the “Private Placement). The subscription agreements contain customary representations, warranties and agreements by the Company and customary conditions to closing. The Company closed the Private Placement on May 12, 2020 and intend to use the funds for working capital. No brokers or placement agents was involved. Our Private Placement is exempt from the registration requirements of Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), in reliance on Section 4(a)(2) thereof and/or Rule 506 of Regulation D and Regulation S thereunder, each as promulgated by the Securities and Exchange Commission (the “Commission”).

NOTE 18. REVERSE STOCK SPLIT

On October 13, 2020, our board of directors approved a 5:1 reverse split of our ordinary shares, which began trading on a split adjusted basis on October 29, 2020. As a result of the reverse share split, each five (5) pre-split shares automatically combined into one (1) ordinary share without any action on the part of the holders, and the number of outstanding ordinary shares was be reduced from 32,022,685 to 6,406,146. No fractional shares will be issued as a result of the reverse share split. Shareholders who otherwise would be entitled to a fractional share because they hold a number of ordinary shares not evenly divisible by the one (1) for five (5) reverse split ratio, will automatically be entitled to receive an additional fractional share to round up to the next whole share.

On October 29, 2020, the Company effected a reverse stock split of its common stock, pursuant to which every FIVE (5) shares of common stock outstanding before the reverse split were converted into ONE (1) share of common stock after the reverse split. According to ASC 260-10-55-12 the computation of basic and diluted share and earnings per share amounts for all periods presented herein was adjusted retroactively to reflect the reverse split change as if it had occurred at the beginning of the year 2017.

F-30

HUDSON CAPITAL INC. (formerly known as CHINA INTERNET NATIONWIDE FINANCIAL SERVICES INC.) AND SUBSIDIARIES

INDEX TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Page

Condensed Consolidated Balance Sheets as of June 30, 2020 (Unaudited) and December 31, 2019	F-32

Unaudited Condensed Consolidated Income Statement for the six months ended June 30, 2020 and June 30, 2019	F-33

F-31

HUDSON CAPITAL INC.

(formerly known as CHINA INTERNET NATIONWIDE FINANCIALSERVICES INC.)

AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In US$)

	As of June 30,	As of December 31,
	2020	2019
ASSETS
Current assets
Cash and cash equivalents	$3,779,082	$13,567
Accounts receivable (including $0 and $0 of receivable from related parties as of June 30, 2020 and December 31, 2019, respectively)	-	7,264
Other receivables	796,948	646,690
Loan to third parties	4,800,000	4,800,000
Prepayments and advance to suppliers	8,728	13,567
Due from related parties	75,351	76,466
Total Current Assets	9,460,109	5,561,034

Non-current assets
Property and Equipment, net	797	1,503
Intangible assets, net	1,206	1,940
Long-term prepayment	2,793	4,580
Deferred Tax Assets	-	-
Total Assets	$9,464,905	$5,569,057

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accrued payroll	$606,674	$621,483
Other payables and accruals	225,792	201,469
Due to related party	334,650	279,925
Taxes payable	946,930	986,195
Total Current Liabilities	2,114,046	2,089,072
Provision of other Liabilities	945,873	959,881
Total Liabilities	3,059,919	3,048,953

Shareholders’ equity
Common Stock $0.005* par value, unlimited shares authorized, 5,693,426* and 4,422,838* share issued and outstanding at June 30, 2020 and December 31, 2019, respectively)	28,467	22,114
Additional paid in capital	32,934,692	28,441,045
Statutory reserve	2,949,930	2,949,930
Retained earnings	(26,019,942)	(25,379,699)
Accumulated other comprehensive loss	(3,488,161)	(3,513,286)
Total Shareholders’ Equity	6,404,986	2,520,104
Total Liabilities and Shareholders’ Equity	$9,464,905	$5,569,057

* - The number of shares outstanding was adjusted retroactively for all period presented to reflect the 5 to 1 reverse stock split change which was effective on October 29, 2020.

F-32

HUDSON CAPITAL INC.

(formerly known as CHINA INTERNET NATIONWIDE FINANCIALSERVICES INC.)

AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED INCOME STATEMENT

(In US$)

	Six Months Ended June 30, 2020		Six Months Ended June 30, 2019
Revenue
International corporate financing advisory	$-		$424,928
Factoring service	605		805,053
Total revenue	605		1,229,981

Cost of revenues	-		126
Gross profit	605		1,229,855

Operating expenses
Selling and marketing expenses	10,534		43,290
General and administrative expenses	862,015		1,159,696
Total Operating expenses	872,549		1,202,986
(Loss) Income from operations	(871,944)		26,869

Other income (expenses)
Interest income on bank deposit	14		537
Other income (expenses), net	50,000		(4,550,501)
Interest income from loans to third parties	181,000		2,039,884
Reversal of impairment (Impairment loss) on loans to third parties	687		(51,563,170)
Total other income (expenses), net	231,701		(54,073,250)

Loss before income tax expenses	(640,243)		(54,046,381)
Income tax expenses	-		1,834,911
Net Loss	$(640,243)		$(55,881,292)
Other comprehensive loss
Foreign currency translation gain	25,125		490,485
Comprehensive Loss	$(615,118)		$(55,390,807)
Weighted average number of shares
Basic	4,662,656	*	4,422,837 *
Diluted	4,662,656	*	4,422,837 *
Earnings per share
Basic	$(0.137	)*	$(12.634)*
Diluted	$(0.137	)*	$(12.634)*

* - The computation of basic and diluted share and EPS data was adjusted retroactively for all period presented to reflect the 5 to 1 reverse stock split change which was effective on October 29, 2020.

F-33

freighthub inc. and subsidiary

CONSOLIDATED FINANCIAL STATEMENTS

F-34

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of FreightHub, Inc. and Subsidiary,

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of FreightHub, Inc. and Subsidiary (the “Company”) as of December 31, 2019 and 2018, and the related consolidated statements of operations and comprehensive loss, stockholders’ deficit, and cash flows for each of the years in the two-year period ended December 31, 2019, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Change in Accounting Principle

As discussed in Note 3 to the consolidated financial statements, the Company changed its method of accounting for revenue in 2018 due to the adoption of the FASB’s Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers. The Company adopted this change using the modified retrospective approach.

Emphasis of Matter Regarding Liquidity

As discussed in Note 2 to the consolidated financial statements, the Company has suffered recurring losses, negative cash flows from operations, and historically has relied on equity and debt financings for the development of its product and funding of its operating expenses. Management’s evaluation of these conditions, as well as management’s plans to mitigate these matters are described in Note 2. Our opinion is not modified with respect to this matter.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are required to be independent with respect to the Company in accordance with the relevant ethical requirements relating to our audit.

We conducted our audits in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States) and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2020.

New York, NY

August 14, 2020

F-35

FREIGHTHUB, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

	December 31, 2019	December 31, 2018
ASSETS:
Current assets:
Cash and cash equivalents	$490,636	$909,236
Accounts receivable	737,771	417,143
Accounts receivable – related party	6,600	109,450
Unbilled receivable	136,212	41,376
Prepaid expenses and other current assets	67,699	11,304
Total current assets	1,438,918	1,488,509

Intangible assets, net	9,609	10,422
Capitalized software, net	742,229	996,368
Property and equipment, net	34,579	24,844
Security deposits	13,736	10,137
Total assets	$2,239,071	$2,530,280

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$779,333	$344,421
Accounts payable – related party	-	45,469
Short-term borrowings, net	527,669	220,588
Accrued expenses	135,737	69,491
Income tax payable	9,981	-
Total current liabilities	1,452,720	679,969

Convertible notes payable, net	8,119,704	5,736,269
Total liabilities	9,572,424	6,416,238

COMMITMENTS AND CONTINGENCIES	-	-

STOCKHOLDERS’ DEFICIT
Series Seed Preferred stock, $.00001 par value, 19,399 shares authorized; 12,175 issued and outstanding at December 31, 2019 and 2018	-	-
Common stock, $.00001 par value, 339,906 shares authorized; 82,657 voting and 80,000 non-voting issued and outstanding at December 31, 2019, 81,457 voting issued and outstanding at December 31 2018	11	10
Additional paid-in capital	416,147	356,988
Accumulated deficit	(7,747,982)	(4,242,956)
Accumulated other comprehensive loss	(1,529)	-
Total stockholders’ deficit	(7,333,353)	(3,885,958)

Total liabilities and stockholders’ deficit	$2,239,071	$2,530,280

The accompanying notes are an integral part of these consolidated financial statements.

F-36

FREIGHTHUB, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	Years Ended December 31,
	2019	2018
Net revenue	$4,179,845	$3,245,517
Cost of revenue	3,848,776	2,927,536
Gross profit	331,069	317,981

Operating expenses
Compensation and employee benefits	1,559,278	1,002,902
Sales and marketing	130,641	20,234
General and administrative	1,047,551	827,784
Depreciation and amortization	659,961	534,543
Total operating expenses	3,397,431	2,385,463

Operating loss	(3,066,362)	(2,067,482)

Other income (expenses)
Interest income	90	-
Interest expense	(428,773)	(340,481)

Loss before provision for income taxes	(3,495,045)	(2,407,963)

Income tax expense	9,981	-
Net loss	$(3,505,026)	$(2,407,963)

Other comprehensive loss
Foreign currency translation	(1,529)	-

Comprehensive loss	$(3,506,555)	$(2,407,963)

Earnings per share, basic & fully diluted	$(37.28)	$(29.00)

Weighted average number of common shares	94,055	83,025

The accompanying notes are an integral part of these consolidated financial statements.

F-37

FREIGHTHUB, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER’S DEFICIT

	Common Stock				Preferred Stock
	Voting Shares	Amount	Non-Voting Shares	Amount	Shares	Amount		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Stockholder’s Deficit
Balance, December 31, 2017	81,457	$10	-	$-	-	$-		$-	$(1,834,993)	$-	$(1,834,983)
Issuance of preferred shares from conversion of convertible debt	-	-	-	-	12,175	-	*	243,942	-	-	243,942
Warrants issued to a lender	-	-	-	-	-	-		113,046	-	-	113,046
Net loss	-	-	-	-	-	-		-	(2,407,963)	-	(2,407,963)
Balance, December 31, 2018	81,457	10	-	-	12,175	-		356,988	(4,242,956)	-	(3,885,958)
Issuance of common shares for exercise of options	1,200	-	-	-	-	-		684	-	-	684
Issuance of non-voting common shares	-	-	80,000	1	-	-		43,199	-	-	43,200
Share-based compensation	-	-	-	-	-	-		15,276	-	-	15,276
Foreign currency translation adjustment	-	-	-	-	-	-		-	-	(1,529)	(1,529)
Net loss	-	-	-	-	-	-		-	(3,505,026)	-	(3,505,026)
Balance, December 31, 2019	82,657	$10	80,000	$1	12,175	$-		$416,147	$(7,747,982)	$(1,529)	$(7,333,353)

* The balance is less than one dollar.

The accompanying notes are an integral part of these consolidated financial statements.

F-38

FREIGHTHUB, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOW

	Years Ended December 31,
	2019	2018
Cash flows from operating activities:
Net loss	$(3,505,026)	$(2,407,963)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	659,961	534,543
Amortization of convertible note origination costs	19,982	2,464
Shared-based compensation	15,276	-
Amortization of deferred financing costs – short-term borrowings	37,182	96,742
Interest accrued on convertible notes payable	308,432	164,826
Changes in operating assets and liabilities:
(Increase) in account receivables	(414,907)	(377,833)
Decrease in account receivables – related party	102,850	193,025
(Increase) in prepaid expense and other assets	(56,066)	(1,804)
(Increase) in security deposits	(3,599)	(7,819)
Increase in accounts payable	434,418	201,187
(Decrease) Increase in account payable – related party	(2,269)	44,469
Increase in accrued expenses	65,604	61,892
Increase in income tax payable	9,981	-
Net cash used in operating activities	(2,328,181)	(1,496,271)

Cash flows from investing activities:
Capitalization of software development costs	(392,276)	(399,466)
Purchase of fixed assets	(22,348)	(11,239)
Net cash used in investing activities	(414,624)	(410,705)

Cash flows from financing activities:
Proceeds from issuance of convertible notes payable	2,055,024	2,779,794
Proceeds from issuance of common stock from exercise of options	684	-
Payment of loan origination costs	-	(60,000)
Repayment of short-term borrowings	(3,587,662)	(242,230)
Proceeds from short-term borrowings	3,857,561	-
Net cash provided by financing activities	2,325,607	2,477,564

Net (decrease) increase in cash and cash equivalents	(417,198)	570,588

Effect of exchange rate changes on cash	(1,402)	-

Cash and cash equivalents at beginning of the year	909,236	338,648
Cash and cash equivalents at end of the year	$490,636	$909,236

Supplemental disclosure of cash flow information
Cash paid for interest	$63,177	$84,701

Supplemental disclosure of non-cash activity
Non-voting common shares issued in exchange for advisory services	$43,200	$-
Issuance of warrants in connection with short-term borrowings	$-	$113,046
Issuance of preferred shares from conversion of convertible debt	$-	$243,942

The accompanying notes are an integral part of these consolidated financial statements.

F-39

FREIGHTHUB, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

december 31, 2019 and 2018

NOTE 1 – ORGANIZATION AND DESCRIPTION OF BUSINESS

FreightHub, Inc. and subsidiary (“FreightHub US”) a Delaware corporation, was incorporated on October 26, 2015 for the purpose of arranging for pick-up, transport and delivery of full truckload freight shipments. On January 18, 2019, Freight Hub Mexico S.A De C.V. (“FreightHub Mexico”), a wholly owned subsidiary of FreightHub Inc., was formed. FreightHub Inc., along with its wholly-owned subsidiary, FreightHub Mexico, are hereinafter referred to as the “Company”. The Company provides innovative digital freight matching technology that streamlines cross-border and domestic USA (from and to border cities) and domestic MEX shipping, connecting shippers with a broad network of reliable carriers and drivers in Mexico, Canada, and the United States.

NOTE 2 – LIQUIDITY

The accompanying financial statements do not include any adjustments or classifications that may result from the possible inability of the Company to continue as a going concern. The accompanying financial statements have been prepared on a basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the accompanying financial statements as of the year ended December 31, 2019, the Company has an accumulated deficit of $7,747,982 and a working capital deficit of $13,802. At December 31, 2019, the Company had total debt of $8,647,373 and $490,636 of cash on hand. We have historically met our cash needs through a combination of cash flows from operating activities, term loans, promissory notes, convertible notes, private placement offerings and sales of equity. Our cash requirements are generally for operating activities and debt repayments.

As of December 31, 2019, and 2018, we believe cash on hand and the continued support from our major investor will allow the Company to continue as a going concern for the next twelve months from the issuance of these financial statements.

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

These consolidated financial statements and related notes are presented in accordance with generally accepted accounting principles in the United States (“GAAP”), expressed in U.S. dollars. The accompanying consolidated financial statements reflect all adjustments including normal recurring adjustments, which, in the opinion of management, are necessary to present fairly the financial position, results of operations and cash flows for the periods presented in accordance with the GAAP. The accompanying consolidated financial statements include the accounts of FreightHub US and its wholly owned subsidiary, FreightHub Mexico. All significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingencies at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Such estimates include, but are not limited to, allowance for doubtful accounts, valuation of stock-based compensation, accrued expenses, useful lives of internally developed software and property and equipment, whether an arrangement is or contains a lease, the discount rate used for operating leases, income tax accruals and the valuation allowance for deferred income taxes. The Company bases these estimates on historical and anticipated results, trends and various other assumptions that it believes are reasonable under the circumstances, including assumptions as to future events. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash consists of funds held in bank accounts. Cash equivalents consist of short-term, highly liquid investments with original maturities of 90 days or less at the time of purchase and generally include money market accounts.

F-40

FREIGHTHUB, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

december 31, 2019 and 2018

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Concentrations of Credit Risk

The Company maintains cash accounts with financial institutions. At times, balances in these accounts may exceed federally insured limits. The amounts over the federally insured limits as of December 31, 2019 and 2018 was $201,934 and $574,623, respectively. No losses have been incurred to date on any deposit balances.

The financial instrument that potentially subjects the Company to concentration of credit risk is accounts receivable. At December 31, 2019, four customers accounted for 11%, 15%, 16% and 22% of the Company’s accounts receivable and as of December 31, 2018, four customers accounted for 11%, 14%, 17% and 21% of the Company’s accounts receivable.

For the year ended December 31, 2019, two customers accounted for 11% and 19% of the Company’s revenues. For the year ended December 31, 2018, four customers accounted for 10%, 14%, 15% and 17% of the Company’s revenues.

Fair Value Measurements

The Company is required to disclose information on all assets and liabilities reported at fair value that enables an assessment of the inputs used in determining the reported fair values. Accounting Standards Codification (“ASC”) Topic 820, Fair Value Measurements and Disclosures (“ASC 820”), establishes a hierarchy of inputs used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability based on market data obtained from sources independent of the Company. Unobservable inputs are those that reflect the Company’s assumptions about the inputs that market participants would use in pricing the asset or liability, and are developed based on the best information available in the circumstances.

The three levels of the fair value hierarchy are described below:

Level 1—Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

Level 2—Valuations based on quoted prices for similar assets or liabilities in markets that are not active or for which all significant inputs are observable, either directly or indirectly.

Level 3—Valuations that require inputs that are unobservable for the asset and liability in which there is little, if any, market activity.

Fair Value of Financial Instruments

The carrying amounts of the Company’s financial instruments, which include trade accounts receivable, accounts payable, accrued expenses, and debt at variable interest rates, approximate their fair values at December 31, 2019 and 2018, respectively, principally due to the short-term nature, maturities or nature of interest rates of the above listed items.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are recorded at the net invoiced amount, net of allowances for doubtful accounts, and do not bear interest. They include unbilled amounts for services rendered in the respective period but not yet billed to the customer until a future date, which typically occurs within one month. The Company periodically reviews accounts receivable balances and provides an allowance for doubtful accounts to the extent deemed uncollectible. The allowance for doubtful accounts is our best estimate of the amount of probable credit losses in our existing accounts receivable. We determine the allowance based on historical write-off experience and the aging of our outstanding accounts receivable. Balances are considered past due based on invoiced terms. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. As of December 31, 2019, and 2018, the allowance for doubtful accounts was $0.

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FREIGHTHUB, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

december 31, 2019 and 2018

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Long-Lived Assets

The Company reviews its long-lived assets for impairment whenever events or circumstances exist that indicate the carrying amount of an asset or asset group may not be recoverable. Recoverability of assets is measured by comparing the carrying amounts of the assets to the future undiscounted cash flows expected to be generated by the assets. If the asset or asset group is considered to be impaired, an impairment loss would be recorded to adjust the carrying amounts to the estimated fair value. Management has determined that no impairment of long-lived assets exists, and accordingly, no adjustments to the carrying amounts of the Company’s long-lived assets have been made for the years ended December 31, 2019 and 2018.

Property and Equipment

Property and equipment consisting of office and computer equipment, furniture and leasehold improvements are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives, ranging between three to five years.

Useful Lives
Software	3 years
Equipment	3 years
Furniture	7 years
Leasehold improvements	3 years

Capitalized Software

The Company complies with the guidance of ASC Topic 350-40, “Intangibles—Goodwill and Other—Internal Use Software”, in accounting for of its internally developed system projects that it utilizes to provide its services to customers. These system projects generally relate to software of the Company that is not intended for sale or otherwise marketed. Internal and external costs incurred during the preliminary project stage are expensed as they are incurred. Once a project has reached the development stage, the Company capitalizes direct internal and external costs until the software is substantially complete and ready for its intended use. Costs for upgrades and enhancements are capitalized, whereas, costs incurred for maintenance are expensed as incurred. These capitalized software costs are amortized on a project-by- project basis over the expected economic life of the underlying software on a straight-line basis, which is generally three years. Amortization commences when the software is available for its intended use.

Advertising

Advertising costs are expensed as incurred. Advertising costs amounted to $67,251 and $14,778 for the years ended December 31, 2019 and 2018, respectively.

Income Taxes

The Company follows ASC Topic 740-10-65-1 in accounting for uncertainty in income taxes by prescribing rules for recognition, measurement and classification in financial statements of tax positions taken or expected to be in a tax return. This prescribes a two-step process for the financial statement measurement and recognition of a tax position. The first step involves the determination of whether it is more likely than not (greater than 50 percent likelihood) that a tax position will be sustained upon examination, based on the technical merits of the position. The second step requires that any tax position that meets the more likely than not recognition threshold be measured and recognized in the financial statements at the largest amount of benefit that is a greater than 50 percent likelihood of being realized upon ultimate settlement. This topic also provides guidance on the accounting for related interest and penalties, financial statement classification and disclosure. The Company’s policy is that any interest or penalties related to uncertain tax positions are recognized in income tax expense when incurred. The Company has no uncertain tax positions or related interest or penalties requiring accrual at December 31, 2019 and 2018.

F-42

FREIGHTHUB, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

december 31, 2019 and 2018

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Foreign Currency Translation

The financial statements of the Company’s subsidiary operating in Mexico are prepared to conform to U.S. GAAP and translated into U.S. Dollars by applying a current exchange rate. The local currency has been determined to be the functional currency. Assets and liabilities of international operations are translated at period-end exchange rates. Items appearing in the consolidated statement of operations are translated using average exchange rates during each period. Translation gains and losses are reported in accumulated other comprehensive income (loss) as a component of stockholders’ equity.

Deferred Financing Costs

Costs incurred in connection with obtaining certain financing are deferred and amortized on an effective interest method basis over the term of the related obligation. In accordance with Accounting Standards Update (“ASU”) 2015-03, “Imputation of Interest – Simplifying the Presentation of Debt Issuance Costs”, debt issuance costs related to a recognized debt liability are presented in the balance sheet as a direct deduction from the debt liability, consistent with the presentation of a debt discount. Deferred financing costs are amortized and recognized on the consolidated statements of operations as interest expense.

Intangible Assets

Intangible assets include the Company’s domain name and are accounted for based on ASC Topic 350 “Intangibles – Goodwill and Other.” The Company’s intangible assets that have finite lives, consisting of intellectual property, are amortized over their useful lives and reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. If any indicators were present, the Company would test for recoverability by comparing the carrying amount of the asset to the net undiscounted cash flows expected to be generated from the asset. If those net undiscounted cash flows do not exceed the carrying amount (i.e., the asset is not recoverable), the Company would perform the next step, which is to determine the fair value of the asset and record an impairment loss, if any. The Company evaluates the useful lives for these intangible assets each reporting period to determine whether events and circumstances warrant a revision in their remaining useful lives.

Foreign Operations

Operations outside the United States include a subsidiary in Mexico. Foreign operations are subject to risks inherent in operating under different legal systems and various political and economic environments. Among the risks are changes in existing tax laws, possible limitations on foreign investment and income repatriation, government price or foreign exchange controls, and restrictions on currency exchange. Net assets of foreign operations are less than 10% of the Company’s total net assets.

Revenue Recognition

The Company adopted ASU No. 2014-09, Revenue from Contracts with Customers, and other related ASUs (collectively, ASC 606, Revenue from Contracts with Customers) (“ASC 606”) as of January 1, 2018 using the modified retrospective transition approach for contracts that were not completed as of January 1, 2018. Under the modified retrospective method, we recognized the cumulative effect of initially applying the new revenue standard as an adjustment to the opening balance of retained earnings. This adjustment did not have a material impact on our consolidated financial statements. Results for reporting periods beginning after January 1, 2018 are presented under ASC 606. The Company generates revenues primarily from shipments executed by the Company’s freight transportation brokerage services to shippers through the Company’s freight rideshare marketplace. Shippers contract with the Company to utilize the Company’s network of independent freight carriers to transport freight. Those shipments are the Company’s performance obligation, arising under contracts the Company has entered into with customers that define the price for each shipment and payment terms. The Company’s acceptance of the shipment request establishes enforceable rights and obligations for each contract. By accepting the shipper’s order, the Company has responsibility for transportation of the shipment from origin to destination. Under such contracts, revenue is recognized when obligations are satisfied, which occurs over time with the transit of shipments from origin to destination. This is appropriate as the customer simultaneously receives and consumes the benefits as the Company performs its obligation. The Company determines revenue in-transit using the input method, under which revenue is recognized based on the duration of time that has lapsed from the departure date (start of transportation services) to the arrival date (completion of transportation services). Measurement of revenue in-transit requires the application of significant judgement. The Company calculates the estimated percentage of an order’s transit time that is complete at period end, and applies that percentage of completion of the order’s estimated revenue. Revenue is measured as the amount of consideration the Company expects to receive in exchange for providing services. Accessorial charges for fuel surcharge, loading and unloading, stop charges, and other immaterial charges are part of the consideration received for the single performance obligation of delivering shipments.

F-43

FREIGHTHUB, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

december 31, 2019 and 2018

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Payment for the Company’s services is generally due within 30 to 45 days upon delivery of the shipment. Contracts entered into with customers do not contain material financing components.

The Company’s contracts with customers have a duration of one year or less and do not require any significant start-up costs, and as such, costs incurred to obtain contracts associated with these contracts are expensed as incurred.

Through the Company’s freight brokerage services, the Company is responsible for identifying and directing independent freight carriers to transport the shipper’s goods. The transportation of the loads is outsourced to third-party carriers. The Company is a principal in these arrangements, and therefore records revenue associated with these contracts on a gross basis. The Company controls the service and has primary responsibility to meet the customer’s requirements. The Company invoices and collects from its customers and also maintains discretion over pricing. Additionally, the Company is responsible for selection of third-party transportation providers to the extent used to satisfy customer freight requirements.

The timing of revenue recognition, billings, cash collections, and allowance for doubtful accounts results in billed and unbilled receivables on our consolidated balance sheet. The Company receives the unconditional right to bill when shipments are delivered to their destination.

Convertible Debt

The Company evaluates convertible debt to determine the impact (if any) of 1) embedded conversion option; 2) beneficial conversion feature; 3) bifurcation; 4) derivative liability; and 5) fair value adjustments and other expenses thereto. In assessing the convertible debt instruments, management determines if the convertible debt host instrument is conventional convertible debt and further if there is a beneficial conversion feature requiring measurement. If the instrument is not considered conventional convertible debt under ASC 470, the Company will continue its evaluation process of these instruments as derivative financial instruments under ASC 815.

Conventional convertible debt is a financial instrument in which the holder may only realize the value of the conversion option by exercising the option and receiving the entire proceeds in a fixed number of shares or the equivalent amount of cash. Conventional convertible debt, for which the fair value option is not elected at issuance, is accounted for as straight debt with no accounting recognition of the embedded equity option.

The convertible debt the Company issued has the following typical characteristics for a conventional convertible debt:

●	The debt security is convertible into the common stock of the issuer at a specified price at the option of the holder.
●	The debt security was sold at a price or has a value at issuance not significantly in excess of the face amount.
●	It bears an interest rate that is lower than the Company would obtain for nonconvertible debt.
●	If converted, the Company must deliver shares of the its stock to the investor (i.e., physical settlement). There is no cash conversion feature by which the convertible debt can be settled in full or in part in cash upon conversion.
●	The initial conversion price of the security is greater than the market value of the common stock at time of issuance and there is no beneficial conversion feature (“BCF”) upon issuance to be bifurcated and separately accounted for. Since the Company has determined that the embedded conversion options should not be bifurcated from their host instruments, the Company accounts for convertible debt instruments in accordance with ASC 470-20, Debt with Conversion and Other Options.

F-44

FREIGHTHUB, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

december 31, 2019 and 2018

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Share-Based Compensation

The Company accounts for share-based awards issued to employees in accordance with ASC Topic 718, “Compensation—Stock Compensation”. In addition, the Company issues stock options to non-employees in exchange for consulting services and accounts for these in accordance with the provisions of ASC Subtopic 505-50, “Equity-Based Payments to Non-employees”. Compensation expense is measured at the grant, based on the calculated fair value of the award, and recognized as an expense over the requisite service period, which is generally the vesting period of the grant.

For modification of stock compensation awards, the Company records the incremental fair value of the modified award as stock-based compensation on the date of modification for vested awards or over the remaining vesting period for unvested awards. The incremental compensation is the excess of the fair value of the modified award on the date of modification over the fair value of the original award immediately before the modification.

For options granted to non-employees, the expected life of the option used is the contractual term of each such option. All other assumptions used to calculate the grant date fair value are generally consistent with the assumptions used for options granted to employees.

For purposes of calculating stock-based compensation, the Company estimates the fair value of stock options using a Black-Scholes option-pricing model. The determination of the fair value of share-based payment awards utilizing the Black-Scholes model is affected by the Company’s stock price, which is determined by a 409a valuation, and a number of assumptions, including expected volatility, expected life, risk-free interest rate and expected dividends. The expected volatility is primarily based on the historical volatility of peer company data while the expected life of the stock options is based on historical and other economic data trended into the future. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods corresponding to the expected option term. The dividend yield assumption is based on the Company’s history and expectation of no dividend payouts. If factors change and the Company employs different assumptions, stock-based compensation expense may differ significantly from what has been recorded in the past. If there is a difference between the assumptions used in determining stock-based compensation expense and the actual factors which become known over time, specifically with respect to anticipated forfeitures, the Company may change the input factors used in determining stock-based compensation costs for future grants. These changes, if any, may materially impact the Company’s results of operations in the period such changes are made. Incremental compensation costs arising from subsequent modifications of awards after the grant date are recognized when incurred. In addition, the Company accounts for forfeitures of awards as they occur. For stock-based awards that vest based on performance conditions, expense is recognized when it is probable that the conditions will be met.

The fair value of options and share awards granted under the stock option plan during the year ended December 31, 2019 was estimated at the date of grant using the Black-Scholes option pricing model and the following assumptions for grants:

2019
Risk-free interest rates	2.80%
Expected life of options	5 years
Expected volatility	49.20%
Expected dividend yield	0.00%

Earnings Per Share

Basic earnings (loss) per share is computed by dividing net income (loss) available to common stockholders by the weighted average number of outstanding common shares for the period, considering the effect of participating securities. Diluted earnings (loss) per share are calculated by dividing net earnings (loss) by the weighted average number of common shares and dilutive common stock equivalents outstanding. During the periods when they are anti-dilutive, common stock equivalents, if any, are not considered in the computation. There were 625,497 common share equivalents at December 31, 2019 and 361,363 at December 31, 2018. For the year ended December 31, 2019 and 2018, these potential shares were excluded from the shares used to calculate diluted. These securities were not included in the computation of diluted net earnings per share as their effect would have been antidilutive.

F-45

FREIGHTHUB, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

december 31, 2019 and 2018

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Segments

Operating segments are defined as components of an entity for which separate financial information is available. The Company reviews financial information presented on a consolidated basis for the purposes of making operating decisions, allocating resources and evaluating financial performance. As such, the Company has determined that it operates in one operating and one reportable segment. The Company presents financial information about its operating segment and geographical areas in Note 12 to the consolidated financial statements.

Recent Accounting Pronouncements

In March 2020, the FASB issued ASU No. 2020-04, “Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting.” ASU No. 2020-04 provides guidance on optional expedients for a limited time to ease the operational burden in accounting for (or recognizing the effects of) reference rate reform (LIBOR) on financial reporting. This guidance is effective upon the ASUs issuance on March 12, 2020 and companies may elect to apply the amendments prospectively through December 31, 2022. The Company’s credit facilities already contain comparable alternative reference rates that would automatically take effect upon the LIBOR phase out, and it is also reviewing its commercial contracts that may utilize LIBOR as a reference rate. The Company is currently evaluating the potential effects of this guidance on its consolidated financial statements.

In December 2019, the FASB issued ASU No. 2019-12 “Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes.” ASU No. 2019-12 is intended to simplify various aspects related to accounting for income taxes, eliminates certain exceptions to the general principles in ASC Topic 740 related to intra-period tax allocation, simplifies when companies recognize deferred taxes in an interim period, and clarifies certain aspects of the current guidance to promote consistent application. This guidance is effective for public business entities for fiscal years beginning after December 15, 2020, and for interim periods within those fiscal years, with early adoption permitted. This guidance is applicable to the Company’s fiscal year beginning January 1, 2021. The Company is currently evaluating the potential effects of this guidance on its consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases. ASU 2016-02 requires lessees to recognize assets and liabilities in the balance sheet for rights and obligations created by leases with terms of more than twelve months. Lessor accounting will not be fundamentally changed; however, some changes may be required to align and conform to lessee guidance. In July 2018, the FASB issued ASU 2018-10 Leases (Topic 842), Codification Improvements and ASU 2018-11 Leases (Topic 842), Targeted Improvements, to provide additional guidance for the adoption of Topic 842. ASU 2018-10 clarifies certain provisions and correct unintended applications of the guidance such as the application of implicit rate, lessee reassessment of lease classification, and certain transition adjustments that should be recognized to earnings rather than to stockholders’ equity. ASU 2018-11 provides an alternative transition method and practical expedient for separating contract components for the adoption of Topic 842. As of December 31, 2019, the Company has not adopted the standards and is currently evaluating the effect the new lease standards will have on the Company.

In November 2019, the FASB issued ASU No. 2019-08 “Compensation – Stock Compensation (Topic 718) and Revenue from Contracts with Customers (Topic 606): Codification Improvements – Share-Based Consideration Payable to a Customer.” ASU No. 2019-08 amends and clarifies ASU No. 2018-07 to require that an entity measure and classify share-based payment awards granted to a customer by applying the guidance in Topic 718. For entities that have already adopted the amendments in ASU No. 2018-07, the amendments in this ASU are effective for fiscal years beginning after December 15, 2019, and for interim periods within those fiscal years, with early adoption permitted. This guidance is applicable to the Company’s fiscal year beginning January 1, 2020. The adoption of this guidance will not have a material impact on its consolidated financial statements.

In April 2019, the FASB issued ASU No. 2019-04 “Codification Improvements to Topic 326, Financial Instruments – Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments.” ASU No. 2019-04 was issued as part of the FASB’s ongoing project to improve upon its ASC, and to clarify and improve areas of guidance related to recently issued standards on credit losses, hedging, and recognition and measurement. This guidance contains several effective dates but is applicable to the Company’s fiscal year beginning January 1, 2020. The adoption of this guidance will not have a material impact on its consolidated financial statements.

F-46

FREIGHTHUB, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

december 31, 2019 and 2018

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurements (Topic 820): Disclosure Framework Changes to the Disclosure Requirements for Fair Value Measurement. The amendments in this update modify the disclosure requirements on fair value measurements in Topic 820. The ASU is effective for the Registrants for fiscal years beginning after December 15, 2019, and interim periods therein. Early adoption is permitted. The adoption of this standard did not have any material effect on the Company’s financial statements or any component of stockholder’s equity.

In November 2018, the FASB issued ASU No. 2018-18, “Collaborative Arrangements (Topic 808): Clarifying the Interaction between Topic 808 and Topic 606.” ASU No. 2018-18 was issued to resolve the diversity in practice concerning the manner in which entities account for transactions based on their assessment of the economics of a collaborative arrangement. This guidance is effective for public business entities for fiscal years beginning after December 15, 2019, and for interim periods within those fiscal years, with early adoption permitted. This guidance is applicable to the Company’s fiscal year beginning January 1, 2020. The adoption of this guidance will not have a material impact on its consolidated financial statements.

In August 2018, the FASB issued ASU No. 2018-15, “Intangibles – Goodwill and Other – Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract (a consensus of the FASB Emerging Issues Task Force).” ASU No. 2018-15 aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal-use software license). This guidance is effective for public business entities for fiscal years beginning after December 15, 2019, and for interim periods within those fiscal years, with early adoption permitted. This guidance is applicable to the Company’s fiscal year beginning January 1, 2020. The adoption of this guidance will not have a material impact on its consolidated financial statements.

NOTE 4 – PROPERTY AND EQUIPMENT

Property and equipment consist of the following:

	December 31, 2019	December 31, 2018
Equipment	$43,550	$21,080
Furniture and fixtures	9,517	9,517
Leasehold improvements	4,759	4,759
Total cost	57,826	35,356
Accumulation depreciation	(23,247)	(10,512)
Property and equipment, net	$34,579	$24,844

Depreciation expense for the years ended December 31, 2019 and 2018 was $12,735 and $7,308 respectively.

F-47

FREIGHTHUB, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

december 31, 2019 and 2018

NOTE 5 – CAPITALIZED SOFTWARE

Capitalized software consist of the following:

	December 31, 2019	December 31, 2018
Capitalized software	$2,144,723	$1,752,447
Accumulated amortization	(1,402,494)	(756,079)
Capitalized software, net	$742,229	$996,368

Amortization expense for the years ended December 31, 2019 and 2018 was $646,414 and $526,422, respectively.

Estimated amortization for capitalized software for future periods is as follows:

December 31,
2020	$485,251
2021	188,485
2022	68,493
$742,229

NOTE 6 – ACCRUED LIABILITIES

Accrued liabilities consist of the following:

	December 31, 2019	December 31, 2018
Accrued payroll	$83,326	$31,941
Accrued value added tax	4,819	-
Accrued cost of revenue	47,592	37,550
Total other accrued expenses	$135,737	$69,491

NOTE 7 – STOCK-BASED COMPENSATION

The Company has a Stock Incentive Plan (the “Plan”) under which the Company may grant stock options for up to 150,000 common shares. Both Incentive Stock Options and Non-Qualified Stock Options expire ten years from the date of the grant.

The following table summarizes stock option activity (*):

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Balance at December 31, 2018	-	$-
Granted	95,953	0.54
Forfeited	-	-
Exercised	(1,200)	0.57
Balance at December 31, 2019	94,753	0.52	7.51	$-
Exercisable at December 31, 2019	43,291	$0.54	7.27	$-

(*) No options were granted prior to January 1, 2019

F-48

FREIGHTHUB, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

december 31, 2019 and 2018

NOTE 7 – STOCK-BASED COMPENSATION (CONTINUED)

The following table summarizes the Company’s non-vested stock options.

	Non-vested Options Outstanding	Weighted-Average Grant Date Fair Value
At December 31, 2018	-	-
Options granted	95,953	0.25
Options forfeited/cancelled	-	-
Options exercised	(1,200)	0.24
Options vested	(43,291)	0.25
At December 31, 2019	51,462	$0.25

(*) No options were granted prior to January 1, 2019

For the year ended December 31, 2019, the Company recognized $15,276 of stock compensation expense. As of December 31, 2019, there was $3,594 of unrecognized stock compensation expense related to non-vested share-based compensation arrangements granted under the Plan. That cost is expected to be recognized over a weighted-average period of four years.

NOTE 8 – SHORT-TERM BORROWINGS

	December 31, 2019	December 31, 2018
(a) Short-term promissory note	$-	$257,770
(b) Revolving line of credit	527,669	-
	527,669	257,770
Less: unamortized deferred financing costs	-	(37,182)
Short-term borrowings, net	$527,669	$220,588

(a)	On July 31, 2017, the Company entered into a short-term promissory note (“2017 Note”) with a lender, (the “2017 Note Lender”) for the amount of $350,000. Interest accrued on the outstanding principal at a rate equal to 12.50%. The note required equal monthly installment payment of interest in the amount of $3,645 for the first year, and then equal monthly installment payment of principal and interest in the amount of $31,179 for the second year. On November 22, 2017, the note was amended to a principal amount of $500,000. The amended note required equal monthly installment payment of interest in the amount of $5,208 for the first year, and then equal monthly installment payment of principal and interest in the amount of $44,541 for the second year. As of December 31, 2018, the balance was $257,769. On March 6, 2019, the Company repaid the entire balance of the loan. As part of the terms of the loan, the lender has a right to invest up to the greater of (i) $250,000 or (ii) an amount that would maintain Lender’s pro rata ownership in the Company under the same terms provided to other investors. On November 2018 the Company and the Lender agreed on the terms of the right to invest by granting the lender a warrant to purchase up to 7,224 shares of series seed preferred stock at an exercise price of $10.3813. The costs were classified as deferred financing costs and recorded net of short-term borrowings in the consolidated balance sheet. See Note 14 for further details.

F-49

FREIGHTHUB, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

december 31, 2019 and 2018

NOTE 8 – SHORT-TERM BORROWINGS (CONTINUED)

(b)	On March 7, 2019, the Company entered into a short-term promissory note (“2019 Note”) with another lender (the “2019 Note Lender”) which provides the Company a revolving line of credit. The maximum principal amount that could be advanced withdrawn under the line of credit to the Company is $1,000,000. The borrowing base of the revolving line of credit is limited to 80% of eligible accounts receivable. Under the revolving line of credit, if the aggregate principal amount of the outstanding advances exceeds the applicable borrowing base, the Company must repay the lender an amount equal to the difference between the outstanding principal balance of the revolving line of credit and the borrowing base. The note requires monthly payment of interest, beginning May 1, 2019. Interest accrues on the outstanding principal at a rate equal to Prime Rate as set out in the Wall Street Journal from time to time with a floor of 5.25% per annum. The interest rate as of December 31, 2019 was 5.25%. As of December 31, 2019, the outstanding principal amount borrowed is $527,669. The initial maturity date is March 7, 2020. The initial maturity date may be extended by mutual written consent of the Lender and the Company. On July 28, 2020, the Company extended the maturity date to July 31, 2021.

The Company incurred interest expense relating to the short-term borrowings in the amount of $57,586 and $84,700 for the year ended December 31, 2019 and 2018.

NOTE 9 – CONVERTIBLE DEBT

During 2015 and 2016, the Company entered into convertible debt agreements (the “2015 Convertible Notes”) with several investors for aggregate principal of $1,000,000 of 2015 Convertible Notes due, in each case, two years from the note date, at the following conversion terms: The outstanding principal balance and unpaid accrued interest of the notes was to be automatically converted upon the Company’s next equity financing round with gross proceeds to the Company of at least $2,000,000, into the most senior class of shares of the Company issued in such financing round at a price per share equal to the lesser of the following: (i) a price determined based on the maximum company pre-money valuation of $2,000,000 on a fully diluted basis; or (ii) a twenty percent (20%) discount on the lowest price per share paid by the investors in such a financing round. Unless otherwise automatically converted in such financing round, the notes could be converted discretionarily in certain situations, including upon a change of control transaction and at maturity, at a conversion price based the maximum company pre-money valuation of $2,000,000 on a fully diluted basis into the most senior class of stock. The 2015 Convertible Notes accrued interest at 3% per annum, payable in cash at maturity or convertible to shares as previously described herein.

During 2017 and 2018, the Company entered into convertible debt agreements (the “2017 Convertible Notes”) with several investors for aggregate principal of $2,140,000 of 2017 Convertible Notes due, in each case, two years from the note date, at the following conversion terms: The outstanding principal balance and unpaid accrued interest of the notes was to be automatically converted upon the Company’s next equity financing round with gross proceeds to the Company of at least $2,000,000, into the most senior class of shares of the Company issued in such financing round at a price per share equal to the lesser of the following: (i) a price determined based on the maximum company pre-money valuation of $7,500,000 on a fully diluted basis; or (ii) a twenty percent (20%) discount on the lowest price per share paid by the investors in such a financing round. Unless otherwise automatically converted in such financing round, the notes could be converted discretionarily in certain situations, including a change of control transaction and at maturity, at a conversion price based on the maximum company pre-money valuation of $7,500,000 on a fully diluted basis, into the most senior class of stock. The 2017 Convertible Notes accrued interest at 3% per annum, payable in cash at maturity or convertible to shares as previously described herein.

During 2018, the Company entered into convertible debt agreements (the “1st 2018 Bridge Notes”) with several investors for aggregate principal of $1,000,000 of 1st 2018 Bridge Notes due, in each, case six months from the note date. The outstanding principal balance and unpaid accrued interest of the notes was to be automatically converted upon the Company’s next equity financing round into the most senior class of shares of the Company issued in such financing round at a conversion price per share equal to a 15% discount on the lowest price per share paid by the investors in the financing round. The 1st 2018 Bridge Notes accrued interest at 8% per annum, payable in cash at maturity.

F-50

FREIGHTHUB, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

december 31, 2019 and 2018

NOTE 9 – CONVERTIBLE DEBT (CONTINUED)

During 2018, the Company entered into convertible debt agreements (the “2nd 2018 Bridge Notes”) with several investors for aggregate principal of $300,000 of 2nd 2018 Bridge Notes due, in each case, six months from the note date. The outstanding principal balance times 150% and unpaid accrued interest on these notes were to be automatically converted upon the Company’s next equity financing round into the most senior class of shares of the Company issued in such financing round at a conversion price at per share equal to the lowest price per share paid by the investors in the financing round. The 2nd 2018 Bridge Notes accrued interest at 8% per annum, payable in cash at maturity or convertible to shares as previously described herein.

In November 2018, as part of a new senior secured convertible debt financing round pursuant to a senior secured Convertible Loan Agreement (the “Senior Convertible Loan Agreement”) the Company and the investors agreed to amend the conversion terms and certain other terms of all of the Company’s outstanding convertible notes (i.e., the 2015 Convertible Notes, 2017 Convertible Notes,1st 2018 Bridge Notes and 2nd 2018 Bridge Notes (the “Existing Convertible Notes”) as described in the following paragraph.

The Existing Convertible Notes were all amended to extend their maturity to December 2021. The 1st 2018 Bridge Notes and 2nd 2018 Bridge Notes were amended to reduce the interest rate under such Existing Convertible Notes from 8% to 3%. The Existing Convertible Notes were also all amended to expressly subordinate the indebtedness represented by such notes to (i) the Company’s indebtedness to an existing secured lender of the Company under a Loan and Security Agreement entered into in connection with a receivables financing and (ii) the Company’s indebtedness under the Senior Convertible Loan Agreement. All Existing Convertible Notes (other than the 2nd 2018 Bridge Notes) were amended to provide that unless each holder of such notes accepted the Company’s offer to participate in and make a commitment under the Senior Convertible Loan Agreement in a specified amount, all outstanding principal and accrued and unpaid interest under such holder’s Existing Convertible Note would automatically convert into shares of the Company’s Series Seed Preferred Stock at a conversion price per share equal to $20.7626. Any such holder of an Existing Convertible Note that declined such participation in the Senior Convertible Loan Agreement is referred to as a “Non-Participating Lender”. Each of the Existing Convertible Notes (other than the 2nd 2018 Bridge Notes) was amended to provide that, with respect to any holder of such notes that was not a Non-Participating Lender, all outstanding principal and accrued and unpaid interest under such holder’s Existing Convertible Notes would convert at the same time and from time to time as outstanding loans under the Senior Convertible Loan Agreement were converted into (i) Conversion Shares (as defined in the Senior Convertible Loan Agreement) or (ii) shares of the Company’s Series A Preferred Stock contemplated by agreed forms of Series A Preferred Stock documentation attached to the Senior Convertible Loan Agreement (and to become effective if the loans under the Senior Convertible Loan Agreement were converted into such Series A Preferred Stock in accordance with its terms, the “Series A Preferred Stock”), as applicable. The amount of principal and accrued and unpaid interest under each such Existing Convertible Note that was to convert in each case was to be proportionate to the amount of outstanding loans under the Senior Convertible Loan Agreement then being converted. The conversion price per share in the case of any conversion of such Existing Convertible Notes into shares of Series A Preferred Stock was fixed at $20.7626 per share. The conversion price per share in the case of any conversion into shares of Conversion Shares was to be the Conversion Price (as defined in the Senior Convertible Loan Agreement). The 2nd 2018 Bridge Notes were amended to provide that, all 150% of outstanding principal and all accrued and unpaid interest under such holder’s 2nd 2018 Bridge Note would convert at the same time and from time to time as outstanding loans under the Senior Convertible Loan Agreement were converted into (i) Conversion Shares or (ii) shares of Series A Preferred Stock), as applicable. The amount of principal (at the 150% rate) and accrued and unpaid interest under each such Existing Convertible Note that was to convert in each case was to be proportionate to the amount of outstanding loans under the Senior Convertible Loan Agreement then being converted. The conversion price per share in the case of any conversion of such Existing Convertible Notes into Conversion Shares or shares of Series A Preferred Stock was to be the Conversion Price (as defined in the Senior Convertible Loan Agreement).

F-51

FREIGHTHUB, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

december 31, 2019 and 2018

NOTE 9 – CONVERTIBLE DEBT (CONTINUED)

In November 2018, the Company entered into the senior secured Senior Convertible Loan Agreement with several investors. Pursuant to the Senior Convertible Loan Agreement, the lenders committed to purchase an aggregate of principal amount of up to $4,274,830 of convertible promissory notes (the “Senior Notes”) due on November 16, 2021. The Senior Convertible Loan Agreement and Senior Notes incorporated the following conversion terms:

●	In the case of a next equity financing of the Company in connection with which the Company received gross proceeds of at least $6 million, the Senior Notes would automatically convert into shares of the preferred stock of the Company issued in such next equity financing, at a conversion price per share equal to the lesser of (A) the lowest purchase price per share for such preferred stock issued in such equity financing and (B) $10.3813 per share.
●	The lenders under the Senior Convertible Loan Agreement could optionally convert the Senior Notes at any time or from time to time, in whole or in part, into shares of Series A Preferred Stock, at a conversion price of $10.3813 per share.
●	Upon achievement of certain conversion milestone set forth in the Senior Convertible Loan Agreement (the Company achieving trailing 3-month net revenue of at least $600,000) the Company could require the lenders holding Senior Notes to mandatorily convert such Senior Notes into shares of Series A Preferred Stock, at a price of $10.3813 per share.

The indebtedness and other obligations under the Senior Convertible Loan Agreement and Senior Notes was secured secondarily by all of the Company’s assets and accrued interest at 8% per annum, payable in cash at maturity or convertible to Conversion Shares or shares of Series A Preferred Stock, as applicable, upon conversion of the Senior Notes as described herein. The Senior Convertible Loan Agreement contained representations, warranties, affirmative covenants and negative covenants as well as other provisions customary for comparable senior secured convertible loans.

Additionally, the Senior Convertible Loan Agreement and Senior Notes embodied certain traditional default provisions that were linked to credit or interest risks, such as bankruptcy proceedings, liquidation events and corporate existence.

Management determined that the convertible notes meet the definition of conventional convertible debt provided in ASC 815 and the embedded conversion option is not subject to bifurcation and classification in the financial statements in liabilities at fair value.

The Company recorded interest expense pursuant to the stated interest rates on the convertible notes in the amount of $308,432 and $164,826 for the year ended December 31, 2019 and 2018, respectively.

The aggregate balance of the convertible notes payable is as follows:

	December 31, 2019	December 31, 2018
Convertible note payable	$7,618,718	$5,563,694
Accrued interest	538,541	230,112
Less: unamortized deferred financing costs	(37,555)	(57,537)
Note payable, net	$8,119,704	$5,736,269

F-52

FREIGHTHUB, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

december 31, 2019 and 2018

NOTE 10 – INCOME TAXES

Income tax expense consists of the following components:

	December 31, 2019	December 31, 2018
Current
Federal	$-	$-
State	-	-
Foreign	9,981
	9,981	-
	-	-
Deferred
Federal	$-	-
State	-	-
	-	-

Income tax expense	$9,981	$-

The effective tax rate was -0.28% and 0.00% for the years ended December 31, 2019 and 2018, respectively. The effective tax rate differs from the federal tax rate of 21% for the years ended December 31, 2019 and 2018 due to the valuation allowance, foreign income taxes, and other discrete items.

At December 31, 2019 and December 31, 2018, the Company had federal net operating losses (“NOLs”) in the amount of $7,812,583 and $4,917,140 respectively. These NOLs expire from 2035 to 2037 or have indefinite lives as follows:

12/31/2035	$35,945
12/31/2036	836,622
12/31/2037	1,922,017
Indefinite	5,017,999
$7,812,583

The Company is in process of evaluating the effects that a change in ownership under Internal Revenue Code Section 382, may limit the potential utilization of its NOLs going forward.

Temporary differences which give rise to a significant portion of deferred tax assets are as follows:

	December 31, 2019	December 31, 2018
Accrued expenses	$132,034	$50,165
Fixed and intangible assets	(173,490)	(223,663)
Net operating loss – Federal	1,640,642	1,032,599
Net operating loss – States	110,652	68,769
	1,709,838	927,870
Less: Valuation allowance	(1,709,838)	(927,870)
Net deferred tax asset	$-	$-

F-53

FREIGHTHUB, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

december 31, 2019 and 2018

NOTE 10 – INCOME TAXES (CONTINUED)

In making this determination, the Company is required to give significant weight to evidence that can be objectively verified. It is generally difficult to conclude that a valuation allowance is not needed when there is significant negative evidence, such as cumulative losses in recent years. Forecasts of future taxable income are considered to be less objective than past results. At December 31, 2019 and December 31, 2018, the Company maintains a full valuation allowance against its deferred tax assets.

Income tax expense is recorded using the asset and liability method. Deferred tax assets and liabilities are recognized for the expected future tax consequences attributable to temporary differences between amounts reported for income tax purposes and financial statement purposes, using current tax rates. A valuation allowance is recognized if it is anticipated that some or all of a deferred tax asset will not be realized. The Company must assess the likelihood that its deferred tax assets will be recovered from future taxable income and, to the extent that the Company believes that recovery is not likely, it must establish a valuation allowance. Significant management judgment is required in determining the provision for income taxes, deferred tax assets and liabilities and any valuation allowance recorded against net deferred tax assets.

None of the Company’s Federal or state income tax returns are currently under examination by the Internal Revenue Service (“IRS”), state or foreign tax authorities.

NOTE 11 – LEASES

During the year ended December 31, 2019, the Company rented office space in Texas. The lease for the office space was entered into during May 2017 and expired on May 2020. The lease was not renewed by the Company.

In April 2018, the Company entered into a lease agreement for seven workstations in Mexico for a term of twelve months. In addition, the Company entered into a lease agreement in November 2018 for fifteen workstations in Mexico for a term of 12 months. The leases were not renewed by the Company. In January 2020, the Company entered into a lease agreement for seven workstations in Mexico for a term of twelve months and will expire on December 31, 2020. The monthly rental cost is $1,500.

During the year ended December 31, 2019, the Company entered into various short-term lease commitments ranging from three to six months for office workspace in New York. The monthly rental cost ranged from $1,800 to $2,000.

The rental cost for the year ended December 31, 2019 and 2018, was approximately $109,000 and $68,000, respectively.

NOTE 12 – SEGMENT INFORMATION

The following table summarizes the Company’s total revenue by geographic area based on the billing address of the customers:

	Year Ended December 31,
	2019	2018
United States	$4,104,263	$3,245,517
Mexico	75,582	-
Total revenue	$4,179,845	$3,245,517

F-54

FREIGHTHUB, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

december 31, 2019 and 2018

NOTE 13 – RELATED PARTY TRANSACTIONS

The Company received consulting services from a shareholder. There were no outstanding accounts payable to this certain shareholder as of December 31, 2019 and 2018. The cost of these services for the years ended December 31, 2019 and 2018 was approximately $89,000 and $0, respectively.

The Company also received consulting services from another shareholder. The accounts payable to this certain shareholder as of December 31, 2019 and 2018 was approximately $0 and $2,200 respectively. The cost of these services for the years ended December 31, 2019 and 2018 was approximately $500 and $15,000, respectively.

The Company also provided freight services to a customer owned by a shareholder. The accounts receivable from this certain customer as of December 31, 2019 and 2018 was approximately $0 and $109,000 respectively. The revenue of these services for the years ended December 31, 2019 and 2018 was approximately $3,000 and $568,000, respectively.

The Company also provided freight services to another customer owned by a shareholder. The accounts receivable from this certain customer as of December 31, 2019 and 2018 was approximately $7,000 and $0 respectively. The revenue of these services for the years ended December 31, 2019 and 2018 was approximately $134,000 and $13,000, respectively.

NOTE 14 – WARRANTS

On November 9, 2015, the Company issued 9,050 common stock warrants to two founders with an exercise price of $5.00. The warrants expire and are no longer exercisable at the earlier of the tenth anniversary of the date the warrants were issued or the date the Company is acquired by another entity.

Under the terms of short-term borrowing agreement signed in 2017 (Note 8), the 2017 Note Lender (“Lender”) had a right to invest up to the greater of (i) $250,000 or (ii) an amount that would maintain Lender’s pro rata ownership in the Company under the same terms provided to other investors. On November 15, 2018, the Company and the Lender agreed on the terms of the right to invest by granting the Lender a warrant to purchase up to 7,224 series seed preferred shares of the Company at an exercise price of $10.38 per share. The Company estimated the fair value of the warrants to be $113,046 based on a Black-Scholes valuation, and recorded it as loan origination costs amortized to interest expense over the period of the loan and as additional paid-in capital. The warrants expire and are no longer exercisable at the tenth anniversary of the date the warrants were issued. The warrant shall be automatically exchanged for shares in the event of a change of control.

The table below summarizes the Company’s warrant activities:

	Number of Warrants	Exercise Price Ranger Per Share	Weighted Average Exercise Price
Balance at January 1, 2018	9,050	$5.00	$5.00
Granted	7,224	10.38	10.38
Forfeited	-	-	-
Exercised	-	-	-
Balance at December 31, 2018	16,274	5.00 to 10.38	7.39
Granted	-	-	-
Forfeited	-	-	-
Exercised	-	-	-
Balance at December 31, 2019	16,274	$5.00 to 10.38	$7.39

F-55

FREIGHTHUB, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

december 31, 2019 and 2018

NOTE 15 - DEFINED CONTRIBUTION PLAN

The Company has a defined contribution plan covering eligible employees with at least two months of service. The Company fully matches employee contributions up to 3% of total compensation, plus 50% of contributions that exceed that amount up to 5% of total compensation. Total expense for the years ended December 31, 2019 and 2018, was $355 and $0, respectively.

NOTE 16 – STOCKHOLDERS’ EQUITY

The Company effected a one-for-twelve reverse stock split on November 14, 2018. All share and per share information in these consolidated financial statements has been retroactively adjusted to reflect this reverse stock split.

On November 15, 2018, the Company issued 12,175 series seed preferred shares in relation to the conversion of a convertible debt in the amount of $243,942, which includes $8,900 of accrued interest.

On October 31, 2019, the Company issued 1,200 common shares in relation to the exercise of 1,200 options for total proceeds of $684.

On December 31, 2019 the Company issued 80,000 non-voting common shares for advisory services performed in the amount of $43,200.

In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Company or any deemed liquidation event before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, the holders of shares of Series Seed Preferred Stock then outstanding must be paid out of the funds and assets available for distribution to its stockholders, an amount per share equal to the Original Issue Price plus any declared but unpaid dividends

NOTE 17 - SUBSEQUENT EVENTS

In December 2019, a novel strain of coronavirus (“COVID-19”) was first reported in Wuhan, China. In March 2020, the World Health Organization declared COVID-19 a pandemic. The extent of COVID-19’s effect on the Company’s operational and financial performance will depend on future developments, including the duration, spread and intensity of the pandemic, all of which are uncertain and difficult to predict considering the rapidly evolving landscape. As a result, it is not currently possible to ascertain the overall impact of COVID-19 on the Company’s business.

On March 27, 2020, President Trump signed into law the “Coronavirus Aid, Relief, and Economic Security (CARES) Act.” The CARES Act, among other things, includes provisions relating to refundable payroll tax credits, deferment of employer side social security payments, net operating loss carryback periods, alternative minimum tax credit refunds, modifications to the net interest deduction limitations, increased limitations on qualified charitable contributions, and technical corrections to tax depreciation methods for qualified improvement property. It also appropriated funds for the SBA Paycheck Protection Program loans that are forgivable in certain situations to promote continued employment, as well as Economic Injury Disaster Loans to provide liquidity to small businesses harmed by COVID-19. The Company has applied for such funds and received $114,700 on May 6, 2020.

On May 19, 2020, the Company issued warrants to a law firm to purchase up to 75,000 Series A2 preferred shares in exchange for legal services provided in 2019. The accounts payable to the law firm as of December 31, 2019 and 2018 was approximately $45,000 and $71,000 respectively. The cost of these services for the years ended December 31, 2019 and 2018 was approximately $127,000 and $104,000, respectively.

On May 19, 2020, the Company issued warrants to a shareholder to purchase up to 605,777.5 Series A1-A and 126,722.5 Series A2 preferred shares at an exercise price of $0.60 in exchange for professional services. The warrants initial expiration date was on June 30, 2020 and was amended to extend the expiration date to July 31, 2020. On July 31, 2020, the Company issued 605,777.5 Series A1-A and 126,722.5 Series A2 preferred shares in connection to the exercise of these warrants for total proceeds of $439,500.

F-56

FREIGHTHUB, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

december 31, 2019 and 2018

NOTE 17 - SUBSEQUENT EVENTS (CONTINUED)

In January 2020, the lenders under the Senior Convertible Loan Agreement issued a Notice of Default to the Company, informing the Company that it was in default under various provisions of the Senior Convertible Loan Agreement, including provisions requiring the consent of such lenders to the formation of any subsidiaries of the Company, provisions relating to certain reporting requirements and certain financial covenants.

The default was addressed in May 2020 when all loans under the Senior Convertible Loan Agreement have been converted into Series A1-A and Series A1-B Preferred (Note 17). The conversion of the loans accomplished the full-repayment of the indebtedness under the Senior Notes.

On May 19, 2020 the Company entered into a Series A Preferred Stock Purchase Agreement with the holders of Existing Convertible Notes and the holders of Senior Notes (“Notes Holders”) and certain amendments to the Existing Convertible Notes and Senior Notes, in each case, under which the Note Holders and the Company agreed to amend conversion provisions of each of the Existing Convertible Notes and each of the Senior Notes to provide that all outstanding principal and interest under the Company’s outstanding Existing Convertible Notes and Senior Notes converted on such date into shares of the Company’s Series A1-B Preferred Stock, par value $0.00001 par value per share and Series A1-B Preferred Stock, par value $0.00001 par value per share at the conversion prices and otherwise as set forth immediately below. Additionally, under the Series A Preferred Stock Purchase Agreement, various investors purchased shares of the Company’s Series A2 Preferred Stock, par value $0.00001 par value per share, for cash at the price and as otherwise set forth immediately below:

Convertible Note Class	Principal and Accrued Interest	Conversion Preference	Previous Conversion Price	Amended Conversion Price	Type of Shares Issued	Number of Shares Issued
2015 Convertible Notes	$1,117,793		$20.76	$1.50	Series A1-B Preferred Shares	745,196
2017 Convertible Notes	$2,119,810		$20.76	$1.50	Series A1-B Preferred Shares	1,413,207
1st 2018 Bridge Note	$1,061,064	167,647	$20.76	$1.50	Series A1-B Preferred Shares	819,141
2nd 2018 Bridge Note	$318,418	150,000	$20.76	$0.60	Series A1-A Preferred Shares	780,697
2018 Convertible Note	$3,823,112		$10.38	$0.60	Series A1-A Preferred Shares	6,371,854
2018 Convertible Note	$735,092		$10.38	$0.60	Series A2 Preferred Shares	1,225,153

F-57

FREIGHTHUB, INC. AND SUBSIDIARY

CONSOLIDATED FINANCIAL STATEMENTS

AS OF SEPTEMBER 30, 2020, AND DECEMBER 31, 2019

AND FOR THE NINE MONTHS ENDED

SEPTEMBER 30, 2020 AND 2019

F-58

freighthub inc. and subsidiary

F-59

FREIGHTHUB, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	September 30, 2020	December 31, 2019
ASSETS:
Current assets:
Cash and cash equivalents	$890,449	$490,636
Accounts receivable	1,558,858	737,771
Accounts receivable – related party	15,900	6,600
Unbilled receivable	274,071	136,212
Restricted cash in escrow	175,000	-
Prepaid expenses and other current assets	194,978	67,699
Total current assets	3,109,256	1,438,918

Intangible assets, net	9,000	9,609
Capitalized software, net	455,862	742,229
Property and equipment, net	37,369	34,579
Security deposits	7,818	13,736
Total assets	$3,619,305	$2,239,071

LIABILITIES AND STOCKHOLDERS’ DEFICIT:
Current liabilities:
Accounts payable	$1,451,035	$779,333
Accounts payable – related party	74,398	-
Accrued expenses	528,485	135,737
Short-term borrowings	1,522,300	527,669
Income tax payable	23,432	9,981
Total current liabilities	3,599,650	1,452,720

Convertible notes payable, net	-	8,119,704
Paycheck protection program – long term	114,700	-
Total liabilities	3,714,350	9,572,424

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ DEFICIT
Series A Preferred stock, $.00001 par value, 13,312,172 shares authorized; 12,162,748 issued and outstanding at September 30, 2020 and 0 issued and outstanding at December 31, 2019	122	-
Series Seed Preferred stock, $.00001 par value, 19,958 shares authorized; 12,175 issued and outstanding at September 30, 2020 and December 31, 2019	-	-
Common stock, $.00001 par value, 30,853,564 shares authorized; 171,989 voting and 80,000 non-voting issued and outstanding at September 30, 2020 and 82,657 voting and 80,000 non-voting issued and outstanding at December 31, 2019	12	11
Additional paid-in capital	12,081,917	416,147
Accumulated deficit	(12,176,924)	(7,747,982)
Accumulated other comprehensive loss	(172)	(1,529)
Total stockholders’ deficit	(95,045)	(7,333,353)

Total liabilities stockholders’ deficit	$3,619,305	$2,239,071

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-60

FREIGHTHUB, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(UNAUDITED)

	Nine Months Ended September 30,
	2020	2019
Net revenue	$5,415,877	$2,945,194
Cost of revenue	4,921,266	2,691,934
Gross profit	494,611	253,260

Operating expenses
Compensation and employee benefits	1,387,980	1,060,939
Sales and marketing	18,940	87,355
General and administrative	2,052,936	836,208
Depreciation and amortization	440,470	482,082
Total operating expenses	3,900,326	2,466,584

Operating loss	(3,405,715)	(2,213,324)

Other expenses
Interest expense, net	(224,890)	(309,226)
Loss from extinguishment of debt	(784,886)	-
Loss before provision for income taxes	(4,415,491)	(2,522,550)

Income tax expense	13,451	5,700

Net loss	$(4,428,942)	$(2,528,250)

Change in redemption value of preferred stock	(912,687)	-

Net loss attributable to common stockholders	$(5,341,629)	$(2,528,250)
Net loss per share attributable to common stockholders, basic and diluted	$(0.87)	$(27.00)
Weighted average number of common shares	6,127,358	93,632

Other comprehensive gain (loss)
Foreign currency translation	1,357	(2,206)

Comprehensive loss	$(4,427,585)	$(2,530,456)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-61

FREIGHTHUB, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

	Stockholders’ Deficit
	Common Stock				Preferred Stock
	Voting Shares	Amount	Non-Voting Shares	Amount	Series Seed Shares	Amount	Series A Shares	Amount	Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Stockholder’s Deficit
Balance, December 31, 2018	81,457	$10	-	$-	12,175	$-	-	$-	$356,988	$(4,242,956)	$-	$(3,885,958)
Share-based compensation	-	-	-	-	-	-	-	-	13,884	-	-	13,884
Foreign currency translation adjustment	-	-	-	-	-	-	-	-	-	-	(2,206)	(2,206)
Net loss	-	-	-	-	-	-	-	-	-	(2,528,250)	-	(2,528,250)
Balance, September 30, 2019 (Unaudited)	81,457	10	-	-	12,175	-	-	-	370,872	(6,771,206)	(2,206)	(6,402,530)

Balance, December 31, 2019	82,657	10	80,000	1	12,175	-	-	-	416,147	(7,747,982)	(1,529)	(7,333,353)
Issuance of preferred shares from conversion of convertible debt, net of issuance costs of $113,749(*)	-	-	-	-	-	-	11,355,248	114	10,726,429	-	-	10,726,543
Change in redemption value of preferred stock	-	-	-	-	-	-	-	-	(912,687)	-	-	(912,687)
Issuance of Series A shares for exercise of warrant (**)	-	-	-	-	-	-	807,500	8	757,592	-	-	757,600
Issuance of common shares in exchange of professional services	89,332	1	-	-	-	-	-	-	22,332	-	-	22,333
Warrant issued in exchange of professional services	-	-	-	-	-	-	-	-	921,960	-	-	921,960
Share-based compensation	-	-	-	-	-	-	-	-	150,144	-	-	150,144
Foreign currency translation adjustment	-	-	-	-	-	-	-	-	-	-	1,357	1,357
Net loss	-	-	-	-	-	-	-	-	-	(4,428,942)	-	(4,428,942)
Balance, September 30, 2020 (Unaudited)	171,989	$11	80,000	$1	12,175	$-	12,162,748	$122	$12,081,917	$(12,176,924)	$(172)	$(95,045)

(*)Series A Preferred Shares were issued on May 14, 2020 and have been classified as mezzanine equity in the consolidated balance sheet at June 30, 2020 at their maximum redemption value due to Preferred A Shares being contingently redeemable upon the occurrence of an event that is outside of the issuer’s control. On September 30, 2020, the Company’s Certificate of Incorporation was amended, such that Company’s Preferred A Shares are no longer contingently redeemable upon the occurrence of an event that is outside of the issuer’s control and therefore the Series A Preferred Shares have been reclassified from mezzanine equity to permanent equity on September 30, 2020 (see Notes 10 and 17).

(**) The warrants which are exercisable into Series A Preferred Shares were classified in preferred stock warrant liabilities in the consolidated balance sheet at June 30, 2020 due to Series A Preferred Shares holders’ control over the redemption of the shares. Due to the amendment of the Company’s Certificate of Incorporation on September 30, 2020 as described in the previous note, the warrants have been reclassified from warrant liabilities to additional paid-in capital as of September 30, 2020 (see also Note 17).

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-62

FREIGHTHUB, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

(UNAUDITED)

	Nine Months Ended September 30,
	2020	2019
Cash flows from operating activities:
Net loss	$(4,428,942)	$(2,528,250)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	440,470	482,082
Amortization of convertible note origination costs	4,982	14,945
Amortization of loan origination costs – short-term borrowings	-	37,182
Shared-based compensation	150,144	13,884
Accrued interest expense converted to equity	156,918	-
Interest accrued on convertible notes payable	583	212,698
Professional services performed in exchange for common stock	22,333	-
Professional services performed in exchange for warrants	1,131,311	-
Loss from extinguishment of debt	784,886	-
Changes in operating assets and liabilities:
(Increase) in account receivables	(963,157)	(312,403)
(Increase) Decrease in account receivables – related party	(9,300)	94,500
(Increase) in prepaid expense and other assets	(131,169)	(32,436)
Decrease (Increase) in security deposits	5,918	(3,599)
Increase in accounts payable	727,644	418,824
Increase (Decrease) in accounts payable – related party	74,398	(29,469)
Increase in accrued expenses	399,578	40,111
Increase in income tax payable	13,451	5,700
Net cash used in operating activities	(1,619,952)	(1,586,231)

Cash flows from investing activities:
Capitalization of software development costs	(143,044)	(306,298)
Purchase of fixed assets	(14,860)	(11,234)
Net cash used in investing activities	(157,904)	(317,532)

Cash flows from financing activities:
Proceeds from issuance of convertible notes payable	861,112	1,396,578
Proceeds from issuance of Series A stock from exercise of warrants	439,500	-
Payment of loan origination costs	(50,000)	-
Repayment of short-term borrowings	(4,276,931)	(2,448,622)
Proceeds from short-term borrowings	5,270,979	2,689,868
Proceeds from paycheck protection program	114,700	-
Net cash provided by financing activities	2,359,360	1,637,824

Net increase (decrease) in cash and cash equivalents	581,504	(265,939)

Effect of exchange rate changes on cash	(6,691)	(2,802)

Cash, cash equivalents and restricted cash at beginning of the period	490,636	909,236
Cash, cash equivalents and restricted cash at end of the period	$1,065,449	$640,495

Supplemental disclosure of cash flow information
Cash paid for interest	$62,407	$44,464

Supplemental disclosure of non-cash activity
Conversion of convertible debt to preferred stock	$9,175,289	$-
Loss from extinguishment of debt	$784,886	$-
Change in redemption value of preferred stock	$912,687
Issuance of warrants to shareholder in exchange for professional services	$1,176,311	$-
Issuance of common stock to shareholder in exchange for professional services	$22,333

Reconciliation of cash, cash equivalents, and restricted cash reported in the consolidated balance sheet
Cash and cash equivalents	$890,449	$640,495
Restricted cash in escrow	175,000	-
Total cash, cash equivalents and restricted cash shown in the consolidated statement of cash flow	$1,065,449	$640,495

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-63

FREIGHTHUB, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2020 AND 2019

NOTE 1 – ORGANIZATION AND DESCRIPTION OF BUSINESS

FreightHub, Inc. (“FreightHub US”) a Delaware corporation, was incorporated on October 26, 2015 for the purpose of arranging for pick-up, transport and delivery of full truckload freight shipments. On January 18, 2019, Freight Hub Mexico S.A De C.V. (“FreightHub Mexico”), a wholly owned subsidiary of FreightHub Inc., was formed. FreightHub Inc., along with its wholly-owned subsidiary, FreightHub Mexico, are hereinafter referred to as the “Company”. The Company provides innovative digital freight matching technology that streamlines cross-border and domestic USA (from and to border cities) and domestic MEX shipping, connecting shippers with a broad network of reliable carriers and drivers in Mexico, Canada, and the United States.

The recent global pandemic outbreak, or COVID-19, continues to adversely impact commercial activity, globally and in the United States, and has contributed to significant volatility in financial markets. The outbreak could have a continued adverse impact on economic and market conditions, including business and financial services disruption. As of the date these financial statements were available to be issued, the effects of impact are unknown and the Company will continue to monitor the potential impact of COVID-19 on the Company’s condensed consolidated financial statements.

NOTE 2 – LIQUIDITY

The accompanying financial statements do not include any adjustments or classifications that may result from the possible inability of the Company to continue as a going concern. The accompanying financial statements have been prepared on a basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the accompanying financial statements as of the period ended September 30, 2020, the Company has an accumulated deficit of $12,176,924 and a working capital deficit of $490,394. At September 30, 2020, the Company had total debt of $1,637,000 and $890,449 of cash on hand. We have historically met our cash needs through a combination of cash flows from operating activities, term loans, promissory notes, bonds, convertible notes, private placement offerings and sales of equity. Our cash requirements are generally for operating activities and debt repayments.

As of September 30, 2020 and December 31, 2019, we believe cash on hand and the continued support from our major investor will allow the Company to continue as a going concern for the next twelve months from the issuance of these financial statements.

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

These condensed consolidated financial statements and related notes are presented in accordance with generally accepted accounting principles in the United States (“GAAP”), expressed in U.S. dollars. In the opinion of the management, the accompanying unaudited condensed consolidated financial statements reflect all normal recurring adjustments, which are necessary for a fair presentation of financial results for the interim periods presented. The Company believes that the disclosures are adequate to make the information presented not misleading. The accompanying unaudited condensed consolidated financial statements have been prepared using the same accounting policies as used in the preparation of the Company’s consolidated financial statements for the year ended December 31, 2019. The results of operations for the nine-month periods ended September 30, 2020 and 2019 are not necessarily indicative of the results for the full years.

The financial information as of December 31, 2019 presented in the unaudited condensed consolidated financial statements is derived from the audited consolidated financial statements for the year ended December 31, 2019.

F-64

FREIGHTHUB, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2020 AND 2019

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Use of Estimates

The preparation of the condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingencies at the date of the interim condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Such estimates include, but are not limited to, allowance for doubtful accounts, valuation of stock-based compensation, accrued expenses, useful lives of internally developed software and property and equipment, whether an arrangement is or contains a lease, the discount rate used for operating leases, income tax accruals and the valuation allowance for deferred income taxes. The Company bases these estimates on historical and anticipated results, trends and various other assumptions that it believes are reasonable under the circumstances, including assumptions as to future events. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash consists of funds held in bank accounts. Cash equivalents consist of short-term, highly liquid investments with original maturities of 90 days or less at the time of purchase and generally include money market accounts.

Concentrations of Credit Risk

The Company maintains cash accounts with financial institutions. At times, balances in these accounts may exceed federally insured limits. The amounts over the federally insured limits as of September 30, 2020 and December 31, 2019 was $523,101 and $201,934, respectively. No losses have been incurred to date on any deposit balances.

The financial instrument that potentially subjects the Company to concentration of credit risk is accounts receivable. At September 30, 2020, three customers accounted for 11%, 16% and 17% of the Company’s accounts receivable and as of December 31, 2019, four customers accounted for 11%, 15%, 16% and 22% of the Company’s accounts receivable.

For the nine months ended September 30, 2019, two customers accounted for 11% and 20% of the Company’s revenues.

Fair Value Measurements

The Company is required to disclose information on all assets and liabilities reported at fair value that enables an assessment of the inputs used in determining the reported fair values. Accounting Standards Codification (“ASC”) Topic 820, Fair Value Measurements and Disclosures (“ASC 820”), establishes a hierarchy of inputs used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability based on market data obtained from sources independent of the Company. Unobservable inputs are those that reflect the Company’s assumptions about the inputs that market participants would use in pricing the asset or liability, and are developed based on the best information available in the circumstances.

The three levels of the fair value hierarchy are described below:

Level 1—Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

Level 2—Valuations based on quoted prices for similar assets or liabilities in markets that are not active or for which all significant inputs are observable, either directly or indirectly.

Level 3—Valuations that require inputs that are unobservable for the asset and liability in which there is little, if any, market activity.

Fair Value of Financial Instruments

The carrying amounts of the Company’s financial instruments, which include trade accounts receivable, accounts payable, accrued expenses, and debt at variable interest rates, approximate their fair values at September 30, 2020 and December 31, 2019, respectively, principally due to the short-term nature, maturities or nature of interest rates of the above listed items.

F-65

FREIGHTHUB, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2020 AND 2019

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are recorded at the net invoiced amount, net of allowances for doubtful accounts, and do not bear interest. They include unbilled amounts for services rendered in the respective period but not yet billed to the customer until a future date, which typically occurs within one month. The Company periodically reviews accounts receivable balances and provides an allowance for doubtful accounts to the extent deemed uncollectible. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in our existing accounts receivable. The Company determines the allowance based on historical write-off experience and the aging of our outstanding accounts receivable. Balances are considered past due based on invoiced terms. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. As of September 30, 2020 and December 31, 2019, the allowance for doubtful accounts was $0.

Long-Lived Assets

The Company reviews its long-lived assets for impairment whenever events or circumstances exist that indicate the carrying amount of an asset or asset group may not be recoverable. Recoverability of assets is measured by comparing the carrying amounts of the assets to the future undiscounted cash flows expected to be generated by the assets. If the asset or asset group is considered to be impaired, an impairment loss would be recorded to adjust the carrying amounts to the estimated fair value. Management has determined that no impairment of long-lived assets exists, and accordingly, no adjustments to the carrying amounts of the Company’s long-lived assets have been made for the nine months ended September 30, 2020 and 2019.

Property and Equipment

Property and equipment consisting of office and computer equipment, furniture and leasehold improvements are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives, ranging between three to five years.

Useful Lives
Software	3 years
Equipment	3 years
Furniture	7 years
Leasehold improvements	The shorter of 3 years or the term of the lease

Capitalized Software

The Company complies with the guidance of ASC Topic 350-40, “Intangibles—Goodwill and Other—Internal Use Software”, in accounting for of its internally developed system projects that it utilizes to provide its services to customers. These system projects generally relate to software of the Company that is not intended for sale or otherwise marketed. Internal and external costs incurred during the preliminary project stage are expensed as they are incurred. Once a project has reached the development stage, the Company capitalizes direct internal and external costs until the software is substantially complete and ready for its intended use. Costs for upgrades and enhancements are capitalized, whereas, costs incurred for maintenance are expensed as incurred. These capitalized software costs are amortized on a project-by- project basis over the expected economic life of the underlying software on a straight-line basis, which is generally three years. Amortization commences when the software is available for its intended use.

Advertising

Advertising costs are expensed as incurred. Advertising costs amounted to $9,960 and $37,798 for the nine months ended September 30, 2020 and 2019, respectively.

F-66

FREIGHTHUB, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2020 AND 2019

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Income Taxes

The Company follows ASC Topic 740-10-65-1 in accounting for uncertainty in income taxes by prescribing rules for recognition, measurement and classification in financial statements of tax positions taken or expected to be in a tax return. This prescribes a two-step process for the financial statement measurement and recognition of a tax position. The first step involves the determination of whether it is more likely than not (greater than 50 percent likelihood) that a tax position will be sustained upon examination, based on the technical merits of the position. The second step requires that any tax position that meets the more likely than not recognition threshold be measured and recognized in the financial statements at the largest amount of benefit that is a greater than 50 percent likelihood of being realized upon ultimate settlement. This topic also provides guidance on the accounting for related interest and penalties, financial statement classification and disclosure. The Company’s policy is that any interest or penalties related to uncertain tax positions are recognized in income tax expense when incurred. The Company has no uncertain tax positions or related interest or penalties requiring accrual at September 30, 2020 and December 31, 2019.

Foreign Currency Translation

The financial statements of the Company’s subsidiary operating in Mexico are prepared to conform to U.S. GAAP and translated into U.S. Dollars by applying a current exchange rate. The local currency has been determined to be the functional currency. Assets and liabilities of international operations are translated at period-end exchange rates. Items appearing in the consolidated statement of operations are translated using average exchange rates during each period. Translation gains and losses are reported in accumulated other comprehensive income (loss) as a component of stockholders’ equity (deficit).

Deferred Financing Costs

Costs incurred in connection with obtaining certain financing are deferred and amortized on an effective interest method basis over the term of the related obligation. In accordance with Accounting Standards Update (“ASU”) 2015-03, “Imputation of Interest – Simplifying the Presentation of Debt Issuance Costs”, debt issuance costs related to a recognized debt liability are presented in the balance sheet as a direct deduction from the debt liability, consistent with the presentation of a debt discount. Deferred financing costs are amortized and recognized on the consolidated statements of operations as interest expense.

Intangible Assets

Intangible assets include the Company’s domain name and are accounted for based on ASC Topic 350 “Intangibles – Goodwill and Other.” The Company’s intangible assets that have finite lives, consisting of intellectual property, are amortized over their useful lives and reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. If any indicators were present, the Company would test for recoverability by comparing the carrying amount of the asset to the net undiscounted cash flows expected to be generated from the asset. If those net undiscounted cash flows do not exceed the carrying amount (i.e., the asset is not recoverable), the Company would perform the next step, which is to determine the fair value of the asset and record an impairment loss, if any. The Company evaluates the useful lives for these intangible assets each reporting period to determine whether events and circumstances warrant a revision in their remaining useful lives.

Foreign Operations

Operations outside the United States include a subsidiary in Mexico. Foreign operations are subject to risks inherent in operating under different legal systems and various political and economic environments. Among the risks are changes in existing tax laws, possible limitations on foreign investment and income repatriation, government price or foreign exchange controls, and restrictions on currency exchange. Net assets of foreign operations are less than 10% of the Company’s total net assets.

F-67

FREIGHTHUB, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2020 AND 2019

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Revenue Recognition

The Company adopted ASU No. 2014-09, Revenue from Contracts with Customers, and other related ASUs (collectively, ASC 606, Revenue from Contracts with Customers) (“ASC 606”) as of January 1, 2018 using the modified retrospective transition approach. The Company generates revenues primarily from shipments executed by the Company’s freight transportation brokerage services to shippers through the Company’s freight rideshare marketplace. Shippers contract with the Company to utilize the Company’s network of independent freight carriers to transport freight. Those shipments are the Company’s performance obligation, arising under contracts the Company has entered into with customers that define the price for each shipment and payment terms. The Company’s acceptance of the shipment request establishes enforceable rights and obligations for each contract. By accepting the shipper’s order, the Company has responsibility for transportation of the shipment from origin to destination. Under such contracts, revenue is recognized when obligations are satisfied, which occurs over time with the transit of shipments from origin to destination. This is appropriate as the customer simultaneously receives and consumes the benefits as the Company performs its obligation. The Company determines revenue in-transit using the input method, under which revenue is recognized based on the duration of time that has lapsed from the departure date (start of transportation services) to the arrival date (completion of transportation services). Measurement of revenue in-transit requires the application of significant judgement. The Company calculates the estimated percentage of an order’s transit time that is complete at period end, and apply that percentage of completion of the order’s estimated revenue. Revenue is measured as the amount of consideration the Company expects to receive in exchange for providing services. Accessorial charges for fuel surcharge, loading and unloading, stop charges, and other immaterial charges are part of the consideration received for the single performance obligation of delivering shipments.

Payment for the Company’s services is generally due within 30 to 45 days upon delivery of the shipment. Contracts entered into with customers do not contain material financing components.

The Company’s contracts with customers have a duration of one year or less and do not require any significant start-up costs, and as such, costs incurred to obtain contracts associated with these contracts are expensed as incurred.

Through the Company’s freight brokerage services, the Company is responsible for identifying and directing independent freight carriers to transport the shipper’s goods. The transportation of the loads is outsourced to third-party carriers. The Company is a principal in these arrangements, and therefore records revenue associated with these contracts on a gross basis. The Company controls the service and has primary responsibility to meet the customer’s requirements. The Company invoices and collects from its customers and also maintains discretion over pricing. Additionally, the Company is responsible for selection of third-party transportation providers to the extent used to satisfy customer freight requirements.

The timing of revenue recognition, billings, cash collections, and allowance for doubtful accounts results in billed and unbilled receivables on our consolidated balance sheet. The Company receives the unconditional right to bill when shipments are delivered to their destination.

Convertible Debt

The Company evaluates convertible debt to determine the impact (if any) of 1) embedded conversion option; 2) beneficial conversion feature; 3) bifurcation; 4) derivative liability; and 5) fair value adjustments and other expenses thereto. In assessing the convertible debt instruments, management determines if the convertible debt host instrument is conventional convertible debt and further if there is a beneficial conversion feature requiring measurement. If the instrument is not considered conventional convertible debt under ASC 470, the Company will continue its evaluation process of these instruments as derivative financial instruments under ASC 815.

Conventional convertible debt is a financial instrument in which the holder may only realize the value of the conversion option by exercising the option and receiving the entire proceeds in a fixed number of shares or the equivalent amount of cash. Conventional convertible debt, for which the fair value option is not elected at issuance, is accounted for as straight debt with no accounting recognition of the embedded equity option.

F-68

FREIGHTHUB, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2020 AND 2019

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

The convertible debt the Company issued has the following typical characteristics for a conventional convertible debt:

●	The debt security is convertible into the common stock of the issuer at a specified price at the option of the holder.
●	The debt security was sold at a price or has a value at issuance not significantly in excess of the face amount.
●	It bears an interest rate that is lower than the Company would obtain for nonconvertible debt.
●	If converted, the Company must deliver shares of the its stock to the investor (i.e., physical settlement). There is no cash conversion feature by which the convertible debt can be settled in full or in part in cash upon conversion.
●	The initial conversion price of the security is greater than the market value of the common stock at time of issuance and there is no beneficial conversion feature (“BCF”) upon issuance to be bifurcated and separately accounted for. Since the Company has determined that the embedded conversion options should not be bifurcated from their host instruments, the Company accounts for convertible debt instruments in accordance with ASC 470-20, Debt with Conversion and Other Options.

Share-Based Compensation

The Company accounts for share-based awards issued to employees in accordance with ASC Topic 718, “Compensation—Stock Compensation”. In addition, the Company issues stock options to non-employees in exchange for consulting services and accounts for these in accordance with the provisions of ASC 718, as amended by ASU 2018-07. Compensation expense is measured at the grant, based on the calculated fair value of the award, and recognized as an expense over the requisite service period, which is generally the vesting period of the grant.

For modification of stock compensation awards, the Company records the incremental fair value of the modified award as stock-based compensation on the date of modification for vested awards or over the remaining vesting period for unvested awards. The incremental compensation is the excess of the fair value of the modified award on the date of modification over the fair value of the original award immediately before the modification.

For options granted to non-employees, the expected life of the option used is the contractual term of each such option. All other assumptions used to calculate the grant date fair value are generally consistent with the assumptions used for options granted to employees.

For purposes of calculating stock-based compensation, the Company estimates the fair value of stock options using a Black-Scholes option-pricing model. The determination of the fair value of share-based payment awards utilizing the Black-Scholes model is affected by the Company’s stock price, which is determined by a 409a valuation, and a number of assumptions, including expected volatility, expected life, risk-free interest rate and expected dividends. The expected volatility is primarily based on the historical volatility of peer company data while the expected life of the stock options is based on historical and other economic data trended into the future. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods corresponding to the expected option term. The dividend yield assumption is based on the Company’s history and expectation of no dividend payouts. If factors change and the Company employs different assumptions, stock-based compensation expense may differ significantly from what has been recorded in the past. If there is a difference between the assumptions used in determining stock-based compensation expense and the actual factors which become known over time, specifically with respect to anticipated forfeitures, the Company may change the input factors used in determining stock-based compensation costs for future grants. These changes, if any, may materially impact the Company’s results of operations in the period such changes are made. Incremental compensation costs arising from subsequent modifications of awards after the grant date are recognized when incurred. In addition, the Company accounts for forfeitures of awards as they occur. For stock-based awards that vest based on performance conditions, expense is recognized when it is probable that the conditions will be met.

The Company granted 1,592,716 options awards during the nine months ended September 30, 2020.

F-69

FREIGHTHUB, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2020 AND 2019

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

The fair value of options and share awards granted under the stock option plan during the nine months ended September 30, 2020 and 2019 was estimated at the date of grant using the Black-Scholes option pricing model and the following assumptions for grants:

	2020	2019
Risk-free interest rates	0.20%	2.80%
Expected life of options	5 years	5 years
Expected volatility	104.20%	49.20%
Expected dividend yield	0.00%	0.00%

Earnings Per Share

Basic earnings (loss) per share is computed by dividing net income (loss) available to common stockholders by the weighted average number of outstanding common shares for the period, considering the effect of participating securities. Diluted earnings (loss) per share are calculated by dividing net earnings (loss) by the weighted average number of common shares and dilutive common stock equivalents outstanding. During the periods when they are anti-dilutive, common stock equivalents, if any, are not considered in the computation. At September 30, 2020 and 2019, there were 905,042 and 535,695 common share equivalents, respectively. For the nine months ended September 30, 2020 and 2019, these potential shares were excluded from the shares used to calculate diluted loss per share. These securities were not included in the computation of diluted net earnings per share as their effect would have been antidilutive.

Segments

Operating segments are defined as components of an entity for which separate financial information is available. The Company reviews financial information presented on a consolidated basis for the purposes of making operating decisions, allocating resources and evaluating financial performance. As such, the Company has determined that it operates in one operating and one reportable segment. The Company presents financial information about its operating segment and geographical areas in Note 13 to the condensed consolidated financial statements.

Recent Accounting Pronouncements

In August 2020, the FASB issued ASU 2020-06, Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies the guidance on the issuer’s accounting for convertible debt instruments by removing the separation models for (1) convertible debt with a cash conversion feature and (2) convertible instruments with a beneficial conversion feature. As a result, entities will not separately present in equity an embedded conversion feature in such debt. Instead, they will account for a convertible debt instrument wholly as debt, unless certain other conditions are met. The elimination of these models will reduce reported interest expense and increase reported net income for entities that have issued a convertible instrument that was within the scope of those models before the adoption of ASU 2020-06. ASU 2020-06 also requires that the effect of potential share settlement be included in the diluted EPS calculation when an instrument may be settled in cash or share. This amendment removes current guidance that allows an entity to rebut this presumption if it has a history or policy of cash settlement. Furthermore, ASU 2020-06 requires the application of the if-converted method for calculating diluted earnings per share, the treasury stock method will be no longer available. In addition, ASU 2020-06 clarifies that an average market price should be used to calculate the diluted EPS denominator in cases in which the exercise prices may change on the basis of an entity’s share price or changes in the entity’s share price may affect the number of shares that may be used to settle a financial instrument and that an entity should use the weighted-average share count from each quarter when calculating the year-to-date weighted-average share. The provisions of ASU 2020-06 are applicable for fiscal years beginning after December 15, 2021, with early adoption permitted no earlier than fiscal years beginning after December 15, 2020. The Company is currently evaluating the impact of ASU 2020-06 on its condensed consolidated financial statements.

F-70

FREIGHTHUB, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2020 AND 2019

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

In March 2020, the FASB issued ASU No. 2020-04, “Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting.” ASU No. 2020-04 provides guidance on optional expedients for a limited time to ease the operational burden in accounting for (or recognizing the effects of) reference rate reform (LIBOR) on financial reporting. This guidance is effective upon the ASUs issuance on March 12, 2020 and companies may elect to apply the amendments prospectively through December 31, 2022. The Company’s credit facilities already contain comparable alternative reference rates that would automatically take effect upon the LIBOR phase out, and it is also reviewing its commercial contracts that may utilize LIBOR as a reference rate. The Company is currently evaluating the potential effects of this guidance on its unaudited condensed consolidated financial statements.

In December 2019, the FASB issued ASU No. 2019-12 “Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes.” ASU No. 2019-12 is intended to simplify various aspects related to accounting for income taxes, eliminates certain exceptions to the general principles in ASC Topic 740 related to intra-period tax allocation, simplifies when companies recognize deferred taxes in an interim period, and clarifies certain aspects of the current guidance to promote consistent application. This guidance is effective for public business entities for fiscal years beginning after December 15, 2020, and for interim periods within those fiscal years, with early adoption permitted. This guidance is applicable to the Company’s fiscal year beginning January 1, 2021. The Company is currently evaluating the potential effects of this guidance on its unaudited condensed consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases. ASU 2016-02 requires lessees to recognize assets and liabilities in the balance sheet for rights and obligations created by leases with terms of more than twelve months. Lessor accounting will not be fundamentally changed; however, some changes may be required to align and conform to lessee guidance. In July 2018, the FASB issued ASU 2018-10 Leases (Topic 842), Codification Improvements and ASU 2018-11 Leases (Topic 842), Targeted Improvements, to provide additional guidance for the adoption of Topic 842. ASU 2018-10 clarifies certain provisions and correct unintended applications of the guidance such as the application of implicit rate, lessee reassessment of lease classification, and certain transition adjustments that should be recognized to earnings rather than to stockholders’ equity. ASU 2018-11 provides an alternative transition method and practical expedient for separating contract components for the adoption of Topic 842. As of September 30, 2020, the Company has no lease term of more than twelve months. Therefore, the company has not adopted the standards and is currently evaluating the effect the new lease standards will have on the Company.

In November 2019, the FASB issued ASU No. 2019-08 “Compensation – Stock Compensation (Topic 718) and Revenue from Contracts with Customers (Topic 606): Codification Improvements – Share-Based Consideration Payable to a Customer.” ASU No. 2019-08 amends and clarifies ASU No. 2018-07, which was adopted by the Company on January 1, 2019, to require that an entity measure and classify share-based payment awards granted to a customer by applying the guidance in Topic 718. For entities that have already adopted the amendments in ASU No. 2018-07, the amendments in this ASU are effective for fiscal years beginning after December 15, 2019, and for interim periods within those fiscal years, with early adoption permitted. This guidance is applicable to the Company’s fiscal year beginning January 1, 2020. The adoption of this guidance did not have a material impact on its unaudited condensed consolidated financial statements.

In April 2019, the FASB issued ASU No. 2019-04 “Codification Improvements to Topic 326, Financial Instruments – Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments.” ASU No. 2019-04 was issued as part of the FASB’s ongoing project to improve upon its ASC, and to clarify and improve areas of guidance related to recently issued standards on credit losses, hedging, and recognition and measurement. This guidance contains several effective dates but is applicable to the Company’s fiscal year beginning January 1, 2020. The adoption of this guidance did not have a material impact on its unaudited condensed consolidated financial statements.

In November 2018, the FASB issued ASU No. 2018-18, “Collaborative Arrangements (Topic 808): Clarifying the Interaction between Topic 808 and Topic 606.” ASU No. 2018-18 was issued to resolve the diversity in practice concerning the manner in which entities account for transactions based on their assessment of the economics of a collaborative arrangement. This guidance is effective for public business entities for fiscal years beginning after December 15, 2019, and for interim periods within those fiscal years, with early adoption permitted. This guidance is applicable to the Company’s fiscal year beginning January 1, 2020. The adoption of this guidance did not have a material impact on its condensed consolidated financial statements.

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FREIGHTHUB, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2020 AND 2019

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

In August 2018, the FASB issued ASU No. 2018-15, “Intangibles – Goodwill and Other – Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract (a consensus of the FASB Emerging Issues Task Force).” ASU No. 2018-15 aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal-use software license). This guidance is effective for public business entities for fiscal years beginning after December 15, 2019, and for interim periods within those fiscal years, with early adoption permitted. This guidance is applicable to the Company’s fiscal year beginning January 1, 2020. The adoption of this guidance did not have a material impact on its condensed consolidated financial statements.

NOTE 4 – PROPERTY AND EQUIPMENT

Property and equipment consist of the following:

	September 30, 2020	December 31, 2019
Equipment	$56,774	$43,550
Furniture and fixtures	9,517	9,517
Leasehold improvements	4,759	4,759
Total cost	71,050	57,826
Accumulated depreciation	(33,681)	(23,247)
Property and equipment, net	$37,369	$34,579

Depreciation expense for the nine months ended September 30, 2020 and 2019 was $10,450 and $9,306 respectively.

NOTE 5 – CAPITALIZED SOFTWARE

Capitalized software consists of the following:

	September 30, 2020	December 31, 2019
Capitalized software	$2,287,767	$2,144,723
Accumulated amortization	(1,831,905)	(1,402,494)
Capitalized software, net	$455,862	$742,229

Amortization expense for the nine months ended September 30, 2020 and 2019 was $429,411 and $472,167, respectively.

Estimated amortization for capitalized software for future periods is as follows:

Year Ended December 31,
2020 (three months)	$85,296
2021	236,166
2022	116,175
2023	18,225
$455,862

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FREIGHTHUB, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2020 AND 2019

NOTE 6 – ACCRUED LIABILITIES

Accrued liabilities consist of the following:

	September 30, 2020	December 31, 2019
Accrued payroll	$141,752	$83,326
Accrued value added tax	5,392	4,819
Accrued cost of revenue	243,186	47,592
Accrued professional expenses	109,355	-
Other accrued liabilities	28,800	-
Total other accrued expenses	$528,485	$135,737

NOTE 7 – STOCK-BASED COMPENSATION

The Company has a Stock Incentive Plan (the “Plan”) under which the Company may grant stock options for up to 2,947,086 common shares. Both Incentive Stock Options and Non-Qualified Stock Options expire ten years from the date of the grant.

The following table summarizes stock option activity:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Balance at December 31, 2018	-	-
Granted	95,953	0.54
Forfeited/Expired	-	-
Exercised	-	-
Balance at September 30, 2019	95,953	0.54	7.78	$-
Exercisable at September 30, 2019	40,691	0.54	7.60	$-

Balance at December 31, 2019	94,753	0.52	7.51	$-
Granted	1,592,716	-
Forfeited/Expired	(87,353)	0.54
Exercised	-	-
Balance at September 30, 2020	1,600,116	0.25	6.23	$-
Exercisable at September 30, 2020	904,676	$0.25	3.67	$-

F-73

FREIGHTHUB, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2020 AND 2019

NOTE 7 – STOCK-BASED COMPENSATION (CONTINUED)

The following table summarizes the Company’s non-vested stock options.

	Non-vested Options Outstanding	Weighted-Average Grant Date Fair Value
At December 31, 2018	-	-
Options granted	95,953	0.25
Options forfeited/cancelled	-	-
Options exercised	-	-
Options vested	(40,691)	0.25
At September 30, 2019	55,262	0.25

At December 31, 2019	51,462	0.25
Options granted	1,592,716	-
Options forfeited/cancelled	(36,820)	0.25
Options exercised	-	-
Options vested	(911,918)	0.15
At September 30, 2020	695,440	$0.19

For the nine months ended September 30, 2020 and 2019, the Company recognized $150,144 and $13,884 of stock compensation expense, respectively. As of September 30, 2020, there was $117,614 of unrecognized stock compensation expense related to non-vested share-based compensation arrangements granted under the Plan. That cost is expected to be recognized over a weighted-average period of four years.

NOTE 8 – SHORT-TERM BORROWINGS

On March 7, 2019, the Company entered into a short-term promissory note (“2019 Note”) with a lender (the “2019 Note Lender”) which provides the Company a revolving line of credit up to $1,000,000. On September 1, 2020, maximum principal amount that could be advanced withdrawn under the line of credit to the Company was increased to $2,000,000. The borrowing base of the revolving line of credit is limited to 80% of eligible accounts receivable. Under the revolving line of credit, if the aggregate principal amount of the outstanding advances exceeds the applicable borrowing base, the Company must repay the lender an amount equal to the difference between the outstanding principal balance of the revolving line of credit and the borrowing base. The note requires monthly payments of interest, beginning May 1, 2019. Interest accrues on the outstanding principal at a rate equal to Prime Rate as set out in the Wall Street Journal from time to time with a floor of 3.25% per annum. The interest rate as of September 30, 2020 was 3.25%. As of September 30, 2020 and December 31, 2019, the outstanding principal amount borrowed is $1,221,717 and $527,668, respectively. The original maturity date of March 7, 2020 was amended on July 28, 2020 to extend the maturity date of the 2019 Note to July 31, 2021.

On September 16, 2020, the Company issued a 90-day term promissory note (“90-Day Note”) to a shareholder in the principal amount of $300,000. The maturity date is December 15, 2020. The 90-Day Note accrues interest at an annual rate of 5% over the term of the loan and is payable by the Company at maturity, upon acceleration of the indebtedness in the case of an event of default or in connection with any prepayment of the 90-Day Note by the Company. The 90-Day Note may be prepaid in whole or in part by the Company without penalty.

The Company incurred interest expense relating to the both short-term borrowings in the amount of $59,616 and $41,384 for the nine months ended September 30, 2020 and 2019.

F-74

FREIGHTHUB, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2020 AND 2019

NOTE 9 – PAYCHECK PROTECTION PROGRAM – LONG TERM

On May 6, 2020, the Company received the proceeds from a loan in the amount of $114,700 (the “PPP Loan”) from International Bank of Commerce, as lender, pursuant to the Paycheck Protection Program (“PPP”) of the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”). The Company accounted for the PPP Loan as a financial liability in accordance with Accounting Standards Codification (“ASC”) Topic 470 Debt. The PPP Loan matures on May 6, 2022 and bears interest at a fixed rate of 1.00% per annum, payable monthly commencing on December 6, 2020. Accordingly, the PPP Loan was recognized as long-term debt in the Company’s consolidated balance sheets. There is no prepayment penalty. Under the terms of the PPP, all or a portion of the principal may be forgiven if the PPP Loan proceeds are used for qualifying expenses as described in the CARES Act, such as payroll costs, benefits, rent, and utilities. No assurance is provided that the Company will obtain forgiveness of the PPP Loan in whole or in part. With respect to any portion of the PPP Loan that is not forgiven, the PPP Loan will be subject to customary provisions for a loan of this type, including customary events of default relating to, among other things, payment defaults and breaches of the provisions of the Note.

NOTE 10 – CONVERTIBLE DEBT

2015 Convertible Notes

During 2015 and 2016, the Company entered into convertible debt agreements (the “2015 Convertible Notes”) with several investors for aggregate principal of $1,000,000 of 2015 Convertible Notes due, in each case, two years from the note date, at the following conversion terms: The outstanding principal balance and unpaid accrued interest of the notes was to be automatically converted upon the Company’s next equity financing round with gross proceeds to the Company of at least $2,000,000, into the most senior class of shares of the Company issued in such financing round at a price per share equal to the lesser of the following: (i) a price determined based on the maximum company pre-money valuation of $2,000,000 on a fully diluted basis; or (ii) a twenty percent (20%) discount on the lowest price per share paid by the investors in such a financing round. Unless otherwise automatically converted in such financing round, the notes could be converted discretionarily in certain situations, including upon a change of control transaction and at maturity, at a conversion price based the maximum company pre-money valuation of $2,000,000 on a fully diluted basis into the most senior class of stock. The 2015 Convertible Notes accrued interest at 3% per annum, payable in cash at maturity or convertible to shares as previously described herein.

2017 Convertible Notes

During 2017 and 2018, the Company entered into convertible debt agreements (the “2017 Convertible Notes”) with several investors for aggregate principal of $2,140,000 of 2017 Convertible Notes due, in each case, two years from the note date, at the following conversion terms: The outstanding principal balance and unpaid accrued interest of the notes was to be automatically converted upon the Company’s next equity financing round with gross proceeds to the Company of at least $2,000,000, into the most senior class of shares of the Company issued in such financing round at a price per share equal to the lesser of the following: (i) a price determined based on the maximum company pre-money valuation of $7,500,000 on a fully diluted basis; or (ii) a twenty percent (20%) discount on the lowest price per share paid by the investors in such a financing round. Unless otherwise automatically converted in such financing round, the notes could be converted discretionarily in certain situations, including a change of control transaction and at maturity, at a conversion price based on the maximum company pre-money valuation of $7,500,000 on a fully diluted basis, into the most senior class of stock. The 2017 Convertible Notes accrued interest at 3% per annum, payable in cash at maturity or convertible to shares as previously described herein.

1st 2018 Bridge Notes

During 2018, the Company entered into convertible debt agreements (the “1st 2018 Bridge Notes”) with several investors for aggregate principal of $1,000,000 of 1st 2018 Bridge Notes due, in each, case six months from the note date. The outstanding principal balance and unpaid accrued interest of the notes was to be automatically converted upon the Company’s next equity financing round into the most senior class of shares of the Company issued in such financing round at a conversion price per share equal to a 15% discount on the lowest price per share paid by the investors in the financing round. The 1st 2018 Bridge Notes accrued interest at 8% per annum, payable in cash at maturity or convertible into shares as previously described herein.

F-75

FREIGHTHUB, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2020 AND 2019

NOTE 10 – CONVERTIBLE DEBT (CONTINUED)

2nd 2018 Bridge Notes

During 2018, the Company entered into convertible debt agreements (the “2nd 2018 Bridge Notes”) with several investors for aggregate principal of $300,000 of 2nd 2018 Bridge Notes due, in each case, six months from the note date. The outstanding principal balance times 150% and unpaid accrued interest on these notes were to be automatically converted upon the Company’s next equity financing round into the most senior class of shares of the Company issued in such financing round at a conversion price at per share equal to the lowest price per share paid by the investors in the financing round. The 2nd 2018 Bridge Notes accrued interest at 8% per annum, payable in cash at maturity or convertible to shares as previously described herein.

2018 Amendment

In November 2018, as part of a new senior secured convertible debt financing round pursuant to a senior secured Convertible Loan Agreement (the “Senior Convertible Loan Agreement”) the Company and the investors agreed to amend the conversion terms and certain other terms of all of the Company’s outstanding convertible notes (i.e., the 2015 Convertible Notes, 2017 Convertible Notes,1st 2018 Bridge Notes and 2nd 2018 Bridge Notes (the “Existing Convertible Notes”) as described in the following paragraph.

The Existing Convertible Notes were all amended to extend their maturity to December 2021. The 1st 2018 Bridge Notes and 2nd 2018 Bridge Notes were amended to reduce the interest rate under such Existing Convertible Notes from 8% to 3%. The Existing Convertible Notes were also all amended to expressly subordinate the indebtedness represented by such notes to (i) the Company’s indebtedness to an existing secured lender of the Company under a Loan and Security Agreement entered into in connection with a receivables financing and (ii) the Company’s indebtedness under the Senior Convertible Loan Agreement. All Existing Convertible Notes (other than the 2nd 2018 Bridge Notes) were amended to provide that unless each holder of such notes accepted the Company’s offer to participate in and make a commitment under the Senior Convertible Loan Agreement in a specified amount, all outstanding principal and accrued and unpaid interest under such holder’s Existing Convertible Note would automatically convert into shares of the Company’s Series Seed Preferred Stock at a conversion price per share equal to $20.7626. Any such holder of an Existing Convertible Note that declined such participation in the Senior Convertible Loan Agreement is referred to as a “Non-Participating Lender”. Each of the Existing Convertible Notes (other than the 2nd 2018 Bridge Notes) was amended to provide that, with respect to any holder of such notes that was not a Non-Participating Lender, all outstanding principal and accrued and unpaid interest under such holder’s Existing Convertible Notes would convert at the same time and from time to time as outstanding loans under the Senior Convertible Loan Agreement were converted into (i) Conversion Shares (as defined in the Senior Convertible Loan Agreement) or (ii) shares of the Company’s Series A Preferred Stock contemplated by agreed forms of Series A Preferred Stock documentation attached to the Senior Convertible Loan Agreement (and to become effective if the loans under the Senior Convertible Loan Agreement were converted into such Series A Preferred Stock in accordance with its terms, the “Series A Preferred Stock”), as applicable. The amount of principal and accrued and unpaid interest under each such Existing Convertible Note that was to convert in each case was to be proportionate to the amount of outstanding loans under the Senior Convertible Loan Agreement then being converted. The conversion price per share in the case of any conversion of such Existing Convertible Notes into shares of Series A Preferred Stock was fixed at $20.7626 per share. The conversion price per share in the case of any conversion into shares of Conversion Shares was to be the Conversion Price (as defined in the Senior Convertible Loan Agreement). The 2nd 2018 Bridge Notes were amended to provide that, all 150% of outstanding principal and all accrued and unpaid interest under such holder’s 2nd 2018 Bridge Note would convert at the same time and from time to time as outstanding loans under the Senior Convertible Loan Agreement were converted into (i) Conversion Shares or (ii) shares of Series A Preferred Stock), as applicable. The amount of principal (at the 150% rate) and accrued and unpaid interest under each such Existing Convertible Note that was to convert in each case was to be proportionate to the amount of outstanding loans under the Senior Convertible Loan Agreement then being converted. The conversion price per share in the case of any conversion of such Existing Convertible Notes into Conversion Shares or shares of Series A Preferred Stock was to be the Conversion Price (as defined in the Senior Convertible Loan Agreement).

F-76

FREIGHTHUB, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2020 AND 2019

NOTE 10 – CONVERTIBLE DEBT (CONTINUED)

2018 Senior Notes

In November 2018, the Company entered into the senior secured Senior Convertible Loan Agreement with several investors. Pursuant to the Senior Convertible Loan Agreement, the lenders committed to purchase an aggregate of principal amount of up to $4,274,830 of convertible promissory notes (the “Senior Notes”) due on November 16, 2021. The Senior Convertible Loan Agreement and Senior Notes incorporated the following conversion terms:

●	In the case of a next equity financing of the Company in connection with which the Company received gross proceeds of at least $6 million, the Senior Notes would automatically convert into shares of the preferred stock of the Company issued in such next equity financing, at a conversion price per share equal to the lesser of (A) the lowest purchase price per share for such preferred stock issued in such equity financing and (B) $10.3813 per share.
●	The lenders under the Senior Convertible Loan Agreement could optionally convert the Senior Notes at any time or from time to time, in whole or in part, into shares of Series A Preferred Stock, at a conversion price of $10.3813 per share.
●	Upon achievement of a certain conversion milestone set forth in the Senior Convertible Loan Agreement (the Company achieving trailing 3-month net revenue of at least $600,000) the Company could require the lenders holding Senior Notes to mandatorily convert such Senior Notes into shares of Series A Preferred Stock, at a price of $10.3813 per share.

The indebtedness and other obligations under the Senior Convertible Loan Agreement and Senior Notes was secured by substantially all of the Company’s assets and accrued interest at 8% per annum, payable in cash at maturity or convertible to Conversion Shares or shares Series A Preferred Stock, as applicable, upon conversion of the Senior Notes as described herein. The Senior Convertible Loan Agreement contained representations, warranties, affirmative covenants and negative covenants as well as other provisions customary for comparable senior secured convertible loans. Additionally, the Senior Convertible Loan Agreement and Senior Notes embodied certain traditional default provisions that were linked to the Company’s breach of certain representations, warranties, negative covenants and affirmative covenants reflected in the Senior Convertible Loan Agreement as well as certain credit or interest risks, such as bankruptcy proceedings, liquidation events and corporate existence.

Management determined that the convertible notes meet the definition of conventional convertible debt provided in ASC 815 and the embedded conversion option is not subject to bifurcation and classification in the financial statements in liabilities at fair value.

2020 Default and Amendment

In January 2020, the lenders under the Senior Convertible Loan Agreement issued a default notice (the “Default Notice”) to the Company, informing the Company that it was in default under various provisions of the Senior Convertible Loan Agreement, including provisions requiring the consent of such lenders to the formation of any subsidiaries of the Company, provisions relating to certain reporting requirements and certain financial covenants (the “Notified Defaults”). Following the delivery to the Company of the Default Notice, the lenders and the Company engaged in discussions and negotiations with respect to the Notified Defaults, potential avenues through which the Company could cure such Notified Defaults and potential actions to be taken by the Lenders, including, without limitation, the possible exercise by the Lenders of the remedies available to them under the Senior Convertible Loan Agreement and related loan documents and collateral documents, including the possible foreclosure by the lenders on the collateral in accordance with the terms collateral documents.

The default was addressed and effectively cured in May 2020 when all loans under the Senior Convertible Loan Agreement were converted into Series A1-A Preferred (see Note 17). The conversion of the loans accomplished the full-repayment of the indebtedness under the Senior Notes.

F-77

FREIGHTHUB, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2020 AND 2019

NOTE 10 – CONVERTIBLE DEBT (CONTINUED)

On May 19, 2020 the Company entered into a Series A Preferred Stock Purchase Agreement with holders of Existing Convertible Notes and the holders of Senior Notes (“Notes Holders”) and effected certain amendments to the Existing Convertible Notes and Senior Notes, in each case, under which the Note Holders and the Company agreed to amend conversion provisions of each of the Existing Convertible Notes and each of the Senior Notes to provide that all outstanding principal and interest under the Company’s outstanding Existing Convertible Notes and Senior Notes converted on such date into shares of the Company’s Series A1-A Preferred Stock, par value $0.00001 par value per share and Series A1-B Preferred Stock, par value $0.00001 par value per share at the conversion prices and otherwise as set forth immediately below. Additionally, under the Series A Preferred Stock Purchase Agreement, various investors purchased shares of the Company’s Series A2 Preferred Stock, par value $0.00001 par value per share, for cash at the price and as otherwise set forth immediately below:

Convertible Note Class	Principal and Accrued Interest	Conversion Preference	Previous Conversion Price	Amended Conversion Price	Type of Shares Issued	Number of Shares Issued
2015 Convertible Notes	$1,117,793		$20.76	$1.50	Series A1-B Preferred Shares	745,196
2017 Convertible Notes	$2,119,810		$20.76	$1.50	Series A1-B Preferred Shares	1,413,207
1st 2018 Bridge Note	$1,061,064	167,647	$20.76	$1.50	Series A1-B Preferred Shares	819,141
2nd 2018 Bridge Note	$318,418	150,000	$20.76	$0.60	Series A1-A Preferred Shares	780,697
2018 Convertible Note	$3,823,112		$10.38	$0.60	Series A1-A Preferred Shares	6,371,854
2018 Convertible Note	$735,092		$10.38	$0.60	Series A2 Preferred Shares	1,225,153

The Company evaluated the amendment of the conversion provisions in accordance with ASC 470-50 and concluded that the modification of the conversion provisions qualified for debt extinguishment of the Convertible Notes since the modification added a substantive conversion option such that the conversion was deemed at least reasonably possible as of its modification date. As a result, the Company recorded a loss from extinguishment of debt in the amount of $784,886 during the nine months ended September 30, 2020. The Company recorded interest expense pursuant to the stated interest rates on the convertible notes in the amount of $156,918 for the period January 1, 2020 through the conversion date of May 14, 2020 and $212,698 for the nine months ended September 30, 2019.

As part of the Series A Preferred Shares Stock Purchase Agreement, the holders of the shares of Series A Preferred Stock, exclusively and voting as a single separate class, were entitled to elect the majority of the Company’s director. The deemed liquidation events required Series A Preferred Share holder approval, which was determined to be not solely within the control of the Company, as the issuer, and as such provided the holders of the Series A Preferred Stock with control over the redemption rights of the Series A Preferred Stock. Accordingly, Under ASC Topic 480, “Distinguishing Equity from Liabilities,” the Series A Preferred Shares were classified as mezzanine equity in the consolidated balance sheet at June 30, 2020.

Due to an amendment to the Certificate of Incorporation, as of September 30, 2020 the Company’s Preferred A shareholders no longer have control over the Company’s board and any liquidation events are within the control of the Company. Company’s Preferred A stock is no longer contingently redeemable upon the occurrence of an event that is outside of the issuer’s control and therefore the Series A Preferred Shares have been classified as permanent equity in the condensed consolidated balance at September 30, 2020 (see Note 17).

F-78

FREIGHTHUB, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2020 AND 2019

NOTE 11 – INCOME TAXES

Income tax expense consists of the following components:

	Nine Months Ended September 30,
	2020	2019
Current
Federal	$-	$-
State	-	-
Foreign	13,451	5,700
Total Current	13,451	5,700
	-	-
Deferred
Federal	$-	$-
State	-	-
Total Deferred	-	-

Income tax expense	$13,451	$5,700

The Company’s provision for income taxes for the nine months ended September 30, 2020 and 2019 is based on the estimated annual effective tax rate, plus discrete items. The following table presents the provision for income taxes and the effective tax rates for and nine months ended September 30, 2020 and 2019:

	Nine Months Ended September 30,
	2020	2019
Loss before income tax provision	$(4,415,491)	$(2,522,550)
Income tax provision	13,451	5,700
Effective tax rate	-0.30%	-0.23%

The difference between the Company’s effective tax rate for and nine months ended September 30, 2020 and 2019 and the US statutory rate of 21% primarily relates to nondeductible expenses, state income taxes (net of federal benefit), a net increase in valuation allowances and certain discrete items. On May 19, 2020, the Company recorded a non-deductible extinguishment of debt expense of $784,886 in connection with the conversion of Senior Convertible Loan into Series A1-A and Series A1-B Preferred (see Note 10).

Income tax expense is recorded using the asset and liability method. Deferred tax assets and liabilities are recognized for the expected future tax consequences attributable to temporary differences between amounts reported for income tax purposes and financial statement purposes, using current tax rates. A valuation allowance is recognized if it is anticipated that some or all of a deferred tax asset will not be realized. The Company must assess the likelihood that its deferred tax assets will be recovered from future taxable income and, to the extent that the Company believes that recovery is not likely, it must establish a valuation allowance. Significant management judgment is required in determining the provision for income taxes, deferred tax assets and liabilities and any valuation allowance recorded against net deferred tax assets.

None of the Company’s Federal or state income tax returns are currently under examination by the Internal Revenue Service (“IRS”) or state authorities.

F-79

FREIGHTHUB, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2020 AND 2019

NOTE 12 – LEASES

In 2019, the Company rented office space in Texas. The lease for the office space was entered into during May 2017 and expired on May 2020. The lease was not renewed by the Company.

In 2019 and 2020, the Company entered into various short-term lease commitments ranging from three to six months for office workspace in New York. The monthly rental cost ranged from $800 to $2,000.

In January 2020, the Company entered into a lease agreement for seven workstations in Mexico for a term of 12 months and will expire on December 31, 2020.

The rental cost for the nine months ended September 30, 2020 and 2019, was approximately $43,000 and $83,000, respectively.

NOTE 13 – SEGMENT INFORMATION

The following table summarizes the Company’s total revenue by geographic area based on the billing address of the customers:

	Nine Months Ended September 30,
	2020	2019
United States	$5,202,582	$2,896,877
Mexico	213,295	48,317
Total revenue	$5,415,877	$2,945,194

NOTE 14 – RELATED PARTY TRANSACTIONS

The Company received consulting services from a shareholder. There were no outstanding accounts payable to this certain shareholder as of September 30, 2020 and December 31, 2019. The cost of these services for the nine months ended September 30, 2020 and 2019 was $16,000 and $65,000, respectively.

The Company also received consulting services from another shareholder. There were no outstanding accounts payable to this certain shareholder as of September 30, 2020 and December 31, 2019. The cost of these services for the nine months ended September 30, 2020 and 2019 was $0 and $500, respectively.

The Company also received accounting services from another shareholder. The accounts payable from this certain shareholder as of September 30, 2020 and December 31, 2019 was $74,000 and $0 respectively. The cost of these services for the nine months ended September 30, 2020 and 2019 was $184,000 and $47,000, respectively.

The Company also received recruiting services from another shareholder. There were no outstanding accounts payables to this certain shareholder as of September 30, 2020 and December 31, 2019. The cost of these services for the nine months ended September 30, 2020 and 2019 was $28,000 and $0, respectively.

The Company also provided freight services to a customer owned by a shareholder. The accounts receivable from this certain customer as of September 30, 2020 and December 31, 2019 was $16,000 and $7,000 respectively. The revenue of these services for the nine months ended September 30, 2020 and 2019 was $111,000 and $107,000, respectively.

The Company also issued a 90-day term promissory note to a shareholder on September 16, 2020 in the principal amount of $300,000 (see Note 8).

F-80

FREIGHTHUB, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2020 AND 2019

NOTE 15 – WARRANTS

On November 9, 2015, the Company issued 9,050 common stock warrants to two founders with an exercise price of $5.00. The warrants expire and are no longer exercisable at the earlier of the tenth anniversary of the date the warrants were issued or the date the Company is acquired by another entity.

Under the terms of a short-term borrowing agreement signed in 2017, SQN Venture Income Fund, LP (“Lender”) had a right to invest up to the greater of (i) $250,000 or (ii) an amount that would maintain Lender’s pro rata ownership in the Company under the same terms provided to other investors. On November 15, 2018, the Company and the Lender agreed on the terms of the right to invest by granting the Lender a warrant to purchase up to 7,224 series seed preferred shares of the Company at an exercise price of $10.38 per share. The Company estimated the fair value of the warrants to be $113,046 based on a Black-Scholes valuation, and recorded it as loan origination costs amortized to interest expense over the period of the loan and as additional paid-in capital. The warrants expire and are no longer exercisable at the tenth anniversary of the date the warrants were issued. The warrant shall be automatically exchanged for shares in the event of a change of control.

On May 19, 2020, the Company issued warrants to purchase up to 75,000 Series A2 preferred shares at an exercise price of $0.00001 in exchange for professional services provided to the Company, related to the conversion of convertible debt. (See Note 10). The Company estimated the fair value of the warrants to be $108,749 based on a Black-Scholes valuation, and is included in additional paid-in capital as of September 30, 2020. The warrants expire and are no longer exercisable at the fifth anniversary of the date the warrants were issued. The warrant shall be automatically exchanged for shares in the event of a change of control. The warrant was exercised on August 24, 2020 in full for cash proceeds of $0.

The following assumptions were used when calculating the issuance date fair value:

Exercise price of the warrants	$0.00001
Contractual life of the warrants	5 years
Current value of the underlying share	$1.45
Expected volatility	52.70%
Expected dividend yield	0.00%
Risk-free interest rates	0.29%

On May 19, 2020, the Company issued warrants to a shareholder to purchase up to 605,777.5 Series A1-A and 126,722.5 Series A2 preferred shares at an exercise price of $0.60 in exchange for professional services. The Company estimated the fair value of the warrants to be $209,351 based on a Black-Scholes valuation, and recorded it as professional fees and is included in additional paid-in capital as of September 30, 2020. The warrants initial expiration date was on September 30, 2020 and was amended to extend the expiration date to July 31, 2020. The warrant was exercised on July 31, 2020 in full for cash proceeds of approximately $440,000.

The following assumptions were used when calculating the issuance date fair value:

Exercise price of the warrants	$0.60
Contractual life of the warrants	1 month
Current value of the underlying share	$0.74 – $1.45
Expected volatility	101.70%
Expected dividend yield	0.00%
Risk-free interest rates	0.22%

F-81

FREIGHTHUB, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2020 AND 2019

NOTE 15 – WARRANTS (CONTINUED)

On August 26, 2020, the Company issued a warrant to an affiliate of a shareholder to purchase up to 765,862 Series A2 preferred shares at an exercise price of $0.25 in exchange for professional services. Effective September 30, 2020, this warrant was cancelled and a replacement warrant to purchase up to 765,862 Series A2 preferred shares at an exercise price of $0.25 was issued to an affiliate of the original warrant holder. The Company estimated the fair value of the warrants to be $921,960 based on a Black-Scholes valuation, and recorded it as professional fees and is included in additional paid-in capital as of September 30, 2020. The warrants expiration date is on August 26, 2027.

The following assumptions were used when calculating the issuance date fair value:

Exercise price of the warrants	$0.25
Contractual life of the warrants	7 years
Current value of the underlying share	$1.45
Expected volatility	101.70%
Expected dividend yield	0.00%
Risk-free interest rates	0.22%

The table below summarizes the Company’s warrant activities:

	Number of Warrants	Exercise Price Ranger Per Share	Weighted Average Exercise Price
Balance at January 1, 2019	16,274	$ 5.00 to 10.38	$7.39
Granted	-	-	-
Forfeited	-	-	-
Exercised	-	-	-
Balance at December 31, 2019	16,274	5.00 to 10.38	7.39
Granted	1,573,362	0.00001 to .60	0.40
Forfeited	-	-	-
Exercised	(807,500)	0.00001 to .60	0.54
Balance at September 30, 2020	782,136	$ 0.00001 to 10.38	$0.40

NOTE 16 - DEFINED CONTRIBUTION PLAN

The Company has a defined contribution plan covering eligible employees with at least two months of service. The

Company fully matches employee contributions up to 3% of total compensation, plus 50% of contributions that exceed that amount up to 5% of total compensation. Total expense for the nine months ended September 30, 2020 and 2019, was $12,586 and $0, respectively.

NOTE 17 – STOCKHOLDERS’ DEFICIT

On October 31, 2019, the Company issued 1,200 common shares in relation to the exercise of 1,200 options for total proceeds of $684.

On December 31, 2019, the Company issued 80,000 non-voting common shares for advisory services performed in the amount of $43,200.

F-82

FREIGHTHUB, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2020 AND 2019

NOTE 17 – STOCKHOLDERS’ DEFICIT (CONTINUED)

On May 19, 2020, the Company entered into a Series A Preferred Stock Purchase Agreement (the “Purchase Agreement”), with holders of the Company’s then-outstanding convertible notes. Under the Purchase Agreement, on May 19, 2020, the convertible notes were converted to Preferred Stock par value of $0.00001 per share as follows:

Convertible Note Class	Amended Conversion Price	Type of Shares Issued	Number of Shares Issued	Maximum Redemption Amount as of 6/30/2020
2015 Convertible Notes	$1.50	Series A1-B Preferred Shares	745,196	$1,157,975
2017 Convertible Notes	$1.50	Series A1-B Preferred Shares	1,413,207	$2,196,010
1st 2018 Bridge Note	$1.50	Series A1-B Preferred Shares	819,141	$1,272,879
2nd 2018 Bridge Note	$0.60	Series A1-A Preferred Shares	780,697	$510,513
2018 Convertible Note	$0.60	Series A1-A Preferred Shares	6,371,854	$4,166,674
2018 Convertible Note	$0.60	Series A2 Preferred Shares	1,225,153	$1,536,242

Each share of Series A Preferred Stock is convertible into shares of Common Stock at a 1:1 ratio, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder.

The Purchase Agreement contains customary representations, warranties and covenants by the Company, and other obligations of the parties.

As part of the Series A Preferred Shares Stock Purchase Agreement, the holders of the shares of Series A Preferred Stock, exclusively and voting as a single separate class, were entitled to elect the majority of the Company’s director. Any redemption events, including deemed liquidation required Series A Preferred Shareholders approval, which was determined to be not solely within the control of the Company, as the issuer, and as such provided the holders of the Series A Preferred Stock with control over the redemption rights of the Series A Preferred Stock. Accordingly, Under ASC Topic 480, “Distinguishing Equity from Liabilities,” the Series A Preferred Shares were recorded at their maximum redemption and classified as mezzanine equity in the consolidated balance sheet at June 30, 2020.

On September 30, 2020, the Company filed its Third Amended and Restated Certificate of Incorporation (“Third Charter”).

Based on the Third Amended and Restated Certificate of Corporation the redemption events were revised to be within the control of the company due to the following:

1.	Deemed liquidation -all distributions or proceeds available for Company stockholders are distributed to all stockholders pari passu and pro rata based on the number of shares held by each stockholder and there is no preference to Preferred A stockholders.
2.	The amendment removed the right of Requisite Holders to require the Company to use proceeds from certain Deemed Liquidation Events to redeem all outstanding shares of Series A Preferred Stock in the event that a dissolution of the Company is not effected within 90 days of certain types of Deemed Liquidation Events.
3.	Three out of the five members of the Company’s board of directors must be either chief executive officer of the Company or independent directors and not Preferred A directors. As such Series A directors do not have majority control over the Board.

Due to change in the Certificate of Incorporation, as of September 30, 2020 the Company’s Preferred A stockholders do not have a control over the Company’s board and any liquidation events are within the control of the Company. Based on ASC 480-10-S99. the Company’s Preferred A stock is no longer contingently redeemable upon the occurrence of an event that is outside of the issuer’s control and therefore the Series A Preferred Shares has been classified as permanent equity at their carrying value on September 30, 2020. No adjustments previously recorded to the carrying amount were reversed.

F-83

FREIGHTHUB, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2020 AND 2019

NOTE 17 – STOCKHOLDERS’ DEFICIT (CONTINUED)

The number and carrying value of issued shares of Series A Preferred Stock as of September 30, 2020 set forth below:

Convertible Note Class	Type of Shares Issued	Number of Shares Issued	Carrying value as of 9/30/2020
2015 Convertible Notes	Series A1-B Preferred Shares	745,196	$1,157,975
2017 Convertible Notes	Series A1-B Preferred Shares	1,413,207	$2,196,010
1st 2018 Bridge Note	Series A1-B Preferred Shares	819,141	$1,272,879
2nd 2018 Bridge Note	Series A1-A Preferred Shares	780,697	$510,513
2018 Convertible Note	Series A1-A Preferred Shares	6,371,854	$4,166,674
2018 Convertible Note	Series A2 Preferred Shares	1,225,153	$1,536,242
Total fair value of Series A Preferred Stock			$10,840,293
Issuance Costs			$(113,749)
Total carrying costs of Series A Preferred Stock as of September 30, 2020			$10,726,544

On July 31, 2020, the Company issued 605,777.5 Series A1-A and 126,722.5 Series A2 preferred shares upon the exercise of warrant to purchase shares of stock and an exercise price of $0.60 per share under the terms of the respective warrant agreement for a total consideration of approximately $440,000.

On August 24, 2020, the Company issued 75,000 Series A2 preferred shares upon the exercise of warrant to purchase shares of stock under the terms of the respective warrant agreement for a total consideration of $0.

On August 26, 2020, the Company issued 60,000 voting common shares for professional services performed in the amount of $15,000.

On August 26, 2020, the Company issued 29,332 voting common shares for professional services performed in the amount of $7,333.

NOTE 18 – RESTRICTED CASH IN ESCROW

An amount of $175,000 held in escrow to be used to pay an advisor in connection with the transactions contemplated by the merger agreement (See Note 19).

NOTE 19 - SUBSEQUENT EVENTS

On October 7, 2020, the Company closed a Bridge financing in which it will issue up to $4,004,421 in principal amount of Convertible Promissory Notes (the “Bridge Notes”) pursuant to a Convertible Note Purchase Agreement (the “NPA”) among the Company and the purchasers of such Bridge Notes (the “Bridge Financing”). All Bridge Notes issued under the NPA will mature on the date that is two years from the closing date of the Bridge Financing (“Bridge Closing”). Interest on the Bridge Notes will accrue at an annual rate of 5% over two-year term of the Bridge Notes and is payable by the Company at maturity, upon acceleration of the indebtedness in the case of an event of default, in connection with any prepayment of the Bridge Notes by the Company or, in connection with any conversion of the Bridge Notes through the issuance of shares of the capital stock of the Company in exchange for accrued and unpaid interest owing at the time of conversion.

On October 7, 2020, the 90-Day Note (see Note 8) was replaced by a Bridge Note in connection with the shareholder’s participation in the Bridge Financing described above.

F-84

FREIGHTHUB, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2020 AND 2019

NOTE 19 - SUBSEQUENT EVENTS (CONTINUED)

On October 10, 2020, FreightHub entered into an agreement and plan of merger with Hudson Capital, Inc., a BVI company (“Hudson”), Hudson Capital Merger Sub I Inc., a Delaware corporation (“Merger Sub I”) and Hudson Capital Merger Sub II Inc. (“Merger Sub II”), a wholly-owned subsidiary of Merger Sub I. Pursuant to the terms of the merger agreement, Hudson will merge with Merger Sub I to redomesticate to Delaware and Merger Sub I shall be the surviving corporation in the redomestication merger. Immediately prior to the redomestication merger, Merger Sub I shall divest its existing business. After the divestiture, Merger Sub II will merge with FreightHub and FreightHub will be the surviving entity and wholly-owned subsidiary of Merger Sub I. In connection with the transactions, Merger Sub I will change its name to Freight Technologies, Inc. All shares of common stock, preferred stock, series seed, warrants and options of FreightHub issued and outstanding immediately prior to the merger shall be cancelled and converted into the right to receive equivalent securities in Merger Sub I at an exchange ratio of 1 to 1.5025612. The closing is subject to customary closing conditions and pre-closing covenants, including the approval by the Hudson shareholders of the transactions and other proposals to be voted upon at a special meeting of the Hudson shareholders. Upon the closing of the transaction, the FreightHub stockholders will own 85.7% of Merger Sub I on a non-diluted basis.

F-85

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses to be borne by the registrant in connection with the issuance and distribution of the shares of Common Stock being registered hereby.

SEC registration fees	$25,317
Accounting fees and expenses	$25,000
Legal fees and expenses	$50,000
Total	$100,317

Item 14. Indemnification of Directors and Officers.

Our Certificate of Incorporation provides that all directors, officers, employees and agents of the registrant shall be entitled to be indemnified by us to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

Section 145 of the Delaware General Corporation Law concerning indemnification of officers, directors, employees and agents is set forth below.

“Section 145. Indemnification of officers, directors, employees and agents; insurance.

(a)	A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b)	A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c)	To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d)	Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e)	Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former officers and directors or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f)	The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. A right to indemnification or to advancement of expenses arising under a provision of the Certificate of Incorporation or a bylaw shall not be eliminated or impaired by an amendment to such provision after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

(g)	A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

II-1

(h)	For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i)	For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j)	The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k)	The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

In accordance with Section 102(b)(7) of the DGCL, our Certificate of Incorporation, will provide that no director shall be personally liable to us or any of our stockholders for monetary damages resulting from breaches of their fiduciary duty as directors, except to the extent such limitation on or exemption from liability is not permitted under the DGCL unless they violated their duty of loyalty to the company or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from their actions as directors. The effect of this provision of our Certificate of Incorporation is to eliminate our rights and those of our stockholders (through stockholders’ derivative suits on our behalf) to recover monetary damages against a director for breach of the fiduciary duty of care as a director, including breaches resulting from negligent or grossly negligent behavior, except, as restricted by Section 102(b)(7) of the DGCL. However, this provision does not limit or eliminate our rights or the rights of any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s duty of care.

If the DGCL is amended to authorize corporate action further eliminating or limiting the liability of directors, then, in accordance with our Certificate of Incorporation, the liability of our directors to us or our stockholders will be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. Any repeal or amendment of provisions of our Certificate of Incorporation limiting or eliminating the liability of directors, whether by our stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to further limit or eliminate the liability of directors on a retroactive basis.

Our Certificate of Incorporation also provides that we will, to the fullest extent authorized or permitted by applicable law, indemnify our current and former officers and directors, as well as those persons who, while directors or officers of our corporation, are or were serving as directors, officers, employees or agents of another entity, trust or other enterprise, including service with respect to an employee benefit plan, in connection with any threatened, pending or completed proceeding, whether civil, criminal, administrative or investigative, against all expense, liability and loss (including, without limitation, attorney’s fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by any such person in connection with any such proceeding. Notwithstanding the foregoing, a person eligible for indemnification pursuant to our Certificate of Incorporation will be indemnified by us in connection with a proceeding initiated by such person only if such proceeding was authorized by our board of directors, except for proceedings to enforce rights to indemnification.

The right to indemnification conferred by our Certificate of Incorporation is a contract right that includes the right to be paid by us the expenses incurred in defending or otherwise participating in any proceeding referenced above in advance of its final disposition; provided, however, that, if the DGCL requires, an advancement of expenses incurred by our officer or director (solely in the capacity as an officer or director of our corporation) will be made only upon delivery to us of an undertaking, by or on behalf of such officer or director, to repay all amounts so advanced if it is ultimately determined that such person is not entitled to be indemnified for such expenses under our Certificate of Incorporation or otherwise.

The rights to indemnification and advancement of expenses will not be deemed exclusive of any other rights which any person covered by our Certificate of Incorporation may have or hereafter acquire under law, our Certificate of Incorporation, our bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

II-2

Any repeal or amendment of provisions of our Certificate of Incorporation affecting indemnification rights, whether by our stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision. Our Certificate of Incorporation will also permit us, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other that those specifically covered by our Certificate of Incorporation.

Our bylaws, which we intend to adopt immediately prior to the closing of this offering, include the provisions relating to advancement of expenses and indemnification rights consistent with those set forth in our Certificate of Incorporation. In addition, our bylaws provide for a right of indemnity to bring a suit in the event a claim for indemnification or advancement of expenses is not paid in full by us within a specified period of time. Our bylaws also permit us to purchase and maintain insurance, at our expense, to protect us and/or any director, officer, employee or agent of our corporation or another entity, trust or other enterprise against any expense, liability or loss, whether or not we would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Any repeal or amendment of provisions of our bylaws affecting indemnification rights, whether by our board of directors, stockholders or by changes in applicable law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing thereunder with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

Item 15. Recent Sales of Unregistered Securities.

In May 2020, the Company sold 2,000,000 ordinary shares at a per-share price of $0.40 for aggregate gross proceeds of $800,000 in a private placement in reliance on Section 4(a)(2) thereof and/or Rule 506 of Regulation D and Regulation S.

Item 16. Exhibits and Financial Statement Schedules.

(a)	Exhibits.

II-3

EXHIBIT INDEX

Exhibit Number	Description

3.1*	Articles of Associations of China Internet Nationwide Financial Service Inc.

3.2*	Amendment to the Memorandum of Association of China Internet Nationwide Financial Service Inc.

3.3*	Memorandum of Association of China Internet Nationwide Financial Service Inc.

3.4*	Articles of Associations of Jianxin Management Limited

3.5*	Memorandum of Association of Jianxin Management Limited

3.6*	Business License of Beijing Yingxin Yijia Network Technology Co., Ltd

3.7*	Articles of Association of Beijing Yingxin Yijia Network Technology Co., Ltd

3.8*	Business License of Sheng Ying Xin (Beijing) Management Consulting Co., Ltd dated February 17, 2016

3.9*	New Business License of Sheng Ying Xin (Beijing) Management Consulting Co., Ltd dated April 25, 2016

3.10*	Articles of Association of Sheng Ying Xin (Beijing) Management Consulting Co., Ltd

3.11*	Business License of Ding Zhi Tai Da Investment Management (Beijing) Co. Ltd dated February 6, 2015

3.12*	Business License of Ding Zhi Tai Da Investment Management (Beijing) Co. Ltd dated June 30, 2015

3.13*	Internet Content Provider License of People’s Republic of China

3.14*	Certificate of Incorporation of Hongkong Internet Financial Services Limited

3.15*	Incorporation Form of Hongkong Internet Financial Services Limited

3.16*	Articles of Association of Hongkong Internet Financial Services Limited

3.17**	Business License of Kashgar Sheng Yingxin Enterprise Consulting Co., Ltd.

3.18**	Articles of Association of Kashgar Sheng Yingxin Enterprise Consulting Co., Ltd.

3.19**	Amended and Restated Memorandum of Association of China Internet Nationwide Financial Service Inc. dated March 20, 2017.

3.20 ***	Certificate of Approval of Beijing Yingxin Yijia Network Technology Co., Ltd.

3.21****	Business License of Anytrust Science & Technology Co., Ltd.

3.22****	Articles of Associations of Anytrust Science & Technology Co., Ltd.

3.23****	Business License of Fu Hui (Shenzhen) Commercial Factoring Co., Ltd.

3.24****	Articles of Associations of Fu Hui (Shenzhen) Commercial Factoring Co., Ltd.

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3.25****	Business License of Yingda Xincheng (Beijing) Insurance Broker Co., Ltd.

3.26****	Articles of Associations of Yingda Xincheng (Beijing) Insurance Broker Co., Ltd.

3.27†	Business License of Fuhui (Xiamen) Commercial Factoring Co., Ltd.

3.28†	Articles of Associations of Fuhui (Xiamen) Commercial Factoring Co., Ltd.

3.29†	Business License of Zhizhen Investment & Research (Beijing) Information Consulting Co., Ltd.

3.30†	Articles of Associations of Zhizhen Investment & Research (Beijing) Information Consulting Co., Ltd.

3.31†	Business License of Hangzhou Yuchuang Investment Partnership

3.32†	Letter of Confirmation of Capital Contribution of Hangzhou Yuchuang Investment Partnership

3.33†	Business License of CIFS (Xiamen) Financial Leasing Co., Ltd.

3.34†	Articles of Associations of CIFS (Xiamen) Financial Leasing Co., Ltd

3.35@	Amended and Restated Memorandum of Association of Hudson Capital Inc.

3.36	Form of Amended and Restated Certificate of Incorporation of Hudson Capital Merger Sub I, Inc. (Previously filed with the Registration Statement on Form S-4 with the SEC on February 8, 2021 (Registration Number: 333-250044), and incorporated herein by reference).

3.37	Form of Amended and Restated Bylaws of Freight Technologies, Inc. (Previously filed with the Registration Statement on Form S-4 with the SEC on February 8, 2021 (Registration Number: 333-250044), and incorporated herein by reference).

3.38	Certificate of Designation of Preferences, Rights and Limitations of Series A-3 Convertible Preferred Stock of FreightHub, Inc. (Previously filed with the Registration Statement on Form S-4 with the SEC on February 8, 2021 (Registration Number: 333-250044), and incorporated herein by reference).

4.1**	Registrant’s Specimen Certificate for Ordinary Shares

4.2	Form of Warrant of FreightHub, Inc. (Previously filed with the Registration Statement on Form S-4 (Registration Number: 333-250044), filed with the SEC on February 8, 2021 and incorporated herein by reference).

5.1@@	Opinion of Sichenzia Ross Ference LLP regarding the validity of the securities.

8.1†††	Opinion of Sichenzia ross Ference LLP regarding the discussion under the caption “Material U.S. Federal Income Tax Consequences of the Redomestication Merger, the Disposition and the Merger – TAX CONSEQUENCES TO U.S. HOLDERS — Tax Consequences of the Redomestication Merger to U.S. Holders of Hudson Shares”.

8.2†††

Opinion of Loeb & Loeb LLP regarding under the discussion under the caption “Material U.S. Federal Income Tax Consequences of the Redomestication Merger, the Disposition and the Merger—Tax Consequences to U.S. Holders—Tax Consequences of the Merger.”

10.1*	Employment Agreement between the Company and its executive officers.

10.2*	English translation of Lease Agreement dated October 8, 2014

10.3*	English translation of Form of Financial Advisory Agreement for Commercial Payment Advisory Services (2016 version)

10.4*	English translation of Form of Financial Advisory Agreement for International Corporate Financing Advisory Services (2016 version)

10.5*	English translation of Form of Financial Advisory Agreement for Intermediary Bank Loan Advisory Services (2016 version)

10.6*	English translation of Form of Financial Advisory Agreement (2015 version)

10.7*	English translation of RMB Entrusted loan Contract (Agency Contract) entered into by and between Ding Zhi Tai Da Investment Management (Beijing) Co., Ltd and China Guangfa Bank Co., Ltd dated December 24, 2015

10.8*	English translation of Loan Contract entered into by and between Sheng Ying Xin (Beijing) Management Consulting Co., Ltd and Xiamen Jingsu Trading Limited Company dated March 18, 2016

10.9*	English translation of Loan Extension Contract entered into by and between Sheng Ying Xin (Beijing) Management Consulting Co., Ltd and Xiamen Jingsu Trading Limited Company dated September 17, 2016.

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10.10*	Exclusive Business Cooperation Agreement entered into by and between Beijing Yingxin Yijia Network Technology Co., Ltd and Sheng Ying Xin (Beijing) Management Consulting Co., Ltd dated April 26, 2016.

10.11*	Exclusive Option Agreement among Beijing Yingxin Yijia Network Technology Co., Ltd, Jianxin Lin, Shaoyong Huang and Sheng Ying Xin (Beijing) Management Consulting Co., Ltd dated April 26, 2016.

10.12*	Power of Attorney granted by shareholders of Sheng Ying Xin (Beijing) Management Consulting Co., Ltd (Jianxin Lin and Shaoyong Huang) dated April 26, 2016.

10.13*	Share Pledge Agreement among Beijing Yingxin Yijia Network Technology Co., Ltd, Jianxin Lin, Shaoyong Huang and Sheng Ying Xin (Beijing) Management Consulting Co., Ltd dated April 26, 2016.

10.14**	Loan Agreement between the Company and Jianxin Lin dated March 17, 2016.

10.15**	Employment Agreement between the Company and Jianxin Lin dated September 30, 2014.

10.16**	Employment Agreement between the Company and Jinchi Xu dated September 30, 2014.

10.17**	Employment Agreement between the Company and Lu Sun dated December 1, 2015.

10.18**	Letter of Appointment between the Company and Sheve Li Tay dated February 22, 2017.

10.19**	Letter of Appointment between the Company and Hong Huang dated February 22, 2017.

10.20**	Letter of Appointment between the Company and Kam Cheong Leong dated February 22, 2017.

10.21**	Form of Warrant Agreement between the Company and Boustead Securities LLC

10.22**	English translation of Loan Contract entered into by and between Sheng Ying Xin (Beijing) Management Consulting Co., Ltd and Cai Longge dated September 25, 2016

10.23****	English Translation of Equity Transfer Agreement entered into by and between Sheng Ying Xin (Beijing) Management Consulting Co., Ltd and Beijing Tianhuang Tongda Technology Co., Ltd. dated November 14, 2017 (previously filed as Exhibit 10.1 with the report on Form 6-K filed with the SEC on November 14, 2017 and incorporated herein by reference)

10.24****	English Translation of Sheng Yin Xin Lease Agreement (Unit 13-14) dated September 28, 2017

10.25****	English Translation of Sheng Yin Xin Lease Agreement (Unit 08-12) dated May 5, 2017

10.26****	English Translation of Anytrust Lease Agreement dated December 4, 2017

10.27****	English Translation of Fu Hui Registered Office Agreement dated March 26, 2018

10.28****	English Translation of Strategic Cooperation Agreement entered into by and between Sheng Ying Xin (Beijing) Management Consulting Co., Ltd and China Co-op Foreign Trade LLC dated December 26, 2017.

10.29****	English Translation of Kashgar SYX Lease Agreement dated May 25, 2017.

10.30****	Lease Agreement of China Internet Nationwide Financial Services Inc. dated October 4, 2017.

10.31†	English Translation of the Equity Transfer Agreement by and between Sheng Ying Xin (Beijing) Management Consulting Co., Ltd. and Jianxin Lin dated December 30, 2018.

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10.32†	English Translation of the Lease Agreement by and between Sheng Ying Xin (Beijing) Management Consulting Co., Ltd. and Nashwork Kaixuan Science & Technology (Beijing) Co., Ltd. dated February 25, 2019.

10.33††	Employment Agreement between the Company and Warren Wang dated March 31, 2020.

10.34††	Letter of Appointment between the Company and Ming (Martin) Yi dated March 31, 2020.

10.35††	Letter of Appointment between the Company and Hong Cheng dated April 20, 2020.

10.36††	Letter of Appointment between the Company and Xiaoyue Zhang dated April 20, 2020.

10.37††	English Translation of the Exclusive Option Agreement between Hongkong Internet Financial Services Limited, Jianxin Lin and Hongkong Shenqi Technology Limited dated September 26, 2019.

10.38††	English Translation of the Exclusive Business Cooperation Agreement between Hongkong Internet Financial Services Limited and Hongkong Shenqi Technology Limited dated September 26, 2019.

10.39††	English Translation of Lease Agreement between Nashwork Kaixuan Science & Technology (Beijing) Co., Ltd and Fuhui (Xiamen) Commercial Factoring Co., Ltd dated April 11, 2019.

10.40††	English Translation of Lease Agreement between Nashwork Kaixuan Science & Technology (Beijing) Co., Ltd and Sheng Yin Xin (Beijing) Management Consulting Co., Ltd dated August 29, 2019.

10.41	Form of Securities Purchase Agreement by and between FreightHub, Inc. and each purchaser identified therein. (Previously filed with the Registration Statement on Form S-4 on February 8, 2021 (Registration Number: 333-250044), and incorporated herein by reference).

10.42

Form of Registration Rights Agreement by and between Hudson Capital Merger Sub I Inc. and each of the several purchasers named therein. (Previously filed with the Registration Statement on Form S-4 on February 8, 2021 (Registration Number: 333-250044), and incorporated herein by reference).

14.1**	Code of Business Conduct and Ethics of the Registrant

21.1††	Subsidiaries of the Registrant

23.1	Consent report of Marcum Bernstein & Pinchuk llp.

23.2	Consent report of Wei Wei & Co., LLP.

23.3	Consent report of Centurion ZD CPA & Co.

23.4	Consent report of UHY LLP

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101.INS†††	XBRL Instance Document

101.SCH†††	XBRL Taxonomy Extension Schema Document

101.CAL†††	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF†††	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB†††	XBRL Taxonomy Extension Label Linkbase Document

101.PRE†††	XBRL Taxonomy Extension Presentation Linkbase Document

* Previously filed with the Draft Registration Statement on Form F-1, filed with the SEC on November 4, 2016 and incorporated herein by reference.

** Previously filed with the Registration Statement on Form F-1 (Registration Number: 333-217326), filed with the SEC on April 17, 2017 and incorporated herein by reference.

*** Previously filed with the 1st Amendment to the Registration Statement on Form F-1 (Registration Number: 333-217326), filed with the SEC on May 10, 2017 and incorporated herein by reference.

**** Previously filed with the Annual Report on Form 20-F, filed with the SEC on May 15, 2018 and incorporated herein by reference.

† Previously filed with the Annual Report on Form 20-F, filed with the SEC on May 10, 2019 and incorporated herein by reference.

†† Previously filed with the Annual Report on Form 20-F, filed with the SEC on June 15, 2020 and incorporated herein by reference.

††† Previously filed with the Registration Statement on Form S-4, initially filed with the SEC on November 12, 2020, as amended, and incorporated herein by reference.

@ Previously filed with the Form 6-K, filed with the SEC on October 28, 2020 and incorporated herein by reference.

@@ To be filed by amendment.

(b)	Financial Statements. The financial statements filed as a part of this registration statement are listed in the index to the financial statements immediately preceding such financial statements, which index to the financial statements is incorporated herein by reference.

Item 17. Undertakings.

The undersigned registrant, hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

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(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i. Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv. Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on February 16, 2021.

HUDSON CAPITAL INC.

By:	/s/ Warren Wang
Name:	Warren Wang
Title:	Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Warren Wang	Chairman and Chief Executive Officer	February 16, 2021

/s/ Ming Yi	Director	February 16, 2021

/s/ Hong Chen	Director	February 16, 2021

/s/ Xiaoyue Zhang	Director	February 16, 2021

/s/ Hon Man Yun	Director	February 16, 2021

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